  As filed with the Securities and Exchange Commission on April 28, 1997
                                                       Registration No. 33-_____
================================================================================
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------

                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          --------------------------

                            US AIRWAYS GROUP, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                              4512                     54-1194634
(State or other jurisdiction          (Primary standard industrial      I.R.S. employer
of incorporation or organization)      classification code number)    identification no.)

                          --------------------------

                            US Airways Group, Inc.
                              2345 Crystal Drive
                           Arlington, Virginia 22227
                                (703) 872-5306
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            Lawrence M. Nagin, Esq.
                 Executive Vice President - Corporate Affairs
                              and General Counsel
                            US Airways Group, Inc.
                              2345 Crystal Drive
                           Arlington, Virginia 22227
                                (703) 872-5306

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                       Copies of all communications to:

Peter Allan Atkins, Esq.                      Dennis C. Sullivan, Esq.          [Underwriters' Counsel to be named]
Skadden, Arps, Slate, Meagher & Flom LLP      Sullivan & Cromwell
919 Third Avenue                              1701 Pennsylvania Ave., N.W.
New York, New York 10022-3897                 Washington, D.C. 20006

C. Kevin Barnette, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
New York, New York 20005

                                ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                    CALCULATION OF REGISTRATION FEE
=====================================================================================================
                                                      Proposed        Proposed
                                     Number of         Maximum         Maximum
 Title of Each Class                   Shares         Offering        Aggregate        Amount of
 of Shares to be                       to be            Price         Offering       Registration
 Registered                          Registered       Per Share(1)      Price             Fee
-----------------------------------------------------------------------------------------------------
 Common Stock, $1.00 par value         19,290,546 (2)   $27.50         $530,490,015     $160,755

 Series F Preferred Stock                  30,000         (3)               (3)            (3)

 Series T-1 Preferred Stock                   152.1       (3)               (3)            (3)

 Series T-2 Preferred Stock                 9,919.8       (3)               (3)            (3)

 Series F Depositary Shares             6,000,000         (3)               (3)            (3)

 Series T-1 Depositary Shares              30,420         (3)               (3)            (3)

 Series T-2 Depositary Shares           1,983,960         (3)               (3)            (3)
=====================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, and based on the average of the high and low prices on the New York Stock Exchange on April 21, 1997.


(2) Represents shares of Common Stock of the registrant issuable upon conversion of the Series F, T-1 and T-2 Preferred Stock represented by the Series F, T-1 and T-2 Depositary Shares respectively. There is also being registered such indeterminate number of additional shares of Common Stock as may become issuable upon or in connection with the conversion of the Series F, T-1 and T-2 Preferred Stock as a consequence of adjustments to their respective conversion ratios pursuant to their respective antidilution and other terms.

(3) Pursuant to Rule 457 under the Securities Act, no additional registration fee is required to be paid.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*******************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.
********************************************************************************



                                      Subject to Completion, April 28, 1997

                               8,014,380 Shares
                            US Airways Group, Inc.

      6,000,000 Series F Depositary Shares, Each Representing 1/200 of a Share of Series F Cumulative Convertible Senior Preferred Stock

      30,420 Series T-1 Depositary Shares, Each Representing 1/200 of a Share of Series T-1 Cumulative Convertible Exchangeable Senior Preferred Stock

      1,983,960 Series T-2 Depositary Shares, Each Representing 1/200 of a Share of Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock

                            -----------------------

   All of the Depositary Shares (as defined below) offered hereby (or, in the case of the Series T-2 Depositary Shares (as defined below), which may be offered hereby) are being sold by BritAir Acquisition Corp. Inc. ("BritAir"), a wholly-owned subsidiary of British Airways Plc ("British Airways"). See "Selling Security Holder." None of the proceeds from the sale of the Depositary Shares will be received by the Company (as defined below).

   Each of the 6,000,000 Series F Depositary Shares offered hereby (the "Series F Depositary Shares") represents ownership of a 1/200 interest in a share of Series F Cumulative Convertible Senior Preferred Stock, no par value (the "Series F Preferred Stock"), of US Airways Group, Inc. ("US Airways Group" or the "Company"), to be deposited with _____________, as Depositary (the "Depositary"), and entitles the holder, proportionately, to all rights and preferences of the Series F Preferred Stock represented thereby. Each of the 30,420 Series T-1 Depositary Shares offered hereby (the "Series T-1 Depositary Shares") represents ownership of a 1/200 interest in a share of Series T-1 Cumulative Convertible Exchangeable Senior Preferred Stock, no par value (the "Series T-1 Preferred Stock"), of US Airways Group, to be deposited with the Depositary, and entitles the holder, proportionately, to all rights and preferences of the Series T-1 Preferred Stock represented thereby. Each of the 1,983,960 Series T-2 Depositary Shares which may be offered hereby (the "Series T-2 Depositary Shares," and, with the Series T-1 Depositary Shares, the "Series T Depositary Shares") represents ownership of a 1/200 interest in a share of Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock, no par value (the "Series T-2 Preferred Stock," and, with the Series T-1 Preferred Stock, the "Series T Preferred Stock"), of US Airways Group, to be deposited with the Depositary, and entitles the holder, proportionately, to all rights and preferences of the Series T-2 Preferred Stock represented thereby. Cash dividends on the Series F Preferred Stock and the Series T Preferred Stock (collectively, the "BA Preferred Stock"), when and if declared, are cumulative at the rate of $700 per annum and a rate of 50 basis points over the LIBOR rate, respectively, per share ($3.50 per annum per Series F Depositary Share), payable quarterly on the last business day of each February, May, August and November. Each share of BA Preferred Stock has a liquidation preference of $10,000, plus accrued and unpaid dividends. The BA Preferred Stock ranks senior to the Company's $437.50 Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and to the Company's Common Stock, $1.00 par value per share ("Common Stock"), and pari passu with the Company's 9 1/4% Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), with respect to payment of dividends or upon distribution of assets in liquidation, dissolution or winding up of the Company. The Series F Depositary Shares and the Series T Depositary Shares are collectively referred to as the "Depositary Shares."

   Prior to the offering hereby of the Series F Depositary Shares, the Series T-1 Depositary Shares and, subject to the expiration without exercise of the Company's right to purchase the Series T-2 Preferred Stock, the Series T-2 Depositary Shares, there has been no public market for the Depositary Shares or for the BA Preferred Stock. For factors considered in determining the Offering Price (as defined below), see "Underwriting."

   The BA Preferred Stock represented by the Depositary Shares is convertible at the option of the holder at any time unless previously redeemed, into Common Stock at the respective rates of 515.2950 shares of Common Stock for each share of Series F Preferred Stock (equivalent to a conversion price of approximately $19.41 per share of Common Stock or a rate of 2.5765 shares of Common Stock for each Series F Depositary Share), 487.8049 shares of Common Stock for each share of Series T-1 Preferred Stock (equivalent to a conversion price of $20.50 per share of Common Stock or a rate of 2.4390 shares of Common Stock for each Series T-1 Depositary Share) and 378.7879 shares of Common Stock for each share of Series T-2 Preferred Stock (equivalent to a conversion price of $26.40 per share of Common Stock or a rate of 1.8939 shares of Common Stock for each Series T-2 Depositary Share). Such conversion rates are subject to adjustment in certain events. On April 25, 1997, the reported last sale price of the Common Stock on the New York Stock Exchange (symbol, "U") was $29.375 per share. The BA Preferred Stock (and related Depositary Shares) may be redeemed at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. The Series F Preferred Stock may be converted at the option of US Airways Group at any time after January 21, 1998 if the average closing market price of Common Stock during any 30-day calendar period is at least 133% of the conversion price. The Series T Preferred Stock may be converted at the option of US Airways Group at any time after January 21, 1998, at the conversion prices stated above, upon the satisfaction of certain conditions. The Series T Preferred Stock may also be exchanged for T Notes (as defined below) at the option of the Company. The Series F Preferred Stock must be redeemed by US Airways Group on January 21, 2008, and the Series T Preferred Stock must be redeemed by US Airways Group on June 10, 2008. At any time the BA Preferred Stock is redeemed, the Depositary Shares representing the BA Preferred Stock will be redeemed at a price per Depositary Share equal to 1/200 of the applicable redemption price per share of BA Preferred Stock. See "Description of Capital Stock."

   Until May 14, 1997, the Company has certain rights to purchase the Series T-2 Preferred Stock underlying the Series T-2 Depositary Shares which may be offered hereby. Accordingly, unless and until the Company expressly declines to exercise such rights, or such rights expire unexercised, no Series T-2 Depositary Shares will be issued and no sales of Series T-2 Depositary Shares may be made pursuant hereto.

   For a discussion of certain federal income tax consequences to holders of Depositary Shares and BA Preferred Stock, see "Certain Federal Income Tax Considerations."

   Application will be made to list the Depositary Shares on the New York Stock Exchange.
                            ------------------------

See "Risk Factors" beginning on page 8 for certain considerations relevant to an investment in the Depositary Shares.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                       Underwriting
                                                                      Discounts and
                                                                       Commissions             Proceeds to
                                                   Price              Payable by the           the Selling
                                                     to              Selling Security            Security
                                                 Public (1)               Holder                Holder (2)
                                                 ----------          ----------------          ------------
Per Series F Depositary Share............        $_______                $_______                $______
Per Series T-1 Depositary Share..........        $_______                $_______                $______
Per Series T-2 Depositary Share..........        $_______                $_______                $______
Total....................................        $_______                $_______                $______

---------------------

(1) Plus accrued dividends on the related series of BA Preferred Stock from ________, 1997.
(2) Before deducting expenses of the Selling Security Holder. Proceeds of the Offering will not be received by the Company. Expenses payable by the Company are estimated to be $_____________.

               The date of this Prospectus is _________, 1997

                          [Underwriters to be named]

   No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the Offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than those to which it relates or an offer to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that the information set forth herein is correct as of any time subsequent to the date hereof.



                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----

AVAILABLE INFORMATION...........................................................   4
PROSPECTUS SUMMARY..............................................................   5
RISK FACTORS....................................................................   8
USE OF PROCEEDS.................................................................  17
SELLING SECURITY HOLDER.........................................................  17
THE COMPANY.....................................................................  18
RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS.........................................  33
SELECTED HISTORICAL FINANCIAL DATA..............................................  34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................................  35
MANAGEMENT......................................................................  54
BENEFICIAL SECURITY OWNERSHIP...................................................  65
MARKET FOR US AIRWAYS GROUP'S COMMON STOCK......................................  68
DESCRIPTION OF CAPITAL STOCK....................................................  68
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.......................................  98
UNDERWRITING.................................................................... 102
LEGAL MATTERS................................................................... 104
EXPERTS......................................................................... 104

Index to Consolidated Financial Statements

                             AVAILABLE INFORMATION


          The Company complies with the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as (i) at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and (ii) the Commission's site on the World Wide Web, located at http://www.sec.gov. Copies can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock and Series B Depositary Shares are traded on the New York Stock Exchange. Such reports, proxy material and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                                ---------------

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEPOSITARY SHARES AND THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING.

                              PROSPECTUS SUMMARY

 The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  The Company


US Airways Group, Inc. ("US Airways Group" or the "Company") is a holding company whose principal operating subsidiary is US Airways, Inc. ("US Airways"). For the fiscal year ended December 31, 1996, US Airways Group had consolidated operating revenue of $8.1 billion and net income of $263 million. US Airways accounted for approximately 92% of such operating revenue and is the fifth largest United States air carrier ranked by revenue passenger miles ("RPMs") flown. A substantial portion of US Airways' operations are located in the Eastern United States (that region of the United States east of the Mississippi River). The Company's senior management is focusing on addressing US Airways' high cost structure, particularly personnel costs, and has embarked on other measures to improve US Airways' competitive position, including improving and standardizing US Airways' product, revamping US Airways' market image and focus, increasing international service and rationalizing US Airways' operating aircraft fleet. The Company's senior management recently engaged in a series of presentations to the Company's employees to explain and emphasize its view that the Company must obtain a competitive cost structure in order to implement the strategy of becoming an effective global competitor. See "The Company - Strategy" for additional information concerning this strategy and the Company's alternatives if such strategy cannot be implemented.

                                 The Offering


Securities Offered ............  (i) 6,000,000 Series F Depositary Shares, each representing 1/200 of a share of Series F
                                 Preferred Stock, (ii) 30,420 Series T-1
                                 Depositary Shares, each representing 1/200 of a
                                 share of Series T-1 Preferred Stock and (iii)
                                 1,983,960 Series T-2 Depositary Shares, each
                                 representing 1/200 of a share of Series T-2
                                 Preferred Stock, all to be deposited with the
                                 Depositary, and entitling the holder,
                                 proportionately, to all the rights, preferences
                                 and privileges of the BA Preferred Stock
                                 represented thereby. See "Description of
                                 Capital Stock." Until May 14, 1997, the Company
                                 has certain rights to purchase the Series T-2
                                 Preferred Stock underlying the Series T-2
                                 Depositary Shares which may be offered hereby.
                                 Accordingly, unless and until the Company
                                 expressly declines to exercise such rights, or
                                 such rights expire unexercised, no Series T-2
                                 Depositary Shares will be issued and no sales
                                 of Series T-2 Depositary Shares may be made
                                 pursuant hereto.

Rank ..........................  The BA Preferred Stock ranks, with respect to the payment of dividends and upon distribution
                                 of assets in liquidation, dissolution or
                                 winding up, pari passu with the Company's
                                 Series A Preferred Stock and senior to the
                                 Company's Series B Preferred Stock and Common
                                 Stock. See "Description of Capital Stock."

Dividends .....................  Cumulative at an annual rate of $3.50 per
                                 Series F Depositary Share (equivalent to $700
                                 per share of Series F Preferred Stock), and a
                                 floating rate of 50 basis points over the LIBOR
                                 rate for the Series T Depositary Shares,
                                 payable in quarterly installments on the last
                                 business day of February, May, August and
                                 November of each year. See "Description of
                                 Capital Stock."


 Conversion Rights ............  Each share of the BA Preferred Stock is convertible at the option of the holder at any
                                 time, unless previously redeemed, at the
                                 respective rates of 515.2950 shares of Common
                                 Stock for each share of Series F Preferred
                                 Stock (equivalent to a conversion price of
                                 approximately $19.41 per share of Common Stock
                                 or a rate of 2.5765 shares of Common Stock
                                 for each Series F Depositary Share), 487.8049
                                 shares of Common Stock for each share of Series
                                 T-1 Preferred Stock (equivalent to a conversion
                                 price of $20.50 per share of Common Stock or a
                                 rate of 2.4390 shares of Common Stock for each
                                 Series T-1 Depositary Share) and 378.7879
                                 shares of Common Stock for each share of Series
                                 T-2 Preferred Stock (equivalent to a conversion
                                 price of $26.40 per share of Common Stock or a
                                 rate of 1.8939 shares of Common Stock for
                                 each Series T-2 Depositary Share). The
                                 conversion price with respect to the BA
                                 Preferred Stock is subject to adjustment from
                                 time to time upon the occurrence of certain
                                 events. See "Description of Capital Stock." On
                                 April 25, 1997, the reported last sale price of
                                 the Common Stock on the New York Stock Exchange
                                 was $29.375 per share.

Voting Rights .................  Subject to Foreign Ownership Restrictions (as
                                 defined below), each share of BA Preferred
                                 Stock is entitled to one vote for each share of
                                 Common Stock into which it is convertible,
                                 subject to adjustment in the manner set forth
                                 in the applicable Certificate of Designation.
                                 Except as otherwise provided in the applicable
                                 Certificate of Designation, or by the
                                 Certificate of Incorporation, or by law, the
                                 shares of Common Stock, Series A Preferred
                                 Stock, Series F Preferred Stock, Series T
                                 Preferred Stock and any other shares of capital
                                 stock of the Company at the time entitled
                                 thereto shall vote together as one class on all
                                 matters submitted to a vote of stockholders of
                                 the Company. In addition, each series of the BA
                                 Preferred Stock has the right to approve by a
                                 two-thirds vote certain actions proposed to be
                                 taken by the Company. Each holder of Depositary
                                 Shares will be entitled to instruct the
                                 Depositary as to the exercise of any voting
                                 rights pertaining to the BA Preferred Stock
                                 represented by such holder's Depositary Shares.
                                 See "Description of Capital Stock."

Liquidation Preference ........  $50 per Depositary Share (equivalent to
                                 $10,000 per share of BA Preferred Stock), plus
                                 accrued and accumulated but unpaid dividends.
                                 See "Description of Capital Stock."

Mandatory Redemption...........  The Series F Preferred Stock must be redeemed by the Company on January 21, 2008. The Series
                                 T Preferred Stock must be redeemed by the
                                 Company on June 10, 2008. Upon any such
                                 mandatory redemption, the related Depositary
                                 Shares will also be redeemed.

Redemption at the Option
 of the Company ...............  The BA Preferred Stock (and related Depositary
                                 Shares) may be redeemed at the option of the
                                 Company, in whole or in part, at specified
                                 redemption prices plus accrued and unpaid
                                 dividends at any time through the redemption
                                 date. See "Description of Capital Stock. "

Proposed Listing ..............  Application will be made to list the Depositary
                                 Shares on the New York Stock Exchange.

Use of Proceeds ...............  BritAir, a wholly-owned subsidiary of British
                                 Airways, will receive all of the proceeds from
                                 the sale of the Depositary Shares pursuant
                                 hereto. The Company will not receive any of the
                                 proceeds from the sale of the Depositary Shares
                                 pursuant hereto. See "Use of Proceeds." The
                                 Company will pay all filing fees required by
                                 the Commission in connection with the
                                 Offering.

 Risk Factors .................  An investment in the BA Preferred Stock involves certain risks. See "Risk Factors."



                     Summary Financial and Operating Data

    Set forth below are certain selected historical financial and operating data:(1)


                               1996      1995       1994      1993      1992
                             --------  --------   --------  --------  --------
                               (in millions, except per share data and where
                                            cents are indicated)

Operating Revenues           $ 8,142   $ 7,474    $ 6,997   $ 7,083    $ 6,686
Operating Income (Loss)      $   437   $   322    $  (491)  $   (96)   $  (347)
Net Income (Loss)            $   263   $   119    $  (685)  $  (393)   $(1,229)
Total Assets                 $ 7,531   $ 6,955    $ 6,808   $ 6,878    $ 6,595
Total Stockholders'
 Equity (Deficit) (2)        $  (584)  $  (836)   $  (897)  $  (213)   $    44
Income (Loss) Per Common
 Share - Primary             $  2.69   $  0.55    $(12.73)  $ (8.48)   $(27.23)
Income (Loss) Per Common
 Share - Fully Diluted       $  2.33   $  0.55    $(12.73)  $ (8.48)   $(27.23)
Total Available Seat
 Miles ("ASMs")               57,208    58,678     61,540    59,841     60,052
Total Revenue Passenger
 Miles ("RPMs")               39,220    38,079     38,395    35,529     35,436
Total Revenue Per ASM(3)(4)   13.19c    11.80c     10.59c    11.04c     10.38c
Cost per ASM(3)(4)(5)         12.69c    11.40c     11.02c    11.12c     10.85c
Yield (Revenue Per RPM)(6)    17.46c    16.66c     15.61c    17.27c     16.49c

c =  cents
(1) Financial data has been summarized from the financial statements of US Airways Group and should be read in conjunction with the Company's Consolidated Financial Statements contained elsewhere in this Prospectus. Operating and financial statistics, which include free frequent travelers and the related miles flown, are based on US Airways' operations only.
(2) 1996, 1995 and 1994 do not include deferred dividends on preferred stock. See Note 7(d) to the Company's Consolidated Financial Statements.
(3)  Adjusted to exclude non-recurring and unusual items.

(4) Financial statistics for 1996, 1995, 1994 and 1993 exclude revenues and expenses generated under the British Airways wet lease arrangement. See
     Note 12 to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus. Financial statistics for 1996 also exclude revenues and expenses generated under the US Airways Express capacity purchase program (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information).
(5) Certain statistics have been recalculated to reflect expense reclassifications.
(6)  Scheduled service only (excludes charter flights).

                                 RISK FACTORS

  Prospective purchasers of the Depositary Shares offered hereby should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following factors:


                        Company Related Considerations

Substantial Leverage; Limited Access to New Capital; Liquidity

  US Airways Group is highly leveraged and, as of December 31, 1996, had long-term debt and capital lease obligations of approximately $2.62 billion. In addition, as of December 31, 1996, US Airways Group's minimum lease payment obligations under noncancelable operating leases totaled approximately $3.52 billion for the years 1997 through 2001 and $5.84 billion thereafter. The ability of US Airways Group to fulfill these payment obligations will depend upon a variety of factors, including domestic and international pricing environments, general economic conditions, regulatory changes, operating costs and the ability of US Airways Group to attract new capital. However, there can be no assurances that any of these factors will produce an outcome favorable to US Airways Group. For US Airways, continued cost reductions (particularly in personnel costs) are especially critical in order to enable US Airways to remain competitive with airlines with lower operating costs and those with greater financial strength.

  At December 31, 1996, US Airways Group's unrestricted cash, cash equivalents and short-term investments totaled approximately $1.59 billion. Factors beyond US Airways Group's control, such as a downturn in the economy, adverse regulatory changes, intensified industry fare wars, substantial increases in aviation fuel prices or fuel taxes, adverse weather conditions, negative public perception regarding safety or further incursions by low cost, low fare carriers into US Airways' markets, could have a material adverse effect on US Airways Group's prospects, liquidity, financial condition and results of operations. Because US Airways Group is highly leveraged and currently has no bank credit or receivables facilities in place and believes it has limited access to public debt and equity markets, it is more vulnerable to these factors than are financially stronger competitors or those with standby funding sources or better access to such markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

Loss History

  Although US Airways Group recorded net income of $263.4 million for the year ended December 31, 1996 and $119.3 million for the year ended December 31, 1995, it recorded net losses of $3.13 billion on revenues of $40.09 billion from 1989 through 1994.


  US Airways Group's cumulative losses have resulted in a common stockholders' deficit as of December 31, 1996 of $584.4 million. There may be investors and lenders who have policies that limit or preclude their investment in or lending to companies with a common stockholder's deficit and therefore US Airways Group's common stockholder's deficit may affect its ability to obtain additional financing in the future.

Deferral of Dividends by US Airways Group

  The Company has not paid dividends on its Common Stock since the second quarter of 1990. During August and October of 1996, the Company paid dividends of $43.0 million and $40.0 million, respectively, on its outstanding senior preferred stock (composed of the Company's outstanding Series A, Series F and Series T preferred stock issuances; see "Description of Capital Stock" for a description of each of the Company's outstanding preferred stock issuances). Prior to these dividend payments, the Company had deferred the payment of dividends on all of its outstanding preferred stock issuances effective with dividend payments due September 30, 1994. At that time, the Company believed that it was legally prohibited from paying dividends on or repurchasing or redeeming its capital stock due to the provisions of Section 170 of the Delaware General Corporation Law ("Delaware Law"). Delaware Law requires a company to maintain a capital surplus in order to pay dividends on or repurchase or redeem its capital stock. During 1996, the Company's capital surplus position, as calculated under Delaware Law and based on the Company's Consolidated Balance Sheets, improved (became positive) and the Company made the above-mentioned two dividend payments, totaling $83.0 million, to holders of its senior preferred stock. On January 31, 1997, the Company made an additional dividend payment of $50.0 million to holders of its senior preferred stock.


  On March 26, 1997, the Company paid dividends of $34.8 million and $46.6 million, respectively, on its outstanding senior preferred stock and Series B Preferred Stock. Following such payments, the Company was current with respect to all dividends on its outstanding preferred stock. On March 31, 1997, the Company paid its regular quarterly dividend on the Series A Preferred Stock. The Company's Board of Directors has declared the regular quarterly dividend on the Series B Preferred Stock and expects to pay such dividend on May 15, 1997.


  Although the Company is no longer in arrears on any dividend payments with respect to any of its outstanding preferred stock, there can be no assurance that the Company will be able to maintain or further increase its capital surplus or that the Company will continue to be current with respect to dividend payments on its preferred stock or have the ability to redeem or repurchase its stock. The creation of capital surplus, based on the Company's consolidated balance sheet, is primarily dependent on the Company's financial results.

High Personnel Costs

  Personnel costs represented 41.5% of US Airways' operating costs for 1996. US Airways currently has the highest unit labor costs in the domestic airline industry (see additional information regarding Personnel costs under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Personnel Costs - Continued Negotiations with Organized Labor Groups"). The Company remains committed to obtaining a significant reduction in US Airways' unit labor costs and believes that US Airways' long-term financial viability depends on its success in further reducing its cost of operations.

Uncertain Status of Labor Agreements

  During the Spring of 1995, the Company reached agreements-in-principle with each of US Airways' major unions regarding concession agreements involving wage and benefit reductions, improved productivity and other cost savings totaling approximately $500 million annually. However, those tentative agreements were conditioned on, among other things, ratification by the members of each labor group and the approval of the Company's stockholders and the Company's and US Airways' boards of directors. These agreements-in-principle provided for wage and other concessions in exchange for equity participation in the Company, profit sharing and representation on the Company's board of directors for US Airways' labor groups. In July 1995, the membership of the Association of Flight Attendants (the "AFA"), which represents US Airways' flight attendants, voted not to ratify its agreement-in-principle. The Airline Pilots Association ("ALPA"), which represents US Airways' pilots, made significant additional demands which were unacceptable and negotiations were thereafter terminated by the Company.

  The following table presents the status of US Airways' labor agreements as of December 31, 1996:


                                                Approximate          Date              Expiration Date
                                                 Number of         Contract            of "No-Furlough"
Union             Class or Craft                 Employees         Amendable                Clause
-----             --------------                -----------        ---------           ----------------

AFA      flight attendants                            7,800         01/01/97  (2)              12/31/96

ALPA     pilots                                       4,800         05/01/96  (2)              06/30/97

IAM      mechanics and related employees              7,600         10/01/95  (2)              09/30/95

IAM      fleet service employees                      5,700  (1)         N/A  (3)                   N/A

TWU      flight crew training instructors                50         10/10/96  (2)                   N/A

TWU      flight simulator engineers                      60         08/02/97                        N/A

TWU      dispatch employees                             160         09/01/96  (2)                   N/A


(1)  Estimated number of employees who will be covered under this new contract.
(2)  Currently in negotiations.
(3)  Initial contract in negotiation.

       The Company is unable to predict how long it will take to conclude collective bargaining talks with respect to labor contracts that are currently amendable or the eventual outcome of these discussions. Such negotiations traditionally take one or more years from the time a contract becomes amendable, as described in the following paragraph.

       Under the Railway Labor Act (the "RLA"), a labor contract does not "expire," but rather becomes amendable on a certain date. Thirty days prior to that date, either party to the contract may give notice to the other of its intention to amend the contract, at which point the collective bargaining process begins. If, after a period of negotiations, the parties cannot reach an agreement, a federal mediator from the National Mediation Board ("NMB") is brought in to assist. The process of mediation continues until the NMB determines, at its sole discretion, that the parties have reached an impasse. At that point, the parties enter a thirty-day "cooling-off" period before either party may employ so-called "self-help" (e.g., the imposition of contract changes or a lockout by the company or a strike by the union). While in negotiations and mediation, both parties must observe the status quo.

       US Airways' current labor contract with ALPA provides that in the event of a "change of control" of US Airways Group or US Airways, ALPA will have the right to extend the duration of the contract for one, two or three years at its option beyond the amendable date of the agreement with across-the-board wage increases of 4.5% on each of the amendable dates through April 30, 1999. A "change of control" is defined as a single transaction or multi-step related transactions through which (i) securities which constitute and/or are then currently exchangeable into, exercisable for or convertible into 50% or more of the outstanding Common Stock (and Common Stock then currently issuable upon the exchange, exercise or conversion of securities) and/or (ii) 50% or more of the value of the assets of US Airways Group or US Airways, are acquired or held by a single purchaser or a group of purchasers acting in concert.

       See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information related to the Company's current negotiations with US Airways' organized labor groups.

Possibility of Further Unionization

       During 1994, certain unions engaged in efforts to unionize US Airways' fleet service employees. The RLA governs, and the NMB has jurisdiction over, campaigns to unionize workers. After the International Association of Machinists and Aerospace Workers (the "IAM") won a runoff election, on July 22, 1994 the NMB certified the IAM to represent the fleet service employees. Under the RLA, which governs labor relations in the airline industry, US Airways is obligated to negotiate a collective bargaining agreement with the IAM governing the terms and conditions of employment for the fleet service employees. This obligation does not require US Airways to agree to any particular term or condition sought by the IAM. As the table above indicates, US Airways and the IAM are currently negotiating an initial contract covering US Airways' fleet service employees.

       In April 1996, the IAM and the Communications Workers of America ("CWA") filed applications with the NMB requesting that an election be held among US Airways' passenger service employees. On November 12, 1996, the NMB issued a decision holding that the CWA, but not the IAM, had submitted a sufficient number of authorization cards to warrant an election. The NMB mailed ballots to eligible passenger service employees and, after counting the ballots on January 30, 1997, found the CWA did not receive the majority vote required for certification. The CWA filed a challenge to the election results on February 3, 1997. US Airways cannot predict the outcome of this challenge.

Proposed Alliance Between British Airways and American; Other British Airways Developments

       On June 11, 1996, British Airways and American Airlines, Inc. ("American") announced a proposed alliance to jointly market, price and manage their North Atlantic airline services, effective April 1, 1997, subject to U.S. and international approvals. The joint services would carry the designator codes of both airlines and each would code-share beyond the other's gateways. The two airlines have also indicated that they intend to act cooperatively in other areas, such as marketing, sales, facilities use and cargo. British Airways and American are seeking antitrust immunity in connection with approval of their alliance. Certain competition authorities in the U.S. and Europe have made inquiries into the proposed alliance and several airlines serving the North Atlantic have raised very strong objections to the proposed alliance.

       On July 30, 1996, the Company and US Airways initiated a lawsuit in the U.S. District Court for the Southern District of New York against British Airways, BritAir, American and American's parent company, AMR Corporation. The Company and US Airways claim that British Airways, in pursuit of an alliance with American, is responsible for breaches of fiduciary duty to the Company and US Airways and violated certain provisions of the January 21, 1993 Investment Agreement (the "Investment Agreement") between the Company and British Airways. The lawsuit also claims that the defendants are in violation of U.S. antitrust laws that prohibit conduct that harms competition. Although the defendants filed motions to dismiss the lawsuit following the filing of the complaint, these motions became superseded on March 5, 1997 when the Company filed an Amended Complaint with the Court based on information gathered in the pre-trial discovery process. The defendants filed new motions to dismiss the Amended Complaint on March 28, 1997.

       The Company is unable to predict at this time the ultimate outcome of this lawsuit.

       In light of the proposed alliance between British Airways and American (the "BA/AA Alliance"), a critical element of US Airways' strategy to achieve sustained financial health and growth in international and domestic markets is the establishment of competitive service to London's Heathrow Airport ("Heathrow"). The BA/AA Alliance is currently being reviewed by regulatory authorities in the United Kingdom, the United States and Europe. The Company believes that it is likely that British Airways and American will be forced to divest slots and ground facilities at Heathrow in order for regulatory authorities to approve the BA/AA Alliance.

       Based on US Airways' extensive route structure in the Eastern U.S., the Company believes that it is uniquely situated to receive slots and ground facilities at Heathrow which are divested by British Airways or American as part of regulatory approval of the BA/AA Alliance. However, many airlines, including competitors of US Airways, have appealed to the regulatory authorities to receive such slots and ground facilities at Heathrow.

       The Company is unable to determine whether or when (a) the BA/AA Alliance will be approved or (b) it will receive any slots or ground facilities at Heathrow. In the event (a) regulatory authorities do not approve the BA/AA Alliance or (b) US Airways does not receive sufficient slots and ground facilities at Heathrow in connection with the regulatory approval of the BA/AA Alliance to support the Company's proposed level of service, the Company's international strategy will be constrained by its lack of access to Heathrow. However, the Company does not believe that US Airways' lack of an international code share partner will have a material impact on its financial condition or results of operations.

Geographical Concentration

       A substantial portion of US Airways' operations are to and from or among cities in the eastern United States. Approximately 85% of US Airways' flights and 58% of its capacity (available seat miles or "ASMs") are represented by intra-east coast flying. Accordingly, US Airways is particularly susceptible to regional factors such as severe weather, regionalized downturns in the economy and air traffic control problems. For example, US Airways' revenues were adversely affected by approximately $55 million as a result of the severe winter weather during January 1996 and the partial federal government shutdowns in the first quarter of 1996.

Boeing

       During October 1996, US Airways advised The Boeing Company ("Boeing") and Rolls Royce Plc ("Rolls Royce") that it does not plan to accept delivery of the eight Boeing 757-200 aircraft US Airways presently has on firm order. Consistent with a written statement from Boeing extending the scheduled delivery dates of the Boeing 757s from 1998 to 1999, US Airways did not make a progress payment to Boeing of approximately $3 million which was, prior to such extension, scheduled to be due on November 1, 1996. On November 7, 1996, Boeing alleged that US Airways was in default of the 757 purchase agreement for failing to make the November 1 payment. Boeing has further alleged, among other things, that US Airways has repudiated a purchase agreement relating to 40 737-Series aircraft scheduled for delivery commencing in 2003. Boeing has purported to terminate both such 757-200 and 737-Series purchase agreements, an action which US Airways believes is not supported by law or the facts, and has claimed almost $450 million as damages for US Airways' breach of such agreements. US Airways subsequently advised Boeing, among other things, that US Airways rejects Boeing's asserted legal basis for termination of such agreements. In addition, US Airways stated that it would hold Boeing responsible for any damages incurred as a result of Boeing's unlawful termination and demanded immediate return of all payments made by US Airways in furtherance of the 737-Series purchase agreement, together with interest from the date of payment. US Airways also expressed its belief that Boeing is legally committed to pursue contract resolutions in good faith. Notwithstanding the formal legal positions of the parties, both sides have expressed a desire to resolve this dispute on a mutually satisfactory basis. US Airways cannot predict whether Boeing will seek to exercise remedies against US Airways and if so, whether the effect on US Airways' financial condition or results of operations would be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Revenue Enhancement and Cost Reduction Initiatives" and "- Aircraft Fleet and Related Matters" for additional information.

Airbus


       As discussed below under "The Company - Strategy - Rationalizing US Airways' Operating Aircraft Fleet," US Airways has entered into an agreement with an affiliate of aircraft manufacturer Airbus Industrie ("Airbus") for the acquisition of up to 400 Airbus aircraft; however, this agreement is contingent upon the Company achieving a competitive cost structure. If an aircraft acquisition agreement with Airbus is consummated, the Company's estimate of short-term and long-term capital expenditures and/or lease commitments may be materially affected. The Company has not yet determined whether consummation of the Airbus transaction and the disposition of the aircraft intended to be replaced with Airbus Aircraft would require the Company to recognize an "impairment loss" in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

                        Industry Related Considerations

General Industry Conditions


       Demand for air transportation historically has tended to mirror general economic conditions. US Airways expects that the airline industry will remain extremely competitive for the foreseeable future, primarily due to the dramatic change which has occurred in industry pricing and has resulted in generally lower fares.

Significant Impact of Low Cost, Low Fare Competition

       Most of the Company's airline subsidiaries operate in competitive markets and experience competition of varying degrees with other air carriers and with all forms of surface transportation. US Airways competes with at least one major airline on most of its routes between major cities. Vigorous price competition exists in the airline industry, and competitors have frequently offered sharply reduced discount fares in many of these markets. Airlines, including US Airways, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. Discount and promotional fares are often subject to various restrictions such as minimum stay requirements, advance ticketing, limited seating and refund penalties. US Airways has often elected to match discount or promotional fares initiated by other air carriers in certain markets in order to compete in those markets. For example, Continental Airlines, Inc. ("Continental") created a high frequency, low fare product called "Continental Lite." By late 1994, US Airways competed with Continental in primary and secondary markets from which US Airways then generated 46% of its passenger revenue with fare reductions of up to 70% in certain markets. Continental abandoned its Continental Lite strategy in 1995 and fare levels have somewhat recovered. Nonetheless, US Airways Group does not believe that there has been a reduction in the public demand for generally lower air fares.

       The Company recorded net income of $263.4 million for 1996, net income of $119.3 million for 1995 and a net loss of $684.9 million for 1994. This upward trend is primarily attributable to favorable capacity and pricing trends in markets served by the Company's airline subsidiaries, continued stable domestic economic conditions and the positive influence of US Airways' revenue enhancement and cost-reduction initiatives. The Company's results for 1996, although the best in its history, were dampened by substantial year-over-year increases in Personnel costs and Aviation fuel expenses. The factors contributing to the Company's improved financial performance for 1996, as well as changes in certain of the Company's operating expenses such as Personnel costs and Aviation fuel, are discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       Despite the Company's improved financial results for 1996, the competitive threat posed by low cost, low fare competition presents a serious challenge to the Company to lower US Airways' cost structure to ensure long-term financial viability. US Airways currently has low cost, low fare competition overlapping approximately 43% of its traffic base, up from approximately 40% in early 1995.

       As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations - US Airways' Current Competitive Position - Low Cost, Low Fare Threat," "Delta Express," a low cost, low fare product offered by Delta Air Lines Inc. ("Delta"), was introduced on October 1, 1996, and Southwest Airlines, Inc. ("Southwest") began service to and from Providence, Rhode Island on October 27, 1996. Delta Express currently operates between Florida and 10 Northeast and Midwest cities. Southwest's service at Providence, which is approximately 60 miles from Boston, has resulted in some passenger traffic being drawn from Boston's Logan International Airport. US Airways and its regional airline affiliates have substantial operations at Boston's Logan International Airport. Southwest, an air carrier centered around low cost operations and a low fare structure, first entered Northeast U.S. markets during 1993 by adding service to and from Baltimore/Washington International Airport ("BWI"). Since that time, Southwest has expanded service at BWI, initiated service to Florida from BWI (among other locations), launched intra-Florida service and, as mentioned above, added service to and from Providence. BWI is one of US Airways' hub airports and Northeast-Florida service forms one of US Airways' primary leisure markets. The Company estimates that US Airways' direct route overlap with Delta Express and Southwest is currently

3.9% and 2.8%, respectively (as measured by ASMs). However, the Company anticipates that US Airways' route overlap with both competitors, as well as the intensity of the competitive pressure on US Airways, will increase if Delta Express follows its planned doubling of operations in 1997 and Southwest allocates additional resources to its new Northeast U.S. operations.

          The Company views Southwest's continued expansion into the Eastern U.S. and Delta's ability to establish a low cost, low fare operation as serious competitive threats. Both Southwest and Delta Express have a significant cost advantage over US Airways.

          As mentioned under "Risk Factors - Company Related Considerations - Geographical Concentration" above, Eastern U.S. operations comprise a substantial portion of US Airways' current route structure. Although a competitive strength in some regards, the regional concentration of significant operations results in US Airways being susceptible to changes in certain regional conditions that may adversely affect the Company's financial condition and results of operations. The combination of a high cost structure and the regional concentration of operations has also contributed to US Airways being particularly vulnerable to competition from air carriers or operations centered on low costs of operations and a low fare structure. US Airways has typically responded to the entry of a low cost, low fare competitor into its markets by matching fares and increasing the frequency of service in related markets, generally with the result of diluting US Airways' yield (Passenger transportation revenue per RPM) in these markets. In some cases US Airways has responded by reducing service in affected markets.

Aviation Fuel

          All petroleum product prices continue to be subject to unpredictable economic, political and market factors. Also, the balance among supply, demand and price has become more reactive to world market conditions. Accordingly, the price and availability of aviation fuel, as well as other petroleum products, continues to be unpredictable. Based on consumption for 1996, each one cent per gallon increase in US Airways' cost of aviation fuel translates into an increase of approximately $11 million in US Airways' annual aviation fuel expense. Because aviation fuel costs constitute a major expenditure for US Airways, significant increases in aviation fuel costs could materially and adversely affect US Airways' financial condition and results of operations.

          US Airways continues to adjust its aviation fuel purchasing strategy to take advantage of the best available prices while attempting to ensure that supplies are secure. In addition, US Airways has entered into agreements to hedge the price of a portion of its aviation fuel needs, which may have the net effect of increasing or decreasing US Airways' Aviation fuel expense (see Note 2 to the Company's Consolidated Financial Statements). See "Risk Factors - Industry Related Considerations - Regulatory Matters" for information related to Federal taxes on aviation fuel.

          The following table sets forth statistics about US Airways' aviation fuel consumption and cost for each of the last four fiscal years:


                                           Average     Percentage
        Fiscal      Gallons     Total      Cost Per   Of Operating
         Year      Consumed    Cost (1)   Gallon (1)  Expenses (2)
         ----      --------    --------   ----------  ------------
                  (Millions)  (Millions)
         1996          1,107     $780.6       $0.71       10.8%
         1995          1,137     $646.0       $0.57        9.6%
         1994          1,205     $672.5       $0.56        9.9%
         1993          1,161     $700.7       $0.60       10.5%

(1) Cost includes the base cost of aviation fuel, fuel taxes and transportation charges.
(2) Operating expenses have been adjusted to exclude non-recurring and unusual items and expenses generated under the British Airways wet lease arrangements and the US Airways Express capacity purchase program. See "The Company - Operating Statistics" below for additional information.

Regulatory Matters

  US Airways operates under a certificate of public convenience and necessity issued by the U.S. Department of Transportation ("DOT"). Such certificate may be altered, amended, modified or suspended by the DOT if the public convenience and necessity so require, or may be revoked for intentional failure to comply with the terms and conditions of a certificate. Airlines are also regulated by the United States Federal Aviation Administration ("FAA"), a division of the DOT, under Subtitle VII of 49 U.S.C. 40101 et seq. (the "Act"), primarily in the areas of flight operations, maintenance, ground facilities and other technical matters. Pursuant to regulations promulgated under the Act, US Airways has established an FAA-approved maintenance program for each type of aircraft operated by US Airways that provides for the ongoing maintenance of such aircraft, ranging from frequent routine inspections to major overhauls.

  The DOT allows local airport authorities to implement procedures designed to abate special noise problems, provided such procedures do not unreasonably interfere with interstate or foreign commerce or the national transportation system. Certain airports, including the major airports at Boston, Washington, D.C. (National), Chicago, Los Angeles, San Diego and San Francisco, have established airport restrictions to limit noise, including restrictions on aircraft types to be used and limits on the number of hourly or daily operations or the time of such operations. In some instances these restrictions have caused curtailments in services or increases in operating costs and such restrictions could limit the ability of US Airways to expand its operations at the affected airports. Authorities at other airports may consider adopting similar noise regulations.

  In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspections and maintenance procedures to be conducted on older aircraft.

  Several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, DOT regulations and judicial decisions. In addition, legislation which became effective June 1, 1992 allows public airports to impose passenger facility charges of up to $3 per departing or connecting passenger at such airports. With certain exceptions, airlines pass these charges on to passengers.

  The FAA has designated New York's John F. Kennedy and LaGuardia, Chicago O'Hare and Washington National airports as "high density traffic airports" and has limited the number of departure and arrival slots at those airports. Currently, slots at the high density traffic airports may be voluntarily sold or transferred between carriers. The DOT has in the past reallocated slots to other carriers and reserves the right to withdraw slots. Various amendments to the slot system, proposed from time to time by the FAA, members of Congress and others, could, if adopted, significantly affect operations at the high density traffic airports or expand slot controls to other airports. Certain of such proposals could restrict the number of flights, limit the ownership transferability of slots, increase the risk of slot withdrawal, or otherwise decrease the value of slots. US Airways holds a substantial number of slots at LaGuardia and Washington National. These slots are valuable assets and important in US Airways' overall business strategy. US Airways cannot predict whether any of these proposals will be adopted.

  The availability of international routes to air carriers is regulated by agreements between the U.S. and foreign governments. The U.S. has in the past generally followed the practice of encouraging foreign governments to accept multiple air carrier designation on foreign routes, although certain countries have sought to limit the number of air carriers. Foreign route authorities may become less valuable to the extent that the U.S. and other countries adopt "open skies" policies liberalizing entry on international routes. In February 1995, the U.S. and Canada reached a formal agreement which deregulates airline services between Canada and the United States and provides that Canadian airlines have immediate "open skies" access to the United States and that U.S. airlines will have limited new route rights to Vancouver and Montreal for two years and to Toronto for three years and open skies thereafter. This agreement has increased passenger traffic between the U.S. and Canada. The agreement provided for two new Toronto designations in the first year. In October 1995, the DOT granted to US Airways route authority for non-stop service between Pittsburgh and Toronto. US Airways had previously operated this route under temporary exemption authority. On May 1, 1995, the DOT granted to US Airways temporary exemption authority to begin twice-daily round-trip nonstop service between Washington National and Toronto once a Canadian air carrier entered that market. Air Canada initiated service on that route in June 1995 and US Airways began service in the same month. US Airways received permanent route authority in 1996. The route is open to all carriers in 1998.

  In October 1995, the DOT granted US Airways a two-year exemption route authority to operate between Madrid, Spain and both Philadelphia and Boston. US Airways commenced service from Philadelphia to Madrid in June 1996. In February 1996, the DOT issued a show cause order awarding US Airways authority to institute service to Rome, Italy from Philadelphia with through service from Los Angeles. US Airways inaugurated its service to Rome in June 1996. In February 1996, US Airways received final approval from the DOT to institute service to Munich, Germany from Philadelphia. US Airways inaugurated its Munich service in May 1996. US Airways has also filed with the DOT to serve London's Heathrow Airport from Boston, Charlotte, Philadelphia and Pittsburgh.

  The Federal excise tax on domestic air transportation was reinstated on August 27, 1996, for tickets sold for travel before January 1, 1997. This tax, 10% of the cost of an airline ticket, had previously expired on January 1, 1996. The Company believes that its Passenger transportation revenues were stimulated during the period the tax was not in effect - the absence of the tax effectively reduced the cost of air travel. The Company cannot estimate the dollar impact of the tax expiration on its Passenger transportation revenues during the period the tax was not collected due to the complexity and number of factors that contribute to the Company's performance in this area. This tax expired again on January 1, 1997. On February 28, 1997, President Clinton signed legislation reinstating the tax for tickets sold beginning March 7, 1997 through September 30, 1997. Reinstatement of this tax, which could effectively increase the cost of air transportation, may dampen demand for air transportation which, in turn, may have a material adverse effect on the Company's financial condition and results of operations.

  The Company's airline subsidiaries became obligated to pay the $.043 per gallon Federal Excise Tax on transportation fuels on October 1, 1995. Airlines had a two-year exemption from this tax, which became effective during 1993. Attempts to either rescind this tax or reinstate the airline exemption continue, although these efforts have not been successful to date. US Airways cannot predict the ultimate outcome of future attempts to either rescind the tax or reinstate the airline exemption. US Airways recognized expenses of $43.0 million and $11.9 million as a result of this tax during 1996 and 1995, respectively.

  The FAA has proposed new regulations that would require flight data recorders that measure more flight parameters than most original equipment flight data recorders. The proposed regulations, subject to DOT approval, would require the upgraded flight data recorders to be installed within four years. The proposal, as drafted, would affect US Airways' entire operating fleet. The Company estimates that the proposed regulations, if adopted, would cost US Airways approximately $20 million over the four-year period. The Company cannot predict whether or when the proposed regulations will be adopted or if the proposed regulations will result in expenditures consistent with the Company's current estimate.

  Following the July 1996 accident involving a Trans World Airlines, Inc. ("TWA") aircraft and speculation that the cause of the accident may have been sabotage, President Clinton ordered new security measures related to passenger, baggage and cargo screening, particularly with respect to international operations. The increased security measures have resulted in an increase in the Company's operating expenses, although the dollar effect of the new security measures is not material. The President also formed a special committee which reviewed aviation safety and airport security, as well as the air traffic control system. The committee released its final report on February 12, 1997. The Committee made several recommendations in the areas of safety, air traffic control and security. The Company is unable to predict whether any of the recommendations will be adopted, and if adopted, their impact on the Company's financial condition and results of operations. Further increases in government-mandated security measures may have an adverse effect on the Company's results of operations and financial condition depending on the ability of US Airways and its regional affiliates to pass through any new Federal taxes, surcharges or additional operating expenses to customers. Any effective increase in the cost of air transportation may dampen passenger and cargo traffic levels which could have a material adverse effect on the Company's financial condition and results of operations.

  Many aspects of US Airways' operations are subject to increasingly stringent federal, state and local laws protecting the environment. Future regulatory developments could affect operations and increase operating costs in the airline industry, including for US Airways.

                      Transaction Related Considerations

Ranking of BA Preferred Stock/Structural Subordination

  In the event of any liquidation, dissolution or winding up of the Company, holders of the BA Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders liquidating distributions in the amount of $10,000 per share (equivalent to $50 per Depositary Share), plus accrued and accumulated but unpaid dividends to the date of final distribution. The BA Preferred Stock ranks pari passu with the Series
                                                     ---- -----
A Preferred Stock and senior to the Series B Preferred Stock and Common Stock. Payment of the principal of, premium, if any, and interest on any debt obligations of the Company will be made prior to any payment on any outstanding equity securities of the Company, including shares of the Series A Preferred Stock, the Series B Preferred Stock, the BA Preferred Stock and the Common Stock. At December 31, 1996, $2.62 billion (including capitalized lease obligations) aggregate principal amount of long-term debt obligations of the Company was outstanding. See "Description of Capital Stock."

  Because the Company is a holding company, the BA Preferred Stock is effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including US Airways. The right of the Company, and the rights of its creditors and stockholders (including holders of the BA Preferred Stock), to participate in the distribution of the assets of any subsidiary of the Company, including US Airways, upon any liquidation, dissolution, winding up or reorganization of such subsidiary, or otherwise, will be subject to the prior claims of creditors (including trade creditors) of such subsidiary, except to the extent the Company itself may be a creditor with recognized claims against such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. See "Description of Capital Stock."

Absence of Prior Market; Volatility of Stock Price.

  Prior to the Offering, there has been no public market for the BA Preferred Stock or the Depositary Shares. Although application is expected to be made for the Depositary Shares to be listed on the New York Stock Exchange, there can be no assurance that an active or liquid trading market in the Depositary Shares will develop upon completion of the Offering, or if developed, that it will continue. The market price of the Depositary Shares could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Depositary Shares will not decline below the initial public offering price. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Depositary Shares.

                                USE OF PROCEEDS

  BritAir, a wholly-owned subsidiary of British Airways, will receive all of the proceeds from the sale of the Depositary Shares pursuant hereto. The Company will not receive any of the proceeds from the sale of the Depositary Shares pursuant hereto.


                            SELLING SECURITY HOLDER

  BritAir, a Delaware corporation and a wholly-owned subsidiary of British Airways, owns 100% of the outstanding shares of Series F Preferred Stock, Series T-1 Preferred Stock and Series T-2 Preferred Stock. BritAir is offering to sell all of its interest in such shares pursuant to the Offering contemplated hereby, subject in the case of the Series T-2 Preferred Stock to the Company's right to purchase such shares of Series T-2 Preferred Stock. British Airways' and BritAir's financial advisor in connection with the transactions culminating in the Offering is Gleacher NatWest Inc.

                                  THE COMPANY

  US Airways Group is a corporation organized under the laws of the State of Delaware. The Company's executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22227 (telephone number (703) 872-5306). Effective February 21, 1997, USAir Group, Inc. changed its name to US Airways Group, Inc. and USAir, Inc. ("USAir") changed its name to US Airways, Inc. USAir's operations are now conducted under the name US Airways.

  US Airways Group's primary business activity is ownership of all the common stock of US Airways, Allegheny Airlines, Inc. ("Allegheny"), Piedmont Airlines, Inc. ("Piedmont"), PSA Airlines, Inc. ("PSA"), USAir Fuel Corporation, USAir Leasing and Services, Inc. and Material Services Company, Inc. US Airways' accounts include its wholly-owned subsidiary USAM Corp. ("USAM"). The OR Group, Inc. (the "OR Group") was a wholly-owned subsidiary of US Airways Group incorporated in February 1996 and dissolved in the fourth quarter of 1996. The OR Group provided resource allocation consulting services and decision-making support systems to US Airways, which assumed these activities upon OR Group's dissolution.

  US Airways, a certificated air carrier engaged primarily in the business of transporting passengers, property and mail, is the Company's principal operating subsidiary, and accounted for approximately 92% of US Airways Group's operating revenues for the fiscal year ended December 31, 1996. US Airways enplaned 56.9 million passengers in 1996 and is the fifth largest United States air carrier ranked by revenue passenger miles ("RPMs") flown. As of December 31, 1996, US Airways provided regularly scheduled jet service through 110 airports to approximately 145 cities in the continental U.S., Canada, Mexico, France, Germany, Italy, Spain and the Caribbean. US Airways' executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22227 (telephone number (703) 872-7000).

  A substantial portion of US Airways' operations are located in the Eastern United States (that region of the United States east of the Mississippi River). US Airways' primary connecting hubs are located at the Pittsburgh, Charlotte/Douglas, Philadelphia and BWI Airports, and US Airways also maintains significant operations at major airports in Boston, New York City (LaGuardia Airport or "LaGuardia") and Washington, D.C.'s National Airport ("Washington National"). Measured by departures, US Airways is the largest or second largest airline at each of the foregoing airports and is the predominant air carrier in many smaller eastern cities, such as Albany, Buffalo, Hartford, Providence, Richmond, Rochester and Syracuse. In addition, US Airways is the leading airline from the Northeast U.S. to Florida. US Airways currently has approximately 85% of its daily departures and approximately 58% of its ASMs deployed in the Eastern U.S.

  US Airways code shares with ten regional airlines operating under the "US Airways Express" trade name (formerly doing business as "USAir Express"). US Airways Group owns three of the US Airways Express air carriers - Piedmont, Allegheny, and PSA. Under a code share arrangement one air carrier places its designator code and sells tickets on the flights of another air carrier (its code share partner). Through service agreements US Airways provides reservations and, at certain stations, ground support services, in return for service fees. The US Airways Express network feeds traffic into US Airways' route system at several points, including its major hub operations at Pittsburgh, Charlotte, Philadelphia and BWI. As of December 31, 1996, US Airways Express served 174 airports in the United States, Canada and the Bahamas, including 72 also served by US Airways. During 1996, US Airways Express air carriers enplaned 10.6 million passengers (including 5.6 million passengers enplaned by Piedmont, PSA and Allegheny), approximately half of whom connected to US Airways flights. During the fourth quarter of 1996, US Airways began purchasing all of the capacity generated by the Company's three wholly-owned regional airlines in exchange for all of their transportation revenues. The program, which has no effect on the Company's Consolidated Financial Statements, is discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  US Airways also has a management agreement and code shares with Shuttle, Inc. operating as "US Airways Shuttle" (formerly doing business as "USAir Shuttle"). The US Airways Shuttle operates frequent service between LaGuardia and Boston and between LaGuardia and Washington National. In 1992, US Airways reached an agreement (the "Management Agreement") with the consortium of banks (the creditors of the former Trump Shuttle) which own Shuttle, Inc. (the "Shuttle") to manage the Shuttle's operations under the name "USAir" or any other name the Company determines for a period of up to ten years. US Airways Group recently exercised its right to commence a procedure to value the Shuttle in accordance with standards set forth in the agreement between US Airways Group, lenders to the Shuttle and stockholders of the Shuttle. Following the establishment of such value, US Airways Group has an option to purchase the Shuttle at the established value. If US Airways Group declines to purchase the Shuttle, US Airways Group will continue to have a right of first refusal with respect to a purchase of the stock or assets of the Shuttle. Initiation of the valuation procedure does not represent a commitment by US Airways Group to purchase the Shuttle and there can be no assurance that any such purchase will occur. Any decision by US Airways Group to purchase the Shuttle either through the valuation procedure or the right of first refusal will be made based on price and related business considerations.

  The Company's business has historically been seasonal and its second quarter financial results have been its strongest due to US Airways' combination of business traffic and North-South leisure traffic in the Eastern U.S. during that period.

Strategy

  In January 1996, the Company's and US Airways' boards of directors elected Stephen M. Wolf as Chairman of the Board and Chief Executive Officer. During February 1996, Rakesh Gangwal was elected President and Chief Operating Officer and Lawrence M. Nagin was elected Executive Vice President - Corporate Affairs and General Counsel of both companies. The new senior management team is focusing on addressing US Airways' high cost structure, particularly with respect to personnel costs, and has embarked on other measures to improve US Airways' competitive position in today's highly competitive airline industry environment. These other measures include improving and standardizing US Airways' product, revamping US Airways' market image and focus, increasing international service and rationalizing US Airways' operating aircraft fleet.

Addressing US Airways' High Cost Structure - US Airways has the highest cost structure of all major domestic air carriers. US Airways has been able to reduce costs in certain expense categories, but has not been successful in its efforts to reduce costs in its largest expense category - Personnel costs. The Company is committed to obtaining a significant reduction in US Airways' unit labor costs (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -Personnel Costs - Continued Negotiations with Organized Labor Groups" for additional information related to the Company's ongoing negotiations with US Airways' organized labor groups). With respect to non-labor cost reductions, for example, US Airways imposed limits on the base commissions it pays travel agents for domestic air fares beginning in the first quarter of 1995. US Airways has experienced cost savings due to the new commissions limits (see also "The Company - Legal Proceedings").

Improving and Standardizing US Airways' Product - US Airways' recent name change signals the expanding reach of US Airways' route structure and its changing image. Coinciding with the name change, the livery of US Airways' aircraft is being enhanced and aircraft interiors upgraded and standardized. New products and features, such as a new international business class called "Envoy Class" and personal in-seat video systems, will be added in an effort to attract more business travelers and improve US Airways' image in the marketplace. US Airways is in the process of equipping all of its aircraft with in-flight phones and further expanding first class cabins and replacing first class seats on select aircraft. In addition, US Airways' airport lounges are being enhanced and, in some cases, expanded.

Revamping US Airways' Market Image and Focus - US Airways has also undertaken steps to increase its level of on-time performance and improve in other key industry performance measurements (as compiled and reported by the DOT). For October 1996, US Airways ranked first in on-time performance among major domestic air carriers for the first time in its history, despite setting a company single-month load factor record during that month. US Airways finished first in on-time performance among major domestic air carriers for the fourth quarter of 1996. During that quarter, US Airways also ranked first in fewest damaged or lost baggage complaints, fewest reservations complaints and was second overall in fewest complaints of all types. In April 1996, US Airways introduced electronic ticketing, or "ticketless travel," as an option for customers traveling within the U.S. on US Airways or US Airways Express. Electronic ticketing enables a customer to book a flight through US Airways' reservations system or certain travel agencies and receive a confirmation number instead of a paper ticket. The Company believes that electronic ticketing enhances customer convenience and helps to reduce US Airways' distribution costs. Customer response to electronic ticketing has been favorable and customer use of electronic ticketing has increased since its introduction. In October of 1995, US Airways introduced personal computer software that enables certain high-volume customers to engage in self-service travel booking. User response has been favorable.

Increasing International Service - During 1996, US Airways' transatlantic capacity increased 55.4% versus 1995 levels (as measured by ASMs). US Airways launched new European service to Munich, Madrid and Rome during mid-1996 and added additional service at Frankfurt during 1996. US Airways has also filed with the DOT to serve London's Heathrow Airport from Boston, Charlotte, Philadelphia and Pittsburgh. On March 24, 1997, US Airways announced that on June 14, 1997, it would begin flying a second daily non-stop flight between Philadelphia and Paris. US Airways continues to explore additional international opportunities.

Rationalizing US Airways' Operating Aircraft Fleet - US Airways has entered into a series of agreements with AVSA, S.A.R.L., an affiliate of Airbus, regarding the acquisition of up to 400 narrowbody Airbus aircraft. The agreements are part of US Airways' long-term strategy of replacing several older, diverse aircraft types with newer, more efficient aircraft types based on a similar design. The Company believes that the operational and customer service benefits of modernizing its fleet outweigh the increased expenses that would be incurred by US Airways with the purchase or lease of the new aircraft. The agreements with Airbus remain subject to US Airways achieving a competitive cost structure, but obligate US Airways to inform Airbus by September 30, 1997 of whether or not it will proceed with the acquisition of the aircraft contemplated thereby. US Airways has requested that Airbus agree to an extension of this deadline in the belief that such an extension would facilitate US Airways' efforts to achieve its desired reductions in operating costs. Airbus had previously advised US Airways that it could not support the delivery of six aircraft tentatively scheduled for delivery to US Airways in 1997 due to US Airways' inability to affirm the contractual arrangement. Airbus subsequently advised US Airways that it was also withdrawing all of US Airways' 1998 and 1999 firm delivery positions as well as support for the twelve aircraft contemplated to be leased in 1998 for similar reasons. If US Airways is able to achieve a competitive cost structure it may still be able to acquire Airbus aircraft during 1998 and 1999.

Recent Developments - The Company's senior management recently engaged in a series of presentations to the Company's employees to explain and emphasize its view that the Company must obtain a competitive cost structure in order to implement the strategy of becoming an effective global competitor. In particular, senior management identified reductions in personnel costs as being the key to the implementation of a competitive cost structure. See "Risk Factors-Company Related Considerations-High Personnel Costs" and "-Uncertain Status of Labor Agreements". In the presentations, senior management stated its view that a competitive cost structure was necessary in order for the Company to compete with low-cost carriers such as Delta Express, ValuJet and Southwest, which have continued their rapid expansion in eastern US markets, and for the Company to be in a position to proceed with its planned purchase of approximately 400 Airbus aircraft. See "Risk Factors-Industry Related Considerations-Significant Impact of Low Cost, Low Fare Competition" and "The Company-Strategy-Rationalizing US Airways' Operating Aircraft Fleet". The Company further indicated that the implications of not obtaining a competitive cost structure include: (i) downsizing BWI operations; (ii) reducing Florida service; (iii) terminating unprofitable east/west and north/south routes; (iv) reducing aircraft type and achieving fleet rationalization; (v) not affirming the Airbus order; and (vi) making other operational changes to implement a rightsizing strategy.

  On April 23, 1997, the Company issued the following press release:

     ARLINGTON, Va., April 23 -- US Airways Group, Inc. today reported a record $152.7 million profit for the first quarter of 1997 on revenues of $2.1 billion. This compares to a loss of $32.3 million on revenues of $1.9 billion in the first quarter of 1996, an improvement of $185 million on a year-over-year basis.

     On a per-share basis, after allowing for a $20.9 million preferred dividend requirement, the net profit applicable to common shareholders was $131.8 million, or $2 per share ($1.45 on a fully diluted basis). This compares to a loss in 1996 of $54.6 million or $0.86 per share ($0.86 on a fully diluted basis).

     "These outstanding results are a tribute to the superior efforts of US Airways' employees. While we benefited from very favorable economic and weather conditions, there is no question but that the records set in this quarter simply would not have been possible without the commitment of our 42,000 employees to build US Airways into the carrier of choice," said Chairman Stephen Wolf.

     "As positive as our first quarter results are, the company nevertheless continues to experience significant losses in key markets as a result of an uncompetitive cost structure and the escalating incursion of low-cost carriers," Wolf said.

     US Airways' board of directors added that while the company has made "significant strides in the airline's operations over the past 15 months, discussions to put in place a competitive cost structure have now gone on for many years without progress. The lack of progress in reducing US Airways' costs to competitive levels leaves us no choice but to conclude that the company must promptly implement the appropriate steps to address the issue."

     In meetings with employees throughout the US Airways system over the past two weeks, Wolf and President Rakesh Gangwal have outlined two clear paths facing the company. The preferred path, based on achieving a competitive cost structure, leads to US Airways' growth into a major international competitor. The other path leads to the company becoming a smaller, regional carrier with a continued focus on quality.

     For the first quarter of 1997, the operating profit was $175.6 million as compared to $10.8 million in the first quarter of 1996. Operating expenses were up 3.7 percent at $1.9 billion as compared to 1996. The operating revenues and profit, net profit and the passenger load factor of 68.4 percent all were records for the company for any first quarter in its history.

     On the operational side, US Airways remained at the top of the industry in on-time arrivals even though the number of passengers, revenue passenger miles and available seat miles all were up sharply.

     The 13.9 million passengers carried by US Airways, Inc. in the quarter were an increase of 7.2 percent over the first quarter of 1996. Revenue passenger miles (in scheduled service) were up 13.7 percent for the quarter while available seat miles were up 7.3 percent, in part reflecting the sharply improved weather conditions that allowed more flight completions. The passenger load factor of 68.4 percent was up by 3.8 percentage points over 1996, while the break-even load factor declined 3.1 percentage points to 64.0 percent. Cost of aviation fuel, including fuel taxes, was 75.44 cents per gallon, an increase of 16.1 percent over 1996.

     Yields for the quarter for US Airways, Inc. averaged 17.71 cents, a decrease of 0.6 percent. Revenue per available seat mile was
     13.38 cents, up 5.0 percent, while cost per available seat mile was 12.35 cents, down 3.6 percent.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information related to the Company's current strategy, US Airways' program to upgrade and enhance the interiors of its aircraft and US Airways' agreement with Airbus.

Current Industry Conditions

  For a discussion of certain matters affecting the airline industry generally, see "Risk Factors - Industry Related Considerations."

Industry Regulation and Airport Access

  For a discussion of certain regulatory matters affecting US Airways, see "Risk Factors - Industry Related Considerations - Regulatory Matters."

Relationship with British Airways

  On January 21, 1993, US Airways Group entered into the Investment Agreement with British Airways. On the same date, British Airways through its subsidiary BritAir acquired the Series F Preferred Stock from the Company for $300 million (see "Description of Capital Stock" for the terms of the Series F Preferred Stock). In June 1993, pursuant to certain preemptive and optional purchase rights under the Investment Agreement, British Airways through its subsidiary BritAir acquired the Series T Preferred Stock from the Company for an aggregate purchase price of approximately $100.7 million (see "Description of Capital Stock" for the terms of the Series T Preferred Stock)

  On March 7, 1994, British Airways announced that it would not make any additional investments in the Company until the outcome of measures by the Company to reduce costs and improve financial results was known. On January 19, 1996, British Airways announced that it would not exercise its option to make any further investment in US Airways Group prior to the January 21, 1996 deadline provided in the Investment Agreement. See also "The Company - British Airways Investment Agreement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  On December 17, 1996, British Airways delivered a notice (the "First Sale Notice") to the Company of its intent to sell in one or more underwritten public offerings or privately negotiated transactions, all of the shares of Series F Preferred Stock and Series T Preferred Stock. Under the Investment Agreement, the First Sale Notice triggered (i) a right of first offer of the Company to purchase all (or in certain circumstances, any portion) of such shares at prices ("Offer Prices") set forth in the First Sale Notice (the
"Right of First Offer") and (ii) a public offering registration procedure (the "Public Offering Procedure"). The Offer Prices set forth in the First Sale Notice for the Series F Preferred Stock and the Series T-1 Preferred Stock were established for purposes of both a private sale and a public offering, while the Offer Price for the Series T-2 Preferred Stock was set forth for a private sale only. The Right of First Offer with respect to the Series F Preferred Stock and Series T-1 Preferred Stock expired on February 15, 1997. On March 14, 1997, British Airways delivered a notice (the "Second Sale Notice") to the Company triggering a second right of first offer (the "Series T-2 Right of First
Offer") of the Company to purchase all (or in certain circumstances, any portion) of the shares of Series T-2 Preferred Stock at the price set forth in the Second Sale Notice. The Series T-2 Right of First Offer will expire on May 14, 1997.

  Because the Company elected not to exercise the Right of First Offer, British Airways is free to complete a sale of the Series F Preferred Stock or the Series T-1 Preferred Stock (or of the Depositary Shares relating thereto) on terms no less favorable to British Airways than those set forth in the First Sale Notice, provided that (i) such sale is closed by August 14, 1997 (or 180 days following the initial filing of the Company's registration statement in conjunction with the Public Offering Procedure), (ii) in the case of a public offering of Series F Preferred Stock or Series T-1 Preferred Stock (or of the Depositary Shares relating thereto), the sale price may be higher or lower than the price offered in the First Sale Notice and (iii) in the case of a privately negotiated transaction, the price must be equal to or higher than the price offered in the First Sale Notice. In the event the Company does not exercise the Series T-2 Right of First Offer, British Airways will be free to complete a sale of the Series T-2 Preferred Stock (or of the Depositary Shares relating thereto) in a public offering on terms no less favorable to BA than those set forth in the Second Sale Notice, provided that the sale price may be higher or lower than the price offered in the Second Sale Notice.

  In the First Sale Notice, British Airways also exercised the Public Offering Procedure under the Investment Agreement to cause the Company to use its "reasonable efforts" to register the Series F Preferred Stock and the Series T Preferred Stock for sale in an underwritten public offering at British Airways' request on up to three occasions. The registration procedures provide that the Company shall prepare and file with the Commission and use its reasonable efforts to cause to become effective a registration statement under the Securities Act by April 16, 1997, provided, however, that the Company's obligation to file a registration statement may be deferred in certain circumstances for up to 180 days.

  As described more fully under "The Company - Board of Directors Representation," the British Airways representatives have resigned from the US Airways Group and US Airways boards of directors. Based on such resignations, British Airways may take the position that British Airways is no longer an affiliate of US Airways Group and, therefore, upon the expiration of the third month following such change in status, BritAir is able to sell the BA Preferred Stock without registration under the Securities Act in compliance with an exemption thereunder.

  For additional discussion of certain matters relating to British Airways, including the BA/AA Alliance and ongoing litigation between the Company and British Airways, see "Risk Factors - Company Related Considerations - Proposed Alliance between British Airways and American; Other British Airways Developments."

British Airways Investment Agreement

  The following summary of certain terms of the Investment Agreement is subject to, and is qualified in its entirety by the Investment Agreement and the exhibits thereto, which have previously been filed with the SEC. Through its wholly-owned subsidiary BritAir, British Airways has invested approximately $400 million in the BA Preferred Stock in accordance with the Investment Agreement. Based on the circumstances described under "The Company - Relationship with British Airways" above, the Company does not expect that British Airways will make additional investments in US Airways Group.

  On January 19, 1996, British Airways announced that it would not exercise its option to make any further investment in US Airways Group prior to the January 21, 1996 deadline provided in the Investment Agreement. Under the Investment Agreement, assuming the Series F Preferred Stock or any shares issued upon conversion thereof were outstanding and British Airways had not sold any shares of the BA Preferred Stock or any common stock or other securities received upon conversion or exchange of the BA Preferred Stock, British Airways was entitled at its option to elect to purchase, on or prior to January 21, 1996, 50,000 shares of Series C Cumulative Convertible Senior Preferred Stock, without par value ("Series C Preferred Stock"), at a purchase price of $10,000 per share, to be paid by British Airways' surrender of the Series F Preferred Stock and payment of $200 million (the "Second Purchase"). The Investment Agreement provides that, on or prior to January 21, 1998, assuming that British Airways had purchased (or was purchasing simultaneously in accordance with the terms of the Investment Agreement) the Series C Preferred Stock, British Airways would have the option to purchase 25,000 shares of Series E Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series E Preferred Stock"), at a purchase price of $10,000 per share (the "Final Purchase"). Because British Airways did not elect prior to January 21, 1996 to make the Second Purchase, it cannot make the Final Purchase, except that if the DOT were to approve all the transactions and acts contemplated by the Investment Agreement on or prior to January 21, 1998, the Second Purchase and Final Purchase could be consummated under certain circumstances at the election of British Airways (provided that British Airways had not sold any of the BA Preferred Stock) or the Company (provided that the Company had not repurchased or redeemed any of the BA Preferred Stock). Because British Airways did not elect to make the Second Purchase by January 21, 1996, the Company may at its option redeem, in whole or in part, the Series F Preferred Stock and a like percentage of Series T Preferred Stock at the higher of (i) the product of (A) that number of shares of Common Stock equal, in the aggregate, to $10,000 divided by the conversion price at the time of notice of redemption and (B) the average Closing Price (as defined below in "Description of Capital Stock - Description of Series F Preferred Stock") on the 20 consecutive trading days beginning 30 trading days before the date of notice of redemption, and (ii) $10,000 per share, plus accrued dividends. Under Delaware law, the Company may be subject to certain legal restrictions on its ability to repurchase or redeem its own shares of capital stock. Based on the circumstances described under "Relationship with British Airways" above, the Company does not expect that the Second Purchase and Final Purchase will be consummated. In addition, assuming British Airways continues to pursue the sale of the BA Preferred Stock in accordance with the procedures described below, the Company does not expect that it will repurchase or redeem the BA Preferred Stock. As of March 24, 1997, the BA Preferred Stock constituted approximately 24% of the total voting interest in US Airways Group.

DOT Order Regarding British Airways' Investment in US Airways Group

  On March 15, 1993, the DOT issued an order (the "DOT Order") finding, among other things, that British Airways' initial investment of $300 million does not impair US Airways' citizenship under Foreign Ownership Restrictions. However, the DOT instituted a proceeding to consider whether US Airways will remain a U.S. citizen if the transactions and acts contemplated by the Investment Agreement, including the transactions discussed under "The Company - British Airways Investment Agreement" above, are consummated. The DOT has suspended indefinitely the period for comments from interested parties to the proceeding pending its resolution of requests by other airlines for production of additional documents from US Airways. The DOT Order states that the DOT expects and advises US Airways Group and British Airways not to proceed with the Second Purchase and Final Purchase until the DOT has completed its review of US Airways' citizenship. On March 7, 1994, British Airways announced that it would make no additional investments in US Airways Group until the outcome of measures by US Airways Group to reduce its costs and improve its financial results was known and on January 19, 1996, British Airways announced that it would not proceed with the Second Purchase. On December 17, 1996, British Airways delivered the First Sale Notice to the Company, indicating its intent to sell in one or more underwritten public offerings or privately negotiated transactions, all of the shares of the BA Preferred Stock.

Board of Directors Representation

  Under the Investment Agreement (and not as a result of any term of the BA Preferred Stock), US Airways Group must use its best efforts to cause British Airways to be proportionally represented on US Airways Group's board of directors (on the basis of its voting interest), up to a maximum representation of 25% of the total number of authorized directors, assuming that such proportional representation is permitted by then applicable U.S. statutory and DOT regulatory or interpretative restrictions on foreign ownership or control of US Airways Group or its securities, the breach of which would result in the loss of the Company's or any subsidiary's operating certificates or authorities ("Foreign Ownership Restrictions"), generally, until the closing of the Second Purchase. On January 28, 1997, the Company received notice that British Airways' representatives, Messrs. Ayling, Stevens and Maynard, resigned as directors of US Airways Group and on February 12, 1997, the Company received notice that such individuals resigned as directors of US Airways. In the letter of resignation, British Airways waived its current and future rights under the Investment Agreement to US Airways Group board representation. British Airways' rights under the Investment Agreement will not be assigned to purchasers of the BA Preferred Stock offered hereby.

U.S.-U.K. Routes

  Under the Investment Agreement, US Airways Group agreed that as promptly as commercially practicable it would divest or, if divestiture were not possible, relinquish, all licenses, certificates and authorities for each of its routes between the U.S. and the United Kingdom (the "U.K. Routes") at such time as British Airways and US Airways implemented the code sharing arrangement contemplated by the Investment Agreement discussed below. US Airways Group and British Airways agreed that they should attempt to mitigate any negative impact on US Airways employees or communities served by the U.K. Routes and to share any losses suffered as a result of such divestiture or relinquishment with due regard to their respective interests. Accordingly, British Airways operated and marketed certain routes formerly operated by US Airways under a "wet lease." Under the wet lease arrangements, US Airways leased three Boeing 767-200ER aircraft, along with cockpit and cabin crews, to British Airways for three routes between the U.S. and London. US Airways terminated the wet lease arrangements with British Airways in a phased approach with one of the three 767-200ER aircraft returned in December 1995, the second in February 1996 and the third in May 1996. US Airways is using the returned aircraft as part of its expansion of international service (see "The Company - Strategy" above). In conjunction with the termination of the wet lease arrangements and related to US Airways' relinquishment or divestiture of the U.K. Routes, British Airways agreed to pay US Airways a total of $47 million in the form of periodic payments commencing with the termination of the three wet leases and continuing annually for nine years. The first periodic payment was received by US Airways in December 1995. The route authorities which US Airways was required to sell or relinquish were the Philadelphia-London and BWI-London route authorities purchased by US Airways from TWA in April 1992 for $50 million, and its route authority between Charlotte and London. See Note 12 to the Company's Consolidated Financial Statements for additional information related to US Airways' note receivable from British Airways.

Code Sharing and Other Commercial Arrangements

  British Airways and US Airways Group entered into a code share agreement on January 21, 1993 (the "Code Share Agreement") pursuant to which certain US Airways flights carried the airline designator code of both British Airways and US

Airways. These flights were intended by US Airways Group and British Airways eventually to include all routes provided for under the bilateral air services agreement between the U.S. and the U.K. to the extent possible, consistent with commercial viability and technical feasibility.

  The DOT initially granted approval of the code sharing agreement between US Airways and British Airways on March 17, 1993 for a period of one year. The authorizations to US Airways and British Airways were expanded by a supplemental DOT order on November 12, 1993 to permit code sharing on flights serving an additional number of U.S. points through additional U.S. gateways for British Airways' transatlantic flights. In June 1995, the DOT renewed its approval of US Airways' and British Airways' authority to operate code share service on flights serving 66 U.S. cities and Mexico City. US Airways has ceased serving Mexico City. In addition, the DOT approved an expansion of the US Airways/British Airways code share authority to 65 new U.S. cities, Bermuda, Nassau and five Canadian cities. The approval is valid for two years. As of December 31, 1996, US Airways and British Airways had implemented code sharing to 80 of the 138 airports authorized by the DOT. British Airways has publicly stated that its relationship with US Airways has contributed over $100 million in annual additional revenues and cost savings to its financial results. US Airways believes that the code share arrangement contributed less than $20 million annually to its operating revenues.

  On October 24, 1996, US Airways notified British Airways that it was terminating the code share and frequent traveler agreements between the companies effective March 29, 1997 following British Airways decision to enter into an alliance with American. The Company does not believe that US Airways' lack of an international code share partner will have a material impact on its financial condition and results of operations.

Terms of the Series C Preferred Stock and Series E Preferred Stock

  The Series C Preferred Stock and Series E Preferred Stock are substantially similar to Series F Preferred Stock, except as follows. Series C Preferred Stock will be convertible into shares of Class B Common Stock or Non-Voting Class C Stock at an initial conversion price of approximately $19.79, subject to Foreign Ownership Restrictions. Each share of Series C Preferred Stock will be entitled to a number of votes equal to the number of shares of Class B Common Stock into which it is convertible, subject to Foreign Ownership Restrictions. If shares of Series C Preferred Stock are transferred to a third party, they convert automatically at the seller's option into either shares of Common Stock or a like number of shares of Series G Cumulative Convertible Senior Preferred Stock. Series E Preferred Stock will be convertible into shares of Common Stock or Non-Voting Class ET Stock at an initial conversion price of approximately $21.74, subject to increase if the Series E Preferred Stock is originally issued on or after January 21, 1997, subject to Foreign Ownership Restrictions (the Class B, Class C and Non-Voting Class ET Common Stock are collectively referred to as the "BA Common Stock"). Each share of Series E Preferred Stock will be entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible, subject to Foreign Ownership Restrictions. Based on the circumstances described under "The Company -Relationship with British Airways" above, the Company does not expect to issue the Series C or Series E Preferred Stock.

Certain Aspects of the Second and Final Purchase

  Under the Investment Agreement, if the Second Purchase were consummated, (i) new classes of US Airways Group common stock would be created, (ii) certain changes would be implemented with respect to the size of the board of directors of the Company and the vote required to approve certain actions, which would have had the effect of allowing more than 20% of the Board of Directors, which could have included the British Airways representatives, to veto certain board actions, subject to the directors' obligations to discharge their fiduciary duties and, in the case of the British Airways representatives, Foreign Ownership Restrictions and British Airways' obligation to use its best efforts to cause such representatives to recuse themselves from any deliberations of the Board of Directors regarding (a) the bilateral air services agreement between the U.S. and the U.K. and (b) any matters as to which such recusal would be required under Foreign Ownership Restrictions or other applicable law, (iii) the Company and British Airways would integrate certain of their operations, subject to Foreign Ownership Restrictions and the discretion of the Board of Directors and (iv) British Airways would be subject to reductions in its voting and governance rights following a British Airways transfer of capital stock of the Company. Based on the circumstances as described under "The Company - Relationship with British Airways" above, US Airways does not expect that these changes will be implemented.

Miscellaneous

  Under the terms of the Investment Agreement, British Airways has the right to maintain its proportionate ownership of US Airways Group's securities under certain circumstances by purchasing shares of certain series of Series T Preferred Stock, Common Stock or BA Common Stock. Pursuant to these provisions, on June 10, 1993, British Airways purchased (i) 152.1 shares of Series T-1 Preferred Stock for approximately $1.5 million as a result of certain issuances during the period January 21 through March 31, 1993 of Common Stock in connection with the exercise of certain employee stock options and to certain defined contribution retirement plans; and (ii) 9,919.8 shares of Series T-2 Preferred Stock for approximately $99.2 million as a result of US Airways Group's issuance on May 4, 1993 of 11,500,000 shares of Common Stock for net proceeds of approximately $231 million pursuant to a public underwritten offering. Because British Airways partially exercised its preemptive right in connection with the Common Stock offering and the offering price was below a certain level, the conversion price of the Series F Preferred Stock was antidilutively adjusted on June 10, 1993 from $19.50 to approximately $19.41 per share. As a result, the Series F Preferred Stock is convertible into 15,458,851 shares of Common Stock. British Airways advised US Airways Group that it would not exercise its optional purchase rights under the Investment Agreement to buy additional series of Series T Preferred Stock triggered by issuances of Common Stock of US Airways Group pursuant to certain US Airways Group benefit plans during 1994, 1995 and 1996.

  The Investment Agreement also imposes certain restrictions on British Airways' right to acquire additional voting securities, participate in solicitations with respect to US Airways Group securities or otherwise propose or discuss extraordinary transactions concerning US Airways Group. These restrictions remain in effect as long as British Airways or any of its affiliates or associates beneficially owns any BA Preferred Stock, T Notes (as defined below) or BA Common Stock, and for two years thereafter.

Payments of Dividends on Senior Preferred Stock

  For a discussion of certain matters relating to the payment of dividends by US Airways Group on its Senior Preferred Stock, see "Risk Factors - Company Related Considerations - Deferral of Dividends by US Airways Group."

Employees

  As of December 31, 1996, US Airways Group's subsidiaries employed approximately 43,500 full-time equivalent employees. US Airways employed approximately 4,800 pilots, 8,800 maintenance and related personnel, 10,300 station personnel, 4,000 reservations personnel, 7,800 flight attendants and 4,500 personnel in other administrative and miscellaneous job categories, while the Company's regional airline subsidiaries and other subsidiaries employed approximately 900 pilots, 600 maintenance and related personnel, 1,000 station personnel, 400 flight attendants and 400 personnel in other administrative and miscellaneous job categories.

  Approximately 28,200, or 65%, of the employees of US Airways Group's subsidiaries are covered by collective bargaining agreements with various labor unions, or will be covered by a collective bargaining agreement for which negotiations are in progress. US Airways' four unions include the ALPA, which represents US Airways' pilots, the IAM, which represents US Airways' mechanics and fleet service employee groups, the AFA, which represents US Airways' flight attendants, and the Transport Workers' Union ("TWU") which represents US Airways' flight crew training instructors, flight simulator engineers and dispatch employees.

  The Company has in the past obtained certain concessions from its employees that have enabled it to realize lower operating costs. For example, in 1992 and 1993, US Airways reached agreement on new contracts with ALPA, the IAM, the AFA and the TWU, which new contracts generally provided for wage reductions and suspension of longevity/step increases for a twelve-month period and for contributory managed care medical and dental programs. In connection with this cost reduction program, US Airways implemented wage reductions and suspension of longevity/step increases on its non-contract employees for the twelve-month period commencing in June 1992. Earlier in 1992, US Airways had implemented the contributory managed care medical and dental programs for non-contract employees. At the end of 1991, US Airways froze its then-existing pension plan, under which it had been solely responsible for contributions. This plan was replaced on January 1, 1993 with a defined contribution pension plan for its non-contract employees.

  The temporary wage reductions and suspension of longevity/step increases in wages referred to above are estimated by US Airways to have saved approximately $120 million during the period June 1992 through March 1994. These concessions provided for productivity improvements which saved US Airways approximately $55 million during the same period. The participation by employees in contributory managed care medical and dental programs also resulted in savings for US Airways. In exchange for such concessions, US Airways included "no furlough" provisions in each of the new labor agreements with ALPA, the IAM and the AFA and created profit sharing and stock option programs for affected employees.

Status of US Airways' Labor Agreements

  For a discussion of certain matters relating to US Airways' Labor Agreements, see "Risk Factors - Company Related Considerations - Uncertain Status of Labor Agreements."

Frequent Traveler Program

 Under US Airways' Frequent Traveler Program ("FTP"), participants generally receive mileage credits equal to the greater of actual miles flown or 500 miles, effective May 1, 1995 (750 miles before May 1, 1995), for each paid flight segment on US Airways or US Airways Express, or actual miles flown on one of US Airways' FTP airline partners. Participants generally receive a minimum of 500 mileage credits, effective May 1, 1995, for each paid flight on US Airways Shuttle (1,000 miles prior to May 1, 1995). Participants flying on first or business class tickets generally receive additional credits. Participants may also earn mileage credits by utilizing certain credit cards, staying at participating hotels, renting cars from participating car rental companies and through other means. Mileage credits earned by FTP participants, which do not expire under current program guidelines, can be redeemed for various travel awards, including fare discounts, first class upgrades and tickets on US Airways or other airlines participating in US Airways' FTP. Certain awards also include hotel and car rental awards. Awards may not be brokered, bartered or sold, and have no cash value.

 US Airways and its airline partners limit the number of seats allocated per flight for award recipients through inventory management techniques. The number of seats available for frequent travelers varies depending upon flight, day, season and destination. Award travel for all but US Airways' most frequent travelers generally is not permitted on blackout dates, which correspond to certain holiday periods in the United States or peak travel dates to foreign destinations. US Airways reserves the right to terminate the FTP or portions of the program at any time, and the FTP rules, partners, special offers, blackout dates, awards and mileage levels are subject to change without prior notice.

 US Airways accounts for its FTP under the incremental cost method, whereby estimated future travel awards are valued at the estimated average incremental cost of carrying one additional passenger. Incremental costs include unit costs for passenger food, beverages and supplies, fuel, reservations, communications, liability insurance and denied boarding compensation expenses. No profit or overhead margin is included in the accrual for incremental costs. The Company periodically reviews the assumptions made to calculate its FTP liability for reasonableness and makes adjustments to these assumptions as necessary. No liability is recorded for airline, hotel or car rental award certificates that are to be honored by other parties because there is no cost to US Airways for such awards.

 Effective January 1, 1995, US Airways increased the minimum mileage level required for a free domestic flight from 20,000 to 25,000. FTP participants had accumulated mileage credits for approximately 3,715,000 awards and 3,350,000 awards as of December 31, 1996 and 1995, respectively, at the 25,000 mile level required to earn an award. Because US Airways expects that some potential awards will never be redeemed, the calculations of the accrued liability for incremental costs as of December 31, 1996 and 1995 were based on approximately 87% of the accumulated credits. Mileage for FTP participants who have accumulated less than the minimum number of mileage credits necessary to claim an award is excluded from the calculation of the accrual. Incremental changes in FTP liability resulting from redeemed or additional mileage credits are recorded as part of the regular review process.

 US Airways' customers redeemed approximately 1.0 million, 1.2 million and 0.9 million awards for free travel on US Airways in 1996, 1995 and 1994, respectively, representing approximately 6.0%, 9.0% and 7.0% of US Airways' RPMs in those years, respectively. US Airways does not believe that usage of FTP awards results in any significant displacement of revenue passengers. US Airways' exposure to the displacement of revenue passengers is not significant, as the number of US Airways flights that depart 100% full is minimal. In the second quarter of 1996, the quarter when the highest number of free frequent traveler trips were flown for the year, for example, fewer than 8.0% of US Airways' flights departed 100% full. During this same quarterly period, approximately 6.0% of US Airways' flights departed 100% full and also had one or more passengers on board who were traveling on FTP award tickets.

 US Airways renamed its frequent traveler program "Dividend Miles" during February 1997.

Computerized Reservation Systems

 As of December 31, 1996, USAM owned 11% of the Galileo International Partnership, approximately 11% of the Galileo Japan Partnership and approximately 21% of the Apollo Travel Services Partnership.

 The Galileo International Partnership owns and operates the Galileo computer reservation system ("Galileo CRS"). Galileo Japan Partnership markets the Galileo CRS in Japan and Apollo Travel Services markets the Galileo CRS in the U.S. and Mexico. The Galileo CRS is currently the second largest of the four computer reservation systems ("CRSs") in the U.S. based on revenues generated by travel agency subscribers. A subsidiary of United Air Lines, Inc. ("United") controls 38% of the partnership, and the other partners exclusive of US Airways' interest are subsidiaries of British Airways, Swissair, KLM Royal Dutch Airlines, Alitalia, Air Canada, Olympic Airways, Austrian Airlines, Aer Lingus and TAP Air Portugal.

 CRSs play a significant role in the marketing and distribution of airline tickets. Travel agents issue tickets which generate the majority of US Airways' passenger revenues. Most travel agencies use one or more CRSs to obtain information about airline schedules and fares and to book their clients' travel.

Aviation Fuel

 For a discussion of certain matters relating to the usage of aviation fuel by US Airways, see "Risk Factors - Industry Related Considerations - Aviation Fuel."

Insurance

 US Airways Group and its subsidiaries maintain insurance of the types and in amounts deemed adequate to protect themselves and their property. Principal coverage includes liability for bodily injury to or death of members of the public, including passengers; damage to property of US Airways Group, US Airways and others; loss of or damage to flight equipment, whether on the ground or in flight; fire and extended coverage; and workers' compensation and employer's liability. Coverage for environmental liabilities is expressly excluded from US Airways Group's and US Airways' insurance policies.

Operating Statistics

 US Airways' operating statistics during the years 1992 through 1996 are set forth in the following table (1):

Years Ended December 31,        1996     1995     1994     1993     1992
------------------------        ----     ----     ----     ----     ----
Revenue Passengers
  (Thousands)*                 56,640   56,674   59,495   53,678   54,655
Average Passenger
  Journey (Miles)*                688      664      638      656      642
Total Revenue Passenger
  Miles ("RPMs")
  (Millions)                   39,220   38,079   38,395   35,529   35,436
RPMs (Millions)*               38,943   37,618   37,941   35,221   35,097
Total Available Seat
  Miles ("ASMs")
  (Millions)                   57,208   58,678   61,540   59,841   60,052
ASM (Millions)*                56,885   58,163   61,027   59,485   59,667
Passenger Load  Factor (2)*     68.5%    64.7%    62.2%    59.2%    58.8%
Break Even Load
  Factor (3) (5)                67.9%    64.9%    67.3%    61.7%    63.2%
Passenger Revenue Per
  ASM*                         11.95c   10.78c    9.70c   10.22c    9.70c
Total Revenue Per ASM
  (4) (5)                      13.19c   11.80c   10.59c   11.04c   10.38c
Cost per ASM (4) (5) (6)       12.69c   11.40c   11.02c   11.12c   10.85c
Yield (Revenue Per RPM)*       17.46c   16.66c   15.61c   17.27c   16.49c
Average Stage Length
     (Miles)*                     578      560      536      536      516

* =  Scheduled service only (excludes charter flights).
c =  cents

(1)  Statistics include free frequent travelers and the related miles flown.
(2) Passenger load factor is the percentage of aircraft seating capacity that is actually utilized (RPMs/ASMs).
(3) Break even load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for US Airways to break even at the pre-tax income level, adjusted to exclude non-recurring and unusual items.
(4)  Adjusted to exclude non-recurring and unusual items.

(5) Financial statistics for 1996, 1995, 1994 and 1993 exclude revenues and expenses generated under the British Airways wet lease arrangement. Financial statistics for 1996 also exclude revenues and expenses generated under the US Airways Express capacity purchase program (see Note 10 to US Airways' Consolidated Financial Statements located elsewhere in this Prospectus for additional information).

(6) Certain statistics have been recalculated to reflect expense reclassifications.

Flight Equipment

   As of December 31, 1996, US Airways operated the following jet aircraft:

                           Passenger  Average
        Type               Capacity     Age     Owned (1)  Leased (2)  Total
        ----               ---------  --------  ---------  ----------  -----
                                      (Years)

Boeing 767-200ER                 210      7.5          5           7      12
Boeing 757-200                   182      6.2         23          11      34
Boeing 737-400                   145      7.0         19          35      54
McDonnell Douglas MD-80          141     14.8         15          16      31
Boeing 737-300                   127      9.7         11          74      85
Boeing 737-200                   110     14.7         52          12      64
Douglas DC-9-30                  101     23.1         50          12      62
Fokker 100                        98      6.1         36           4      40
Fokker F28-4000                   68     11.8          1           7       8
                                         ----        ---         ---     ---
                                         12.0        212         178     390
                                         ====        ===         ===     ===

(1) Of the owned aircraft, 106 were pledged as collateral for various secured financing obligations aggregating $2.1 billion as of December 31, 1996.
(2) The terms of the leases expire between 1997 and 2015. US Airways purchased two DC-9-30 aircraft upon lease expiry in January 1997 and three leased DC-9-30 aircraft in March 1997 (the leases for each such aircraft were scheduled to expire in the second quarter of 1997).

     As of December 31, 1996, the Company's three wholly-owned regional airline subsidiaries operated the following turboprop aircraft:

                       Passenger   Average
         Type          Capacity      Age       Owned      Leased (1)    Total
         ----          --------    -------     -----      ----------    -----
                                   (Years)
de Havilland Dash 7         50        15.5        1 (2)        2           3
de Havilland Dash 8         37         6.4       29           53          82
Dornier 328-110             32         1.3        -           25          25
                                      ----     ----         ----        ----
                                       5.5       30           80         110
                                      ====     ====         ====        ====

(1)  The terms of the leases expire between 1997 and 2012.
(2) One of the Company's regional airline subsidiaries is party to an agreement under which it has the option to require a third party to purchase this aircraft beginning in March 1997 and for 22 months thereafter.

   US Airways is a party to purchase agreements with Boeing and Rolls Royce that provide for the future acquisition of new jet aircraft and jet engines. As of December 31, 1996, the Company's regional airline subsidiaries, collectively, were party to agreements related to the acquisition by lease of up to eighteen additional turboprop aircraft. See Note 4(d) to the Company's Consolidated Financial Statements for additional information regarding outstanding commitments and options for the purchase of flight equipment. The Company's airline subsidiaries maintain inventories of spare engines, spare parts, accessories and other maintenance supplies sufficient to meet their operating requirements.

   As of December 31, 1996, the Company's airline subsidiaries, principally US Airways, owned or leased the following aircraft which were not considered part of the operating fleets presented in the tables above. These aircraft were either parked in storage facilities or, as shown in the far right column, leased or subleased to unaffiliated third parties.

                                                              Leased/Subleased
                       Average                                to Unaffiliated
        Type             Age    Owned (1)  Leased (2)  Total   Third Parties
        ----           -------  ---------  ----------  -----  ---------------
                       (Years)
British Aerospace
   BAe-146-200 (4)(5)    11.7         1        17        18          13
Boeing 737-200           27.8        11         -        11          10
Douglas DC-9-30 (3)      28.5         4         2         6           -
Fokker F28-1000(5)       23.5        17         -        17          17
Fokker F28-4000 (4)      12.9         4         6        10           3
Embraer EMB-120           6.8         -         2         2           2
British Aerospace
    Jetstream 31          9.7         -        17        17          17
                         ----        --        --        --          --
                         17.2        37        44        81          62
                         ====        ==        ==        ==          ==

(1) US Airways sold ten of its eleven B-737-200 aircraft, its only owned BAe-146-200 aircraft, and the owned F28-4000 aircraft during the first quarter of 1997, and sold the remaining B-737-200 aircraft during the second quarter of 1997.
(2) US Airways purchased the two leased DC-9-30 aircraft upon lease expiry in January 1997.
(3) US Airways reconditioned three of these aircraft and returned them to its operating fleet during the first quarter of 1997.

(4) US Airways subleased two leased F28-4000 and one leased BAe-146-200 during the first quarter of 1997.
(5) US Airways has entered into preliminary agreements to sublease a leased BAe-146-200 and to lease an owned F28-1000 during the second quarter of 1997.


  See Note 4(b) to the Company's Consolidated Financial Statements for additional information related to third party lease arrangements.

  US Airways is a participant in the Civil Reserve Air Fleet ("CRAF"), a voluntary program administered by the Air Mobility Command (the "AMC"). The General Services Administration of the United States government also requires that airlines participate in CRAF in order to receive United States government business. The United States government is US Airways' largest customer. US Airways' commitment under CRAF is to provide up to eleven 767-200ER aircraft in support of military operations, most likely aeromedical missions, as specified by the AMC. To date, the AMC has not requested US Airways to activate any of its aircraft under CRAF.

Ground Facilities

  US Airways leases the majority of its ground facilities, including executive and administrative offices in Arlington, Virginia adjacent to Washington National; its principal operating, overhaul and maintenance bases at the Pittsburgh and Charlotte/Douglas International Airports; major training facilities in Pittsburgh and Charlotte; central reservations offices in several cities; and line maintenance bases and local ticket, cargo and administrative offices throughout its system. US Airways owns a building and vacant land in Fairfax, Virginia, a training facility in Winston-Salem, North Carolina and reservations facilities in San Diego, California and Orlando, Florida. US Airways' building in Fairfax, Virginia, which is leased to the U.S. government, and the vacant land are currently for sale.

Terminal Construction Projects

  The Company's airline subsidiaries utilize public airports for their flight operations under lease arrangements with the government entities that own or control these airports. Airport authorities frequently require airlines to execute long-term leases to assist in obtaining financing for terminal and facility construction. Any future requirements for new or improved airport facilities and passenger terminals are likely to require additional expenditures and long-term commitments. Several significant projects which affect large airports on US Airways' route system are discussed below.

  In 1993, US Airways and the City of Philadelphia reached an agreement to proceed with certain capital improvements at Philadelphia International Airport, where US Airways has its third largest hub. The improvements include approximately $130 million in various terminal renovations and a new $220 million regional airline runway expansion project, exclusive of financing costs. US Airways expects construction on the terminal project will be completed in 1998. The runway expansion project is not expected to be completed until 2000. US Airways expects that its annual costs of operations at Philadelphia International Airport will increase by approximately $14 million once construction is complete, representing more than a 35% increase.

  The Metropolitan Washington Airport Authority is currently undertaking a $1 billion capital development project at Washington National, which includes construction of a new terminal currently expected to commence operation in the third quarter of 1997. Based on current projections, US Airways estimates that its annual operating expenses at Washington National will increase by approximately $10 million to $12 million.

  In 1996, US Airways and the Massachusetts Port Authority reached an agreement to renovate and expand US Airways' terminal premises at Boston's Logan International Airport. The Authority issued approximately $49 million of special facilities bonds to finance various improvements which include renovation and expansion of holdrooms, ticket counter space, public circulation areas, concessions, baggage processing, baggage claim areas and the US Airways Club facility. The terminal expansion will include approximately 95,000 square feet of additional space. US Airways will be responsible for the awarding of contracts and managing of construction and expects substantial project completion by May, 1998, except for the remodeling of certain gate areas which will be completed by September, 1998. US Airways anticipates that its annual operating expenses will increase by approximately $5 million per year as a result of this project.

Legal Proceedings

  US Airways is involved in legal proceedings arising out of its two aircraft accidents that occurred in July and September 1994 near Charlotte, North Carolina and Pittsburgh, Pennsylvania, respectively. The National Transportation Safety Board ("NTSB") held hearings beginning in September 1994 relating to the July accident and January and November of 1995 relating to the September accident. In April 1995, the NTSB issued its finding of probable causes with respect to the accident near Charlotte. It assigned as probable causes flight crew errors and the failure of air traffic control to convey weather and windshear hazard information. The NTSB has not yet issued its final accident investigation report for the accident near Pittsburgh. The NTSB has indicated that a determination of the cause of the accident is not likely until sometime in 1997. US Airways expects that it will be at least two to three years before the accident litigation and related settlements will be concluded. Litigation resulting from the July 1994 accident in Charlotte was recently tried in U.S. District Court in Columbia, South Carolina. The jury found US Airways was liable for compensatory damages but was not liable for punitive damages. The amount of compensatory damages payable to the plaintiffs in this litigation has not been fully resolved, and the Company cannot estimate the amount of such damages; however, US Airways is fully insured with respect to this litigation. Therefore, the Company believes that the litigation will not have a material adverse effect on the Company's financial condition or results of operations.

  On July 30, 1996, the Company and US Airways initiated a lawsuit in U.S. District Court for the Southern District of New York against British Airways, BritAir, American and American's parent company, AMR Corporation. The Company and US Airways claimed that British Airways, in pursuit of an alliance with American, breached its fiduciary duty to the Company and US Airways and violated certain provisions of the January 21, 1993 Investment Agreement between the Company and British Airways. In addition, the lawsuit claims that American aided and abetted British Airways' breach of its fiduciary duties. The lawsuit also claims that the defendants are in violation of U.S. antitrust laws that prohibit conduct that harms competition. Although the defendants filed motions to dismiss the lawsuit following the filing of the complaint, these motions became superseded on March 5, 1997 when the Company filed an Amended Complaint with the Court based on information gathered in the pre-trial discovery process. The defendants filed new motions to dismiss the Amended Complaint on March 28, 1997. The Company is unable to predict at this time the ultimate outcome of this lawsuit.

  In December 1995, US Airways received a Civil Investigative Demand ("CID") from the U.S. Department of Justice relating to US Airways' compliance with the terms of a consent decree entered into in December 1992, as amended in September 1994. The consent decree was entered into to resolve litigation concerning US Airways' methods of disseminating fare data to the Airline Tariff Publishing Company. A CID is a request for information in the course of an antitrust investigation and does not constitute the institution of a civil or criminal action. The CID issued in December 1995 seeks information concerning US Airways' use of travel dates in its fare filings, among other things. Although US Airways believes there will be no further action stemming from this CID, the investigation has not been fully closed.

  In February and March 1995, 39 class action lawsuits were filed in various federal district courts by travel agencies and a travel agency trade association alleging that seven of the major U.S. airlines, including US Airways, violated the antitrust laws when they individually capped travel agent base commissions at $50 for round-trip domestic tickets with base fares above $500 and at $25 for one-way domestic tickets with base fares above $250. The lawsuits were consolidated in the federal district of Minnesota. The plaintiffs sought unspecified treble damages for restraint of trade. In September of 1996 the case against US Airways, and subsequently the cases against the other airlines, were settled. While US Airways believes that its actions in establishing a commission cap were in full compliance with the antitrust laws, the uncertainty and expense of litigation prompted a settlement of the claims. US Airways paid $9.5 million, as part of a total settlement of $85.8 million for all of the defendants. US Airways did not admit liability or wrongdoing and the settlement allowed the commission cap to remain in place. The settlement was approved by the court in January of 1997.

  In October 1995, US Airways terminated for cause an agreement with In-Flight Phone Corporation ("IFPC"). IFPC was US Airways' provider of on-board telephone and interactive data systems (the "IFPC System"). The agreement contemplated the eventual installation of the IFPC System on substantially all of US Airways' aircraft. The IFPC System had been installed on approximately 80 aircraft prior to the date of termination of the agreement. On December 6, 1995, IFPC filed suit against US Airways in Illinois state court seeking equitable relief and damages in excess of $186 million. US Airways believes that its termination of its agreement with IFPC was appropriate and that it is owed significant damages from IFPC. On December 7, 1995, US Airways successfully defended IFPC's emergency motion for a temporary restraining order. On December 13, 1995, IFPC's motion for a preliminary injunction was denied and IFPC has relinquished its right to appeal that decision. IFPC's claim for damages remains pending. In June 1996, US Airways filed a counterclaim against IFPC seeking compensatory damages in excess of $25 million and punitive damages in excess of $25 million. In January 1997, IFPC filed for protection from its creditors under Chapter 11 of the Bankruptcy Code. The bankruptcy court has lifted the automatic stay provided for in the Bankruptcy Code which allows IFPC's and US Airways' claims to be fully litigated and discovery has commenced in the Illinois state court proceeding. The Company is unable to predict at this time the ultimate resolution or potential financial impact on the Company's financial condition and results of operations of these proceedings.

  In May 1995, the Company, US Airways and the Retirement Income Plan for Pilots of USAir, Inc. (the "Pilots' Pension Plan") were sued in federal district court for the District of Columbia by 481 active and retired US Airways pilots alleging violations of the Employee Retirement Income Security Act ("ERISA") by erroneously calculating benefits under the Pilots' Pension Plan. The plaintiffs sought, among other things, damages in excess of $70 million. In May 1996, the court issued a decision in the lawsuit granting US Airways' Motion to Dismiss the majority of the complaint for lack of subject matter jurisdiction, deciding that the dispute must be resolved through the arbitration process. The court retained jurisdiction over one count of the complaint alleging a violation of a disclosure requirement of ERISA. There are no significant penalties or damages which can result from this remaining claim. The plaintiffs appealed the court's decision, however, in the opinion of US Airways' counsel, the appeal is unlikely to be successful.

  The Equal Employment Opportunity Commission and various state and local fair employment practices agencies are investigating charges by certain job applicants, employees and former employees of the Company's subsidiaries involving allegations of employment discrimination in violation of Federal and state laws. The plaintiffs in these cases generally seek declaratory and injunctive relief and monetary damages, including back pay. In some instances they also seek classification adjustment, compensatory damages and punitive damages. Such proceedings are in various stages of litigation and investigation, and the outcome of these proceedings is difficult to predict. In the Company's opinion, however, the disposition of these matters is not likely to have a material adverse effect on its financial condition or results of operations.


                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


      The following table sets forth the Company's ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods presented. For purposes of these ratios, earnings consist of earnings from continuing operations before taxes and fixed charges and fixed charges consist of interest, amortization of debt expense and rent deemed representative of the interest factor. Preferred stock dividend requirements represent an amount equal to income, before income taxes, which would be required to meet the dividends on preferred stock. These ratios should be read in conjunction with the other financial information contained elsewhere in this Prospectus.

                                   YEAR ENDED DECEMBER 31,
                                   -----------------------
                         1996     1995     1994     1993    1992
                         ----     ----     ----     ----    ----
Ratio.................   1.3      1.1      *        *       *

----------

* For the years ended December 31, 1994, 1993 and 1992, earnings were not sufficient to cover fixed charges. Additional earnings of approximately $768 million for the year ended December 31, 1994, $433 million for 1993 and $674 million for 1992 would have been required to achieve a ratio of 1.0.

                       SELECTED HISTORICAL FINANCIAL DATA

  Selected financial data for US Airways Group is presented below. This financial data has been summarized from the financial statements of US Airways Group included herein and should be read in conjunction with the notes thereto and in conjunction with the financial statements contained elsewhere in the Prospectus.

                                           1996       1995      1994       1993      1992
                                           ----       ----      ----       ----      ----
                                               (in millions, except per share amounts)
Consolidated Statements of Operations
Operating Revenues                        $  8,142   $  7,474    $  6,997    $ 7,083    $  6,686
Operating Expenses                        $  7,705   $  7,153    $  7,489    $ 7,179    $  7,033
Operating Income (Loss)                   $    437   $    322    $   (491)   $   (96)   $   (347)
Income (Loss) Before
  Accounting Change                       $    263   $    119    $   (685)   $  (349)   $   (601)
Accounting Change (1)                            -          -           -        (44)       (628)
                                           -------    -------     -------     ------     -------
Net Income (Loss)                         $    263   $    119    $   (685)   $  (393)   $ (1,229)
Net Income (Loss) Applicable
  to Common Stockholders                  $    175   $     34    $   (763)   $  (467)   $ (1,281)
Income (Loss) Per Common Share
  Before Accounting Change - Primary      $   2.69   $   0.55    $ (12.73)   $ (7.68)   $ (13.88)
  Before Accounting Change                $   2.33   $   0.55    $ (12.73)   $ (8.48)   $ (27.23)
  - Fully-diluted
  Effect of Accounting Change                    -          -           -      (0.80)     (13.35)
                                           -------    -------     -------     ------     -------
    Income (Loss) Per Common
     Share - Primary                      $   2.69   $   0.55    $ (12.73)   $ (8.48)   $ (27.23)
    Income (Loss) Per Common              $   2.33   $   0.55    $ (12.73)   $ (8.48)   $ (27.23)
     Share - Fully-diluted
Dividends Per Common Share                $      -   $      -    $      -    $     -    $      -
Consolidated Balance Sheets
Total Assets                              $  7,531   $  6,955    $  6,808    $ 6,878    $  6,595
Long-Term Obligations and
  Redeemable Preferred
  Stock (2)(3)                            $  4,552   $  4,572    $  4,699    $ 4,198    $  3,714
Series B Preferred Stock (3)              $    213   $    213    $    213    $   213    $    213
Common Stockholders'
  Equity (Deficit) (3)                        (798)   ( 1,049)    ( 1,110)      (426)       (169)
                                           -------    -------     -------     ------     -------
Total Stockholders'
  Equity (Deficit) (3)                    $   (584)  $   (836)    $  (897)    $ (213)    $    44
Shares of Common Stock
  Outstanding                                 64.3       63.4        61.1       59.2        47.2
Book Value Per Share (4)                  $ (14.25)   $(18.39)    $(18.71)    $(7.19)    $ (3.58)

(1) Cumulative effect of change in method of accounting for postemployment benefits in 1993 and postretirement benefits other than pensions (net of income tax benefit of $117.6 million) in 1992.
(2) Long-term obligations include long-term debt, capital leases and postretirement benefits other than pensions, non-current.
(3) 1996, 1995 and 1994 do not include deferred dividends on preferred stock. See Note 7(d) to the Company's Consolidated Financial Statements.
(4) Based on Common Stockholders' Equity (Deficit), which is adjusted to reflect deferred dividends on preferred stock as though they had been declared. See Note 7(d) to the Company's Consolidated Financial Statements.

Note:  Numbers may not add or calculate due to rounding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    Overview

     Effective February 21, 1997, USAir Group, Inc. changed its name to US Airways Group, Inc. ("US Airways Group" or the "Company") and its wholly-owned subsidiary, USAir, Inc., changed its name to US Airways, Inc. ("US Airways").

     The Company recorded net income of $27.2 million for the fourth quarter of 1996 and net income of $263.4 million for all of 1996. The Company's primary income per common share was $0.08 for the fourth quarter of 1996 and $2.69 for all of 1996. US Airways recorded net income of $49.5 million for the fourth quarter of 1996 and net income of $183.2 million for all of 1996. US Airways' financial results, which include the results of its wholly-owned subsidiary USAM, were significantly influenced by related party transactions as discussed under "Results of Operations" below.

     Except where noted, the following discussion relates primarily to the financial condition, results of operations and future prospects of US Airways. US Airways is the Company's principal subsidiary and accounted for approximately 92% of the Company's operating revenues for 1996. US Airways is a major United States air carrier whose primary business is transporting passengers, property and mail. US Airways enplaned more than 56.9 million passengers during 1996 and is currently the fifth largest domestic air carrier, as measured by RPMs.

            Factors Contributing to Improved 1996 Financial Results

     The Company recorded net income of $263.4 million for 1996, net income of $119.3 million for 1995 and a net loss of $684.9 million for 1994. This upward trend is primarily attributable to favorable capacity and pricing trends in markets served by the Company's airline subsidiaries, continued stable domestic economic conditions and the positive influence of US Airways' revenue enhancement and cost-reduction initiatives. The Company's results for 1996, although the best in its history, were dampened by substantial year-over-year increases in Personnel costs and Aviation fuel expenses, as discussed under "Results of Operations" below.

     Favorable capacity and pricing trends have been evident in markets served by the Company's airline subsidiaries since early 1995. As discussed further below, early 1995 marked the demise of the "Continental Lite" service offered by Continental Airlines, Inc. ("Continental"). Year-over-year industry capacity growth within the Eastern United States, that region of the U.S. east of the Mississippi River, was 1.4% for 1996 and a contraction of 3.1% for 1995 (as measured by ASMs). US Airways currently has approximately 85% of its daily departures and approximately 58% of its capacity (ASMs) deployed in the Eastern U.S. With respect to pricing factors, the Company believes that the absence of the 10% Federal excise tax on domestic air transportation ("ticket tax") during the first eight months of 1996 had a stimulative effect on the Company's Passenger transportation revenues (see "Government Regulation" below for additional information).

     The demand for air transportation has historically mirrored general economic conditions. The Company believes stable domestic economic conditions during the last several years have contributed to an overall increase in demand for air travel. As discussed under "Revenue Enhancement and Cost Reduction Initiatives" below, the Company's revenue enhancement and cost reduction initiatives have also contributed to the Company's improved 1996 results.

     However, as discussed in the following section, the Company's airline subsidiaries are currently facing renewed pressure from low cost, low fare competition.

      US Airways' Current Competitive Position - Low Cost, Low Fare Threat

     US Airways has the highest cost structure of all major domestic air carriers. Within the last several years, other major domestic air carriers have made substantial progress toward addressing their cost structures, particularly in response to competition from low cost, low fare air carriers. US Airways has been able to reduce costs in certain expense categories (see "Revenue Enhancement and Cost Reduction Initiatives" below), but has not been successful in its efforts to reduce costs in its largest expense category - Personnel costs (See "Personnel Costs - Continued Negotiations With Organized Labor Groups" below). During 1993, Continental, TWA and Northwest Airlines, Inc., were able to obtain significant wage concessions and productivity improvements from unionized employees. The employee concessions achieved by Continental and TWA were obtained in the course of bankruptcy proceedings of those companies. During 1994, United completed a transaction in which employees traded significant wage concessions and productivity improvements for a majority ownership stake in the company and seats on its board of directors. The agreement also allowed United to establish a low cost, low fare operation, "Shuttle by United." The primary function of this operation is to successfully compete with low cost, low fare air carriers in mainly secondary or short-haul markets. During 1996, Delta launched its own low cost, low fare operation, "Delta Express." Delta Express marks the culmination of Delta's efforts to establish a product capable of competing with low cost, low fare air carriers such as Southwest and ValuJet. Delta Express became possible as a result of a new labor agreement Delta entered into with its unionized pilots group.

     As mentioned above, Eastern U.S. operations comprise a substantial portion of US Airways' current route structure. Although a competitive strength in some regards, the regional concentration of significant operations results in US Airways being susceptible to changes in certain regional conditions that may adversely effect the Company's financial condition and results of operations. The combination of a high cost structure and the regional concentration of operations has also contributed to US Airways being particularly vulnerable to low cost, low fare competition. In late 1993, for example, Continental launched its low cost, low fare Continental Lite product in certain markets in the Eastern U.S. also served by US Airways. Continental Lite operations were substantially expanded during 1994. US Airways responded to this competitive threat by selectively lowering its fares by as much as 70% compared to the fares in effect prior to the Continental Lite incursion. By late 1994, US Airways competed with Continental Lite in primary and secondary markets from which US Airways then derived approximately 46% of its passenger revenues. Continental terminated its Continental Lite service in early 1995. Competition with Continental, however, was one of the major contributing factors to the Company's poor financial performance during 1994.

     ValuJet, an air carrier centered around low costs of operations and a low fare structure, commenced operations in October of 1993 by offering service within the Eastern U.S. operating two aircraft. By April 1996, ValuJet had grown substantially and operated 51 aircraft. However, ValuJet reduced its service in May 1996 and suspended operations entirely on June 17, 1996. The Company estimates that approximately 8% of US Airways' capacity (as measured by ASMs) directly overlapped with ValuJet's route structure prior to ValuJet's service reduction. The Company believes that ValuJet's cessation of operations had a favorable effect on the Company's Passenger transportation revenues, but has not quantified such effect. ValuJet reinstated service at reduced levels on September 30, 1996, but the Company is unable to predict whether ValuJet's capacity in markets also served by US Airways will eventually match or exceed the pre-May 1996 levels. ValuJet currently operates 21 aircraft.

     The fourth quarter of 1996 included the introduction of Delta Express on October 1st and Southwest's inauguration of service to and from Providence, Rhode Island on October 27th. As mentioned above, Delta Express became possible as a result of a new labor agreement Delta reached with its unionized pilots group. Delta Express currently operates between Florida and 10 Northeast and Midwest cities. Southwest's service at Providence, which is approximately 60 miles from Boston, has resulted in some passenger traffic being drawn from Boston's Logan International Airport. US Airways and its regional airline affiliates have substantial operations at Boston's Logan International Airport. Southwest, another air carrier centered around low cost operations and a low fare structure, first entered Northeast U.S. markets during 1993 by adding service to and from BWI. Since that time, Southwest has expanded service at BWI, initiated service to Florida from BWI (among other locations), launched intra-Florida service and, as mentioned above, added service to and from Providence. In April 1997, Southwest announced that it would increase its operations at Providence. BWI is one of US Airways' hub airports and Northeast-Florida service forms one of US Airways' primary leisure markets. On April 7, 1997, US Airways announced plans to reduce its presence at BWI, including reductions in flights and employees. Certain flights from BWI to Caribbean destinations will originate in the future in Philadelphia in connection with a shift by US Airways of international service from BWI to Philadelphia.

     The Company estimates that US Airways' direct route overlap with Delta Express and Southwest is currently 3.9% and 2.8%, respectively (as measured by ASMs). However, the Company anticipates that US Airways' route overlap with both competitors, as well as the intensity of the competitive pressure on US Airways, will increase as Delta Express follows its planned doubling of operations in 1997 and Southwest allocates additional resources to its new Northeast U.S. operations. The Company views Southwest's continued expansion into the intra-Eastern U.S. market and Delta's ability to establish a low cost, low fare operation as serious competitive threats. For comparative purposes, US Airways' unit operating cost (operating expenses per ASM or "Cost per ASM") was 12.69 cents for full-year 1996, Southwest's unit operating cost for 1996 was 7.50 cents and the Company believes that Delta Express' annual unit operating cost is close to Southwest's.

     Overall, US Airways currently has low cost, low fare competition overlapping approximately 43% of its traffic base; up from approximately 40% during early 1995. In an effort to preserve market share, US Airways has typically responded to the entry of a low cost, low fare competitor into its markets by matching fares and increasing the frequency of service in related markets, generally with the result of diluting US Airways' yield (Passenger transportation revenue per RPM) in these markets. In some cases US Airways has responded by reducing service in affected markets.

     The Company believes that lowering US Airways' costs of operations is essential in order for US Airways to remain competitive and ensure the Company's long-term financial viability, particularly in light of recent competitive developments.

               Revenue Enhancement and Cost Reduction Initiatives

     In January 1996, the Company's and US Airways' boards of directors elected Stephen M. Wolf as Chairman of the Board and Chief Executive Officer. During February 1996, Rakesh Gangwal was elected President and Chief Operating Officer and Lawrence M. Nagin was elected Executive Vice President of Corporate Affairs and General Counsel of both companies. The new senior management team is focusing on addressing US Airways' high cost structure, particularly with respect to Personnel Costs, and has embarked on other measures to improve US Airways' competitive position in today's highly competitive airline industry environment. These other measures include improving and standardizing US Airways' product, revamping US Airways' market image and focus, increasing international service and rationalizing US Airways' operating aircraft fleet. The Company's senior management recently engaged in a series of presentations to the Company's employees to explain and emphasize its view that the Company must obtain a competitive cost structure in order to implement its strategy of becoming an effective global competitor. See "The Company-Strategy" for additional information concerning this strategy and the Company's alternatives if such strategy cannot be implemented. If and to the extent that the alternatives pursued include reducing certain operations, the Company could incur charges such as those related to any resulting decrease in value of certain assets employed in such operations. No final decisions have been made with respect to such alternatives and, accordingly, the Company cannot determine the amount of any such possible charges.

     As mentioned above, US Airways recently changed its name. The name change signals the expanding reach of US Airways' route structure and its changing image. Coinciding with the name change, the livery of US Airways' aircraft will be enhanced and aircraft interiors upgraded and standardized. New products and features, such as a new international business class called "Envoy Class" and personal in-seat video systems, will be added in an effort to attract more business travelers and improve US Airways' image in the marketplace. US Airways is in the process of equipping all of its operating aircraft with in-flight phones and further expanding first class cabins and replacing first class seats on select aircraft. In addition, US Airways' airport lounges are being enhanced and, in some cases, expanded.

     In 1991, US Airways began reducing the size of its operating aircraft fleet culminating in a "right-sizing" strategy in the Spring of 1995. The goal of this strategy was to reduce annual system capacity by five percent and emphasize the strengths of its hubs at the major airports in Pittsburgh, Charlotte, Philadelphia and Baltimore, as well as its operations at other major East Coast urban centers. Capacity reductions were focused on eliminating redundant or unprofitable routes. US Airways' capacity (ASMs) for 1995 decreased by 4.7% versus 1994 as a result of these efforts. The strengthening of hub operations was achieved by reducing point-to-point flights (flights between cities that are not US Airways hubs) thereby increasing the utilization of equipment and personnel at hub locations. The percentage of point-to-point flights in US Airways' schedule was reduced from approximately 18% at the end of 1994 to approximately 10% by the end of 1995. Point-to-point flying comprised approximately 9% of US Airways' schedule at the end of 1996. US Airways also expanded its transatlantic focus from Charlotte and Pittsburgh to include Boston and Philadelphia to take advantage of better connecting traffic and the larger population bases in those cities. These initiatives produced substantial financial benefits during 1996 and 1995.

     During 1996, US Airways redirected its right-sizing efforts and began focusing on diversifying its route structure. US Airways' transatlantic capacity increased 55.4% in 1996 versus 1995 levels (as measured by ASMs). US Airways launched new European service to Munich, Madrid and Rome during mid-1996 and added additional service at Frankfurt during 1996. US Airways has also filed with the DOT to serve London's Heathrow Airport from Boston, Charlotte, Philadelphia and Pittsburgh. US Airways continues to explore additional international opportunities.

     In light of the proposed BA/AA Alliance, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Relationship with British Airways" below, a critical element of US Airways' strategy to achieve sustained financial health and growth in international and domestic markets is the establishment of competitive service to Heathrow. The BA/AA Alliance is currently being reviewed by regulatory authorities in the United Kingdom, the United States and Europe. The Company believes that it is likely that British Airways and American will be forced to divest slots and ground facilities at Heathrow in order for regulatory authorities to approve the BA/AA Alliance.

     Based on US Airways' extensive route structure in the Eastern U.S., the Company believes that it is uniquely situated to receive slots and ground facilities at Heathrow which are divested by British Airways or American as part of regulatory approval of the BA/AA Alliance. However, many airlines, including competitors of US Airways, have appealed to the regulatory authorities to receive such slots and ground facilities at Heathrow.

     The Company is unable to determine whether or when (a) the BA/AA Alliance will be approved or (b) it will receive any slots or ground facilities at Heathrow. In the event (a) regulatory authorities do not approve the BA/AA Alliance or (b) US Airways does not receive sufficient slots and ground facilities at Heathrow in connection with the regulatory approval of the BA/AA Alliance to support our proposed level of service, the Company's international strategy will be constrained by its lack of access to Heathrow.

     US Airways has also undertaken steps to increase its level of on-time performance and improve in other key industry performance measurements (as compiled and reported by the DOT). For October 1996, US Airways ranked first in on-time performance among major domestic air carriers for the first time in its history, despite setting a company single-month load factor record during that month. US Airways finished first in on-time performance among major domestic air carriers for the fourth quarter of 1996. During that quarter, US Airways also ranked first in fewest damaged or lost baggage complaints, fewest reservations complaints and was second overall in fewest complaints of all types. US Airways continues its efforts to improve its image in the marketplace.

     In October of 1995, US Airways introduced personal computer software that enables certain high-volume customers to engage in self-service travel booking. User response has been favorable. In April 1996, US Airways introduced electronic ticketing, or "ticketless travel," as an option for customers traveling within the U.S. on US Airways or US Airways Express. Electronic ticketing enables a customer to book a flight through US Airways' reservations system or certain travel agencies and receive a confirmation number instead of a paper ticket. The Company believes that electronic ticketing enhances customer convenience and helps to reduce US Airways' distribution costs. Distribution costs currently account for approximately $1 billion of the Company's annual operating expenses. Customer response to electronic ticketing has been favorable and customer use of electronic ticketing has increased since its introduction. Electronic ticketing currently accounts for approximately 14% of US Airways' ticket sales.

     During 1996, US Airways continued its cost reduction efforts in non-labor areas initiated in late 1994. These efforts have included various organizational changes, process reengineering, the centralization of US Airways purchasing functions, operations research initiatives intended to improve operational efficiency and maximize passenger revenue generation and the outsourcing of certain cargo, catering and communications functions. In addition, US Airways imposed limits on the base commissions it pays travel agents for domestic air fares beginning in the first quarter of 1995. The new limits on commissions are designed to reduce one of US Airways' largest expenses - Commissions (see also "Results of Operations" below). US Airways signed a ten-year contract with a subsidiary of the General Electric Company ("GE") during the third quarter of 1996 for the upkeep and overhaul of US Airways' CFM-56 and CF-6 jet engines. These engines, originally manufactured by GE and an affiliate of GE, power US Airways' Boeing 737-300, Boeing 737-400 and Boeing 767-200ER aircraft. US Airways expects substantial cost savings over the next ten years associated with the new GE "power-by-the-hour" aircraft engine maintenance contract. The Company believes that US Airways' cost reduction efforts helped reduce non-labor expenses by approximately $500 million during 1995, from otherwise expected levels, with similar savings achieved during 1996.

     As part of the Company's efforts to reduce its capital expenses, the Company reached an agreement with Boeing in 1994 which enabled US Airways to reschedule the delivery of 40 Boeing 737-Series aircraft from the 1997-2000 time period to the years 2003-2005. In addition, as part of the same agreement, US Airways relinquished all of its options to purchase Boeing aircraft during the 1996-2000 time period. During 1995, the Company reached agreements with Boeing and Rolls Royce regarding the deferral of eight Boeing 757-200 aircraft deliveries from 1996 to 1998. As part of the latter agreements, the delivery dates for progress payments associated with the previously scheduled 1996 deliveries were likewise rescheduled. These agreements with Boeing and Rolls Royce have resulted in a substantial reduction in US Airways' expected capital expenditures for the years 1996 through 2000 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Aircraft Fleet and Related Matters" below for recent events concerning Boeing).

     US Airways announced in November 1996 that it had entered into an agreement with AVSA, S.A.R.L., an affiliate of Airbus, regarding the acquisition of up to 400 narrowbody Airbus aircraft. The agreement, discussed further under "Aircraft

Fleet and Related Matters" below, is part of US Airways' long-term strategy of replacing several older, diverse aircraft types with newer, more efficient aircraft types based on a similar design. The Company believes that the operational and customer service benefits of modernizing its fleet outweigh the increased expenses that would be incurred by US Airways with the purchase or lease of the new aircraft.

      Personnel Costs - Continued Negotiations With Organized Labor Groups

     Personnel costs represented 41.5% of US Airways' operating costs for 1996. US Airways currently has the highest unit labor costs in the domestic airline industry (see additional information regarding Personnel costs under "Results of Operations"). The Company remains committed to obtaining a significant reduction in US Airways' unit labor costs and believes that US Airways' long-term financial viability depends on its success in further reducing its cost of operations.

     During the Spring of 1995, the Company reached agreements-in-principle with each of US Airways' major unions regarding concession agreements involving wage and benefit reductions, improved productivity and other cost savings totaling approximately $500 million annually. However, those tentative agreements were conditioned on, among other things, ratification by the members of each labor group and the approval of the Company's stockholders and the Company's and US Airways' boards of directors. These agreements-in-principle provided for wage and other concessions in exchange for equity participation in the Company, profit sharing and representation on the Company's board of directors for US Airways' labor groups. In July 1995, the membership of the AFA, which represents US Airways' flight attendants, voted not to ratify its agreement-in-principle. The ALPA, which represents US Airways' pilots, made significant additional demands which were unacceptable and negotiations were thereafter terminated by the Company.

     US Airways' contract with the employees represented by the IAM became amendable on October 1, 1995. ALPA's contract became amendable on May 1, 1996 and US Airways' contract with the AFA became amendable on January 1, 1997. The collective bargaining process is in progress with all three unions - the Company is unable to predict how long it will take to conclude these negotiations or the eventual outcome of these discussions. Such negotiations traditionally take one or more years from the time a contract becomes amendable, as described in the following paragraph. In recent talks, the Company proposed that US Airways split-off short-haul and certain longer-haul flights into a separate, distinct operating unit. The new operation, centered on lower operating costs than the "mainline" service and an attractive pricing structure, would be designed to help US Airways' competitive stance against Southwest, Delta Express, ValuJet and other low cost competitors.

     Under the RLA, a labor contract does not "expire," but rather becomes amendable on a certain date. Thirty days prior to that date, either party to the contract may give notice to the other of its intention to amend the contract, at which point the collective bargaining process begins. If after a period of negotiations, the parties cannot reach an agreement, a federal mediator from the NMB is brought in to assist. The process of mediation continues until the NMB determines, at its sole discretion, that the parties have reached an impasse. At that point, the parties enter a thirty-day "cooling off" period before either party may employ so-called self-help (e.g., the imposition of contract changes or a lockout by the company or a strike by the union). While in negotiations and mediation, both parties are bound by the contractual terms that were in effect prior to the commencement of the collective bargaining process.

                       Aircraft Fleet and Related Matters

     The Company has embarked on a program to upgrade and standardize the interiors of US Airways' operating aircraft over the next three years. The first phase of the program, which was completed during the fourth quarter of 1996, involved minor changes and improvements to the interiors of each of US Airways' operating aircraft. This phase of the program resulted in minimal incremental expenditures, but has provided a substantial short-term improvement in the appearance of each aircraft. The second phase of the program, which began in February 1997 and is expected to be completed in 1999, includes, depending on the type of aircraft, replacing carpets, seat cushions, sidewalls and overhead storage bins, repainting other aircraft interior components, reconfiguring and/or upgrading seats, expanding first class seating and adding or replacing lavatories. The Company currently estimates that the second phase of this program will result in one-time incremental expenditures of approximately $73 million, approximately $27 million of which is expected to be capitalized.

     As mentioned previously, US Airways recently entered into a series of agreements with an affiliate of Airbus regarding the acquisition by US Airways of up to 400 Airbus aircraft. The A319, A320 and A321 narrowbody aircraft

(collectively, the "Airbus Aircraft") were tentatively scheduled for delivery to US Airways between 1997 and 2009. The proposed transaction would be comprised of 120 firm Airbus Aircraft and 120 Airbus Aircraft to be reconfirmed by US Airways at a future date. In addition, US Airways would have the option to acquire up to 160 additional Airbus Aircraft with open-ended delivery dates. US Airways would have the flexibility in selecting among the 122-seat A319, the 144-seat A320 and the 168-seat A321, depending upon projected industry conditions at the time final delivery schedules were set. The Airbus Aircraft are presently intended as, at a minimum, replacement aircraft for US Airways' existing fleet of Douglas DC-9-30 and MD-80 aircraft, Boeing 737-200 aircraft, and Fokker F28-4000 aircraft. US Airways is also examining alternatives for widebody aircraft to support US Airways' goal of increased international operations.

     The agreements with Airbus remain subject to US Airways achieving a competitive cost structure, but obligate US Airways to inform Airbus by September 30, 1997 of whether or not it will proceed with the acquisition of the aircraft contemplated thereby. US Airways has requested that Airbus agree to an extension of this deadline in the belief that such an extension would facilitate US Airways' efforts to achieve its desired reductions in operating costs. See
Note 4(d) to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus for additional information.

     In early January 1997, Airbus advised US Airways that it could not support the delivery of six aircraft tentatively scheduled for delivery to US Airways in 1997 due to US Airways' inability to affirm the contractual arrangement. Airbus subsequently advised US Airways that it was also withdrawing all of US Airways' 1998 and 1999 firm delivery positions as well as support for the twelve aircraft contemplated to be leased in 1998 for similar reasons. If US Airways is able to achieve a competitive cost structure it may still be able to acquire Airbus aircraft during 1998 and 1999 (see also "Personnel Costs - Continued Negotiations with Organized Labor Groups" above).

     The Company has not yet determined whether consummation of the Airbus transaction and the disposition of the aircraft intended to be replaced with Airbus Aircraft would require the Company to recognize an "impairment loss" in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121").

     During October 1996, US Airways advised Boeing and Rolls Royce that it does not plan to accept delivery of the eight Boeing 757-200 aircraft US Airways presently has on firm order. Consistent with a written statement from Boeing extending the scheduled delivery dates of the Boeing 757s from 1998 to 1999 and the ongoing business discussions between the two parties, US Airways did not make a progress payment to Boeing of approximately $3 million which was, prior to such extension, scheduled to be due on November 1, 1996. On November 7, 1996, Boeing alleged that US Airways was in default of the 757 purchase agreement for failing to make the November 1st payment. Boeing has further alleged, among other things, that US Airways has repudiated a purchase agreement relating to 40 737-Series aircraft scheduled for delivery commencing in 2003. Boeing has purported to terminate both such 757-200 and 737-Series purchase agreements, an action which US Airways believes is not supported by law or the facts, and has claimed almost $450 million as damages for US Airways' alleged breach of such agreements. US Airways subsequently advised Boeing, among other things, that US Airways rejects Boeing's asserted legal basis for termination of such agreements. In addition, US Airways stated that it would hold Boeing responsible for any damages incurred as a result of Boeing's unlawful termination and demanded immediate return of all payments made by US Airways in furtherance of the 737-Series purchase agreement, together with interest from the date of payment. US Airways also expressed its belief that Boeing is legally committed to pursue contract resolutions in good faith. Notwithstanding the formal legal positions of the parties, both sides have expressed a desire to resolve this dispute on a mutually satisfactory basis. US Airways cannot predict whether Boeing will seek to exercise remedies against US Airways and if so, whether the effect on US Airways' financial condition or results of operations would be material. See Note 4(d) to the Company's Consolidated Financial Statements for additional information.

                       Relationship With British Airways

     On June 11, 1996, British Airways and American announced a proposed alliance to jointly market, price and manage their North Atlantic airline services, effective April 1, 1997, subject to U.S. and international approvals. The joint services would carry the designator codes of both airlines and each would code-share beyond the other's gateways. The two airlines have also indicated that they intend to act cooperatively in other areas, such as marketing, sales, facilities use and cargo. British Airways and American are seeking antitrust immunity in connection with approval of their alliance. Certain competition authorities in the U.S. and Europe have made inquiries into the proposed alliance and several airlines serving the North Atlantic have raised very strong objections to the proposed alliance.

     On July 30, 1996, the Company and US Airways initiated a lawsuit in the U.S. District Court for the Southern District of New York against British Airways, BritAir, American and American's parent company, AMR Corporation. The Company and US Airways claim that British Airways, in pursuit of an alliance with American, is responsible for breaches of fiduciary duty to the Company and US Airways and violated certain provisions of the January 21, 1993 Investment Agreement between the Company and British Airways. The lawsuit also claims that the defendants are in violation of U.S. antitrust laws that prohibit conduct that harms competition. Although the defendants filed motions to dismiss the lawsuit following the filing of the complaint, these motions because superceded on March 5, 1997 when the Company filed an Amended Complaint with the Court based on information gathered in the pre-trial discovery process. The defendants filed new motions to dismiss the Amended Complaint on March 28, 1997.

     The Company is unable to predict at this time the ultimate outcome of this lawsuit.


     On October 24, 1996, US Airways notified British Airways that it would terminate the code sharing and frequent traveler agreements between the two companies effective March 29, 1997 as a result of British Airways' decision to enter into an alliance with American. In addition, certain other commercial arrangements between US Airways and British Airways have been or are in the process of being terminated. The Company does not anticipate any material adverse impact on its financial condition or results of operations as a result of the termination of these arrangements. US Airways believes that the code share arrangement contributed less than $20 million annually to its operating revenues. Further, the Company does not believe that US Airways' lack of an international code share partner will have a material impact on its financial condition or results of operations.

     On December 17, 1996, British Airways delivered a notice (the "First Sale Notice") to the Company of its intent to sell in one or more underwritten public offerings or privately negotiated transactions, all of the shares of Series F Preferred Stock and Series T Preferred Stock. Under the Investment Agreement, the First Sale Notice triggered (i) a right of first offer of the Company to purchase all (or in certain circumstances, any portion) of such shares at prices ("Offer Prices") set forth in the First Sale Notice (the "Right of First Offer") and (ii) a public offering registration procedure (the "Public Offering Procedure"). The Offer Prices set forth in the First Sale Notice for the Series F Preferred Stock and the Series T-1 Preferred Stock were established for purposes of both a private sale and a public offering, while the Offer Price for the Series T-2 Preferred Stock was set forth for a private sale only. The Right of First Offer with respect to the Series F Preferred Stock and Series T-1 Preferred Stock expired on February 15, 1997. On March 14, 1997, British Airways delivered a notice (the "Second Sale Notice") to the Company triggering a second right of first offer (the "Series T-2 Right of First Offer") of the Company to purchase all (or in certain circumstances, any portion) of the shares of Series T-2 Preferred Stock at the price set forth in the Second Sale Notice. The Series T-2 Right of First Offer will expire on May 14, 1997.

     Because the Company elected not to exercise the Right of First Offer, British Airways is free to complete a sale on terms no less favorable to British Airways than those set forth in the First Sale Notice, provided that (i) such sale is closed by August 14, 1997 (or 180 days following the initial filing of the Company's registration statement in conjunction with the Public Offering Procedure), (ii) in the case of a public offering of Series F Preferred Stock or Series T-1 Preferred Stock, the sale price may be higher or lower than the price offered in the First Sale Notice and (iii) in the case of a privately negotiated transaction, the price must be equal to or higher than the price offered in the First Sale Notice. In the event the Company does not exercise the Series T-2 Right of First Offer, British Airways will be free to complete a sale of the Series T-2 Preferred Stock in a public offering on terms no less favorable to BA than those set forth in the Second Sale Notice, provided that the sale price may be higher or lower than the price offered in the Second Sale Notice.

     In the First Sale Notice, British Airways also exercised the Public Offering Procedure under the Investment Agreement to cause the Company to use its "reasonable efforts" to register the Series F Preferred Stock and the Series T Preferred Stock for sale in an underwritten public offering at British Airways' request on up to three occasions. The registration procedures provide that the Company shall prepare and file with the Commission and use its reasonable efforts to cause to become effective a registration statement under the Securities Act by April 16, 1997, provided, however, that the Company's obligation may be deferred in certain circumstances for up to 180 days.

     On January 28, 1997, the Company received notice that British Airways' representatives, Messrs. Ayling, Stevens and Maynard, resigned as directors of US Airways Group and on February 12, 1997, the Company received notice that such individuals resigned as directors of US Airways. In the letter of resignation, British Airways waived its current and future rights under the Investment Agreement to US Airways Group board representation.

     Based on such resignations, British Airways may take the position that British Airways is no longer an affiliate of US Airways Group and, therefore, upon the expiration of the third month following such change in status, is able to sell the BA Preferred Stock without registration under the Securities Act in compliance with an exemption thereunder.

                Payments of Dividends on Senior Preferred Stock

     During August and October of 1996, the Company paid dividends of $43.0 million and $40.0 million, respectively, on its outstanding Senior Preferred Stock. Prior to these dividend payments, the Company had deferred the payment of dividends on all of its outstanding preferred stock issuances effective with dividend payments due September 30, 1994.

     As of December 31, 1996, the Company's capital surplus, as calculated in accordance with Delaware Law based on the Company's Consolidated Balance Sheets (which are contained elsewhere in this Prospectus), was $110.0 million. The Company, organized under Delaware Law, may be subject to certain legal restrictions on its ability to pay dividends or repurchase or redeem its own shares of capital stock for cash or other property depending on the amount of its capital surplus. Capital surplus, under Delaware Law, is calculated as (i) net assets (total assets minus total liabilities), less (ii) total capital (that amount of preferred and common equity designated as capital by a company's board of directors). As of December 31, 1996, the Company's net assets were in a surplus position of $174.3 million based on the Company's Consolidated Balance Sheets and its total capital was $64.3 million (all attributable to the Company's outstanding Common Stock; capital for the Company's outstanding preferred stock issuances is a nominal amount of one cent per share).

     As of December 31, 1996, accumulated deferred dividends on all of the Company's outstanding preferred stock issuances, including penalty dividends thereon, totaled $118.9 million. See Note 7(d) to the Company's Consolidated Financial Statements for additional information with respect to accumulated deferred dividends.

     On January 31, 1997, the Company paid additional dividends of $50.0 million to holders of the Company's Senior Preferred Stock. On March 26, 1997, the Company paid dividends of $34.8 million on its outstanding Senior Preferred Stock. Following such payments, the Company was current with respect to all dividends on its outstanding Senior Preferred Stock. On March 31, 1997, the Company paid its regular quarterly dividend on the Series A Preferred Stock.


                             Government Regulation

     The ticket tax was reinstated on August 27, 1996, for tickets sold for travel before January 1, 1997. This tax, 10% of the cost of an airline ticket, had previously expired on January 1, 1996. The Company believes that its Passenger transportation revenues were stimulated during the period the tax was not in effect - the absence of the tax effectively reduced the cost of air travel. The Company cannot estimate the dollar impact of the tax expiration on its Passenger transportation revenues during the period the tax was not collected due to the complexity and number of factors that contribute to the Company's performance in this area. This tax expired again on January 1, 1997. On February 28, 1997, President Clinton signed legislation reinstating the tax for tickets sold beginning March 7, 1997 through September 30, 1997. Reinstatement of this tax, which could effectively increase the cost of air transportation, may dampen demand for air transportation which, in turn, may have a material adverse effect on the Company's financial condition and results of operations.

     The Company's airline subsidiaries became obligated to pay the $.043 per gallon Federal Excise Tax on Transportation Fuels on October 1, 1995. Airlines had a two-year exemption from this tax, which became law during 1993. Attempts to either rescind this tax or reinstate the airline exemption continue, although these efforts have not been successful to date. US Airways cannot predict the ultimate outcome of future attempts to either rescind the tax or reinstate the airline exemption. US Airways recognized expenses of $43.0 million and $11.9 million as a result of this tax during 1996 and 1995, respectively.

     The FAA has proposed new regulations that would require flight data recorders that measure more flight parameters than most original equipment flight data recorders. The proposed regulations, subject to DOT approval, would require the upgraded flight data recorders to be installed within four years. The proposal, as drafted, would affect US Airways' entire operating fleet. The Company estimates that the proposed regulations, if adopted, would cost US Airways approximately $20 million over the four year period. The Company cannot predict whether or when the proposed regulations will be adopted or if the proposed regulations will result in expenditures consistent with the Company's current estimate.

     Following the July 1996 accident involving a TWA aircraft and speculation that the cause of the accident may have been sabotage, President Clinton ordered new security measures related to passenger, baggage and cargo screening, particularly with respect to international operations. The increased security measures have resulted in an increase in the Company's operating expenses, although the dollar effect of the new security measures is not material. The President also formed a special committee which is reviewing aviation safety and airport security, as well as the air traffic control system. The committee released its final recommendations on February 12, 1997. The committee made several recommendations in the areas of safety, air traffic control and security. The Company is unable to predict whether any of the recommendations will be adopted, and if adopted, their impact on the Company's financial condition and results or operations. Further increases in government-mandated security measures could have an adverse effect on the Company's financial condition and results of operations depending on the ability of US Airways and its regional affiliates to passthrough any new Federal taxes, surcharges or additional operating expenses to customers. Any effective increase in the cost of air transportation may dampen passenger and cargo traffic levels which could have a material adverse effect on the Company's financial condition and results of operations.

     Many aspects of US Airways' operations are subject to increasingly stringent federal, state and local laws protecting the environment. Future regulatory developments could affect operations and increase operating costs in the airline industry, including for US Airways.

Results of Operations

     The following section provides an overview of changes in certain components of the Company's results of operations (the Company's Consolidated Statements of Operations are contained elsewhere in this Prospectus). See "The Company - Operating Statistics" for selected US Airways operating and financial statistics (which also includes the definition of each term used below). All terms used in this section refer to US Airways' scheduled service operations except for unit operating cost, which includes charter service.

                    Year Ended December 31, 1996 Compared to
                          Year Ended December 31, 1995

     The Company recorded net income of $263.4 million for 1996, an improvement of $144.1 million or more than double its net results for 1995. After preferred dividend requirement (the Company reflects dividends on all its outstanding preferred stock as if paid during the period for purposes of calculating income per common share), the Company earned $174.6 million for 1996, or $2.69 per common share on a primary basis.

     The Company's second quarter financial results have historically been its strongest due to US Airways' combination of business traffic and North-South leisure traffic in the Eastern U.S. during that period.

     US Airways' RPMs and passenger load factor for 1996 were company records. Although US Airways' capacity (ASMs) fell 2.2% and the number of revenue passengers carried was relatively unchanged year-over-year, yield improved 4.8% and average passenger journey increased 3.6%. The yield improvement was primarily driven by the factors discussed under "Factors Contributing to Improved 1996 Financial Results" and the decrease in capacity (ASMs) was due mainly to less operating aircraft in US Airways' operating fleet year-over-year. The increase in average passenger journey reflects US Airways increased transatlantic service (see related discussion under "Revenue Enhancement and Cost Reduction Initiatives"). In general, favorable capacity and pricing trends have been evident in markets served by the Company's airline subsidiaries since the demise of Continental Lite in early 1995. Competition with Continental Lite included US Airways selectively lowering fares in certain markets to maintain market share.

     As mentioned above, the Company's airline subsidiaries are experiencing increased competitive pressure with the October 1996 launch of Delta Express, Southwest's late-October 1996 expansion into the Northeast U.S. and ValuJet's recent reinstatement of service. Direct competition with low cost, low fare air carriers or operations has typically resulted in the dilution of yield realized by the Company's airline subsidiaries in the affected markets.

     US Airways continues to be the highest cost major air carrier in the United States. US Airways' unit operating cost was 12.69 cents for 1996, an 11.3% increase versus its unit operating cost for 1995. This increase is primarily the result of higher operating expenses applied over slightly less capacity (ASMs) year-over-year (see discussion below related to year-over-year changes in certain components of the Company's operating expenses). US Airways' high cost structure relative to its major competitors results in it being particularly susceptible to adverse changes in general economic and market conditions.

     During 1996, US Airways recorded two non-recurring items related to its subleasing of 11 non-operating British Aerospace BAe-146-200 ("BAe-146") aircraft (in addition to the three sublease agreements reached during the fourth quarter of 1995 for which US Airways recorded a non-recurring item of $4.1 million - a credit to Aircraft rent expense). US Airways reversed $22.5 million of previously accrued rent obligations related to these aircraft against Aircraft rent expense and reversed $7.0 million against Aircraft maintenance expense related to previously accrued lease return provisions.

Operating Revenues

     Passenger Transportation - US Airways' Passenger transportation revenues increased $531.7 million, or 8.5%, with the remainder of the $622.3 million increase attributable to passengers carried by the Company's regional airline subsidiaries. US Airways' increase is primarily the result of a 4.8% increase in yield and a 3.6% increase in average passenger journey. The main factors contributing to the Company's improved performance during 1996 are discussed above. In addition, the Company estimates that severe winter weather within the Eastern U.S. and the partial Federal Government shutdown adversely affected first quarter 1996 revenues by approximately $55 million. Hurricanes Fran and Eduoard, which occurred during September 1996, also adversely affected the Company's Passenger transportation revenues by approximately $10 million. Although a competitive strength, concentration of significant operations in the eastern U.S. results in the Company's airline subsidiaries being susceptible to certain regional conditions that may have an adverse effect on the Company's financial condition and results of operations. The Company's airline subsidiaries faced intense competitive pressure from Continental Lite during early 1995 (see discussion under "US Airways' Current Competitive Position - Low Cost, Low Fare Threat").

     Other Operating Revenues - Fees received by US Airways for passenger handling and reservation services from US Airways Express air carriers (other than the fees US Airways receives from the Company's three wholly-owned regional air carriers, which are eliminated during the consolidation of the Company's results of operations) increased due to higher passenger volumes carried by these air carriers and a higher fee structure. In addition, US Airways revenues from frequent traveler program participation fees, reservation cancellation fees and aircraft lease arrangements all increased year-over-year. US Airways' results include certain transactions with related parties that are eliminated at the US Airways Group level. The final wet lease with British Airways expired during the second quarter of 1996. Wet lease revenues of $12.6 million were included in the Company's Other Operating Revenues for 1996 as compared to $63.6 million for 1995. See additional information related to the Company's third party lease and sublease arrangements in Note 4(b) to the Company's Consolidated Financial Statements. Increases or decreases in components of Other Operating Revenues are largely offset by related changes in Other Operating Expenses, Net or other operating expense categories.

     US Airways' Operating Revenues include the line item "US Airways Express transportation revenues." Effective October 1, 1996, US Airways began purchasing all of the capacity (ASMs) generated by the Company's three wholly-owned regional air carriers and, concurrently, recognizing the passenger transportation revenues that result from passengers being carried by these affiliated companies. The rate per ASM that US Airways pays is based on estimates of the costs incurred to produce the capacity. The program is designed to reflect the reality of US Airways' relationship with the Company's regional airline subsidiaries - US Airways controls the markets these air carriers operate in, the marketing programs and the fares they charge. US Airways' expenses associated with this program are eliminated during the consolidation of the Company's results of operations and US Airways' revenues associated with this program are reclassified to Passenger transportation revenues during the consolidation process. The revenues and expenses recognized by US Airways during the fourth quarter of 1996 related to this program may not be indicative of future revenues and expenses associated with this program.

Operating Expenses

     Personnel Costs - Profit sharing expenses, the impact of adding a stock appreciation right ("SAR") feature to one of the Company's stock option plans, interest rate driven increases in pension and postretirement benefits expenses, contractual wage increases that US Airways' pilot and flight attendant employee groups received in January 1996 and wage increases received by certain non-contract employees effective January 1, 1996 were the primary factors which resulted in the Company's Personnel costs increasing $308.3 million or 10.7% versus 1995. US Airways' mechanics and pilots also received contractual wage increases in March 1995 and July 1995, respectively. US Airways had 40,160 full-time equivalent employees as of December 31, 1996 versus 39,900 full-time equivalent employees as of December 31, 1995.

     The Company recorded profit sharing expense related to its 1992 Salary Reduction Plan of $121.6 million for 1996 versus $49.7 million for 1995. The Company's obligations under this plan ended with a payment to participants in early March 1997.

     During the fourth quarter of 1996, the Company's 1992 Stock Option Plan ("1992 Plan"), a component of the Company's 1992 Salary Reduction Plan, was amended to include a SAR feature and SARs were granted to option holders under this plan on a one-for-one basis. For each SAR, the holder is entitled to receive the excess of the fair market value of a share of the Company's Common Stock above $15. The exercise of any SAR cancels its tandem option and, conversely, the exercise of any option cancels its tandem SAR. The SARs have the same expiration date as the tandem options. To the extent the fair market value of a share of its Common Stock exceeds $15, the Company recognizes compensation expense based on the number of SARs outstanding. The Company recognized compensation expense of $41.6 million related to the implementation of this program during the fourth quarter of 1996. Approximately 4.2 million SARs were outstanding under this plan as of December 31, 1996. Additional information related to the Company's stock option plans (including SARs) can be found in
Note 8(e) to the Company's Consolidated Financial Statements.

     Pension and postretirement benefits expenses increased $107.1 million due primarily to interest rate factors. In addition, expenses related to stock option grants, stock grants, severance payments and similar-type compensation (excluding SARs expense) increased $20.6 million year-over-year. Long-term disability expenses increased $22.7 million due mainly to an increase in number of employees on long-term disability.

     Aviation Fuel - US Airways' aviation fuel consumption was relatively unchanged, but rate factors drove the Company's Aviation fuel expense up $147.1 million. US Airways' average cost of aviation fuel consumed during 1996 was
70.56 cents per gallon versus an average rate of 56.83 cents for 1995. Aviation fuel prices are subject to market conditions and other factors that are generally outside of the Company's control. Fluctuations in the price of aviation fuel can have a dramatic effect on the Company's results of operations. Based on consumption for 1996, each one cent per gallon increase in US Airways' cost of aviation fuel translates into an increase of approximately $11 million in US Airways' annual aviation fuel expense. Effective the first quarter of 1997, the Company began recognizing fuel taxes as an element of Aviation fuel expense. These expenses were previously recognized in the Other operating expenses category (the Company's prior period results have been restated for this reclassification). The Federal excise tax on transportation fuels was $43.0 million for 1996 (see also "Government Regulation" above).

     Commissions - Increases resulted from higher Passenger transportation revenues. See also Other, Net below.

     Aircraft Rent - Excluding the effects of the non-recurring item discussed above, Aircraft rent expense increased 4.0%. The increase is due primarily to two leased Boeing 767-200ER aircraft reentering US Airways' operating fleet during the first half of 1996. US Airways recognized expenses related to these aircraft in the Other Operating Expenses category while they were operated by British Airways.

     Aircraft Maintenance - Excluding the effects of the non-recurring item discussed above, Aircraft maintenance expense increased $33.1 million. Efficiencies gained from reengineering efforts in US Airways maintenance areas and the effects of fewer operating aircraft in US Airways' fleet year-over-year were more than offset by timing factors and expenses identifiable as transition expenses related to a change in service providers for certain jet engine maintenance work. US Airways signed a ten year contract with a subsidiary of GE during the third quarter of 1996 for the upkeep and overhaul of certain jet engines. Although the Company expects a significant decrease in maintenance costs associated with these engines because of the new contract, US Airways experienced approximately $14 million in costs during the fourth quarter of 1996 directly related to the transition of work from the former contractor to GE (see discussion under "Revenue Enhancement and Cost Reduction Initiatives" above).

     Depreciation and Amortization - Decreased due mainly to fewer owned aircraft in US Airways' operating fleet.

     Other Operating Expenses, Net - Increased primarily due to increases in insurance and communications-related costs. US Airways also experienced higher credit card expenses linked to higher Passenger transportation revenues. Expenses related to the wet lease arrangement with British Airways decreased $51.0 million due to the expiration of this arrangement during May 1996 (see also Other Operating Revenues and Aircraft Rent above).

     US Airways' Operating Expenses include the line item "US Airways Express capacity purchases." These expenses, which are eliminated during the consolidation of the Company's results of operations, are discussed under Operating Revenues above.

Other Income (Expense)

     Interest Income - Increased due mainly to higher Cash and cash equivalents and Short-term investments balances.

     Interest Expense - Decreased primarily as the result of less long-term debt outstanding year-over-year. The Company made early debt repayments of $150.5 million during 1996.

     Equity in Earnings (Loss) of Affiliates - Amounts pertain to USAM's equity interest in the earnings of Galileo International Partnership, Apollo Travel Services Partnership ("ATS") and Galileo Japan Partnership ("GJP"). USAM owns 11% of the Galileo International Partnership, which owns and operates the Galileo Computerized Reservation System ("Galileo CRS"), approximately 21% of ATS, which markets the Galileo CRS in the U.S. and Mexico and approximately 11% of GJP, which markets the Galileo CRS in Japan. Results for all three partner-ships improved primarily driven by increases in airline industry passenger volumes year-over-year.

     Other, Net - Results for 1996 include expenses of $9.8 million related to US Airways' settlement of litigation involving travel agencies (see "The Company -Legal Proceedings" for additional information) and losses of $8.7 million related to US Airways' disposition of eight non-operating aircraft. Results for 1995 included gains totaling $10.7 million related to the sale of certain 737-300 aircraft. US Airways sold ten non-operating Boeing 737-200 aircraft during the first quarter of 1997 which resulted in a gain of approximately $18 million.

     Provision (Credit) for Income Taxes - The Company was subject to Federal alternative minimum tax for 1996 and 1995 as well as income taxes in certain states. The Company was not subject to regular Federal income tax for 1996 or 1995 as the result of using Federal net operating loss carryforwards. See Note 5 to the Company's Consolidated Financial Statements for additional information.

                    Year Ended December 31, 1995 Compared to
                          Year Ended December 31, 1994

     US Airways Group recorded net income of $119.3 million for 1995 compared with a net loss of $684.9 million for 1994. US Airways recorded net income of $33.0 million for 1995 which represents an improvement of $749.2 million over its 1994 results. US Airways' results include the results of its wholly-owned subsidiary USAM.

     The Company's year-over-year improvement in net income reflects a $477.2 million (6.8%) revenue increase coupled with a decrease in operating expenses of approximately $335.9 million (4.5%). Excluding the unusual items recognized during 1995 and 1994, as discussed further below, the Company's operating costs decreased approximately 1.1% year-over-year.

     US Airways' yield was 16.66 cents for 1995, a 6.7% improvement versus 1994. The stronger than anticipated increase in yield primarily resulted from the effects of the relatively stable domestic economic climate and favorable capacity and pricing trends in markets served by the Company's airline subsidiaries which were prevalent during most of 1995 (see related discussion in "Factors Contributing to Improved 1996 Results" above).

  US Airways' capacity (ASMs) for 1995 decreased by 4.7%. RPMs, however, decreased less than 1% and US Airways' load factor was 64.7% for 1995, a historical high (which was subsequently eclipsed in 1996). US Airways' unit operating cost increased to 11.40 cents from 11.02 cents for 1994 primarily due to the capacity (ASMs) reductions that occurred in 1995.

     The financial results for 1994 include several non-recurring items:

  - a $172.9 million charge related to US Airways' grounded BAe-146 fleet and to US Airways' decision to cease operations of its remaining Boeing 727-200 aircraft in 1995 (the last operational 727-200 aircraft was retired from service in September 1995). During 1994, US Airways again evaluated the secondary market for BAe-146 aircraft and determined that it was probable that it would not be successful in its efforts to sublease or otherwise dispose of these assets (before lease expiry). Considering this analysis, US Airways did not include a provision for any potential subleasing activity in determining the amount of the 1994 charge.

  - a $54.0 million charge for obsolete inventory and rotables to reflect market values.

  - a $25.9 million charge related to US Airways' decision to substantially reduce service between Los Angeles and San Francisco in November 1994.

  - a $28.3 million gain resulting from the sale of certain aircraft and assets to Mesa Air Group, Inc. ("Mesa") and the accounting treatment of the hull insurance recovery on the aircraft lost in the September 1994 accident.

  -  a $1.7 million charge related to the sale of certain assets to Mesa.

  The following table indicates where the above items appear in the Company's Consolidated Statements of Operations ($ millions, brackets denote expense):



                                                               California        Other Asset
      Line Item              Aircraft        Inventory         Reduction        Dispositions           Total
      ---------              --------        ---------         ---------        ------------        -----------
Operating Expenses:
Personnel costs              $      -        $       -         $    (0.3)       $          -        $      (0.3)
Aircraft rent                  (115.5)               -                 -                   -             (115.5)
Aircraft maintenance              3.4                -                 -                   -                3.4
Depreciation and
 Amortization                   (21.7)           (18.0)            (18.2)                  -              (57.9)
Other, net                      (39.1)           (36.0)             (7.4)               (1.7)             (84.2)
                              -------         --------          --------         -----------         ----------
Total Operating Expenses     $ (172.9)       $   (54.0)        $   (25.9)       $       (1.7)       $    (254.5)
                              =======         ========          ========         ===========         ==========

Other Income (Expense):
Other, net                   $      -        $       -         $       -        $       28.3        $      28.3
                              -------         --------          --------         -----------         ----------
Total Other Income (Exp.)    $      -        $       -         $       -        $       28.3        $      28.3
                              =======         ========          ========         ===========         ==========

  US Airways also recorded a $50.0 million addition to Passenger transportation revenues in the fourth quarter of 1994 to adjust estimates made during the first three quarters of 1994.

  As mentioned above under "Year Ended December 31, 1996 Compared to Year Ended December 31, 1995," the Company recognized a $4.1 million unusual item during the fourth quarter of 1995 related to US Airways' BAe-146 aircraft (a reduction of Aircraft rent expense).

Operating Revenues

  Passenger Transportation - Increased $391.0 million (6.2%), $345.5 million of which is attributable to US Airways and the remainder to the Company's wholly-owned regional airlines. The Company estimates that its Passenger transportation revenues were adversely affected during 1994 by approximately $50 million due to unfavorable weather during the first quarter and approximately $150 million as the result of the two accidents that occurred during the third quarter. By early 1995, US Airways' traffic had recovered from the effects of the accidents and approached a level more normally associated with US Airways' capacity in the marketplace. US Airways' 6.7% yield improvement was sufficient to offset the effects on revenues of a 4.7% decrease in both revenue passengers and capacity
(ASMs).

  Cargo and Freight - Decreased $6.3 million (3.9%) primarily due to US Airways' $6.7 million (4.2%) decrease. The U.S. Postal Service's increased emphasis on truck movement of mail in the Northeastern U.S. resulted in lower mail volumes and yields.

  Other Operating Revenues - Increased $92.5 million (19.4%), $67.5 million (13.6%) of which is attributable to US Airways, primarily due to an increase in fees received from participants in US Airways' frequent traveler program and increased revenues from higher volumes and rates for cancellation and rebooking fees. Revenues from third party aircraft lease and sublease arrangements also increased during 1995. US Airways' results include certain transactions with related parties that are eliminated at the US Airways Group level. Overall, increases in the Other Operating Revenue category were largely offset by increases in related expenses recognized as Other Operating Expenses, Net.

Operating Expenses

  Personnel Costs - Relatively unchanged year-over-year. US Airways recognized profit sharing expense of $49.7 million in 1995 and $4.1 million during 1994 associated with the profit sharing component of the 1992 Salary Reduction Program (see further discussion of this profit sharing plan in "Year Ended December 31, 1996 Compared to Year Ended December 31, 1995" above). The 1994 profit sharing expenses resulted from employees receiving certain guaranteed profit sharing payments upon their termination. Overall, profit sharing expense and the contractual wage increases that US Airways' pilots, flight attendants and mechanics received during 1995 were offset by lower personnel levels. US Airways' workforce had approximately 2,500 fewer employees at December 31, 1995 than at December 31, 1994.

  Aviation Fuel - Decreased $26.3 million (3.7%), primarily due to US Airways' $26.5 million (3.9%) decrease. Year-over-year, the average cost of fuel per gallon was relatively unchanged but US Airways' capacity (ASMs) decreased approximately 4.7%. The decreased capacity contributed to a 5.6% reduction in fuel consumption.

  Commissions - Decreased $20.1 million (3.5%) and $22.1 million (4.0%) at US Airways despite an increase in Passenger transportation revenues primarily due to the effects of a change in the rate structure for travel agency commissions that went into effect during early 1995.

  Aircraft Rent - Decreased $125.9 million (22.3%) primarily due to US Airways' $123.3 million (23.7%) decrease. Excluding the unusual items recognized during 1995 and 1994, as discussed above, US Airways' Aircraft rent expense decreased $3.7 million (0.9%) mainly due to fewer leased aircraft in US Airways' operating fleet year-over-year.

  Other Rent and Landing Fees - Decreased $32.4 million (7.4%) and $33.3 million (7.9%) at US Airways primarily due to US Airways' capacity (ASMs) reductions during 1995 and credits totaling approximately $6.0 million received from various airport authorities during 1995 related to 1994 activity.

  Aircraft Maintenance - Decreased $45.3 million (11.6%) primarily due to US Airways' $40.2 million (12.0%) decrease which resulted from fewer operating aircraft year-over-year and the positive impact of US Airways' re-engineering efforts in the maintenance areas.

  Depreciation and Amortization - Excluding the effects of the unusual items recognized during 1994, as discussed above, US Airways' expense increased $7.8 million (2.4%).

  Other Operating Expenses, Net - Excluding the effect of the unusual items recognized in 1994, as discussed above, these expenses increased approximately $57.2 million (4.0%) largely due to increases in expenses associated with increased sales activity. Increased third party lease and sublease arrangements also contributed to the increase in this expense category (see also "Other Operating

Revenues" above). Decreases in certain capacity-related expenses partially offset increases in other components of Other Operating Expenses, Net. US Airways' results include certain transactions that are eliminated at the US Airways Group level.

Other Income (Expense)

  Interest Income - Improved by $24.5 million (90.6%) mainly as a result of significantly higher cash levels during 1995.

  Interest Expense - Increased $18.6 million (6.5%) primarily as a result of interest incurred on debt associated with new aircraft deliveries during 1995 and 1994 which outweighed the effects of US Airways' early debt repayments during 1995 which totaled $202.1 million.

  Interest Capitalized - Decreased $5.0 million (36.2%) mainly due to US Airways' agreement with Boeing to defer the delivery of certain 757-200 aircraft from 1996 to 1998 (see related discussion under "Aircraft Fleet and Related Matters" above).

  Equity in Earnings (Loss) of Affiliates - Results for all three of USAM's equity investments improved primarily driven by increases in airline industry passenger volumes year-over-year.

  Other, Net - Decreased $8.9 million as the effects of the $28.3 million gain recognized in 1994 (discussed above) were only partially offset by US Airways' $10.7 million gain associated with the sale of thirteen 737-300 aircraft during 1995.

  Provision (Credit) for Income Taxes - The Company was subject to Federal alternative minimum tax for 1995 as well as income taxes in certain states. The Company was not subject to regular Federal income tax for 1995 as the result of using Federal net operating loss carryforwards. The results for 1994 do not include any income tax credit due to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") limitations in recognizing a current benefit for net operating losses. See Note 5 to the Company's Consolidated Financial Statements for additional information.

                         Inflation and Changing Prices

  Inflation and changing prices do not have a significant effect on the Company's operating revenues and expenses (other than depreciation and amortization) because such revenues and expenses generally reflect current price levels.

  Depreciation and amortization expense is based on historical cost. For assets acquired through the purchase of Pacific Southwest Airlines, US Airways' historical cost is based on the market value of the assets on May 29, 1987. In the case of Piedmont Aviation, Inc., US Airways' historical cost is based on the fair market value of the assets on November 5, 1987, reduced by the tax effect of that portion of fair market value not deductible for tax purposes in the form of depreciation and amortization. Therefore, aggregate depreciation and amortization is lower than if this expense reflected today's replacement costs for existing productive assets. In evaluating how inflation would increase depreciation expense, however, consideration should also be given to the reduction in other operating expenses, such as aircraft maintenance and aviation fuel, that would be achieved from the operating efficiencies of newer, more technologically advanced productive assets.

                        Liquidity and Capital Resources

  As of December 31, 1996, Cash and cash equivalents and Short-term investments totaled $1.59 billion. US Airways also had $74.4 million deposited in trust accounts to collateralize letters of credit and workers' compensation policies at year-end 1996. These deposits are included in the Other Asset category on the Company's Consolidated Balance Sheets.

  Net cash provided by operations was $1.03 billion for 1996, $576.6 million for 1995 and $1.1 million for 1994. The significant year-over-year improvements in cash flows from operating activities experienced by the Company for the last three years are primarily due to factors discussed under "Factors Contributing to Improved 1996 Financial Results" above.

  USAM received a special cash distribution of $33.7 million from ATS during the second quarter of 1996, reflected in the Other operating adjustments category in the Company's Consolidated Statements of Cash Flows (contained elsewhere in this Prospectus). This special distribution was part of an ATS distribution of cash to its partners. USAM received distributions of $48.7 million from its computer reservation system investments, including the special ATS distribution, during 1996. USAM received distributions of $14.0 million and $8.3 million from these investments for 1995 and 1994, respectively.

  As discussed under "Government Regulation" above, the ticket tax expired on January 1, 1996, but was reinstated effective August 27, 1996 for tickets sold for travel before January 1, 1997. During February 1997, US Airways remitted approximately $180 million to the Federal Government primarily related to ticket taxes that US Airways collected during the time period in 1996 that this tax was in effect. In addition, the Company paid its remaining obligation under the 1992 Salary Reduction Plan, $129.1 million, in early March 1997; this payment ended the Company's obligations for profit sharing under this plan and was based on expenses the Company recognized during 1996 and in earlier periods.

  The Company added a SAR feature to its 1992 Stock Option Plan during the fourth quarter of 1996 (see discussion of Personnel Costs under "Year Ended December 31, 1996 Compared to Year Ended December 31, 1995" above). SAR exercises could potentially have a material adverse effect on the Company's future cash outflows depending on the number and timing of SAR exercises and changes in the fair market value of the Company's Common Stock. Approximately 570,000 SARs were exercised during the fourth quarter of 1996 resulting in a cash outlay of $4.9 million.

  During the third quarter of 1996, the Company revised its estimate of short-term pension plan funding requirements resulting in a decrease of approximately $137 million in the Company's current liabilities as of September 30, 1996 (which was offset by a corresponding increase in the Company's long-term liabilities) and a significant reduction in the Company's original estimate of anticipated cash outflows for 1997.

  The Company has also embarked on a program to upgrade and standardize the interiors of US Airways' operating aircraft. This program, described under "Aircraft Fleet and Related Matters" above, will result in currently estimated incremental expenditures of approximately $73 million, primarily during 1997 and 1998.

  The Company anticipates that its capital expenditures for 1997 will total approximately $150 million, almost all of which is related to US Airways' operations. This estimate includes $20 million related to the purchase of hush kits for certain aircraft in order to comply with Federal noise and pollution mandates and $115 million primarily related to the purchase of aircraft rotables, other aircraft components (including items associated with US Airways' Aircraft Interior Upgrade and Standardization Program), ground support equipment and computer equipment. The Company expects that it will satisfy its liquidity requirements for 1997 through a combination of cash on hand (Cash and cash equivalents and Short-term investments) and cash flow from operations. The Company's estimate of capital expenditures for 1997 is subject to change. As discussed further under "Aircraft Fleet and Related Matters" above, US Airways has entered into an agreement with an affiliate of Airbus for the acquisition of up to 400 Airbus Aircraft; however, this agreement is contingent upon the Company achieving a competitive cost structure. If an aircraft acquisition agreement with Airbus is consummated, the Company's estimate of short-term and long-term capital expenditures may be materially effected. In addition, and also discussed further under "Aircraft Fleet and Related Matters" above, the Company has advised Boeing that it does not plan to accept delivery of certain aircraft the Company has on firm order with Boeing. The Company's estimate of capital expenditures for 1997 does not include equipment purchase deposits that had originally been scheduled to be paid to Boeing under the terms of the Company's contract with Boeing. The outcome of the Company's discussions with Boeing and any impact on the Company's future capital expenditures that may result from these discussions cannot be determined at this time.

  As of December 31, 1996, the Company's current assets were $2.31 billion, an increase of $727.1 million since the end of 1995; however, the Company remains highly leveraged. The Company and US Airways require substantial working capital in order to meet scheduled debt and lease payments and to finance day-to-day operations. In addition, the Company currently does not have in place a short-term credit or receivable sale facility. Changes in certain factors that are generally outside the Company's control, such as an economic downturn, additional government regulation, intensified low cost, low fare competition (see related discussion under "US Airways' Current Competitive Position - Low Cost, Low Fare Threat" above) and further increases in the price of aviation fuel, could have a materially adverse effect on the Company's liquidity, financial condition and results of operations. In addition, the Company is currently in contract negotiations with US Airways' organized labor groups with the goal of achieving a competitive cost structure. There can be no assurance that the Company will be able to accomplish this goal. Currently, US Airways' high cost structure relative to its major competitors results in the Company being particularly susceptible to adverse changes in general economic and market conditions.

  Investing activities during 1996 included cash outflows of $180.7 million for the acquisition of assets ($34.9 million for hush kits, progress payments for 757-200 aircraft of $31.4 million (see "Aircraft Fleet and Related Matters" above for recent developments concerning Boeing), $15.2 million to purchase four 737-200 aircraft prior to lease expiry and $99.2 million related to the purchase of rotables, various ground support equipment and computer equipment). The Company's Short-term investments increased $603.6 million year-over-year primarily due to the Company's operations generating significantly more cash than needed to fulfill immediate operational needs. The Other investing uses of cash category on the Company's Consolidated Statements of Cash Flows includes $12.2 million related to the purchase of debt issued by Shuttle, Inc. during the first quarter of 1996. Net cash used by investing activities during 1996 was $753.8 million.

  Net cash used by financing activities during 1996 was $209.0 million. During the third quarter of 1996, US Airways paid off certain long-term debt with a principal amount of $42.8 million for one of the Company's regional airline subsidiaries (the affiliated company repaid US Airways during December 1996).

  US Airways sold $263.0 million principal amount of Enhanced Equipment Notes ("Enhanced Notes") during the first quarter of 1996 through a private placement offering under SEC Regulation 144A. US Airways used the proceeds from the offering as part of the funds necessary to repay in full the indebtedness incurred in connection with certain Boeing 757-200 aircraft delivered to US Airways in 1995 and 1994. The transaction is reflected on the Company's Consolidated Statements of Cash Flows as proceeds from the issuance of debt of $103.0 million and a "non-cash" issuance of debt of $160.0 million. The non-cash component reflects proceeds that US Airways directed to reduce debt and pay underwriter's fees at the time of the offering. US Airways used the cash proceeds it received from the offering and additional funds to make debt repayments of approximately $105.5 million immediately following the offering. The Enhanced Notes are secured by nine 757-200 aircraft. US Airways filed a Form S-4 Registration Statement with the SEC during July 1996 in connection with its offer to exchange registered Enhanced Notes for the privately-placed Enhanced Notes. The exchange offer was completed in August 1996. The exchange offer did not result in cash inflows or outflows with the exception of filing fees and certain administrative costs.

  In addition to the prepayment and refinancing transactions and the early pay-off by US Airways of an affiliate's third party debt, both discussed above, the Company's subsidiaries made scheduled debt repayments of $85.0 million during 1996. US Airways also incurred new debt of $29.2 million associated with progress payments for 757 aircraft (see "Aircraft Fleet and Related Matters" above for recent developments concerning Boeing). The $29.2 million is reflected as non-cash activity in the Company's Consolidated Statements of Cash Flows because US Airways incurred the related debt in conjunction with the payment of the progress payments.

  During 1996, the Company paid dividends of $83.0 million on its outstanding Senior Preferred Stock. The Company had previously deferred the payment of dividends on all of its outstanding series of preferred stock beginning in September 1994 (see discussion under "Payments of Dividends on Senior Preferred Stock" above). The combined annual dividend requirement of all the Company's outstanding preferred stock issuances, each of which has a cumulative dividend feature, is approximately $78.8 million. As of December 31, 1996, dividends of $118.9 million on all of the Company's outstanding preferred stock issuances had been deferred (including additional dividends (interest) on deferred dividends). On January 31, 1997, the Company paid dividends of $50.0 million to holders of its Senior Preferred Stock. On March 26, 1997, the Company paid dividends of $34.8 million and $46.6 million, respectively, on its outstanding Senior Preferred Stock and Series B Preferred Stock. Following such payments, the Company was current with respect to all dividends on its outstanding preferred stock. On March 31, 1997, the Company paid its regular quarterly dividend on the Series A Preferred Stock. The Company expects to pay the regular quarterly dividend on the Series B Preferred Stock on April 15, 1997. See discussion under "Payments of Dividends on Senior Preferred Stock" above. The Company's Series A Preferred Stock is mandatorily redeemable on August 7, 1999 at $1,000 per share plus accrued dividends (interest) and the Company's Series F Preferred Stock and Series T Preferred Stock are mandatorily redeemable in the year 2008.

  As of December 31, 1996, the redemption values of the Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock were $404.7 million, $323.4 million and $107.6 million, respectively, and the liquidation preference of the Series B Preferred Stock was $255.1 million.

  Except for the Enhanced Notes sold in 1996, the Company's and US Airways' outstanding debt and equity securities are presently rated "below investment grade" by Standard and Poor's Corporation and Moody's Investors Service, Inc. Such ratings may make it more difficult and costly for the Company and US Airways to effect additional financing, particularly unsecured financing. US Airways recently reached an agreement with a subsidiary of Airbus to acquire up 400 Airbus Aircraft. Final consummation of this agreement would result in a significant increase in the Company's need for additional financing (see discussion under "Aircraft Fleet and Related Matters" above).

  US Airways is party to certain financial contracts to reduce its exposure to fluctuations in the price of aviation fuel. Under these arrangements, US Airways pays a fixed rate per notional gallon of fuel and receives in return a floating rate per notional gallon based on the market rate during the month of settlement. Decreases in the market cost of the fuel below the rates specified in the contracts require US Airways to make cash payments. The Company believes that these financial contracts, although inherently risky, do not present a material risk to the Company's or US Airways' liquidity, financial condition or results of operations due to the relatively simple terms, the purpose and short duration of these arrangements. US Airways periodically reviews the financial condition of each counterparty to these financial contracts and believes that the potential for default by any of the current counterparties is negligible. See Note 2 to the Company's Consolidated Financial Statements for additional information.

  US Airways and certain of the Company's other subsidiaries have received notices from the U.S. Environmental Protection Agency and various state agencies that they are potentially responsible parties with respect to the remediation of existing sites of environmental concern. Negotiations with various governmental agencies continue concerning known and possible cleanup sites. US Airways has made financial contributions for the performance of remedial investigations and feasibility studies at sites in Moira, New York; Escondido, California; and Elkton, Maryland. The contributions totaled approximately $120,000 in 1996 and $200,000 for 1995, 1994 and 1993 combined. The Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on its financial condition and results of operations based on the Company's experience with similar environmental sites.

  Also, US Airways has been identified as a potentially responsible party ("PRP") for environmental contamination at Boston's Logan International Airport. There are a number of other PRPs at the site. The Company has reached an agreement-in-principle with the Massachusetts Port Authority to pay approximately $300,000 in cash, and to undertake certain remedial activities in connection with its operations at Boston's Logan International Airport.

  The Company terminated its revolving credit facility with a group of banks during 1994. The Company had historically utilized such a facility to supplement its liquidity from time to time. In addition, US Airways' revolving accounts receivable sale program expired in December 1994. US Airways was unable to sell receivables under the agreement during 1994 because of failure to comply with certain financial covenants required to be maintained in connection with that agreement. The Company does not believe the absence of either type of liquidity supplement is detrimental to its short-term financial condition due primarily to the Company's current substantial cash, cash equivalents and short-term investments reserves.

  Investing activities during 1995 included cash inflows from asset sales of approximately $222.3 million (primarily from the sale of thirteen 737-300 aircraft) offset by a $146.7 million cash outflow for the acquisition of assets ($61.7 million cash payments related to new 757-200 aircraft) (see "Aircraft Fleet and Related Matters" above for recent developments concerning Boeing) and $85.0 million cash payments related to the purchase of aircraft rotables, hush kits, computer equipment and various ground support equipment. Net cash provided by investing activities for 1995 was $148.9 million.

  Financing activities during 1995 included $283.2 million of debt payments, including the redemption of US Airways' remaining outstanding 12 7/8% Unsecured Senior Notes ("12 7/8% Notes"), partially offset by $8.7 million in cash proceeds from the sale of the Company's stock to an employee benefit plan stock fund and new debt of $1.2 million incurred at one of the Company's regional airline subsidiaries. In addition, the Company incurred debt of $169.7 million associated with the delivery of seven new 757-200 aircraft and scheduled progress payments for the future aircraft deliveries during 1995. In connection with the deferral of eight 757-200 deliveries to 1998, US Airways rescheduled the due date of $70.8 million of previously satisfied aircraft purchase deposits into the future resulting in a reduction of both debt and equipment deposits (see "Aircraft Fleet and Related Matters" above for recent developments concerning Boeing). The $169.7 million and $70.8 million are reflected as non-cash activity in the Company's Consolidated Statements of Cash Flows because US Airways experienced an increase or decrease in fixed assets or equipment deposits concurrently with the increase or decrease in debt. US Airways made early debt payments, including the redemption of the 12 7/8% Notes, totaling approximately $202.1 million during 1995.

  During December 1995, US Airways completed a transaction which enabled it to substitute previously unencumbered aircraft in lieu of cash deposits as collateral for certain workers' compensation liabilities. As a result of the arrangement, approximately $67.2 million of previously restricted cash and security deposits were returned to US Airways.

  During 1994, the Company's investment in new aircraft acquisitions and purchase deposits totaled $270.6 million (which includes $224.6 million presented as non-cash on the Company's Consolidated Statement of Cash Flows since debt was incurred upon delivery of aircraft or to satisfy equipment deposit progress payments). US Airways took delivery of five new 757-200 aircraft during 1994. The Company invested $134.1 million in non-aircraft property during 1994 (e.g., ground support equipment, computer equipment, software, aircraft rotables and hush kits, and take-off and landing slots), partly offset by $75.1 million in proceeds from disposition of assets which includes the sale of certain aircraft and assets to Mesa and insurance proceeds related to the jet aircraft involved in the September 1994 accident. Net cash provided by financing activities was $183.4 million, which includes (i) $172.2 million net proceeds received by US Airways upon the sale of $175 million principal amount of 9 5/8% Senior Notes due 2001 through an underwritten public offering and (ii) $136.7 million of new debt issued which is secured by aircraft delivered before 1994, offset by $87.1 million of scheduled debt payments and $49.7 million of preferred dividend payments. In addition, as discussed above, the Company incurred $270.6 million of debt upon delivery of five 757-200 aircraft and to satisfy equipment deposit progress payments (see "Aircraft Fleet and Related Matters" above for recent developments concerning Boeing).

  As of December 31, 1996, the Company's ratio of current assets to current liabilities was 0.81 to 1 and the debt component of the Company's capitalization structure was greater than 100% (and also greater than 100% if the three series of mandatorily redeemable preferred stock are considered to be debt) due to a deficit in stockholders' equity.

  Certain information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus should be considered "forward-looking information" which is subject to a number of risks and uncertainties. The preparation of forward-looking information requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company's control. Among the specific factors that could cause actual results to differ materially from those set forth in the forward-looking information are the following: labor costs, or, in the alternative, not putting in place a competitive cost structure, aviation fuel costs, competitive pressures on pricing particularly from low cost air carriers, weather conditions, consumer perceptions of the Company's product, demand for air transportation in the markets in which the Company operates and the risks listed from time to time in the Company's U.S. Securities and Exchange Commission reports. Other factors and assumptions not identified above are also involved in the preparation of forward-looking information, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates.

                                   MANAGEMENT
Directors and Executive Officers

  The Directors and executive officers of US Airways Group and US Airways as of March 31, 1997 are as follows:


      Name                   Age                                 Position
      ----                   ---                                 --------
Robert W. Bogle               57                  Director
Edwin I. Colodny              69                  Director
Christopher Doan              50                  Senior Vice President - Maintenance, US Airways
Mathias J. DeVito             66                  Director
Robert L. Fornaro             44                  Senior Vice President-Planning, US Airways
Rakesh Gangwal                43                  Director; President and Chief Operating Officer, US Airways Group and
                                                    US Airways
George J.W. Goodman           66                  Director
John W. Harper                57                  Senior Vice President-Finance and Chief Financial Officer, US Airways
                                                    Group and US Airways
John W. Harris                49                  Director
Edward A. Horrigan, Jr        67                  Director
Robert LeBuhn                 64                  Director
John R. Long, III             48                  Executive Vice President-Human Resources, US Airways
John G. Medlin, Jr            63                  Director
Hanne M. Merriman             55                  Director
Lawrence M. Nagin             56                  Executive Vice President-Corporate Affairs and General Counsel, US
                                                    Airways Group and US Airways
Robert C. Oaks                61                  Senior Vice President-Operations, US Airways
Raymond W. Smith              59                  Director
Stephen M. Wolf               55                  Director; Chairman of the Board and Chief Executive Officer, US
                                                    Airways Group and US Airways

Certain Information Concerning Directors and Officers

  There are no family relationships among any of the officers listed above. No officer was selected pursuant to any arrangement between him or her and any other person. Officers are elected annually to serve for the following year or until the election and qualification of their successors. All the executive officers except Messrs. Wolf, Gangwal, Doan, Oaks and Nagin have been actively engaged in the business and affairs of US Airways during the past five years.


  Each of the Directors of US Airways is also a Director of US Airways Group. Messrs. Gangwal, Harper, Nagin and Wolf each holds the same office at US Airways Group as each does at US Airways. Information with respect to the business experience and affiliations of the Directors and executive officers of US Airways since at least January 1, 1991 is set forth below:

  Mr. Bogle is President and Chief Executive Officer of The Philadelphia Tribune, the nation's oldest newspaper addressed to the African American community. He assumed his position in May 1989 and previously held other high-level positions at the newspaper. In June 1995, Mr. Bogle completed his tenure as President of the National Newspaper Publishers Association, a trade association comprising the publishers of 205 Black-owned newspapers from across the nation. Mr. Bogle is Chairman of the Council of Trustees at Cheyney University, serves on the Executive Committee of the greater Philadelphia Chamber of Commerce and is a board advisor to the United Negro College Fund. He is also a member of the Executive Committee of the Boy Scouts of America, a member of the Union League of Philadelphia and a life member of Kappa Alpha Psi fraternity. Mr. Bogle is Vice Chairman of The Hospitals and Higher Education Authority of Philadelphia and Vice Chairman of Amalgamated Publishers, Inc. He serves on the Board of Directors of The American Red Cross, Presbyterian Medical Center of Philadelphia, the Police Athletic League, the Christian Street YMCA and The American Heart Association. Mr. Bogle is also a founding member of United Media of Philadelphia, an organization comprised of media owned and operated by African Americans.

  Mr. Colodny is of counsel to the law firm of Paul, Hastings, Janofsky & Walker. Paul, Hastings, Janofsky & Walker provides legal services to US Airways. Mr. Colodny retired as Chairman of the Board of US Airways and US Airways Group in July 1992. He served as Chief Executive Officer of US Airways from 1975 until retiring as an employee of US Airways in June 1991. Mr. Colodny is a Director of Lockheed Martin Corporation, Comsat Corporation and Esterline Technologies, Inc., and is a member of the Board of Trustees of the University of Rochester.

  Mr. Doan previously held the position of Vice President-Technical Operations at Northwest from 1993 to 1996. He served as Chairman of the Air Transport Association's Engineering, Maintenance and Materiel Council from 1995 to 1996. He joined US Airways as Senior Vice President-Maintenance in March 1997.

  Mr. DeVito is Chairman Emeritus of the Board and Chairman of the Executive Committee of The Rouse Company (real estate development and management). He also serves as a Director of First Maryland Bancorp, Allied Irish Bank plc, and subsidiaries of The Rouse Company. He is a member of the Board of the Maryland Institute, College of Art, Chairman of the Board of Empower Baltimore Management Corporation and former Chairman of the Greater Baltimore Committee.

  Mr. Fornaro previously held several executive positions at Northwest from August 1988 to February 1992. He was Senior Vice President-Market Planning at Northwest until his election as Senior Vice President-Planning of US Airways in March 1992.

  Mr. Gangwal was elected President and Chief Operating Officer of US Airways Group and US Airways, effective February 19, 1996. Mr. Gangwal came to US Airways from Air France where he had been Executive Vice President-Planning and Development since November 1994. Mr. Gangwal previously served in a variety of management roles at United over an eleven-year period, culminating in the role of Senior Vice President-Planning.

  Mr. Goodman is President of Continental Fidelity, Inc., which provides editorial and investment services. He is the author of a number of books and articles on finance and economics under the pen name "Adam Smith" and is the host of a television series of that name seen on public broadcasting stations in the U.S. and on other networks abroad. He is a Director of Cambrex Corporation and of New England Life. Mr. Goodman also serves as a member of the Advisory Committee of the Center for International Relations at Princeton University and is a Life Trustee of the Urban Institute.

  Mr. Harper was Senior Vice President-Marketing and Information Systems at Axe-Houghton Management (investment management) until his election as Vice President and Controller of US Airways in December 1991. He was elected Senior Vice President-Information Systems of US Airways in October 1992 and Senior Vice President-Finance and Chief Financial Officer of US Airways Group and US Airways in 1994.

  Mr. Harris is President of The Harris Group (real estate development). From 1972 through 1991, he was President of The Bissell Companies, Inc. (real estate development). He is a Director of Piedmont Natural Gas Company and Dominion Capital. Mr. Harris is former Chairman of the Greater Charlotte Chamber of Commerce and a member of the Board of Trustees of the University of North Carolina and serves on the boards of several community service organizations.

  Mr. Horrigan is the former Chairman of the Board of Directors of Liggett Group Inc. (consumer products), a position he had held from May 1993 until his retirement in December 1994. He is also the retired Vice Chairman of the Board of RJR Nabisco, Inc. and retired Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Company (consumer products). He is a Director of the Haggai Foundation.

  Mr. LeBuhn was the Chairman of Investor International (U.S.), Inc. (investments) until his retirement in December 1994. He is now a private investor and is a Director of Acceptance Insurance Companies, New Jersey Steel, Cambrex Corporation and Enzon, Inc. He is Trustee and President of the Geraldine
R. Dodge Foundation, Morristown, New Jersey, and is a member of the New York Society of Security Analysts.

  Mr. Long served as Senior Vice President-Administration of US Airways until his election as Senior Vice President-Customer Operations of US Airways in June 1989. He was elected Senior Vice President-Customer Services in March 1991 and Executive Vice President-Customer Services in May 1992 and appointed Executive Vice President-Human Resources in May 1996.

  Mr. Medlin is Chairman of the Board and, until December 31, 1993, was Chief Executive Officer of Wachovia Corporation (bank holding company). Mr. Medlin also serves as a Director of BellSouth Corporation, Burlington Industries, Inc., Media General, Inc., National Services Industries, Inc., RJR Nabisco Holdings Corp. and Nabisco Holdings Corp.

  Mrs. Merriman is the Principal in Hanne Merriman Associates (retail business consultants). Previously, she served as President of Nan Duskin, Inc. (retailing), President and Chief Executive Officer of Honeybee, Inc., a division of Spiegel, Inc., and President of Garfinckel's, a division of Allied Stores Corporation. Mrs. Merriman is a Director of CIPSCO, Inc., Central Illinois Public Service Company, State Farm Mutual Automobile Insurance Company, The Rouse Company, Ann Taylor Stores Corporation and T. Rowe Price Mutual Funds. She is a member of the National Women's Forum and a Trustee of The American-Scandinavian Foundation. She was a member of the board of directors of the Federal Reserve Bank of Richmond, Virginia from 1984 to 1990 and served as Chairman in 1989-1990.

  Mr. Nagin practiced law with Skadden, Arps, Slate, Meagher & Flom LLP from August 1994 until he joined US Airways in February 1996. He previously served in several executive positions at UAL and United from September 1988 to July 1994, culminating in the role of Executive Vice President-Corporate Affairs and General Counsel of UAL and United. From 1980-1988, Mr. Nagin was Senior Vice President and General Counsel of The Flying Tiger Line Inc. ("Flying Tiger").

  Mr. Oaks is a retired United States Air Force General. He was commander of the Air Training Command, the service's organization responsible for all initial training, including flight training, prior to his last post in his 35-year career with the Air Force, as commander of U.S. Air Forces in Europe. He retired from the Air Force in 1994 and joined US Airways in December 1994 as its Vice President-Corporate Safety and Regulatory Compliance. He was elected to his present position in February 1995.

  Mr. Smith is Chairman of the Board and Chief Executive Officer of Bell Atlantic Corporation (telecommunications). Previously, Mr. Smith had served as Vice Chairman and President of Bell Atlantic and Chairman of The Bell Telephone Company of Pennsylvania. He is a member of the Board of Directors of CoreStates Financial Corporation, Westinghouse Electric Corporation, a trustee of the Carnegie Mellon University and is active in many civic and cultural organizations.

  Mr. Wolf is Chairman of the Board of Directors and Chief Executive Officer of US Airways Group and US Airways and was elected to those positions in January 1996. Immediately prior to joining US Airways, Mr. Wolf was a senior advisor to the investment bank Lazard Freres & Co. From 1987 to July 1994, Mr. Wolf was Chief Executive Officer of UAL and United and became Chairman of each in 1988. From 1986 to 1987, Mr. Wolf was Chief Executive Officer of Tiger International, Inc. and Flying Tiger. From 1984 to 1986, Mr. Wolf was President and Chief Executive Officer of Republic. Prior to that time, Mr. Wolf held senior management positions at Continental, Pan Am and American. Mr. Wolf is a Director of Philip Morris Companies, R.R. Donnelley & Sons Co., The Brookings Institution and the Alzheimer's Disease and Related Disorders Association. He is also a trustee of Northwestern University and Rush-Presbyterian-St. Luke's Medical Center.

Compensation of Directors

  The annual retainer and meeting fee payable to directors of US Airways Group and US Airways in 1996 were $22,000 and $1,000, respectively, payable to nonemployee directors. Mr. DeVito, Chairman of the Human Resources Committee, Mrs. Merriman, Chairman of the Audit Committee, Mr. Medlin, Chairman of the Nominating Committee, and Mr. Harris, Chairman of the Safety Committee, each receives an additional fee of $2,000 per year for serving in those respective capacities. Messrs. Wolf and Gangwal receive salaries in their capacities as officers of US Airways and receive no additional compensation as directors of the Company and US Airways.


  Prior to 1996, the Company maintained a retirement plan for outside directors. The retirement benefit payable under the plan was 100% of the highest annual retainer in effect during the five years prior to retirement. The Company terminated the retirement plan for directors as of December 31, 1995. Pursuant to such termination, (i) no individual who first becomes a director on or after December 31, 1995 will participate in the retirement plan and (ii) directors as of December 31, 1995 were credited with Deferred Stock Units (as hereinafter defined) equal in value to the present value of their accrued benefits as of December 31, 1995. Such Deferred Stock Units will be paid in cash following the director's termination of service.

  Effective in 1996 and thereafter, directors also receive an annual grant of 1,500 stock options. Also effective in 1996 and thereafter, directors receive an annual grant of 500 Deferred Stock Units. These Deferred Stock Units and options will vest after the director serves his or her full one-year term. The addition of stock-based compensation in lieu of a retirement plan for directors is designed to increase the alignment of directors' compensation with stockholder interests.

  The director, the director's spouse and the director's dependent children are provided transportation on US Airways and reimbursement for federal income taxes incurred thereon. During 1996, the average value of this transportation and tax reimbursement was approximately $5,000 per director.

Compensation of Executive Officers

  The Summary Compensation Table below sets forth the compensation paid during the years indicated to each individual who served as the Chief Executive Officer during any portion of the last fiscal year and the four remaining most highly compensated executive officers of the Company (including its subsidiaries).

                           Summary Compensation Table


                                                 Annual Compensation               Long-Term Compensation
                                      ------------------------------------------  -------------------------
                                                                      Other
      Name and Principal                                             Annual           Restricted Stock            All Other
           Position             Year    Salary       Bonus(B)     Compensation            Awards(H)    Options    Compensation(M)
------------------------------  ----  -----------  ------------  ---------------  -------------------  ---------  ---------------
Stephen M. Wolf                 1996  $451,923            --         $   145,962(D)   $ 5,118,750(I)   1,300,000    $  74,337
Chairman of the Board           1995        --            --                  --               --             --           --
and Chief Executive Officer     1994        --            --                  --               --             --           --

Rakesh Gangwal                  1996  $330,769            --         $ 1,948,882(E)   $ 4,281,250(J)     850,000    $  89,704
President and Chief             1995        --            --                  --               --             --           --
Operating Officer               1994        --            --                  --               --             --           --

Lawrence M. Nagin               1996  $292,923      $275,000         $     2,400(F)   $   787,500(K)     225,000    $  89,265
Executive Vice                  1995        --            --                  --               --             --           --
President--Corporate Affairs    1994        --            --                  --               --             --           --
and General Counsel

W. Thomas Lagow                 1996  $339,423            --                  --               --             --    $ 392,922(N)(O)
Executive Vice                  1995  $325,000      $ 96,688(C)               --      $   223,125(L)          --    $ 354,202(N)(O)
President--Marketing of         1994  $325,000      $      0                  --               --             --    $ 286,225(N)
US Airways

John R. Long, III               1996  $329,654            --         $     6,687(G)            --             --    $ 255,914(O)
Executive Vice President        1995  $275,000      $ 81,813(C)      $    21,847(G)   $   223,125(L)          --    $  62,328(O)
--Human Resources of            1994  $275,000      $      0         $    36,458(G)            --             --    $  10,693
US Airways

Seth E. Schofield               1996  $ 53,846      $      0         $     2,152(G)            --             --    $5,459,530(P)
Former Chairman and             1995  $417,908(A)   $212,500(C)      $   228,949(G)            --             --    $   89,967
Chief Executive                 1994  $500,000      $      0         $   116,136(G)            --             --    $   74,821
Officer of the Company and
of US Airways

--------------
(A) Amounts disclosed reflect a voluntary pay reduction incurred by Mr. Schofield during 1995 of $82,092.
(B) The Human Resources Committee has not yet taken action establishing the amount of the incentive awards to be paid to executives for the 1996 fiscal year.
(C) Earned in 1995 but paid in 1996.
(D) Amount disclosed includes $70,902 in living expenses reimbursed for 1996, $59,535 paid for tax liability on such amount (paid in 1997 for 1996 expenses), and $15,525 paid for financial/tax planning services (paid in 1997 for 1996 expenses).
(E) Amount disclosed includes $13,752 paid for automobile expenses and $1,935,130 paid to establish a $1 million (after-tax) deferred annuity, payable to Mr. Gangwal at retirement or severance.
(F) Amount disclosed was paid for tax and financial planning services.
(G) Amounts disclosed include for (i) 1995, $221,911 and $16,870, (ii) 1994, $108,633 and $29,410, received by Messrs. Schofield and Long, respectively, to cover incremental tax liability resulting from income derived from the lapsing of restrictions on the disposition of Restricted Stock. Any amounts disclosed in the column that are in excess of the amounts disclosed in the preceding sentence represent income derived from personal travel on US Airways.
(H) The aggregate number of shares of Restricted Stock held by each of Messrs. Wolf, Gangwal, Nagin, Lagow and Long on December 31, 1996, and the respective value of such shares based on the fair market value of the stock on such date were, respectively: Mr. Wolf--325,000 shares,

    $7,657,813. Mr. Gangwal--200,000 shares, $4,712,500; Mr. Nagin--40,000 shares, $942,500; Mr. Lagow--12,250 shares, $288,641; and Mr. Long--12,250 shares, $288,641.
(I) Mr. Wolf was awarded 325,000 shares of Restricted Stock effective January 22, 1996 vesting ratably on each of the four anniversaries of the effective grant date. The amount shown is based on the closing price ($15.75) on the grant date.
(J) Mr. Gangwal was awarded 250,000 shares of Restricted Stock effective February 19, 1996 vesting 20% on February 19, 1996 and 20% on each of the succeeding four anniversaries of the grant date. Amount shown is based on the closing price ($17.125) on the grant date.
(K) Mr. Nagin was awarded 50,000 shares of Restricted Stock effective February 6, 1996 vesting 20% on February 6, 1996 and 20% on each of the succeeding four anniversaries of the grant date. Amount shown is based on the closing price ($15.75) on the grant date.
(L) On November 28, 1995, each of Messrs. Lagow and Long were awarded 17,500 shares of Restricted Stock. Amount shown is based on closing price ($12.75) on such date. These shares vest 30%, 30% and 40% on each anniversary of the grant date.
(M) Under the split dollar life insurance plan of US Airways, individual life insurance coverage is available to the named officers. In 1993, US Airways commenced paying the premium associated with this coverage. In 1994, 1995 and 1996 US Airways paid the remainder of the premium associated with the whole life component of the coverage. If all assumptions as to life expectancy and other factors occur in accordance with projections, US Airways expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued during 1996, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the named officers (plus the dollar value of premiums paid by US Airways with respect to term life insurance): Mr. Wolf--$57,415, Mr. Gangwal--$38,123, Mr. Lagow--$34,580, Mr.
    Long--$30,711, Mr. Nagin--$46,387 and Mr. Schofield--$50,043. During 1996,
    US Airways made contributions to the accounts of Messrs. Wolf, Gangwal, Nagin, Lagow, Long and Schofield in certain defined contribution pension plans in the following amounts: $16,922, $8,770, $12,000, $32,705, $30,425 and $4,615, respectively. During 1996, US Airways made the following moving expense payments to Messrs. Gangwal, Nagin and Long, respectively; $42,811, $30,878, and $113,204.
(N) Upon the commencement of his employment, US Airways agreed to pay Mr. Lagow $1 million over four years, which amount was intended to compensate him for restricted stock and stock options which he forfeited when he left his former employer. The amount disclosed includes the annual installment, $250,000, of the total payment.
(O) Amounts include profit sharing payments in 1996 and 1997 for fiscal years 1995 and 1996 attributable to pay reductions in 1991 and 1992 in the following amounts: 1995, Mr. Lagow $52,792 and Mr. Long $30,861; 1996--Mr. Lagow $75,637 and Mr. Long $81,574.
(P) Amount includes $2,094,078 in severance payments pursuant to his employment agreement and $3,310,794 in benefits payable pursuant to his supplemental pension arrangements.

Stock Option Grants in Last Fiscal Year

  The following table provides information on stock option grants in 1996 to the named executive officers.



                                          Percent of Total
                        Number of Shares   Options Granted    Exercise                   Grant Date
                           Underlying       to Employees      or Base    Expiration    Present Value
     Name                Option Granted        in 1996         Price        Date           $(1)
--------------------     --------------        -------        --------     -------      -----------
Stephen M. Wolf              1,300,000              52.3%     $12.1875     2/16/06      $10,078,900
Rakesh Gangwal                 850,000              34.2      $ 14.875     2/28/06      $ 8,043,550
W. Thomas Lagow                      0               0.0            --          --                0
John R. Long III                     0               0.0            --          --                0
Lawrence M. Nagin              225,000               9.1      $ 14.875     2/28/06      $ 2,129,175
Seth E. Schofield                    0               0.0            --          --                0

--------------
(1) The Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's projected volatility, the expected exercise period of the option, interest rates and the vesting features of the option. The following assumptions were used in determining the values under the Black-Scholes model: (i) risk-free rate of return: 5.65%, (ii) expected stock price volatility: 50%, (iii) exercise period of 8.37 years, and (iv) dividend yield: 0.00%. The actual value, if any, realized upon the exercise of a stock option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

  The following table provides information on the number of options held by the named executive officers at fiscal year-end 1996. The unexercised options held by all of the officers (except certain options held by Messrs. Long and Schofield) were in-the-money based on the fair market value of the Common Stock on December 31, 1996 ($23.5625).



                                                                                    Value of
                                                       Number of                  Unexercised
                         Shares       Value           Unexercised                 In-the-Money
                        Acquired     Realized       Options/SAR's at            Options/SAR's at
       Name           on Exercise       $             Year End (#)                Year-End ($)
-------------------  --------------  --------  --------------------------  --------------------------
                                               Exercisable  Unexercisable  Exercisable  Unexercisable
                                               -----------  -------------  -----------  -------------
Stephen M. Wolf                0      $     0      500,000        800,000   $5,687,500     $9,100,000
Rakesh Gangwal                 0      $     0      170,000        680,000   $1,476,875     $5,907,500
W. Thomas Lagow            3,211(1)   $33,515      150,000              0   $  946,875     $        0
John R. Long III           1,877(1)   $14,664       93,500              0   $  154,063     $        0
Lawrence M. Nagin              0      $     0       45,000        180,000   $  390,938     $1,563,750
Seth E. Schofield          5,569      $22,276      380,000              0   $1,079,688     $        0

--------------
(1)  Represents exercise of stock appreciation rights.

Retirement Benefits

  Prior to 1993, US Airways' retirement plan (the "Retirement Plan") for its salaried employees was comprised of two qualified plans. The Retirement Plan was designed so that the two plans, when aggregated, would provide noncontributory benefits based upon both years of service and the employee's highest three-year average annual compensation during the last ten calendar years of service. The primary plan is a defined benefit plan which provides a benefit based on the factors mentioned above. The primary plan is integrated with the Social Security program so that the benefits provided thereunder are reduced by a portion of the employee's benefits from Social Security. US Airways' contributions to the primary plan are not allocated to the account of any particular employee. The primary plan was frozen on December 31, 1991, and accordingly, retirement benefits payable under the plan were determinable on that date.

  The secondary plan is a target benefit defined contribution plan. The secondary plan was established in 1983 as a result of changes to the Internal Revenue Code of 1986, as amended (the "Code"), which lowered the maximum benefit payable from a defined benefit plan. In the event that the benefit produced under the primary plan formula cannot be accrued for any employee covered by such plan because of the limit on benefits payable under defined benefit plans, contributions were made on behalf of such employee to the secondary plan. Such contributions were calculated to provide the benefit produced under the formula in the primary plan in excess of such limit, to the extent permitted under the Code's limitation on the contributions to defined contribution plans. US Airway's contributions to the secondary plan are allocated to individual employees' accounts. During 1996, no contributions were made to any executive officer's account. The secondary plan was also frozen on December 31, 1991.

  Under the Retirement Plan, benefits usually begin at the normal retirement age of 65. The Retirement Plan also provides benefits for employees electing early retirement from ages 55 through 64. If such an election is made, the benefits may be reduced to reflect the longer interval over which the benefits will be paid. Executive officers participate in the Retirement Plan on the same basis as other employees of US Airways.

  Contributions to and benefits payable under the Retirement Plan must be in compliance with the applicable guidelines or maximums established by the Code. US Airways has adopted an unfunded supplemental plan which will provide those benefits which would otherwise be payable to officers under the Retirement Plan, but which, under the Code, are not permitted to be funded or paid through the qualified plans maintained by US Airways. Benefit accruals under the supplemental plan also ceased upon the freezing of the Retirement Plan on December 31, 1991. Such supplemental plan provides that any benefits under the unfunded supplemental plan will be paid in the form of a single, lump sum payment. Such supplemental plans are specifically provided for under applicable law and have been adopted by many corporations under similar circumstances. Mr. Long is currently entitled to receive retirement benefits in excess of the limitations established by the Code.

  The following table presents the noncontributory benefits payable per year for life to employees under the frozen Retirement Plan and the unfunded supplemental plan described above, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.


Final Earnings
as defined in
  the Plan        Noncontributory Pension Based on Years of Service
----------------  -------------------------------------------------
                  10 Years   15 Years  20 Years  25 Years  30 Years
                  ---------  --------  --------  --------  --------
$ 100,000.......   $ 19,226  $ 28,840  $ 38,453  $ 48,066  $ 53,066
  200,000.......   $ 43,226  $ 64,840  $ 86,453  $108,066  $118,066
  300,000.......   $ 67,226  $100,840  $134,453  $168,066  $183,066
  400,000.......   $ 91,226  $136,840  $182,453  $228,066  $248,066
  500,000.......   $115,226  $172,840  $230,453  $288,066  $313,066
  600,000.......   $139,226  $208,840  $278,453  $348,066  $378,066
  700,000.......   $163,226  $244,840  $326,453  $408,066  $443,066
  800,000.......   $187,226  $280,840  $374,453  $468,066  $508,066
  900,000.......   $211,226  $316,840  $422,453  $528,066  $573,066
1,000,000.......   $235,226  $352,840  $470,453  $588,066  $638,066

  The values reflected in the above chart represent the application of the Retirement Plan formula to the specified amounts of compensation and years of service. The compensation covered by the Retirement Plan is salary and bonus, as reported in the Summary Compensation Table. The credited years of service under the Retirement Plan through the date of freezing of the plan (December 31, 1991) for each of the individuals included in the Summary Compensation Table are as follows: Messrs. Wolf, Gangwal, Lagow and Nagin--none, and Mr. Long--17 years.

  US Airways has entered into agreements with Messrs. Wolf, Gangwal, Nagin, Lagow and Long which provide for a supplement to their retirement benefits under the Retirement Plan. The supplements are designed to provide such persons with the additional benefits they would have received had they been employed by US Airways for the minimum number of years to be entitled to full retirement benefits under the Retirement Plan and provides for pension benefits to be calculated using their salary of record rather than the salary in effect under various salary reduction programs. The credited years of service under these supplemental arrangements for each of the individuals included in the Summary Compensation Table are as follows: Mr. Wolf--30 years, Mr. Gangwal--5 years, Mr. Nagin--4 years, Mr. Lagow--15 years and Mr. Long--17 years.

  Commencing in January of 1993, US Airways adopted a defined contribution plan retirement program comprised of (i) a money purchase pension plan where contributions are based on a percentage of compensation and is age-weighted,
(ii) a 401(k) savings plan with a company match, and (iii) a profit sharing plan. This retirement program is an individual account program and amounts contributed to each named executive's account were included in the Summary Compensation Table above.

Employment Arrangements with Messrs. Wolf, Gangwal and Nagin

  Under his employment arrangements with US Airways, Mr. Wolf is entitled to an annual base salary of not less than $500,000. In addition, Mr. Wolf is eligible for an annual bonus pursuant to the terms of the Incentive Compensation Plan. Bonus eligibility will be based on performance criteria established by the Human Resources Committee or payable at the Committee's discretion if they believe performance and circumstances are appropriate for such payment. Under the plan, Mr. Wolf may receive a bonus of 50% of annual base salary for target results, which may be increased for results in excess of the target up to a maximum bonus of 100% of base salary.

  Mr. Wolf received an award of stock options and Restricted Stock, as follows:
(i) 1,300,000 stock options effective January 16, 1996, at an exercise price based on the fair market value of the stock on January 16, 1996 ($12.1875) with 500,000 options vesting immediately on January 16, 1996, 575,000 options vesting on January 16, 1997, 75,000 options vesting on January 16, 1998, 75,000 options vesting on January 16, 1999, and the remaining 75,000 options vesting on January 16, 2000, and (ii) 325,000 shares of Restricted Stock, effective January 22, 1996, vesting ratably on the first through fourth anniversaries of the effective grant date.

  US Airways has entered into a supplemental retirement agreement with Mr. Wolf which will provide him with a pension benefit under the formula contained in US Airways' frozen defined benefit pension plan for salaried employees, on the basis that he had "deemed credited service" under the plan for all of his 29 years of service within the airline industry and without regard to certain limitations set forth in the Code. Benefits will be calculated on the assumption that Mr. Wolf's annual compensation has been and will remain at the rate of the annual base salary set forth above and the maximum bonus described above has been earned. Mr. Wolf became vested in 25% of this supplemental benefit on the date of his employment and 25% of this supplemental benefit on the first anniversary of the date of his employment and will become incrementally vested in the remainder of this supplemental benefit ratably on the second and third anniversary of the date of his employment. This benefit is subject to an offset for benefits payable as a result of contributions from US Airways to the tax-qualified and non-qualified defined contribution retirement program for salaried employees of US Airways.

  Under their employment arrangements with US Airways, Messrs. Gangwal and Nagin are entitled to annual base salaries of not less than $400,000 and $340,000, respectively. Upon employment, Mr. Gangwal became entitled to the purchase and assignment by US Airways of an annuity with an after-tax value of $1 million and Mr. Nagin received a $275,000 signing bonus. Both Mr. Gangwal and Mr. Nagin are eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. Bonus eligibility will be based on performance criteria to be established by the Human Resources Committee or payable at the Committee's discretion if they believe performance and circumstances are appropriate for such payment. If Mr. Gangwal and Mr. Nagin achieve their targets, they will receive a bonus of 50% and 35% of their annual base salary, respectively, which may be increased for results in excess of the target up to a maximum bonus of 100% and 70% of their base salaries, respectively. Messrs. Gangwal and Nagin received awards of 850,000 and 225,000 stock options, respectively, effective January 31, 1996, at an exercise price of $14.875 (the fair market value on January 31, 1996), with 20% of the respective options vesting immediately on such dates and an additional 20% vesting on the first through fourth anniversaries of such dates.

  Messrs. Gangwal and Nagin received 250,000 and 50,000 shares, respectively, of Restricted Stock, with 50,000 and 10,000 shares, respectively, vesting immediately on February 19 and 6, 1996, respectively, and 20% of each such grant vesting on the first through fourth anniversaries of such dates.

  US Airways has entered into a supplemental retirement agreement with each of Mr. Gangwal and Mr. Nagin which will provide each with a pension benefit under the formula contained in US Airways' frozen defined benefit pension plan for salaried employees, on the basis that each had "deemed credited service" under the plan accruing at the rate of: (1) five (Mr. Gangwal) or four (Mr. Nagin) years of "deemed service" for each year of actual service up through the fifth year of employment of each; and (2) one year of service for each year of actual service after five years of employment; up to a maximum of 30 years of credited service. The benefits will be calculated on actual base salary and the assumption that the maximum bonus described above has been earned. This benefit is subject to an offset for benefits payable as a result of contributions from US Airways to the tax-qualified and non-qualified defined contribution retirement program for salaried employees of US Airways.

  In connection with their employment arrangements, each of Messrs. Wolf, Gangwal and Nagin also received relocation assistance (and, in the case of Messrs. Gangwal and Nagin, tax reimbursement related thereto) and became entitled to reimbursement of fees for certain tax and financial planning advice. Each of Messr. Wolf's, Gangwal's and Nagin's stock options and Restricted Stock and benefits under the supplemental retirement agreement will vest immediately upon a change-of-control, a termination of employment without cause or upon resignation for good reason.

  The Company has entered into agreements substantially similar to the Employment Contracts (described below) with each of Messrs. Wolf, Gangwal and Nagin.

Arrangements Concerning Termination of Employment and Change of Control

  In connection with their respective retirements, the Company entered into certain arrangements with Messrs. Schofield and Lagow.

  Pursuant to an agreement approved by the Board of Directors, in consideration for his past services to US Airways and for services between the date of the agreement and the time of his retirement, USAir agreed to provide Mr. Schofield with (i) payments required under his employment agreement with US Airways for termination upon mutual agreement paid as if such termination was by Mr. Schofield for "good reason", (ii) a six-month consulting arrangement and (iii) supplemental pension benefits based on his salary of record, as described below.

  Upon his retirement, Mr. Schofield received an aggregate of $1,719,231 pursuant to the terms of his Employment Agreement and became entitled to receive payment for his six-month consulting arrangement at his salary rate in effect on the date of his retirement ($500,000). Mr. Schofield's supplemental pension benefit was $3,310,794.

  Upon his retirement, Mr. Lagow received $1,291,963 in severance payments pursuant to the terms of his Employment Agreement. In addition, Mr. Lagow was provided with certain additional pension benefits, Restricted Stock vesting and retiree health and medical benefits.

  US Airways currently has employment contracts (the "Employment Contracts") with the executive officers (the "Executives") named in the Summary
Compensation Table who remain employees of the Company. The terms of the Employment Contracts extend until the earlier of the fourth anniversary thereof or the Executive's normal retirement date and are subject to automatic one-year annual extensions on each anniversary date (to the fourth anniversary of such anniversary date) unless advance written notice is given by US Airways. In exchange for each Executive's commitment to devote his or her full business efforts to US Airways, the agreements provide that each Executive will be re-elected to a responsible executive position with duties substantially similar to those in effect during the prior year and will receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in each Employment Contract, the term of each Employment Contract is automatically extended until the earlier of the fourth anniversary of the change of control date or the Executive's normal retirement date.

  The Employment Contracts provide that, should US Airways or any successor fail to re-elect the Executive to his or her position, assign the Executive to inappropriate duties which result in a diminution in the Executive's position, authority or responsibilities, fail to compensate the Executive as provided in the Employment Contract, transfer the Executive in violation of the Employment Contract, fail to require any successor to US Airways to comply with the Employment Contract or otherwise terminate the Executive's employment in violation of the Employment Contract, the Executive may elect to treat such failure as a breach of the Employment Contract if the Executive then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of the Employment Contracts, US Airways or its successor would be required to pay the Executive a lump sum equal to either (i) his annual base salary for the then remaining term of the Employment Contract (in the case of Messrs. Wolf, Lagow and Long), or (ii) three years' base salary (in the case of Messrs. Gangwal and Nagin), and to continue granting certain employee benefits for the then remaining term of the Executive's Employment Contract. If the breach follows a change of control, the Executive would be entitled to receive (i) an amount equal to the product of three times the sum of the Executive's annual base salary plus an annual bonus,
(ii) a lump sum equal to the actuarial equivalent of the pension benefits which the Executive would have received had he remained employed by US Airways until the end of the term of the Employment Contract, (iii) medical benefits until such time as the Executive qualifies for group medical benefits from another employer, (iv) travel benefits for the Executive's life, and (v) continuation of certain other benefits during the remainder of the term of the Employment Contract. In addition, except under certain circumstances, during the 30-day period immediately following the first anniversary of a change of control any Executive could elect to terminate his or her Employment Contract for any reason and receive the liquidated damages described in the immediately preceding sentence. Each Employment Contract provides that the Executive shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of such Executive's rights under the Employment Contract. Each Employment Contract also provides that any payments the Executive receives in the event of a termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, the Executive would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

  Currently, under the Company's 1984 Stock Option and Stock Appreciation Rights Plan (the "1984 Plan") and the 1996 Stock Incentive Plan (the "1996 Plan", and together with the 1984 Plan, the "Plans"), pursuant to which employees of the Company and its subsidiaries have been awarded stock options and stock appreciation rights with respect to Common Stock and shares of Restricted Stock, the occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof, and under certain circumstances, would cause shares of Restricted Stock to vest. In addition, grantees would be able, during the 60-day period immediately following a change of control, to surrender all unexercised stock options under the Plans to the Company for a cash payment equal to, in the case of options not issued in tandem with stock appreciation rights, the excess, if any, of the fair market value of the Common Stock over the exercise prices of such stock options or, in the case of options issued in tandem with stock appreciation rights, the positive value of such stock appreciation rights.

                         BENEFICIAL SECURITY OWNERSHIP

  The following information pertains to Common Stock, Series A Preferred Stock, Series F Preferred Stock, Series T Preferred Stock and Series B Depositary Shares (as defined below), beneficially owned by all directors, nominees for director and executive officers of the Company as of January 31, 1997. Unless indicated otherwise, the information refers to ownership of Common Stock. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                  Number of                      Percent of
                    Owner                          Shares                         Class(1)
                    -----                          ------                         --------
Directors and Nominees for Director
     Robert W. Bogle.........................        1,500
     Edwin I. Colodny........................       39,512(2)
     Mathias J. DeVito.......................          700
     Rakesh Gangwal..........................      571,275(3)
     George J. W. Goodman....................          200 Series B
                                                           Depositary Shares(4)
     John W. Harris..........................        1,000(5)
     Edward A. Horrigan, Jr..................          500
     Robert LeBuhn...........................        8,000
     John G. Medlin, Jr......................        2,000
     Hanne M. Merriman.......................        1,500
     Raymond W. Smith........................          500
     Stephen M. Wolf.........................    1,371,379(6)
Executive Officers
     W. Thomas Lagow.........................      180,652(7)
     John R. Long III........................      120,469(8)
     Lawrence M. Nagin.......................      136,105(9)

19 directors, nominees for director and
executive officers of the Company as a
group........................................    2,648,868.5(10)                4.1%

--------------
(1) Percentages are shown only where they exceed one percent of the number of shares outstanding and, in the case of Common Stock holdings, are based on shares of Common Stock outstanding on January 31, 1997.
(2) The listing of Mr. Colodny's holding includes 20,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options.
(3) The listing of Mr. Gangwal's holding includes 200,000 shares of Common Stock held by Mr. Gangwal which are subject to certain restrictions
    ("Restricted Stock") and 340,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options.
(4) Mr. Goodman's holding of Series B Depositary Shares is convertible into
    498.5 shares of Common Stock.
(5) The listing of Mr. Harris' holding includes 600 shares of Common Stock for which he has shared voting and dispositive power.
(6) The listing of Mr. Wolf's holding includes 243,750 shares of Restricted Stock and 1,075,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options.

(7) The listing of Mr. Lagow's holding includes 150,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options and 12,250 shares of Restricted Stock.
(8) The listing of Mr. Long's holding includes 89,250 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options and 12,250 shares of Restricted Stock.
(9) The listing of Mr. Nagin's holding includes 40,000 shares of Restricted Stock and 90,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options.
(10) The listing of all directors', nominees' and officers' holdings includes, in the case of Series B Depositary Shares, the number of shares of Common Stock into which the Series B Depositary Shares are convertible, and also includes 1,933,500 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options and 541,500 shares of Restricted Stock.


     Effective in May 1996, the compensation for directors was changed from cash compensation plus retirement income to cash and stock compensation. Each year active directors receive a grant of 1,500 stock options and 500 deferred stock units, both of which vest one year after grant. Establishing stock based compensation for directors is intended to more closely align directors' financial interests with that of shareholders of the Company. Additionally, effective December 31, 1995 the Retirement Plan for Outside Directors of USAir Group, Inc. was terminated and the value of the accrued benefits for past service was converted into units of phantom stock of the Corporation (''Deferred Stock Units'') based on the average price of the stock in the month of December 1995. Set forth below are the number of options and Deferred Stock Units held by each director and nominee for director pursuant to the aforementioned compensation programs. Although each Deferred Stock Unit represents the economic equivalent of a share of Common Stock, no voting rights are attached thereto and the Deferred Stock Units lack certain other attributes of Common Stock.


                                       Number of         Number of Director
Owner                             Deferred Stock Units    Stock Options(1)
-----                             --------------------    ----------------
Directors and Nominees for
 Director
   Robert W. Bogle                         500.00               1,500
   Edwin I. Colodny                      9,441.54               1,500
   Mathias J. DeVito                     8,569.29               1,500
   Rakesh Gangwal                        -0-                    -0-
   George J. W. Goodman                  8,569.29               1,500
   John W. Harris                        1,825.49               1,500
   Edward A. Horrigan, Jr.               9,140.53               1,500
   Robert LeBuhn                         7,611.38               1,500
   John G. Medlin, Jr.                   7,685.42               1,500
   Hanne M. Merriman                     4,739.13               1,500
   Raymond W. Smith                      3,194.78               1,500
   Stephen M. Wolf                       -0-                    -0-

--------------

(1) The stock options for each director vest on the earlier of the completion of their term or on May 23, 1997.

  The only persons known to the Company (from Company records and reports on Schedules 13D and 13G filed with the Commission) which owned, as of January 31, 1997, more than 5% of each of its Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series F Preferred Stock and Series T Preferred Stock are listed below:

                                                                                                Percent
                                 Name and address                Amount and nature                of
Title of Class                   of beneficial owner             of beneficial ownership        Class(1)
--------------                   -------------------             -----------------------        --------
   Series A Preferred Stock      Berkshire Hathaway Inc.                358,000(2)              100.0%(3)
                                 1440 Kiewit Plaza
                                 Omaha, Nebraska 68131

   Series B Preferred Stock      M.D. Sass                              281,689(4)              6.6%
                                 1185 Avenue of the Americas
                                 New York, New York 10036

   Series B Preferred Stock      George Soros                           294,000(5)              6.9%
                                 888 Seventh Avenue
                                 New York, New York 10106

   Series B Preferred Stock      Ryback Management Corporation          427,900(6)              10.6%
                                 7711 Carondelet Ave. Box 16900
                                 St. Louis, Missouri 63105

   Series F Preferred Stock      BritAir Acquisition Corp. Inc.          30,000(7)              100.0%(8)
                                 75-20 Astoria Blvd.
                                 Jackson Heights, New York 11370

   Series T Preferred Stock      BritAir Acquisition Corp. Inc.          10,071.9(9)            100.0%(8)
                                 75-20 Astoria Blvd.
                                 Jackson Heights, New York 11370

   Common Stock                  Torchmark Corporation                  3,704,800(10)           5.6%
                                 2001 Third Avenue South
                                 Birmingham, Alabama 35233

   Common Stock                  Tiger Management LLC                  15,846,800(11)           24.7%
                                 101 Park Avenue
                                 New York, New York 10178
--------------

(1)  Represents percent of class of stock outstanding on January 31, 1997.
(2) Number of shares as to which such person has shared voting power--358,000; shared dispositive power--358,000.
(3) These shares of Series A Preferred Stock are owned directly by affiliates of Berkshire, are convertible, under certain circumstances and subject to certain antidilution adjustments, into 9,239,944 shares of Common Stock and represent approximately 10.2% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class.
(4)  As set forth in a Schedule 13D amendment dated January 23, 1997.
(5)  As set forth in a Schedule 13D amendment dated January 1, 1997.
(6) As set forth in a Schedule 13G, dated January 27, 1997, as of December 31, 1996.
(7) Number of shares as to which BritAir has sole voting power and sole dispositive power--30,000.
(8) BritAir is a wholly-owned subsidiary of British Airways and owns Series F Preferred Stock and Series T Preferred Stock pursuant to the Investment Agreement. Series F Preferred Stock and Series T Preferred Stock are convertible, under certain circumstances on or after January 21, 1997 and subject to certain antidilution adjustments and Foreign Ownership Restrictions, into a total of 15,458,851 and 3,831,695 shares of Common Stock, respectively. Together, the Series F Preferred Stock and Series T Preferred Stock represent approximately 24.1% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class.
(9) Reflects 152.1 or 100% of the outstanding shares of Series T-1 Preferred Stock and 9,919.8 or 100% of the outstanding shares of Series T-2 Preferred Stock. BritAir has sole voting power and sole dispositive power as to all these outstanding shares of Series T Preferred Stock.
(10) As set forth in a Schedule 13G dated January 31, 1997, as of December 31, 1996, Waddell & Reed Investment Management Company has sole voting power and sole dispositive power over 3,296,700 of these shares. Each of Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc., United Investors Management Company, Liberty National Life Insurance Company and Torchmark Corporation claims sole voting and dispositive power over 3,704,800 shares.

       (11) As set forth in a Schedule 13G dated February 12, 1997 (the "Tiger
            Schedule 13G"). As set forth in the Company's Restated Certificate of Incorporation, so long as British Airways beneficially owns 20% or more of the voting power of the Company's voting stock, any foreign corporation which holds shares of the Company's voting stock shall have no voting rights in respect of, and shall not be entitled to vote, such shares on any matter. As disclosed in the Tiger
            Schedule 13G, a portion of the shares of Common Stock is held by the Jaguar Fund N.V., a Netherlands Antilles corporation ("Jaguar Fund"). Therefore, in accordance with the Restated Charter, so long as British Airways continues to beneficially own 20% or more of the voting power of the Company's voting stock, the shares held by Jaguar Fund are not presently voting Common Stock.


                  MARKET FOR US AIRWAYS GROUP'S COMMON STOCK


       US Airways Group's Common Stock is traded on the New York Stock Exchange (Symbol "U"). On March 31, 1997, there were approximately 64,567,000 shares of the Company's Common Stock outstanding held by 32,093 stockholders of record.

Market Prices of Common Stock

       The high and low sale prices of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape during the periods indicated are presented in the table below:


            Period                   High      Low
            ------                  -------  -------

1997
            First Quarter           $26 3/4  $19 1/4
            Second Quarter           34 1/2   23 1/8
            (through April 25, 1997)

1996
            First Quarter            19 3/4   11 3/4
            Second Quarter           20 3/4   15 7/8
            Third Quarter            19 1/2   15 1/8
            Fourth Quarter           25 7/8   15 1/4

1995
            First Quarter             6 5/8    4 1/4
            Second Quarter           14        5 5/8
            Third Quarter            12 5/8    8
            Fourth Quarter           15 7/8   10 3/8




       Holders of the Common Stock are entitled to receive such dividends as may be lawfully declared by the Company's board of directors. The Company paid dividends of $.03 per share on its Common Stock every quarter from the second quarter of 1980 through the second quarter of 1990. In September 1990, however, the Company suspended the payment of dividends on Common Stock for an indefinite period. For additional information relating to the payment of dividends by US Airways Group, see "Risk Factors - Company Related Considerations - Deferral of Dividends by US Airways Group."

                         DESCRIPTION OF CAPITAL STOCK

       The authorized capital stock of the Company consists of 158,000,000 shares: 3,000,000 shares of senior preferred stock, without nominal or par value (the "Senior Preferred Stock"), 5,000,000 shares of preferred stock, without nominal or par value (the "Regular Preferred Stock"), and 150,000,000 shares of Common Stock. Both the Senior Preferred Stock and the Regular

Preferred Stock are issuable in series. At March 31, 1997, 358,000 shares of Series A Preferred Stock (a series of Regular Preferred Stock), 4,263,050 Depositary Shares ("Series B Depositary Shares"), representing 42,630.5 shares of the Series B Preferred Stock (a series of Regular Preferred Stock), 30,000 shares of Series F Preferred Stock (a series of Senior Preferred Stock), 152.1 shares of Series T-1 Preferred Stock (a series of Senior Preferred Stock), 9,918.2 shares of Series T-2 Preferred Stock (a series of Senior Preferred Stock) and approximately 64,567,000 shares of Common Stock were outstanding, exclusive of shares held in treasury. For certain information relating to the payment of dividends by the Company, see "Risk Factors - Company Related Considerations - Deferral of Dividends by US Airways Group."

Description of Series A Preferred Stock

       The Series A Preferred Stock was issued on August 7, 1989 in a single series of 358,000 shares to affiliates of Berkshire Hathaway, Inc. ("Berkshire Hathaway") pursuant to a letter agreement dated August 7, 1989 between the Company and Berkshire Hathaway (the "Letter Agreement"). The following summary of the terms and provisions of the Series A Preferred Stock and the Letter Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Letter Agreement and to the Company's Restated Certificate of Incorporation, as amended, and the Certificate of Designation for the Series A Preferred Stock (the "Series A Certificate of Designation"), which are Exhibits to the Registration Statement of which this Prospectus is a part. The meanings of capitalized terms defined in this summary shall, except where expressly stated otherwise, be applicable to such capitalized terms only where such terms appear in this summary.


       Rank.   The Series A Preferred Stock ranks, with respect to voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, including with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise, (i) equally with (x) the BA Preferred Stock and
(y) subject to certain limitations, Regular Preferred Stock which may be issued to employee stock ownership plans of the Company, (ii) senior to all shares of Series B Preferred Stock and Common Stock, and (iii) senior to all shares of any other class or series of Preferred Stock of the Company, unless such other class or series by its terms ranks equally with or senior to the Series A Preferred Stock.

       Dividends.   Each holder of shares of Series A Preferred Stock is
entitled to receive, when, as and if declared by the Board of Directors of the Company, in preference to the holders of Common Stock and to any other capital stock ranking junior to the Series A Preferred Stock as to payment of dividends, cumulative cash dividends at the annual rate of $92.50 per share, payable in equal quarterly payments on the last business day of March, June, September and December. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payments of a dividend declared thereon, which record date shall be no more than 60 days nor less than 10 days prior to the date fixed for the payment thereof. Accumulated but unpaid dividends and any overdue redemption payments will accrue interest at
(A) the higher of (x) an annual rate of 9 1/4% or (y) an annual rate equal to 5% plus the "prime rate" as reported in The Wall Street Journal on the date of publication closest to the date of determination or (B) such lesser rate as may be the maximum rate that is permitted by applicable law (in either case compounded quarterly). In addition, if the Company declares a dividend or other distribution on the Common Stock (other than (i) cash dividends in an aggregate amount in any fiscal year which are not expected to exceed the net income of the Company during such year from continuing operations before extraordinary items or (ii) any dividend or distribution of shares of Common Stock), then each holder of shares of Series A Preferred Stock is entitled to receive, at the same time such dividend or distribution is made on the Common Stock, with respect to each share of Series A Preferred Stock held, the same dividend or distribution received by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible.

       Conversion Rights.   The Series A Preferred Stock is convertible into
Common Stock, at the option of the holders thereof, on the terms and conditions summarized herein.

       The current number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is 25.8099 shares of Common Stock (the "Series A Conversion Rate"). The Series A Conversion Rate is subject to adjustment in the event of certain stock dividends, subdivisions, reclassifications and combinations of shares of Common Stock and certain issuances of Common Stock (or rights or warrants or other securities convertible into Common Stock) at a price per share (or having an exercise or conversion price per share) less than an amount equal to $1,000 divided by the number of shares of Common Stock into which one share of Series A Preferred Stock is convertible at such time (or would be convertible if the Series A Preferred Stock were then convertible) (such amount, the "Series A Conversion Price").

       If the Company is a party to certain extraordinary transactions (including a merger, consolidation, sale of all or substantially all its assets, liquidation or recapitalization) in which the shares of Common Stock are changed into or exchanged for other stock or securities or property, then the holders of shares of Series A Preferred Stock will be entitled to receive, upon conversion, the stock, securities or property which the holders of that number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible would receive in such transaction.

       Liquidation Rights.   In the event of liquidation or of dissolution of
the Company, or in certain events of bankruptcy of the Company, the holders of shares of Series A Preferred Stock shall receive $l,000 per share plus all accrued dividends thereon to the date of such payment before any distribution of assets will be made to holders of any class or series, or any shares of any class or series, of stock of the Company ranking junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets, whether upon liquidation, dissolution or winding up or otherwise, including the Series B Preferred Stock and the Common Stock ("Junior Stock"). Any such distribution of assets to holders of shares of any class or series, or any shares of any class or series, of stock of the Company ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or redeemable at or prior to the time that the Series A Preferred Stock may be redeemable pursuant to the Series A Certificate of Designation ("Parity Stock") shall be made only ratably with holders of Series A Preferred Stock.

       Redemption.   The Company is obligated to redeem on August 7, 1999 (if
any shares of Series A Preferred Stock remain outstanding) all outstanding shares of Series A Preferred Stock at a cash price of $1,000 per share plus accrued but unpaid dividends thereon to the date of redemption.

       The Company has the right, at its sole option and election, to redeem at any time, all (but not less than all) of the outstanding shares of Series A Preferred Stock at a cash price of $1,100 per share plus all accrued but unpaid dividends thereon to the date of redemption.

       In the event of a Change in Control (as defined below), any holder of shares of Series A Preferred Stock may require the Company to redeem all (but not less than all) of such holder's shares of Series A Preferred Stock at a price equal to, at the sole option and election of the holder, either (i) $1,000 per share or (ii) an amount per share equal to the Event Price (as defined below) of the Common Stock into which such shares of Series A Preferred Stock are then convertible plus, in either case, all accrued but unpaid dividends thereon to the date of redemption.

       The term "Change in Control" means any of the following:

                  (a) the acquisition by any person, other than the Company or any of its subsidiaries, any employee benefit plan or related trust of the Company or any of its subsidiaries, or Berkshire Hathaway (an "Acquiring Person"), of beneficial ownership of 50% or more of the combined voting power of the then-outstanding voting stock of the Company entitled to vote generally in the election of directors; or

                  (b) the public announcement of a tender or exchange offer by any Acquiring Person for 50% or more of the outstanding voting securities of the Company, which was not approved by the Board of Directors in advance of such public announcement; provided, however, that such announcement shall not constitute a Change in Control as long as (i) the Board of Directors of the Company opposes such offer in its Schedule l4D-9 statements and (ii) the Company has sufficient capital and surplus (as determined in accordance with the terms of Delaware Law) to permit the Company to redeem the issued and outstanding Series A Preferred Stock in accordance with the Series A Certificate of Designation. A Change in Control will be deemed to have occurred at any time a tender or exchange offer, not approved by the Board of Directors of the Company in advance of its public announcement, for 50% or more of the outstanding voting securities of the Company is pending, if (i) the Board of Directors of the Company in its Schedule l4D-9 statements (A) approves, or (B) fails to oppose, such tender or exchange offer, (ii) the Company does not possess sufficient capital and surplus (as determined in accordance with the terms of Delaware Law) to permit the Company to redeem the issued and outstanding Series A Preferred Stock in accordance with the Series A Certificate of Designation or (iii) the Company gives notice to the holders of Series A Preferred Stock that consummation of such a tender or exchange offer is likely; or

                  (c) individuals who, as of August 7, 1989, constituted the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to August 7, 1989 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company and further excluding any person who is an affiliate or associate of an Acquiring Person having or proposing to acquire beneficial ownership of 10% or more of the continued voting power of the Company; or

                  (d) the sale or other disposition of all or substantially all the assets of the Company in one transaction or series of related transactions.

          The term "Event Price" means any of the following, as applicable:

                  (a) The weighted average price per share of Common Stock paid by any person (or affiliate or associate (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person) whose acquisition of shares of stock of the Company triggered a Change in Control during the 60-day period preceding the Change in Control, in the event of a Change in Control described in paragraph (a) of the definition of Change in Control (unless such Change in Control was occasioned by the purchase of shares of the Company's voting stock in a tender or exchange offer, in which case the Event Price shall be determined by reference to paragraph (b) below); or

                  (b) the highest price paid, offered to be paid or agreed to be paid by any person (or affiliate or associate of such person) for a share of Common Stock in a tender or exchange offer in the event of
          (i) a Change in Control described in paragraph (a) of the definition of Change in Control occasioned by the purchase of shares of the Company's voting stock in a tender offer or exchange offer or (ii) a Change in Control described in paragraph (b) of the definition of Change in Control; or

                  (c) the Average Market Price per share of Common Stock, in the event of a Change in Control described in paragraphs (c) or (d) of the definition of Change in Control, computed as of the date of such Change in Control.

          The term "Average Market Price" per share of Common Stock on any date means the weighted average of the Closing Prices per share of Common Stock on the 10 trading days immediately preceding such date, determined by (i) multiplying each Closing Price during such 10 trading day period by the number of shares of Common Stock traded that day, (ii) adding the product of the foregoing multiplications and (iii) dividing the sum by the total number of shares of Common Stock traded during that 10 day period.

          The term "Closing Price" per share of Common Stock on any date means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange. If the Common Stock is not listed or admitted to trading on the New York Stock Exchange, the "Closing Price" shall be determined as set forth in the Series A Certificate of Designation.

          In the event that the Company shall redeem, repurchase, exchange any security or property for, or otherwise acquire for consideration, any Common Stock (excluding certain extraordinary transactions in which the Common Stock shall be changed into or exchanged for different securities of the Company or securities of another corporation, such as a merger or consolidation, a sale of all or substantially all of the Company's assets or other such similar transactions) at a price equal to or greater than the Series A Conversion Price, then, and in each such case, any holder of Series A Preferred Stock may require the Company, at the sole option and election of the holder, to redeem a proportionate number of such holder's shares of Series A Preferred Stock at a price per share equal to the sum of (X) the product of (l) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible immediately prior to such redemption, repurchase, exchange or other acquisition and (2) the price paid for each share of Common Stock in such redemption, repurchase, exchange or other acquisition (or the fair market value in the event of non-cash consideration) plus (Y) all accrued but unpaid dividends thereon to the date of redemption.

  All redemption payments not made on the date set for redemption shall accrue interest at (A) the higher of (x) an annual rate of 9 1/4% or (y) an annual rate equal to 5% plus the "prime rate" as reported in The Wall Street Journal on the date of publication closest to the date of determination or (B) such lesser rate as may be the maximum rate that is permitted by applicable law. If, however, following a Change in Control, a holder of shares of Series A Preferred Stock elects to require the Company to redeem his shares of Series A Preferred Stock and the Company fails to redeem such shares on the date set for redemption, the interest accrued pursuant to clause (y) of the previous sentence will increase each month by an annual rate of 100 basis points, up to a maximum annual rate of 19%, or such lesser rate as may be the maximum rate that is permitted by applicable law. See "Description of Series A Preferred Stock--Covenants" and "--The Letter Agreement".

  Voting Rights.   Each share of Series A Preferred Stock is entitled to 25.8099 votes on all matters on which holders of Common Stock are entitled to vote, subject to adjustment in the manner set forth in the Series A Certificate of Designation. See "Description of Series A Preferred Stock--Conversion Rights". The Series A Preferred Stock, the BA Preferred Stock and the Common Stock vote together as one class on all matters submitted to a vote of stockholders of the Company, except as noted below or as otherwise required by law or the Company's Restated Certificate of Incorporation, as amended, or the Series A Certificate of Designation.

  Whenever (i) dividends payable on shares of the Series A Preferred Stock shall have been in arrears and not paid in full at or before 30 days following any quarterly dividend payment date (a "Dividend Default"), thereafter and until all such dividends shall have been paid in full or declared and set apart for payment, (ii) the Company shall have violated any of the restrictions summarized below under "Certain Restrictions" and such violation shall be continuing, (iii) the Company shall not have redeemed shares of Series A Preferred Stock within 5 business days of the date such redemption is required (a "Redemption Default"), thereafter and until such redemption shall have been performed or all funds necessary therefor set apart for payment, or (iv) the Company shall not have distributed any dividend or other distribution described in the third sentence under "Dividends" above distributable to the holders of Series A Preferred Stock within 5 business days of the date such distribution is required (a "Distribution Default"), thereafter and until such distribution shall have been made, the holders of Series A Preferred Stock shall have the right, voting together as a single class, to elect two additional directors. However, the directors elected or appointed as a result of a Dividend Default shall not be elected or appointed until they have been approved by the Company, which approval may not be unreasonably withheld or delayed. The term of office of the directors elected or appointed in accordance with this paragraph shall terminate automatically upon the cure of the default or once the covenant violation has ceased to continue.

  In addition, the affirmative vote of the holders of two-thirds of the then-outstanding Series A Preferred Stock (unless the consent or approval of a greater number of shares shall then be required by law) is required before the Company may: (i) authorize or create any class or series, or any shares of any class or series, of stock of the Company having any preference or priority as to dividends or upon redemption, liquidation, dissolution, or winding up over the Series A Preferred Stock, or redeemable prior to the time that the Series A Preferred Stock may be redeemable pursuant to the Series A Certificate of Designation ("Senior Stock"); (ii) authorize or create any Parity Stock, other than certain Parity Stock issued by the Company to an employee stock ownership plan, employee stock ownership trust or other similar arrangement; (iii) reclassify any shares of stock of the Company into shares of Senior Stock or Parity Stock; (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; (v) amend, alter or repeal the Restated Certificate of Incorporation, as amended, to alter or change the preferences, rights or powers of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely or to increase the authorized number of shares of Series A Preferred Stock; or (vi) except in certain circumstances described in the Series A Certificate of Designation, effect the voluntary liquidation, dissolution or winding up of the Company, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other corporation.

  Covenants. Except after the occurrence of certain extraordinary events described in the Series A Certificate of Designation, the Company may not, without the consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, redeem or repurchase or otherwise acquire, or permit any of its subsidiaries to redeem, repurchase or otherwise acquire, any shares of Common Stock at a price per share of Common Stock less than the Series A Conversion Price, unless the Board of Directors determines that the shares of Common Stock remaining issued and outstanding upon consummation of such redemption, repurchase or other acquisition will have an aggregate market value, immediately following consummation of such transaction, greater than $1,500,000,000. The Company or any of its subsidiaries may, however, redeem, repurchase or otherwise acquire (i) up to 15,000,000 shares of Common Stock, subject to adjustment in certain circumstances, or (ii) any Common Stock offered for sale to the Company pursuant to the Letter Agreement.

  Certain Restrictions. Whenever a Dividend Default, a Distribution Default or a Redemption Default has occurred, thereafter and until such default is cured, the Company and its subsidiaries are, subject to certain exceptions, restricted from paying dividends on, redeeming or repurchasing shares of Junior Stock or Parity Stock and from purchasing or otherwise acquiring, except in accordance with the Series A Certificate of Designation or the Letter Agreement, any Series A Preferred Stock. The Series A Certificate of Designation does not prevent the Company from (i) declaring a dividend or distribution of any rights to purchase Junior Stock issued pursuant to any rights agreement adopted by the Company ("Rights" or "Right") or issuing Rights in connection with the issuance of Junior Stock, Parity Stock or the Series A Preferred Stock or (ii) redeeming Rights at a price not to exceed $.03 per Right.

  The Letter Agreement.   In the Letter Agreement, Berkshire Hathaway
represented that it acquired the Series A Preferred Stock for investment and not with a view to distribution and agreed that (i) Berkshire Hathaway (which, for purposes of this clause (i) and clauses (ii) through (v) below is defined to include any company or entity controlling or controlled by or under common control with Berkshire Hathaway) will not, within ten years after the closing of the share purchase transaction, acquire Common Stock or other Company securities having general voting power in the election of directors giving Berkshire Hathaway directly or indirectly an aggregate of over 14% of the Company's outstanding voting stock, unless the Board of Directors of the Company has approved Berkshire Hathaway's acquisition of shares taking it beyond the agreed 14% ownership level; (ii) Berkshire Hathaway for the ten year period after the closing of the share purchase transaction will not be a member of a group (as defined in Section 13(d)(3) of the Exchange Act) (other than such a group composed solely of itself and its affiliates) or a participant in a proxy solicitation with respect to any securities of the Company or make any public or private proposal with respect to any extraordinary transaction involving the Company; (iii) during the 24 month period after the date of the Letter Agreement, except with respect to sales made into a tender or exchange offer for all of the Common Stock and except following a Change in Control or a Prospective Change in Control (as defined below), Berkshire Hathaway will not sell any of the Company's securities owned by Berkshire Hathaway; (iv) except following a Change in Control or the public announcement of a tender or exchange offer by any person for 50% or more of the combined voting power of the then-outstanding voting stock of the Company, which tender or exchange offer was approved by the Board of Directors of the Company in advance of such public announcement (a "Prospective Change in Control") and except for sales made into a tender or exchange offer for all of the Common Stock, Berkshire Hathaway will use its best efforts not knowingly to sell any of the Company's securities to any one entity which would, following such sale, possess in the aggregate over 3% of the general voting power of the Company's outstanding voting securities at the time of the sale; and (v) Berkshire Hathaway will not sell any of the Company's securities owned by Berkshire Hathaway without first giving the Company or its designees a reasonable opportunity to purchase such securities at the same price and on the same terms and conditions proposed with respect to an anticipated sale by Berkshire Hathaway to a third party.

  In the Letter Agreement, the Company agreed that, at its expense, the Company will use its best efforts to register under federal and state securities laws and take such other action as Berkshire Hathaway may reasonably request (including creating depositary receipts in customary form) to facilitate any public distributions of (i) the Common Stock into which the Series A Preferred Stock is convertible and (ii) in certain events, the Series A Preferred Stock.

Description of Series B Preferred Stock

  The issuance of Series B Preferred Stock in a single series of 46,000 shares was authorized on May 24, 1991. The Series B Depositary Shares each represent 1/100 of a share of the Series B Preferred Stock.

  The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Company's Restated Certificate of Incorporation, as amended, and the Certificate of Designation for the Series B Preferred Stock (the "Series B Certificate of Designation"), which are Exhibits to the Registration Statement of which this Prospectus is a part. The meanings of capitalized terms defined in this summary shall be applicable to such capitalized terms only where such terms appear in this summary.

  Rank.   The Series B Preferred Stock ranks, either as to dividends or upon liquidation, dissolution or winding up, or both, junior to any series of capital stock of the Company expressly stated to be senior to the Series B Preferred Stock, senior to any class of capital stock expressly stated to be junior to the Series B Preferred Stock, and on a parity with any class of capital stock of the Company expressly stated to rank on a parity with the Series B Preferred Stock. The Series B Preferred Stock ranks (i) senior to the Common Stock and (ii) junior to the Series A Preferred Stock and the BA Preferred Stock.

  Dividends.   Holders of shares of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, an annual cash dividend of $437.50 per share (equivalent to $4.375 per Series B Depositary Share), payable in quarterly installments on February 15, May 15, August 15 and November
15. Dividends on the Series B Preferred Stock are cumulative from the date of initial issuance of such Series B Preferred Stock. Dividends are payable, in arrears, to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors. The Series B Preferred Stock is junior as to dividends to (i) the Series A Preferred Stock and the BA Preferred Stock, (ii) any Regular Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Series B Preferred Stock and (iii) any Senior Preferred Stock that may be issued in the future. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid (or set aside for payment) in full by the Company. In addition, whenever a Dividend Default, a Distribution Default or a Redemption Default (as each term is defined above under "Description of Series A Preferred Stock--Voting Rights") has occurred with respect to the Series A Preferred Stock, thereafter and until such default is cured, the Company may not pay dividends on, or redeem or repurchase, any shares of Series B Preferred Stock.

  If dividends are not paid in full upon the Series B Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of Series B Preferred Stock and such other preferred stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Series B Preferred Stock and such other preferred stock bear to each other the same ratio that accumulated but unpaid dividends per share on the Series B Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the Series B Preferred Stock have been paid, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other Regular Preferred Stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends, nor may any Common Stock or such other Regular Preferred Stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Regular Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Regular Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends upon shares of the Series B Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior Regular Preferred Stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Series B Preferred Stock as to dividends.

  Conversion Rights.   The Series B Preferred Stock is convertible at any time,
at the option of the holder, into such number of whole shares of Common Stock as is equal to the aggregate liquidation preference amount of shares surrendered for conversion divided by the conversion price, except that, if shares of Series B Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the date fixed for such redemption unless the Company shall default in making payment of the amount payable upon such redemption.

  The conversion price is currently $20.06. The conversion price is subject to adjustment (under formulae set forth in the Series B Certificate of Designation) in certain events, including: the issuance of Common Stock as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined in the Series B Certificate of Designation); and the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of indebtedness of the Company or assets (excluding cash dividends or distributions from retained earnings) or rights or warrants to subscribe for or purchase any of its securities.

  If any of the following events shall occur, namely (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation, merger or combination of the Company with or into another corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for the Common Stock, (iii) any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iv) any Fundamental Change (as defined below) (including any event referred to in the foregoing clauses (i), (ii) or (iii) that constitutes a Fundamental Change), then appropriate provision shall be made so that the holder of each share of Series B Preferred Stock then outstanding shall have the right to convert such share into the kind and amount of the shares of stock and other securities or property or assets (including cash) that would have been receivable upon such reclassification, change, consolidation, merger, combination, sale, conveyance or Fundamental Change by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or Fundamental Change; provided, however, that, if the event referred to in clauses (i) through (iv) above constitutes a Non-Stock Fundamental Change (as defined below), each holder of Series B Preferred Stock shall be entitled, upon conversion thereof, to receive such amount of shares of stock, other securities or property or assets (including cash) as is determined by the number of shares of Common Stock receivable upon conversion at the conversion price as adjusted in accordance with clause (i) of the following paragraph; and provided, further, that, if the event referred to in clauses (i) through (iv) above constitutes a Common Stock Fundamental Change (as defined below), the foregoing provisions of this paragraph shall not apply, but each holder of Series B Preferred Stock shall be entitled, upon conversion thereof at any time following such Common Stock Fundamental Change, to receive such number of shares of common stock of the successor or acquiring entity as is determined by use of the conversion price as adjusted in accordance with clause (ii) of the following paragraph. The adjustments described in this paragraph shall be subject to further adjustments as appropriate that shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding paragraph and in this paragraph. If, in the case of any such consolidation, merger, combination, sale, conveyance or Fundamental Change, the stock or other securities and property receivable thereupon by a holder of shares of Common Stock includes shares of stock, securities, or other property or assets (including cash) of an entity other than the successor or acquiring entity, as the case may be, in such consolidation, merger, combination, sale, conveyance or Fundamental Change, then the Company shall enter into an agreement with such other entity for the benefit of the holders of Series B Preferred Stock that shall contain such provisions to protect the interests of such holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

  For purposes of calculating any adjustment to be made pursuant to the preceding paragraph in connection with the occurrence of a Fundamental Change:

       (i) in the case of a Non-Stock Fundamental Change, the conversion price of the shares of Series B Preferred Stock shall be deemed to be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change and (B) the product of (1) the greater of the Applicable Price (as defined below) and the Reference Market Price (as defined below) and (2) a fraction, the numerator of which is $5,000 and the denominator of which is the amount at which one share of Series B Preferred Stock would be redeemed by the Company if the redemption date were the date of such Non-Stock Fundamental Change (such denominator being the sum of (y) the product of the percentage (expressed as a decimal) set forth in the table under the caption "Optional Redemption" below and $5,000 and (z) any then-accrued and then-accumulated and unpaid dividends on the Series B Preferred Stock); provided, however, that if there were accrued or accumulated and unpaid dividends with respect to the Series B Preferred Stock at the time of such Non-Stock Fundamental Change ("Passed Dividends") and if, thereafter, all (or any portion) of such Passed Dividends are paid by the Company, then, the conversion price to be used in determining the amount of consideration to which a holder of Series B Preferred Stock who has not converted his shares of Series B Preferred Stock shall be entitled upon conversion thereof shall be deemed to be the conversion price that would have been used in making such determination if all (or such portion) of such Passed Dividends had not been accrued or accumulated and unpaid at such time; and

       (ii) in the case of a Common Stock Fundamental Change, the conversion price of the shares of Series B Preferred Stock immediately following such Common Stock Fundamental Change shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price.

  Depending upon whether the Fundamental Change is a Non-Stock Fundamental Change or Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert shares of Series B Preferred Stock into the kind and amount of the shares of stock and other securities or property or assets (including cash) as is determined by the number of shares of Common Stock receivable upon conversion at the conversion price as adjusted in accordance with clause (i) of the preceding paragraph. However, in the event of a Common Stock Fundamental Change in which less than 100% by value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party, a holder of a share of Series B Preferred Stock who converts such share following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who converted his share prior to the Common Stock Fundamental Change received consideration in the form of such common stock as well as any other securities or assets (which may include cash) offered by such successor, acquiror or other third party.

  The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Company's Common Stock receive only cash, the amount of cash received by a holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the reported last sales price for one share of the Company's Common Stock (determined as provided in the Series B Certificate of Designation) during the 10 trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets.

  The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% (by value as determined in good faith by the Board of Directors) of the consideration received by holders of Common Stock consists of common stock that, for the 10 trading days prior to such Fundamental Change, has been admitted for listing on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

  The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all the Common Stock of the Company shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). In the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all the Common Stock of the Company shall have been exchanged for, converted into, or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of Common Stock received in the transaction or event as a result of which more than 50% of the Common Stock of the Company shall have been exchanged for, converted into, or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

  The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

  The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the reported last sales price for one share of the common stock received by holders of Common Stock in such Common Stock Fundamental Change during the 10 trading days prior to the record date for the determination of the holders of Common Stock entitled to receive such common stock or, if there is no such record date, prior to the date upon which the holders of the Common Stock shall have the right to receive such common stock.

  The term "Reference Market Price" currently means $11.3333 and, in the event of any adjustment to the conversion price as described above, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $11.3333 to the initial conversion price of $20.06.

  No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company reserves the right to make any reduction in the conversion price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

  Fractional shares of Series B Preferred Stock may be converted into shares of Common Stock; however, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion. Any fractional interest in a share of Common Stock resulting from conversion will be paid in cash based on the reported last sales price of the Common Stock at the close of business on the trading day next preceding the date of conversion.

  The holders of shares of Series B Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date) on the corresponding dividend payment date notwithstanding the subsequent conversion thereof or the Company's default in payment of the dividend due on such dividend payment date. However, shares of Series B Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Series B Preferred Stock on a dividend payment record date who (or whose transferee) tenders any of such shares for conversion on a dividend payment date will receive the dividend payable by the Company on such shares of Series B Preferred Stock on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

  Liquidation Rights.   In the event of any liquidation, dissolution or winding
up of the Company, the holders of shares of Series B Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made to holders of (i) any shares of Regular Preferred Stock ranking junior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up which may be issued in the future and (ii) Common Stock, liquidating distributions in the amount of $5,000 per share (equivalent to $50 per Series B Depositary Share), plus accrued and accumulated but unpaid dividends to the date of final distribution, but the holders of the Series B Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation preference of the Series A Preferred Stock, the BA Preferred Stock and any other shares of the Company's capital stock ranking senior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Preferred Stock and any other preferred stock ranking as to rights upon liquidation, dissolution or winding up on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of such other preferred stock will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

  Redemption.   Subject to certain restrictions provided in the Series F
Certificate of Designation, the Series T-1 Certificate of Designation and the Series T-2 Certificate of Designation, the Series B Preferred Stock is redeemable at the option of the Company for cash on at least 30 but not more than 60 days' notice at any time, as a whole or in part; provided, however, that if any shares of Series A Preferred Stock are outstanding, the Company may not redeem any shares of Series B Preferred Stock except if all outstanding shares of Series B Preferred Stock are redeemed and (x) the Company intends the purpose and reasonably expects the result of such call for redemption to be the conversion of all or substantially all of the outstanding shares of Series B Preferred Stock to Common Stock, and (y) in connection with such redemption, the Company has entered into standby underwriting commitments, with respect to the sale of the Common Stock issuable upon conversion of the Series B Preferred Stock should holders of the Series B Preferred Stock not convert, with one or more investment banking firms of national reputation, the purpose of which is to arrange for such investment banking firm or firms to purchase and distribute such Common Stock as is necessary to place the Company in substantially the same capital structure position as it would have been in had all holders of Series B Preferred Stock converted their shares prior to such redemption.

     Subject to the preceding paragraph, the Series B Preferred Stock will be redeemable at the following redemption prices per share (expressed as a percentage of the $5,000 liquidation preference thereof), if redeemed during the 12-month period beginning on May 15:

             Redemption
   Year         Price
   ----      ----------
   1996      104.375%
   1997      103.500%
   1998      102.625%
   1999      101.750%
   2000      100.875%

and 100% if redeemed on or after May 15, 2001, together in each case with accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption.

     If full cumulative dividends on the Series B Preferred Stock have not been paid, the Series B Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of Series B Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred Stock. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method. Any shares of Series B Preferred Stock for which a notice of redemption has been given may be converted into shares of Common Stock at any time before the close of business on the date fixed for the redemption.

     Voting Rights. Except as indicated below, the holders of Series B Preferred Stock have no voting rights except for any voting rights they may be entitled to under the laws of the State of Delaware. If an amount equal to or exceeding the aggregate of six quarterly dividends payable on the Series B Preferred Stock or on any other Regular Preferred Stock ranking on a parity with the Series B Preferred Stock as to dividends is in arrears, the number of directors of the Company will be increased by two and the holders of the Series B Preferred Stock and such other Regular Preferred Stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all cumulative dividends in arrears have been paid or declared and set apart for payment.

     In addition, without the vote or consent of the holders of at least two-thirds of the number of shares of the Series B Preferred Stock then outstanding, the Company shall not (i) authorize or create any class or classes of stock ranking senior to the Series B Preferred Stock either as to dividends or upon liquidation, dissolution or winding up or increase the authorized number of shares of any class or classes of capital stock (other than issuances of the Senior Preferred Stock) ranking senior to the Series B Preferred Stock either as to dividends or upon liquidation, dissolution or winding up, (ii) amend, alter or repeal any of the provisions of the Restated Certificate of Incorporation, as amended, of the Company so as to affect adversely the preferences or rights of the holders of Series B Preferred Stock (any increase in the number of shares of authorized Regular Preferred Stock or Common Stock shall not be deemed to adversely affect such preferences or rights) or (iii) authorize any reclassification of the Series B Preferred Stock.

Description of Series B Depositary Shares

     Each Series B Depositary Share represents 1/100 of a share of Series B Preferred Stock deposited under the Deposit Agreement, dated as of May 24, 1991 (the "Series B Deposit Agreement"), among the Company, The Chase Manhattan Bank, N.A., as depositary (the "Series B Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Series B Deposit Agreement, each owner of a Series B Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Series B Preferred Stock represented thereby (including dividend, voting, conversion, redemption and liquidation rights) contained in the Series B Certificate of Designation summarized above under "Description of Series B Preferred Stock". There is no public trading market for the Series B Preferred Stock except as represented by the Series B Depositary Shares.

     The Series B Depositary Shares are evidenced by depositary receipts issued pursuant to the Series B Deposit Agreement (the "Series B Depositary Receipts"). The following summary of the terms and provisions of the Series B Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the Series B Deposit

Agreement (which contains the form of Series B Depositary Receipt), which is an Exhibit to the Registration Statement of which this Prospectus is a part.

     See "Description of Series B Preferred Stock" for a description of the Series B Preferred Stock underlying the Series B Depositary Shares.


     Withdrawal of Shares of Series B Preferred Stock. Upon surrender of the Series B Depositary Receipts at the Corporate Trust Office (as defined in the Series B Deposit Agreement) of the Series B Depositary, the owner of the Series B Depositary Shares evidenced thereby is entitled to delivery at such office of certificates evidencing the number of shares (including fractional shares) of Series B Preferred Stock represented by such Series B Depositary Shares. If the Series B Depositary Receipts delivered by the holder evidence a number of Series B Depositary Shares in excess of the number of Series B Depositary Shares representing the number of shares (including fractional shares) of Series B Preferred Stock to be withdrawn, the Series B Depositary will deliver to such holder at the same time a new Series B Depositary Receipt evidencing such excess number of shares (including fractional shares) of Series B Preferred Stock.

     Dividends. The Series B Depositary distributes all cash dividends or other cash distributions received in respect of the Series B Preferred Stock to the record holders of Series B Depositary Shares in proportion, insofar as possible, to the number of Series B Depositary Shares owned by such holders.

     In the event of a distribution in other than cash, the Series B Depositary distributes property received by it to the record holders of Series B Depositary Shares entitled thereto, unless the Series B Depositary determines that it is not feasible to make such distribution, in which case the Series B Depositary may, with the approval of the Company, adopt such method as it deems equitable and practical for the purpose of effecting such distribution, including sale of such property and distribution of the net proceeds from such sale to such holders.

     The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Series B Depositary on account of taxes.

     Conversion Rights. The Series B Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, the Company has agreed, as a matter of convenience, to accept delivery of Series B Depositary Receipts for purposes of effecting conversion of the Series B Preferred Stock underlying the Series B Depositary Shares evidenced by such Series B Depositary Receipts utilizing the same procedures as those provided for delivery of shares of Series B Preferred Stock to effect such conversions in accordance with the Series B Certificate of Designation. If the Series B Depositary Shares evidenced by a Series B Depositary Receipt are to be converted in part only, a new Series B Depositary Receipt or Receipts will be issued for any whole Series B Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, but if such conversion results in a fraction, an amount in respect thereof will be paid in cash by the Company. See "Description of Series B Preferred Stock--Conversion Rights".

     Redemption. The Series B Depositary Shares will be redeemed, upon not less than 30 nor more than 60 days' notice, using the cash proceeds received by the Series B Depositary resulting from the redemption, in whole or in part, at the Company's option, but subject to the terms and conditions applicable thereto, of shares of Series B Preferred Stock held by the Series B Depositary. The redemption price per Series B Depositary Share will be equal to 1/100 of the redemption price payable with respect to each share of Series B Preferred Stock. Whenever the Company redeems shares of Series B Preferred Stock held by the Series B Depositary, the Series B Depositary will redeem as of the same redemption date the number of Series B Depositary Shares representing the shares of Series B Preferred Stock so redeemed. If fewer than all the Series B Depositary Shares are to be redeemed, the Series B Depositary Shares to be redeemed will be selected by lot or pro rata or in any other equitable manner determined by the Series B Depositary.

     Voting Rights. Upon receipt of notice of any meeting at which the owners of the Series B Preferred Stock are entitled to vote, the Series B Depositary will mail the information contained in such notice of meeting to the record holders of the Series B Depositary Shares. Each record holder of Series B Depositary Shares on the record date (which will be the same date as the record date for the Series B Preferred Stock) will be entitled to instruct the Series B Depositary as to the exercise of the voting rights pertaining to the number of shares of Series B Preferred Stock represented by such holder's Series B Depositary Shares. The Series B Depositary will endeavor to vote the number of shares of Series B Preferred Stock represented by such Series B Depositary Shares in accordance with such instructions, provided the Series B Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote the shares of Series B Preferred Stock, and the Company has agreed to take all reasonable action which may be deemed necessary by the Series B Depositary in order to enable the Series B Depositary to do so. The Series B Depositary will abstain from voting shares of Series B Preferred Stock to the extent it does not receive specific written instructions from the holders of Series B Depositary Shares representing such Series B Preferred Stock.

     Amendment and Termination of the Series B Deposit Agreement. The form of Series B Depositary Receipts and any provision of the Series B Deposit Agreement may at any time be amended by agreement between the Company and the Series B Depositary. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Series B Depositary Shares (other than taxes and other Government charges, fees and other expenses payable by such holders as stated below under "Charges of Series B Depositary"), or which otherwise prejudices any substantial existing right of holders of Series B Depositary Receipts, will not take effect as to outstanding Series B Depositary Shares until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Series B Depositary Receipts, during which 90-day period such holder may withdraw its shares of Series B Preferred Stock as described above under "Withdrawal of Shares of Series B Preferred Stock". In no event may any amendment impair the right of any owner of any Series B Depositary Shares, subject to the conditions specified in the Series B Deposit Agreement, upon surrender of the Series B Depositary Receipts evidencing such Series B Depositary Shares to receive Series B Preferred Stock or upon conversion of the Series B Preferred Stock represented by the Series B Depositary Shares, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

     Whenever directed by the Company, the Series B Depositary will terminate the Series B Deposit Agreement by mailing notice of such termination to the holders of all outstanding Series B Depositary Shares at least 30 days prior to the date of termination. The Series B Depositary may likewise terminate the Series B Deposit Agreement at any time 45 days after the Series B Depositary has delivered to the Company a written notice of its election to resign if a successor depositary has not theretofore been appointed and accepted its appointment. If any Series B Depositary Receipts remain outstanding after the date of termination, the Series B Depositary thereafter will discontinue the transfer of Series B Depositary Receipts, will suspend the distribution of dividends to the owners thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Series B Deposit Agreement except as provided below and except that the Series B Depositary will continue (i) to collect dividends on the Series B Preferred Stock and any other distributions with respect thereto and (ii) to deliver Series B Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Series B Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Series B Depositary may sell the Series B Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Receipts which have not been surrendered. The Company does not intend to terminate the Series B Deposit Agreement or to permit the resignation of the Series B Depositary without appointing a successor depositary. In the event the Series B Deposit Agreement is terminated, the Company will use its best efforts to list the Series B Preferred Stock on the New York Stock Exchange.


     Charges of Series B Depositary. The Company pays all charges of the Series B Depositary including all charges in connection with withdrawals of shares of Series B Preferred Stock by the owners of Series B Depositary Shares or conversions of shares of Series B Preferred Stock, except for taxes (including transfer taxes, if any) and other government charges and such other charges as are expressly provided in the Series B Deposit Agreement to be at the expense of holders of Series B Depositary Receipts or persons depositing shares of Series B Preferred Stock.

     General. The Series B Depositary makes available for inspection by holders of Series B Depositary Receipts at its Corporate Trust Office in New York, New York all reports and communications from the Company which are delivered to the Series B Depositary and made generally available to the holders of Series B Preferred Stock.


     Neither the Series B Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Series B Deposit Agreement. The obligations of the Company and the Series B Depositary under the Series B Deposit Agreement are limited to performance with their best judgment and in good faith of their duties thereunder except that they are liable for negligence in the performance of their duties thereunder and they are not obligated to prosecute or defend any legal proceeding in respect of any Series B Depositary Shares or Series B Preferred Stock unless satisfactory indemnity is furnished. The Company and the Series B Depositary are

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

entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The Series B Depositary may at any time resign or be removed by the Company, effective upon the acceptance by its successor of its appointment.

Description of Common Stock

     The following summary of the terms and provisions of the Common Stock and certain terms of the Company's Restated Certificate of Incorporation, as amended, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Company's Restated Certificate of Incorporation, as amended, which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part. The meanings of capitalized terms defined in this summary shall be applicable to such capitalized terms only where such terms appear in this summary.


     General. Of the Company's 150,000,000 authorized shares of Common Stock, approximately 64,567,000 shares were outstanding (exclusive of treasury stock) on March 31, 1997. Each outstanding share of Common Stock (except shares held in treasury) is entitled to one vote on all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights.

     Subject to the preferences or other rights of any outstanding shares of Senior Preferred Stock and Regular Preferred Stock (including the BA Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock), dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available for dividends. In addition, the ability of the Company, as a holding company, to pay dividends on the Common Stock will be dependent upon the payment of dividends or interest by, or the availability of other funds from, its subsidiaries to it.

     Holders of Common Stock have no conversion, redemption or preemptive rights. All outstanding Common Stock is, and the Common Stock to be issued upon conversion of the BA Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock will be, fully paid and nonassessable. The Common Stock is listed on the New York Stock Exchange. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock would be entitled to share ratably in its assets remaining after provision for payment of creditors and after payment of the liquidation preferences and any accrued and accumulated but unpaid dividends with respect to any Senior Preferred Stock and Regular Preferred Stock (including the BA Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock) outstanding at the time.

     Existing Anti-takeover Measures. The Board of Directors of the Company could under certain circumstances, without the approval of the stockholders, issue Senior Preferred Stock or Regular Preferred Stock having voting or conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of Senior Preferred Stock or Regular Preferred Stock could be used under certain circumstances to render more difficult or discourage a hostile takeover of the Company. In addition, authorized but unissued shares of Common Stock could be used to dilute the stock ownership of persons seeking to obtain control of the Company, and thereby defeat a possible takeover attempt which, if stockholders were offered a premium over the market value of their shares, might be viewed as beneficial to stockholders of the Company.

     Article Sixth of the Company's Restated Certificate of Incorporation, as amended (the "Fair Price Provision"), provides that if an entity acquires more than 10 percent but less than 60 percent of the outstanding stock of the Company entitled to vote for directors (the "Voting Stock"), accomplishment of a subsequent business combination transaction between the Company and such entity will require the approval of the holders of 80 percent of such Voting Stock. In addition, under the Fair Price Provision, if an entity acquires 60 percent or more of the Voting Stock, then accomplishment of a subsequent business combination transaction between the Company and such entity will require the approval of the holders of a majority of the Voting Stock not owned by such entity. The above special voting provisions do not apply if a majority of the members of the Board of Directors of the Company who are unaffiliated with the acquiring entity approve the business combination transaction prior to such entity's acquisition of 10 percent or more of the Voting Stock or if certain minimum price and procedural requirements are met. The Fair Price Provision is designed to prevent a purchaser from utilizing "two tier" pricing and similar inequitable tactics where, for example, a purchaser pays cash to acquire a controlling equity interest in a company and then utilizes such control to acquire the remaining equity interest in the company by paying the minority stock stockholders a price for their shares which is lower and/or inferior in form to the consideration paid to acquire control. An entity which

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


is unwilling to comply with the safeguards in the Fair Price Provision may be discouraged from establishing an equity position in the Company. The Fair Price Provision, as a result, may deprive stockholders of the opportunity to receive a premium for their shares. The Fair Price Provision does not preclude an offeror from making a tender offer for some of the Voting Stock without proposing a business combination transaction in which the remaining Voting Stock is purchased.

    Foreign Ownership Restrictions. In connection with British Airways' 1993 investment in the Company, the Company's stockholders approved an amendment to its Restated Certificate of Incorporation at the 1993 annual meeting that is designed to prevent the loss of US Airways' operating certificates due to foreign ownership or control of the Company's voting securities exceeding the level permitted by relevant Federal law. Under current law, foreign citizens cannot own or control more than 25% of the Company's outstanding voting securities.


     The Restated Certificate of Incorporation provides that non-U.S. citizens ("Aliens") that acquire beneficial ownership of the Company's voting securities on or after May 27, 1993 have no voting rights (so long as British Airways beneficially owns 20% or more of the voting power of the Company's voting stock), and, under certain circumstances, the Company can redeem or exchange the voting securities beneficially owned by these Aliens. The independent directors of the Company, who are those directors other than those employed by or affiliated with British Airways or the Company, have broad powers to construe and apply such provisions, including the determination as to whether Aliens have become the beneficial owners of the Company's voting securities.

     See "The Company - Relationship with British Airways" with respect to recent developments concerning British Airways' investment in US Airways Group and related matters.

     Indemnification of Directors. Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been adjudged to be liable to the corporation, The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested directors vote, stockholder vote, agreement or otherwise.

     The Company's Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases under Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws. In addition, the Company's By-Laws provide that the Company shall indemnify its directors to the full extent permitted by Delaware Law, as amended from time to time.

     In addition, the Company has entered into Indemnity Agreements with each of the officers and directors of the Company providing, in each case, for the indemnification by the Company of such individuals for all losses and related expenses (subject to certain limitations) incurred by them arising out of the discharge of their respective duties as directors and/or officers of the Company.

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

Description of Series F Preferred Stock

     The Series F Preferred Stock represented by the Series F Depositary Shares offered hereby were issued on January 21, 1993 in a single series of 30,000 shares to BritAir pursuant to the Investment Agreement. The following summary of the terms and provisions of the Series F Preferred Stock and the Investment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Investment Agreement, the Company's Restated Certificate of Incorporation, as amended, and the Series F Certificate of Designation, which are Exhibits to the Registration Statement of which this Prospectus is a part. The meanings of capitalized terms defined in this summary shall, except where explicitly stated otherwise, be applicable to such capitalized terms only where such terms appear in this summary.

     Rank. The Series F Preferred Stock ranks, with respect to dividends and upon distribution of assets in liquidation, dissolution or winding up, (i) pari
                                                                           ----
passu with the Company's Series A Preferred Stock and Series T Preferred Stock
-----
and (ii) senior to the Company's Series B Preferred Stock and Common Stock.

     Dividends. Each holder of Series F Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company, in preference to the holders of Common Stock and to any other capital stock ranking junior to the Series F Preferred Stock as to payment of dividends, cumulative cash dividends at the annual rate of $700 per share, payable in equal quarterly payments on the last Business Day of February, May, August and November. The Board of Directors may fix a record date for the determination of holders of shares of Series F Preferred Stock entitled to receive payments of a dividend declared thereon, which record date shall be no more than 60 days nor less than 10 days prior to the date fixed for the payment thereof. Accumulated but unpaid dividends and any overdue redemption payments will accrue additional dividends at (A) an annual rate of 7% or (B) such lesser rate as may be the maximum rate that is permitted by applicable law (in either case compounded quarterly).

     If dividends are paid on the shares of Series F Preferred Stock in an amount less that the total amount of such dividends at the time accrued and payable on such shares, such dividends shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. In addition, if the Company declares, orders, pays or makes a dividend or other distribution (including any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or spinoff or rights) on its Common Stock, other than (i) dividends payable in cash in an aggregate amount in any fiscal year which, when declared, are not expected to exceed the net income of the Company during such year from continuing operations before extraordinary items or (ii) any dividend or distribution of shares of Common Stock, then, and in each such case, the holders of shares of Series F Preferred Stock shall be entitled to receive from the Company, with respect to each share of Series F Preferred Stock held, the same dividend or distribution received by a holder of the number of shares of Common Stock into which such share of Series F Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series F Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock.

     Conversion Rights. Subject to the restrictions described in the last sentence of this paragraph, the Series F Preferred Stock is convertible, at the option of the holder, into that number (the "Conversion Number") of shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal, in the aggregate, to $10,000 divided by the conversion price. Subject to the restrictions described in the last sentence of this paragraph, each share of Series F Preferred Stock will be convertible on or after January 21, 1998, at the option of the Company, into the Conversion Number of shares of Common Stock, if the average Closing Price (as defined below) of the Common Stock during any 30 calendar day period has been at least 133% of the conversion price; provided, however, that such option must be exercised not later than the fifth Business Day following the end of such period. The Company must notify holders of the Series F Preferred Stock of any conversion in the manner specified in the Series F Certificate of Designation. Notice having been so given, (i) from and after the date set for conversion in the notice, all dividends on the Series F Preferred Stock shall cease to accrue, and (ii) from and after the date set for conversion, all rights of the holders thereof as holders of Series F Preferred Stock shall cease and terminate, except for the right to receive certificates representing the shares of Common Stock into which shares of Series F Preferred Stock have been converted on surrender of certificates for Series F Preferred Stock. The conversion rights described in this paragraph are subject to Foreign Ownership Restrictions.

     The term "Closing Price" means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange. If the Common Stock is not listed or admitted to trading on the New York Stock Exchange, the "Closing Price" shall be determined as set forth in the Series F Certificate of Designation.


     The initial conversion price set forth in the Series F Certificate of Designation was $19.50. The number of shares of Common Stock into which each share of Series F Preferred Stock is convertible, the number of votes to which the holder of a share of Series F Preferred Stock is entitled, and the conversion price are all subject to adjustment (under formulae set forth in the Series F Certificate of Designation) upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or a distribution on Common Stock; (ii) subdivisions, combinations, or reclassifications of Common Stock; (iii) the issuance of Common Stock (or rights, warrants, or other securities convertible into or exchangeable for shares of Common Stock) at a price per share (or having an exercise or conversion price per share) less than the average Closing Price on the 20 consecutive trading days beginning 30 trading days before the date of issuance (other than in certain circumstances specified in the Series F Certification of Designation); and (iv) certain transactions (including a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation, reclassification or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another entity. Adjustments to the conversion price may be limited or prohibited if British Airways or its subsidiaries exercise certain rights to acquire additional securities pursuant to the Investment Agreement. See "The Company - Relationship with British Airways." As a result of the partial exercise by British Airways of certain preemptive rights it holds pursuant to the Investment Agreement in connection with certain issuances of Common Stock by the Company in 1993, the conversion price was anti-dilutively adjusted on June 10, 1993 to approximately $19.41 per share (the "Conversion Price").

     In connection with the conversion of any shares of Series F Preferred Stock into Common Stock, no fractions of shares shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the current market price per share of Common Stock on the day on which such shares of Series F Preferred Stock are deemed to have been converted.

     The Company must at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to affect the conversion of all then outstanding shares of Series F Preferred Stock. If at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series F Preferred Stock, the Company must, subject to and in accordance with the Delaware Law, increase the authorized amount of Common Stock.

     If adjustments in the number of shares of any class of capital stock into which each share of Series F Preferred Stock is convertible have caused the Conversion Price to be lower than the par value, if any, of that class of capital stock, upon any conversion of shares of Series F Preferred Stock the Company must, to the maximum extent it is legally able to do so, issue to the converting holder the shares of that class of capital stock into which the shares of Series F Preferred Stock being converted are convertible, and, in addition, the Company must pay the converting holder an amount in cash equal to the current market price of the capital stock multiplied by the number of shares and fractions thereof of capital stock which the converting holder would have been entitled to receive except for the limitation on lawful issuance described in this paragraph.


     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series F Preferred Stock will be entitled to receive $10,000 per share plus all accrued dividends thereon to the date of such payment, before any distribution is made to holders of shares of stock ranking junior to the Series F Preferred Stock with respect to dividends and upon redemption, liquidation, dissolution or winding up ("Junior Stock"). No distribution may be made to the holders of shares on a parity with the Series F Preferred Stock, except distributions made ratably on the Series F Preferred Stock and all such other stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Company. Neither the consolidation, merger or other business combination of the Company with or into any other person or persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company to a person or persons other than the holders of the Company's Junior Stock shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of these liquidation rights.

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

     Redemption. The Company is obligated to redeem on January 21, 2008, all outstanding shares of Series F Preferred Stock at a cash price of $10,000 per share plus all accrued but unpaid dividends thereon to the date of redemption.

     The Company may, at any time, redeem shares of Series F Preferred Stock at a price per share equal to the higher of (i) the price specified in the above paragraph and (ii) the product of the Conversion Number at the time of notice of redemption and the average Closing Price on the 20 consecutive trading days beginning 30 trading days before the date of notice of redemption.

     The Series F Certificate of Designation specifies the manner in which notice of redemption must be given. Once notice has been given, unless default shall be made by the Company in providing for the payment of the applicable redemption price, all dividends on the Series F Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date specified therein as the date of redemption, or from that date on which the Company shall set apart for payment the redemption price, all rights of the holders thereof, except the right to receive the applicable redemption price (without interest) plus accrued dividends to the date of redemption and except the right to exercise any privilege of conversion, shall cease and terminate. If the Company shall default in providing for the redemption price, dividends on such Series F Preferred Stock shall continue to accrue and be added to the required redemption payments.

     Voting Rights. Each share of Series F Preferred Stock shall be entitled to one vote for each share of Common Stock into which it is convertible, subject to adjustment in the manner set forth in the Series F Certificate of Designation, provided, however, that the right to exercise any vote shall not exist to the extent that exercise thereof would violate Foreign Ownership Restrictions, as reasonably determined from time to time in good faith by the Board of Directors. Each share of Series F Preferred Stock is currently entitled to 515.295 votes per share, subject to Foreign Ownership Restrictions. Except as otherwise provided in the Series F Certificate of Designation, or by the Certificate of Incorporation, or by law, the shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock, Series T Preferred Stock, and any other shares of capital stock or notes of the Company at the time entitled thereto shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

     Except as provided in the Investment Agreement, the affirmative vote of the holders of at least two-thirds of the number of then-outstanding shares of Series F Preferred Stock, voting as a single class (unless the consent or approval of a greater number of shares shall then be required by law), is required before the Company may: (i) authorize or create any class or series, or any shares of any class or series, of stock having any preference or priority as to dividends or upon redemption, liquidation, dissolution, or winding up over the Series F Preferred Stock ("Senior Stock"); (ii) except with respect to Preferred Shares (as defined in the Investment Agreement) issuable by the Company to British Airways or a subsidiary of British Airways, authorize or create any class or series, or any shares of any class or series, of stock ranking on a parity (as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series F Preferred Stock ("Parity Stock"); provided, however, that no such vote shall be required with respect to the authorization or creation by the Company of one or more new series of preferred stock that is Parity Stock if (A) the aggregate purchase price (excluding transaction-related expenses) of all shares of such series is equal to or greater than the aggregate liquidation preference of all shares of such series,
(B) the aggregate liquidation preference (excluding accrued but unpaid dividends) of all shares of such series of preferred stock does not exceed $150 million, and (C) shares of any such new series shall be issued only to an employee stock ownership plan, employee stock ownership trust or other similar arrangement organized and maintained by the Company for the benefit of its employees; (iii) reclassify, convert or exchange any shares of stock of the Company into shares of Senior Stock or Parity Stock (by amendment to the Certificate of Incorporation, merger or otherwise); (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; (v) amend, alter or repeal the Certificate of Incorporation (by amendment to the Certificate of Incorporation, merger or otherwise) to alter or change the preferences, rights or powers of the Series F Preferred Stock so as to affect the Series F Preferred Stock adversely or to increase the authorized number of shares of Series F Preferred Stock; or
(vi) effect the voluntary liquidation, dissolution or winding up of the Company, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other person, provided, however, that, except as otherwise specifically required by the Certificate of Incorporation, no separate vote of the holders of the Series F Preferred Stock as a class shall be required in the case of a merger or consolidation or a sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Company (such transactions being hereinafter referred to as a "reorganization") if (A) the resulting, surviving or acquiring person will have after such reorganization no stock either authorized or outstanding ranking senior to, or on a parity with, the Series F Preferred Stock or the stock of the resulting, surviving or acquired person issued in exchange therefor (except such stock of the Company as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring person containing substantially the same relative rights and preferences as the stock of the Company for which it may be exchanged ("Exchanged Stock"), which Exchanged Stock was outstanding immediately preceding such reorganization and at such time ranked senior to, or on a parity with, the Series F Preferred Stock) and (B) each holder of shares of Series F Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving, or acquiring person, or if the Company is the surviving person and the Series F Preferred Stock remains outstanding, without change to its preferences, rights and powers.


     Certain Restrictions. Whenever (i) dividends payable on shares of Series F Preferred Stock shall have been in arrears and not paid in full at or before 30 days following any quarterly dividend payment date, thereafter and until all accrued and unpaid dividends, whether or not declared, shall have been paid in full or declared and set apart for payment, or (ii) the Company shall have not distributed any other dividend or other distribution distributable to the holders of shares of Series F Preferred Stock as described under "Dividends" within 5 business days of the date such distribution is required, thereafter and until all dividends or other distributions distributable shall have been distributed, or (iii) the Company shall have not redeemed shares of Series F Preferred Stock within five business days of the date such redemption is required, thereafter and until all mandatory redemption payments shall have been made or all necessary funds shall have been set apart for payment, the Company shall not, nor shall it permit any of its subsidiaries to: (A) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to dividends or upon redemption, liquidation, dissolution or winding up) to the Series F Preferred Stock, other than dividends or distributions payable in Junior Stock or in rights; (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series F Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; or (C) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock or Parity Stock (other than, with respect to Parity Stock, ratably with the Series F Preferred Stock). The restrictions described in this paragraph shall not prevent the Company from (i) declaring a dividend or distribution of rights to purchase Junior Stock issued pursuant to any rights agreement or issuing rights in connection with the issuance of Junior Stock, Parity Stock or the Series F Preferred Stock or (ii) redeeming any such rights at a price not to exceed $.03 per right.

     In addition, the Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company, pursuant to the paragraph above, could purchase or otherwise acquire such shares at such time and in such manner.

     Investment Agreement. See "The Company - British Airways Investment Agreement" for a discussion of certain terms of the Investment Agreement pertaining to the Series F Preferred Stock.

Description of Series T-1 Preferred Stock

     The Series T-1 Preferred Stock represented by the Series T-1 Depositary Shares offered hereby were issued on June 10, 1993 in a single series of 152.1 shares to BritAir pursuant to the Investment Agreement. The following summary of the terms and provisions of the Series T-1 Preferred Stock and the Investment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Investment Agreement, the Company's Restated Certificate of Incorporation, as amended, and the Series T-1 Certificate of Designation, which are Exhibits to the Registration Statement of which this Prospectus is a part. The meanings of capitalized terms defined in this summary shall be applicable to such capitalized terms only where such terms appear in this summary.

     Rank. Series T-1 Preferred Stock ranks, with respect to dividends and upon distribution of assets in liquidation, dissolution or winding up, (a) pari passu
                                                                      ---- -----
with the Company's (i) Series A Preferred Stock, (ii) Series F Preferred Stock and (iii) Series T-2 Preferred Stock and (b) senior to the Company's (x) Series B Preferred Stock and (y) Common Stock.

     Dividends. Each holder of Series T-1 Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company, in preference to the holders of non-preferred stock and to any other capital stock of the Company ranking junior to the Series T-1 Preferred Stock as to the payment of dividends, cumulative cash dividends payable quarterly in an amount equal to $10,000 multiplied by the Dividend Rate (as defined below) and divided by four. Such dividends are payable on the last

Business Day of February, May, August and November in each year. The Board of Directors may fix a record date for the determination of holders of shares of Series T-1 Preferred Stock entitled to receive payments of a dividend declared thereon, which record date shall be no more than 60 days nor less than 10 days prior to the date fixed for payment thereof. Any applicable dividend payment or redemption payment not made on a quarterly dividend payment date or the date set for redemption, shall accrue additional dividends at (A) the Dividend Rate from time to time in effect or (B) such lesser rate as may be the maximum rate that is permitted by applicable law (in either case compounded quarterly).

     The term "Dividend Rate" means, for any period ending on a quarterly dividend payment date (an "Interest Period"), 50 basis points (.50%) over (x) the rate per annum determined two Business Days prior to the commencement of the Interest Period to be the rate for such Interest Period (rounded upwards, if necessary, to the next multiple of 1/16 of 1%) quoted as "London Eurodollar Deposits 1100 Hours Offered Side," shown at June 10, 1993 on Telerate page 3807 or subsequent page, or (y) if such quotation is no longer available, the rate per annum determined in good faith by the Corporation two business days prior to the first day of the Interest Period in the London Interbank Market, Offered Side, for U.S. Dollars, in either case for deposits of not less than $1,000,000 in immediately available funds for a period as nearly as possible equal to the Interest Period.

     If the Company declares, orders, pays or makes a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or spinoff or rights), on its non-preferred stock, other than (i) dividends payable in cash in an aggregate amount in any fiscal year which, when declared, are not expected to exceed the net income of the Company during such year from continuing operations before extraordinary items or (ii) any dividend or distribution of shares of non-preferred stock, then, and in each such case the holders of shares of Series T-1 Preferred Stock shall be entitled to receive from the Company, with respect to each share of Series T-1 Preferred Stock held, the same dividend or distribution received by a holder of the number of shares of non-preferred stock into which such share of Series T-1 Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series T-1 Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the non-preferred stock.

     Conversion Rights. Each holder of a share of Series T-1 Preferred Stock shall have the right, at his option, at any time, to convert such share into that number (the "Conversion Number") of fully paid and non-assessable shares of Common Stock (calculated in either case as to each conversion to the nearest 1/100th of a share) equal, in the aggregate, to $10,000 divided by a conversion price of $20.50 per share. Each share of Series T-1 Preferred Stock may be converted, at the option of the Company, at any time after January 21, 1998, into the Conversion Number of shares of Common Stock at any time after (i) the Company has exercised its right to cause mandatory conversion of the Series F Preferred Stock, pursuant to the Series F Certificate of Designation, or mandatory conversion of certain other series of preferred stock of the Company (no shares of any of which other series have been issued) which British Airways was entitled to purchase pursuant to the Investment Agreement and which may be held only by British Airways (such series, the "Unpurchased BA Series"), pursuant to the applicable Certificate of Designation (a "Mandatory Conversion"), or (ii) if all the Series F Preferred Stock and certain of the Unpurchased BA Series previously have been converted at the option of the holder, at any time after the Company would have been entitled to effect a mandatory conversion of the Series F Preferred Stock and certain of the Unpurchased BA Series pursuant to their respective Certificates of Designation. The Company must notify holders of the Series T-1 Preferred Stock of any conversion in the manner specified in the Series T-1 Certificate of Designation. Notice having been so given, (i) from and after the date set for conversion in the notice, all dividends on the Series T-1 Preferred Stock shall cease to accrue, and (ii) from and after the date set for conversion, all rights of the holders thereof as holders of Series T-1 Preferred Stock shall cease and terminate, except for the right to receive certificates representing the shares of Common Stock into which shares of Series T-1 Preferred Stock have been
converted on surrender of certificates for Series T-1 Preferred Stock.   The
conversion rights described in this paragraph are subject to the Foreign Ownership Restrictions, as more fully described below and in the Series T-1 Certificate of Designation.

     The conversion price, the number of shares of Common Stock into which each share of Series T-1 Preferred Stock is convertible and the number of votes to which the holder of a share of Series T-1 Preferred Stock is entitled are each subject to adjustment (under formulae set forth in the Series T-1 Certificate of Designation) upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or a distribution on Common Stock; (ii) subdivisions, combinations, or reclassifications of Common Stock; (iii) the issuance of shares of Common Stock (or rights or warrants or other securities convertible into or exchangeable for shares of Common Stock) at a price per share (or having an exercise or conversion price per share) less than the average closing price on the 20 consecutive trading days beginning 30 trading days before the date of issuance (other than in certain circumstances specified in the Series T-1 Certification of Designation); or (iv) certain transactions (including a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation, reclassification or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged, or would have been changed or exchanged as required by the Certificate of Incorporation if such Common Stock were outstanding, for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of any of the foregoing. Adjustments may be limited or prohibited if British Airways or its subsidiary exercise certain rights to acquire additional securities pursuant to the Investment Agreement. See "The Company - Relationship with British Airways."

     In connection with the conversion of any shares of Series T-1 Preferred Stock into Common Stock, no fractions of shares shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the current market price per share of Common Stock on the day on which such shares of Series T-1 Preferred Stock are deemed to have been converted.

     The Company must at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series T-1 Preferred Stock, such number of shares of Common Stock as must from time to time be sufficient to effect the conversion of all then outstanding shares of Series T-1 Preferred Stock. If at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series T-1 Preferred Stock, the Company must, subject to and in accordance with Delaware Law, increase the authorized amount of Common Stock.

     If adjustments in the number of shares of any class of capital stock into which each share of Series T-1 Preferred Stock is convertible have caused the Conversion Price to be lower than the par value, if any, of that class of capital stock, upon any conversion of shares of Series T-1 Preferred Stock the Company will, to the maximum extent it is legally able to do so, issue to the converting holder the shares of that class of capital stock into which the shares of Series T-1 Preferred Stock being converted are convertible, and, in addition, the Company shall pay the converting holder an amount in cash equal to the current market price of the capital stock multiplied by the number of shares and fractions thereof of capital stock which the converting holder would have been entitled to receive except for the limitation on lawful issuance described in this paragraph.

     At the option of a holder of shares of Series T-1 Preferred Stock, to the extent Non-Voting Class ET Common Stock is issuable at the time by the Company pursuant to its Restated Certificate of Incorporation, such shares are convertible into Non-Voting Class ET Common Stock. Shares of Series T-1 Preferred Stock may not be converted into Common Stock, and, to the extent Non-Voting Class ET Common Stock is issuable at the time by the Company pursuant to its Restated Certificate of Incorporation, shall instead be converted into Non-Voting Class ET Common Stock, to the extent necessary to comply with Foreign Ownership Restrictions.

     Exchanges. The shares of Series T-1 Preferred Stock are exchangeable in whole or in part, out of funds legally available therefor, at the option of the Company, for that principal amount of Floating Rate Convertible Subordinated Notes of the Company (the "T Notes") equal to the liquidation preference of the shares to be exchanged and bearing interest at the dividend rate. The T Notes will have terms consistent in all respects with the terms of the Series T-1 Preferred Stock as established in the Series T-1 Certificate of Designation. Accrued dividends on the shares of Series T-1 Preferred Stock to be exchanged shall be treated as accrued interest on the T Notes.

     The Series T-1 Certificate of Designation specifies the manner in which the Company must provide notice of its intention to exchange shares of Series T-1 Preferred Stock. Upon the mailing of such notice, from and after the exchange date (unless the Company defaults in issuing T Notes in exchange for the designated shares of Series T-1 Preferred Stock on the exchange date), dividends on the shares of Series T-1 Preferred Stock shall cease to accrue, said shares will no longer be deemed issued and outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the T-Notes from the Company) shall cease and terminate. Upon surrender in accordance with said notice of the certificates for any shares of Series T Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be exchanged by the Company for T Notes.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series T-1 Preferred Stock will be entitled to receive $10,000 per share plus an amount equal to all accrued dividends thereon to the date of such payment, before any distribution is made to the holders of shares of stock ranking junior to the Series T-1 Preferred Stock with respect to dividends and upon redemption, liquidation, dissolution or winding up ("Junior Stock"). No distribution may be made to the holders of shares of Parity Stock (as defined below), except distributions made ratably on the Series T-1

Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Company. Neither the consolidation, merger or other business combination of the Company with or into any other Person of Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company to a person or persons other than the holders of the Company's Junior Stock shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of these liquidation rights.

     Redemption. The Company is obligated to redeem on June 10, 2008 all outstanding shares of Series T-1 Preferred Stock at a cash price of $10,000 plus all accrued but unpaid dividends thereon to the date of redemption (the "Redemption Price").

     The Company may, at any time, redeem shares of Series T-1 Preferred Stock at a price per share equal to the higher of (i) the price specified in the above paragraph and (ii) the product of the Conversion Number at the time of notice of redemption and the average closing price on the 20 consecutive trading days beginning 30 trading days before the date of notice of redemption.

     Any shares of Series T-1 Preferred Stock held by any person other than British Airways or any of its direct or indirect wholly owned subsidiaries may be redeemed for cash at any time at the option of the Company at the Redemption Price, plus a redemption premium per share equal to the annual redemption factor (the "Annual Redemption Factor"). The Annual Redemption Factor was $700 from the date of original issuance of the Series T-1 Preferred Stock, June 10, 1993, until the first anniversary thereof and is reduced by $46.67 on each subsequent anniversary.

     Upon any proposed Mandatory Conversion, the holders of shares of Series T-1 Preferred have the option (subject to the restrictions described under "Conversions"), exercisable within 10 Business Days following the mailing by the Company of the notice indicating its election to declare a Mandatory Conversion, to cause the Company to redeem all outstanding shares of Series T-1 Preferred in exchange for the number of shares of Common Stock equal to the Redemption Price, divided by the current market price as of the date of the mailing of such notice of redemption election; provided, however, that any holder may elect, within 10 Business Days following the date on which the holder elects to require the Company to redeem the shares of Series T-1 Preferred Stock, to receive cash out of funds legally available therefor in respect of the portion of the Redemption Price representing the excess over the amount represented by the number of shares of non-preferred stock into which the Series T-1 Preferred is then convertible, multiplied by the current market price as of the date of the mailing of such notice of redemption election of the Common Stock.

     The Series T-1 Certificate of Designation specifies the manner in which notice (other than in the case of a Mandatory Conversion) must be given. Once notice has been given, unless default shall be made by the Company in providing for the payment of the applicable redemption price, all dividends on the Series T-1 Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date specified therein as the date of redemption, or from and after the date on which the Company shall set apart for payment the redemption price, all rights of the holders thereof, except the right to receive the applicable redemption price (without interest) plus accrued dividends to the date of redemption and except the right to exercise any privilege of conversion, shall cease and terminate. If the Company shall default in providing for the redemption price, dividends on such Series T-1 Preferred Stock shall continue to accrue and be added to the required redemption payments.

     Voting Rights. Each share of Series T-1 Preferred Stock shall be entitled to one vote for each share of Common Stock into which it is convertible, subject to adjustment in the manner set forth in the Series T-1 Certificate of Designation, provided, however, that the right to exercise any vote as described in this paragraph shall not exist to the extent that exercise thereof would violate Foreign Ownership Restrictions, as reasonably determined from time to time in good faith by the Board of Directors. Each share of Series T-1 Preferred Stock is currently entitled to 487.805 votes per share, subject to Foreign Ownership Restrictions. Except as otherwise provided in the Series T-1 Certificate of Designation, or by the Certificate of Incorporation, or by law, the shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock, Series T Preferred Stock and any other shares of capital stock or notes of the Company, at the time entitled thereto, shall vote together as one class on all matters submitted to a vote of stockholders of the Company, including the election of directors of the Company as set forth in Section 4 of Article FOURTH of the Certificate of Incorporation.

     The affirmative vote of the holders of at least two-thirds of the number of then-outstanding shares of Series T-1 Preferred Stock, voting as a single class (unless the consent or approval of a greater number of shares shall then be required by law), is required before the Company may: (i) authorize or create any class or series, or any shares of any class or series, of stock having any preference or priority as to dividends or upon redemption, liquidation, dissolution, or winding up over the Series T-1 Preferred Stock ("Senior Stock"); (ii) except with respect to the Preferred Shares, as defined in the Investment Agreement, issuable by the Company to British Airways or a subsidiary of British Airways, authorize or create any class or series, or any shares of any class or series, of stock ranking on a parity (as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series T-1 Preferred Stock ("Parity Stock"); provided, however, that no such vote shall be required with respect to the authorization or creation by the Company of one or more new series of preferred stock that is Parity Stock if (A) the aggregate purchase price (excluding transaction-related expenses) of all shares of such series is equal to or greater than the aggregate liquidation preference of all shares of such series,
(B) the aggregate liquidation preference (excluding accrued but unpaid dividends) of all shares of such series of preferred stock does not exceed $150 million, and (C) shares of any such new series shall be issued only to an employee stock ownership plan, employee stock ownership trust or other similar arrangement organized and maintained by the Company for the benefit of its employees; (iii) reclassify, convert or exchange any shares of stock of the Company into shares of Senior Stock or Parity Stock (by amendment to the Certificate of Incorporation, merger or otherwise); (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; (v) amend, alter or repeal the Certificate of Incorporation (by amendment to the Certificate of Incorporation, merger or otherwise) to alter or change the preferences, rights or powers of the Series T-1 Preferred Stock so as to affect the Series T-1 Preferred Stock adversely or to increase the authorized number of shares of Series T-1 Preferred Stock; or (vi) effect the voluntary liquidation, dissolution or winding up of the Company, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other person; provided, however, that, except as otherwise specifically required by the Certificate of Incorporation, no separate vote of the holders of the Series T-1 Preferred Stock as a class shall be required in the case of a merger or consolidation or a sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Company (such transactions being hereinafter referred to as a "reorganization") if (A) the resulting, surviving or acquiring person will have after such reorganization no stock either authorized or outstanding ranking senior to, or on a parity with, the Series T-1 Preferred Stock or the stock of the resulting, surviving or acquired person issued in exchange therefor (except such stock of the Company as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring person containing substantially the same relative rights and preferences as the stock of the Company for which it may be exchanged ("Exchanged Stock"), which Exchanged Stock was outstanding immediately preceding such reorganization and at such time ranked senior to, or on a parity with, the Series T-1 Preferred Stock) and (B) each holder of shares of Series T-1 Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving, or acquiring Person, or if the Company is the surviving Person and the Series T-1 Preferred Stock remains outstanding, without change to its preferences, rights and powers.


     Certain Restrictions. Whenever (i) dividends payable on shares of Series T-1 Preferred Stock shall have been in arrears and not paid in full at or before 30 days following any quarterly dividend payment date, thereafter and until all accrued and unpaid dividends, whether or not declared, shall have been paid in full or declared and set apart for payment, or (ii) the Company shall have not distributed any dividend or other distribution distributable to the holders of shares of Series T-1 Preferred Stock as described under "Dividends" within five business days of the date such distribution is required, thereafter and until all dividends or other distributions distributable shall have been distributed, or (iii) the Company shall have not redeemed shares of Series T-1 Preferred Stock within five business days of the date such redemption is required, thereafter and until all mandatory redemption payments shall have been made or all necessary funds shall have been set apart for payment, the Company shall not, nor shall it permit any of its subsidiaries to: (A) declare or pay dividends, or make any other distributions, on any shares of non-preferred stock or other capital stock of the Company ranking junior (either as to dividends or upon redemption, liquidation, dissolution or winding up) to the Series T-1 Preferred Stock, other than dividends or distributions payable in Junior Stock;
(B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series T-1 Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; or (C) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock or Parity Stock. Notwithstanding this paragraph, nothing herein shall prevent the Company from (i) declaring a dividend or distribution of rights to purchase Junior Stock issued pursuant to any rights agreement, or issuing rights in connection with the issuance of Junior Stock, Parity Stock or the Series T-1 Preferred Stock or (ii) redeeming any such rights at a price not to exceed $.03 per right.

     In addition, the Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company, pursuant to the paragraph above, could purchase or otherwise acquire such shares at such time and in such manner.

Description of Series T-2 Preferred Stock

     The Series T-2 Preferred Stock represented by the Series T-2 Depositary Shares offered hereby were issued on June 10, 1993 in a single series of 9,919.8 shares to BritAir pursuant to the Investment Agreement. The following summary of the terms and provisions of the Series T-2 Preferred Stock and the Investment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Investment Agreement, the Company's Restated Certificate of Incorporation, as amended, and the Series T-2 Certificate of Designation, which are Exhibits to the Registration Statement of which this Prospectus is a part. The meanings of capitalized terms defined in this summary shall be applicable to such capitalized terms only where such terms appear in this summary.

     Rank. Series T-2 Preferred Stock ranks, with respect to dividends and upon distribution of assets in liquidation, dissolution or winding up, (a) pari passu
                                                                      ---- -----
with the Company's (i) Series A Preferred Stock, (ii) Series F Preferred Stock and (iii) Series T-1 Preferred Stock and (b) senior to the Company's (x) Series B Preferred Stock and (y) Common Stock.

     Dividends. Each holder of Series T-2 Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company, in preference to the holders of non-preferred stock and to any other capital stock of the Company ranking junior to the Series T-2 Preferred Stock as to the payment of dividends, cumulative cash dividends payable quarterly in an amount equal to $10,000 multiplied by the Dividend Rate (as defined below) and divided by four. Such dividends are payable on the last Business Day of February, May, August and November in each year. The Board of Directors may fix a record date for the determination of holders of shares of Series T-2 Preferred Stock entitled to receive payments of a dividend declared thereon, which record date shall be no more than 60 days nor less than 10 days prior to the date fixed for payment thereof. Any applicable dividend payment or redemption payment not made on a quarterly dividend payment date or the date set for redemption, shall accrue additional dividends at (A) the Dividend Rate from time to time in effect or (B) such lesser rate as may be the maximum rate that is permitted by applicable law (in either case compounded quarterly) until all such dividend payments and redemption payments shall have been paid in full or declared and funds sufficient therefor set aside for payment.

     The term "Dividend Rate" as used herein means, for any period ending on a quarterly dividend payment date (an "Interest Period"), 50 basis points (.50%) over (x) the rate per annum determined two Business Days prior to the commencement of the Interest Period to be the rate for such Interest Period (rounded upwards, if necessary, to the next multiple of 1/16 of 1%) quoted as "London Eurodollar Deposits 1100 Hours Offered Side," shown at June 10, 1993 on Telerate page 3807 or subsequent page, or (y) if such quotation is no longer available, the rate per annum determined in good faith by the Corporation two business days prior to the first day of the Interest Period in the London Interbank Market, Offered Side, for U.S. Dollars, in either case for deposits of not less than $1,000,000 in immediately available funds for a period as nearly as possible equal to the Interest Period.

     If the Company declares, orders, pays or makes a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or spinoff or rights), on its non-preferred stock, other than (i) dividends payable in cash in an aggregate amount in any fiscal year which, when declared, are not expected to exceed the net income of the Company during such year from continuing operations before extraordinary items or (ii) any dividend or distribution of shares of non-preferred stock, then, and in each such case the holders of shares of Series T-2 Preferred Stock shall be entitled to receive from the Company, with respect to each share of Series T-2 Preferred Stock held, the same dividend or distribution received by a holder of the number of shares of non-preferred stock into which such share of Series T-2 Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series T-2 Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the non-preferred stock.

     Conversion Rights. Each holder of a share of Series T-2 Preferred Stock shall have the right, at his option, at any time, to convert such share into that number (the "Conversion Number") of fully paid and non-assessable shares of Common Stock (calculated in either case as to each conversion to the nearest 1/100th of a share) equal, in the aggregate, to $10,000 divided by a conversion price of $26.40 per share. Each share of Series T-2 Preferred Stock may be converted, at the option of the Company, at any time after January 21, 1998, into the Conversion Number of shares of Common Stock at any time after (i) the Company has exercised its right to cause mandatory conversion of the Series F Preferred Stock, pursuant to the Series F Certificate of Designation, or mandatory conversion of certain other series of preferred stock of the Company (no shares of any of which other series have been issued) which British Airways was entitled to purchase pursuant to the Investment Agreement and which may be held only by British Airways (such series, the "Unpurchased BA Series"), pursuant to the applicable Certificate of Designation (a "Mandatory Conversion"), or (ii) if all the Series F Preferred Stock and certain of the Unpurchased BA Series previously have been converted at the option of the holder, at any time after the Company would have been entitled to effect a mandatory conversion of the Series F Preferred Stock and certain of the Unpurchased BA Series pursuant to their respective Certificates of Designation. The Company must notify holders of the Series T-2 Preferred Stock of any conversion in the manner specified in the Series T-2 Certificate of Designation. Notice having been so given, (i) from and after the date set for conversion in the notice, all dividends on the Series T-2 Preferred Stock shall cease to accrue, and (ii) from and after the date set for conversion, all rights of the holders thereof as holders of Series T-2 Preferred Stock shall cease and terminate, except for the right to receive certificates representing the shares of Common Stock into which shares of Series T-2 Preferred Stock have been converted on surrender of certificates for Series T-2 Preferred Stock. The conversion rights described in this paragraph are subject to the Foreign Ownership Restrictions, as is more fully described below and in the Series T-2 Certificate of Designation.

     The conversion price, the number of shares of Common Stock into which each share of Series T-2 Preferred Stock is convertible and the number of votes to which the holder of a share of Series T-2 Preferred Stock is entitled are each subject to adjustment (under formulae set forth in the Series T-2 Certificate of Designation) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) subdivisions, combinations, or reclassifications of Common Stock; (iii) the issuance of shares of Common Stock (or rights or warrants or other securities convertible into or exchangeable for shares of Common Stock) at a price per share (or having an exercise or conversion price per share) less than the average closing price on the 20 consecutive trading days beginning 30 trading days before the date of issuance (other than in certain circumstances specified in the Series T-2 Certification of Designation); or (iv) certain transactions (including, merger, consolidation, sale of all or substantially all of the Company's assets, liquidation, reclassification or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged, or would have been changed or exchanged as required by the Certificate of Incorporation if such Common Stock were outstanding, for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of any of the foregoing. Adjustments may be limited or prohibited if British Airways or its subsidiary exercise certain rights to acquire additional securities pursuant to the Investment Agreement. See "The Company - Relationship with British Airways."

     In connection with the conversion of any shares of Series T-2 Preferred Stock into Common Stock, no fractions of shares shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the current market price per share of Common Stock on the day on which such shares of Series T-2 Preferred Stock are deemed to have been converted.

     The Company must at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series T-2 Preferred Stock, such number of shares of Common Stock as must from time to time be sufficient to effect the conversion of all then outstanding shares of Series T-2 Preferred Stock. If at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series T-2 Preferred Stock, the Company shall, subject to and in accordance with Delaware Law, increase the authorized amount of Common Stock.

     If adjustments in the number of shares of any class of capital stock into which each share of Series T-2 Preferred Stock is convertible have caused the Conversion Price to be lower than the par value, if any, of that class of capital stock, upon any conversion of shares of Series T-2 Preferred Stock the Company will, to the maximum extent it is legally able to do so, issue to the converting holder the shares of that class of capital stock into which the shares of Series T-2 Preferred Stock being converted are convertible, and, in addition, the Company shall pay the converting holder an amount in cash equal to the current market price of the capital stock multiplied by the number of shares and fractions thereof of capital stock which the converting holder would have been entitled to receive except for the limitation on lawful issuance described in this paragraph.

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


     At the option of a holder of shares of Series T-2 Preferred Stock, to the extent Non-Voting Class ET Common Stock is issuable at the time by the Company pursuant to its Restated Certificate of Incorporation, such shares are convertible into Non-Voting Class ET Common Stock. Shares of Series T-2 Preferred Stock may not be converted into Common Stock, and, to the extent Non-Voting Class ET Common Stock is issuable at the time by the Company pursuant to its Restated Certificate of Incorporation, shall instead be converted into Non-Voting Class ET Common Stock, to the extent necessary to comply with Foreign Ownership Restrictions.

     Exchanges. The shares of Series T-2 Preferred Stock are exchangeable in whole or in part, out of funds legally available therefor, at the option of the Company, for that principal amount of Floating Rate Convertible Subordinated Notes of the Company (the "T Notes") equal to the liquidation preference of the shares to be exchanged and bearing interest at the dividend rate. The T Notes will have terms consistent in all respects with the terms of the Series T-2 Preferred Stock as established in the Series T-2 Certificate of Designation. Accrued dividends on the shares of Series T-2 Preferred Stock to be exchanged shall be treated as accrued interest on the T Notes.

     The Series T-2 Certificate of Designation specifies the manner in which the Company must provide notice of its intention to exchange shares of Series T-2 Preferred Stock. Upon the mailing of such notice, from and after the exchange date (unless the Company defaults in issuing T Notes in exchange for the designated shares of Series T-2 Preferred Stock on the exchange date), dividends on the shares of Series T-2 Preferred Stock shall cease to accrue, said shares will no longer be deemed issued and outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the T-Notes from the Company) shall cease and terminate. Upon surrender in accordance with said notice of the certificates for any shares of Series T Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be exchanged by the Company for T Notes.


     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series T-2 Preferred Stock will be entitled to receive $10,000 per share plus an amount equal to all accrued dividends thereon to the date of such payment, before any distribution is made to the holders of shares of stock ranking junior to the Series T-2 Preferred Stock with respect to dividends and upon redemption, liquidation, dissolution or winding up ("Junior Stock"). No distribution may be made to the holders of shares of Parity Stock (as defined below), except distributions made ratably on the Series T-2 Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Company. Neither the consolidation, merger or other business combination of the Company with or into any other Person of Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company to a person or persons other than the holders of the Company's Junior Stock shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of these liquidation rights.

     Redemption. The Company is obligated to redeem on June 10, 2008 all outstanding shares of Series T-2 Preferred Stock at a cash price of $10,000 plus all accrued but unpaid dividends thereon to the date of redemption (the "Redemption Price").

     The Company may, at any time, redeem shares of Series T-2 Preferred Stock at a price per share equal to the higher of (i) the price specified in the above paragraph and (ii) the product of the Conversion Number at the time of notice of redemption and the average closing price on the 20 consecutive trading days beginning 30 trading days before the date of notice of redemption.

     Any shares of Series T-2 Preferred Stock held by any person other than British Airways or any of its direct or indirect wholly owned subsidiaries may be redeemed for cash at any time at the option of the Company at the Redemption Price, plus a redemption premium per share equal to the Annual Redemption Factor. The Annual Redemption Factor on the Series T-2 Preferred Stock was $700 from the date of original issuance of the Series T-2 Preferred Stock, June 10, 1993, until the first anniversary thereof and is reduced by $46.67 on each subsequent anniversary.


     Upon any proposed Mandatory Conversion, the holders of shares of Series T-2 Preferred have the option (subject to the restrictions described under "Conversion Rights"), exercisable within 10 Business Days following the mailing by the Company of the notice indicating its election to declare a Mandatory Conversion, to cause the Company to redeem all outstanding shares of Series T-2 Preferred in exchange for the number of shares of Common Stock equal to the Redemption Price, divided by the current market price as of the date of the mailing of such notice of redemption election; provided, however, that any holder may elect, within 10 business days following the date on which the holder elects to require the Company to redeem the shares of Series T-2 Preferred Stock, to receive cash out of funds legally available therefor in respect of the portion of the Redemption Price representing the excess over the amount represented by the number of shares of non-preferred stock into which the Series T-2 Preferred is then convertible, multiplied by the current market price as of the date of the mailing of such notice of redemption election of the Common Stock.

     The Series T-2 Certificate of Designation specifies the manner in which notice (other than in the case of a Mandatory Conversion) must be given. Once notice has been given, unless default shall be made by the Company in providing for the payment of the applicable redemption price, all dividends on the Series T-2 Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date specified therein as the date of redemption, or from and after the date on which the Company shall set apart for payment the redemption price, all rights of the holders thereof, except the right to receive the applicable redemption price (without interest) plus accrued dividends to the date of redemption and except the right to exercise any privilege of conversion, shall cease and terminate. If the Company shall default in providing for the redemption price, dividends on such Series T-2 Preferred Stock shall continue to accrue and be added to the required redemption payments.

     Voting Rights. Each share of Series T-2 Preferred Stock shall be entitled to one vote for each share of Common Stock into which it is convertible, subject to adjustment in the manner set forth in the Series T-2 Certificate of Designation, provided, however, that the right to exercise any vote as described in this paragraph shall not exist to the extent that exercise thereof would violate Foreign Ownership Restrictions, as reasonably determined from time to time in good faith by the Board of Directors. Each share of Series T-2 Preferred Stock is currently entitled to 378.788 votes per share, subject to Foreign Ownership Restrictions. Except as otherwise provided in the Series T-2 Certificate of Designation, or by the Certificate of Incorporation, or by law, the shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock, Series T Preferred Stock and any other shares of capital stock or notes of the Company, at the time entitled thereto, shall vote together as one class on all matters submitted to a vote of stockholders of the Company, including the election of directors of the Company as set forth in Section 4 of Article FOURTH of the Certificate of Incorporation.

     The affirmative vote of the holders of at least two-thirds of the number of then-outstanding shares of Series T-2 Preferred Stock, voting as a single class (unless the consent or approval of a greater number of shares shall then be required by law), is required before the Company may: (i) authorize or create any class or series, or any shares of any class or series, of stock having any preference or priority as to dividends or upon redemption, liquidation, dissolution, or winding up over the Series T-2 Preferred Stock ("Senior Stock");
(ii) except with respect to the Preferred Shares, as defined in the Investment Agreement, issuable by the Company to British Airways or a subsidiary of British Airways, authorize or create any class or series, or any shares of any class or series, of stock ranking on a parity (either as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series T-2 Preferred Stock ("Parity Stock"); provided, however, that no such vote shall be required with respect to the authorization or creation by the Company of one or more new series of preferred stock that is Parity Stock if (A) the aggregate purchase price (excluding transaction-related expenses) of all shares of such series is equal to or greater than the aggregate liquidation preference of all shares of such series, (B) the aggregate liquidation preference (excluding accrued but unpaid dividends) of all shares of such series of preferred stock does not exceed $150 million, and (C) shares of any such new series shall be issued only to an employee stock ownership plan, employee stock ownership trust or other similar arrangement organized and maintained by the Company for the benefit of its employees; (iii) reclassify, convert or exchange any shares of stock of the Company into shares of Senior Stock or Parity Stock (by amendment to the Certificate of Incorporation, merger or otherwise); (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; (v) amend, alter or repeal the Certificate of Incorporation (by amendment to the Certificate of Incorporation, merger or otherwise) to alter or change the preferences, rights or powers of the Series T-2 Preferred Stock so as to affect the Series T-2 Preferred Stock adversely or to increase the authorized number of shares of Series T-2 Preferred Stock; or (vi) effect the voluntary liquidation, dissolution or winding up of the Company, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other person; provided, however, that, except as otherwise specifically required by the Certificate of Incorporation, no separate vote of the holders of the Series T-2 Preferred Stock as a class shall be required in the case of a merger or consolidation or a sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Company (such transactions being hereinafter referred to as a "reorganization") if (A) the resulting, surviving or acquiring person will have after such reorganization no stock either authorized or outstanding ranking senior to, or on a parity with, the Series T-2 Preferred Stock or the stock of the resulting, surviving or acquired person issued in exchange therefor (except such stock of the Company as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring person containing substantially the same relative rights and preferences as the stock of the Company for which it may be exchanged ("Exchanged Stock"), which Exchanged Stock was outstanding immediately preceding such reorganization and at such time ranked senior to, or on a parity with, the Series T-2 Preferred Stock) and (B) each holder of shares of Series T-2 Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving, or acquiring Person, or if the Company is the surviving Person and the Series T-2 Preferred Stock remains outstanding, without change to its preferences, rights and powers.

     Certain Restrictions. Whenever (i) dividends payable on shares of Series T-2 Preferred Stock shall have been in arrears and not paid in full at or before 30 days following any quarterly dividend payment date, thereafter and until all accrued and unpaid dividends, whether or not declared, shall have been paid in full or declared and set apart for payment, or (ii) the Company shall have not distributed any dividend or other distribution distributable to the holders of shares of Series T-2 Preferred Stock as described under "Dividends" within five business days of the date such distribution is required, thereafter and until all dividends or other distributions distributable shall have been distributed, or (iii) the Company shall have not redeemed shares of Series T-2 Preferred Stock within five business days of the date such redemption is required, thereafter and until all mandatory redemption payments shall have been made or all necessary funds shall have been set apart for payment, the Company shall not, nor shall it permit any of its subsidiaries to: (A) declare or pay dividends, or make any other distributions, on any shares of non-preferred stock or other capital stock of the Company ranking junior (either as to dividends or upon redemption, liquidation, dissolution or winding up) to the Series T-2 Preferred Stock, other than dividends or distributions payable in Junior Stock;
(B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series T-2 Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; or (C) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock or Parity Stock. Notwithstanding this paragraph, nothing herein shall prevent the Company from (i) declaring a dividend or distribution of rights to purchase Junior Stock issued pursuant to any rights agreement, or issuing rights in connection with the issuance of Junior Stock, Parity Stock or the Series T-2 Preferred Stock or (ii) redeeming any such rights at a price not to exceed $.03 per right.

     In addition, the Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company, pursuant to the paragraph above, could purchase or otherwise acquire such shares at such time and in such manner.


DESCRIPTION OF DEPOSITARY SHARES

     Each Depositary Share will represent 1/200 of a share of the corresponding series of BA Preferred Stock. The BA Preferred Stock will be deposited with the Depositary under a Deposit Agreement (the "Deposit Agreement") among the Company, the Depositary and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the BA Preferred Stock represented thereby (including dividend, voting, conversion, redemption and liquidation rights) contained in the applicable Certificate of Designation, each as summarized above. There will be no public trading market for the BA Preferred Stock except as represented by the Depositary Shares.

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). The following summary of the terms and provisions of the Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the Deposit Agreement (which will contain the form of Depositary Receipt), which is an Exhibit to the Registration Statement of which this Prospectus is a part.

     See "Description of Series F Preferred Stock," "Description of Series T-1 Preferred Stock" and "Description of Series T-2 Preferred Stock" for a description of the BA Preferred Stock underlying the Depositary Shares.

     Withdrawal of Shares of BA Preferred Stock. Upon surrender of the Depositary Receipts at the Corporate Trust Office (as defined in the Deposit Agreement) of the Depositary, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of certificates evidencing the number of shares (including fractional shares) of the applicable series of BA Preferred Stock represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares (including fractional shares) of the applicable series of BA Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of shares (including fractional shares) of the applicable series of BA Preferred Stock.

     Dividends. The Depositary will distribute all cash dividends or other cash distributions received in respect of BA Preferred Stock to the record holders of the applicable series of Depositary Shares in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

     In the event of a distribution in other than cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practical for the purpose of effecting such distribution, including sale of such property and distribution of the net proceeds from such sale to such holders.

     The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes.


     Conversion Rights. The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Never theless, the Company has agreed, as a matter of convenience, to accept delivery of Depositary Receipts for purposes of effecting conversion of the applicable series of BA Preferred Stock underlying the Depositary Shares evidenced by such Depositary Receipts utilizing the same procedures as those provided for delivery of shares of the applicable series of BA Preferred Stock to effect such conversions in accordance with the applicable Certificate of Designation. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any whole Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, but if such conversion results in a fraction, an amount in respect thereof will be paid in cash by the Company. See "Description of Series F Preferred Stock - Conversion Rights," "Description of Series T-1 Preferred Stock -Conversion Rights" and "Description of Series T-2 Preferred Stock -Conversion Rights".


     Redemption. The Depositary Shares will be redeemed, upon not less than 30 nor more than 60 days' notice, using the cash proceeds received by the Depositary resulting from the redemption, in whole or in part, at the Company's option, but subject to the terms and conditions applicable thereto, of shares of the applicable series of BA Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/200 of the redemption price payable with respect to each share of the applicable series of BA Preferred Stock. Whenever the Company redeems shares of BA Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of the applicable series of BA Preferred Stock so redeemed. If fewer than all the Depositary Shares of a series of BA Preferred Stock are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata or in any other equitable manner determined by the Depositary.

     Voting Rights. Upon receipt of notice of any meeting at which the owners of a series of BA Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the applicable Depositary Shares. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for the applicable series of BA Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of the applicable series of BA Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor to vote the number of shares of the applicable series of BA Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote the shares of such BA Preferred Stock, and the Company has agreed to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of a series of BA Preferred Stock to the extent it does not receive specific written instructions from the holders of the Depositary Shares representing such BA Preferred Stock.

     Amendment and Termination of the Deposit Agreement. The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares (other than taxes and other Government charges, fees and other expenses payable by such holders as stated below under "Charges of Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Shares until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts, during which 90-day period such holder may withdraw its shares of the applicable series of BA Preferred Stock as described above under "Withdrawal of Shares of BA Preferred Stock". In no event may any amendment impair the right of any owner of any Depositary Shares, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares to receive shares of the applicable series of BA Preferred Stock or upon conversion of shares of a series of the BA Preferred Stock represented by the Depositary Shares, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

     Whenever directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the holders of all outstanding Depositary Shares at least 30 days prior to the date of termination. The Depositary may likewise terminate the Deposit Agreement at any time 45 days after the Depositary has delivered to the Company a written notice of its election to resign if a successor depositary has not theretofore been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the owners thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the BA Preferred Stock and any other distributions with respect thereto and (ii) to deliver BA Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the BA Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary.

     Charges of Depositary. The Company will pay all charges of the Depositary including all charges in connection with withdrawals of shares of BA Preferred Stock by the owners of Depositary Shares or conversions of shares of BA Preferred Stock, except for taxes (including transfer taxes, if any) and other government charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing shares of BA Preferred Stock.

     General. The Depositary will make available for inspection by holders of Depositary Receipts at its Corporate Trust Office in New York, New York all reports and communications from the Company which are delivered to the Depositary and made generally available to the holders of BA Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance with their best judgment and in good faith of their duties thereunder except that they will be liable for negligence in the performance of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or BA Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary will be entitled to rely upon advice of or information from counsel, accountants or other persons believed to be compe tent and on documents believed to be genuine.

     The Depositary may at any time resign or be removed by the Company, effective upon the acceptance by its successor of its appointment.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax considerations relevant to the ownership, disposition and conversion of the BA Preferred Stock and the Depositary Shares based thereon, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to address all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the BA Preferred Stock and the Depositary Shares based thereon, and it is not intended to apply to all categories of investors, some of which, such as dealers in securities, banks, insurance companies and tax-exempt organizations, and non-United States persons, may be subject to special rules. In addition, this discussion is limited to persons that will hold the BA Preferred Stock and the Depositary Shares based thereon as a "capital asset" (within the meaning of Code
Section 1221).

     ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OWNERSHIP, CONVERSION AND DISPOSITION OF THE BA PREFERRED STOCK AND THE DEPOSITARY SHARES BASED THEREON (OR THE COMMON STOCK ISSUED UPON CONVERSION THEREOF).

Treatment of Depositary Shares

     Holders of the Depositary Shares will be treated as holders of the underlying BA Preferred Stock (and any cash, property or other securities held by the Depositary on behalf of the holders) represented by such Depositary Shares for federal income tax purposes and will be taxed as if they held such BA Preferred Stock (or such cash, property or other securities held by the Depositary on behalf of the holders) directly. References below to holders of the BA Preferred Stock include holders of the applicable Depositary Shares.

Dividends on BA Preferred Stock

     Dividend distributions paid on the BA Preferred Stock will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits for federal income tax purposes. To the extent that the amount of such a distribution exceeds the Company's earnings and profits allocable to the holder, the distribution will be treated first as a tax-free return of capital to the extent of the holder's basis in the BA Preferred Stock and thereafter as capital gain. Such gain will be a long-term capital gain if the holding period for the BA Preferred Stock exceeds one year.

     The Company believes that as of its taxable year ending December 31, 1996, it did not have accumulated earnings and profits but did have current earnings and profits to pay dividends for tax purposes. There can be no assurance that the

Company will have sufficient current or accumulated earnings and profits in the future such that any quarterly cash payments will constitute dividends for federal income tax purposes.

     Dividends paid out of the Company's earnings and profits to corporate holders may be eligible for a 70% dividends-received deduction, subject to the minimum holding period requirement under Code Section 246(c) (generally, at least 46 days) and other applicable requirements. Under Code Section 246A, the dividends-received deduction may be reduced or eliminated if the holder's shares of BA Preferred Stock are wholly or partially debt-financed. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to a portion of its dividends-received deduction. Under President Clinton's Fiscal Year 1998 Budget Proposal, as submitted to the Congress on February 6, 1997, the 70% dividends-received deduction, where available, would be reduced to a 50% dividends-received deduction, and the minimum holding period would be required to be satisfied over a period immediately before or immediately after the taxpayer becomes entitled to receive the dividend. The President's proposals, if enacted in their present form, are proposed to apply to dividends received or accrued more than 30 days after enactment of the proposals. It is not possible to predict whether either proposal will be enacted into law.

     Under certain circumstances, a corporate holder of the BA Preferred Stock that received an "extraordinary dividend," as defined in Code Section 1059(c), will be required to reduce its basis in the BA Preferred Stock by the portion of such dividend that is not taxed pursuant to the dividends-received deduction if the holder does not meet minimum holding period requirements (generally, more than two years). In most circumstances, quarterly dividends on the BA Preferred Stock, if not in arrears, would not constitute extraordinary dividends under Code Section 1059(c). In addition, under Code Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend," regardless of the holder's holding period. The Company believes that the BA Preferred Stock will not constitute "disqualified preferred stock."

Redemption of BA Preferred Stock

     A redemption of the BA Preferred Stock will be treated under Code Section 302 as a distribution that is taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) rather than as a sale or exchange of the BA Preferred Stock unless the redemption (i) results in a complete termination of the holder's stock interest in the Company under Code
Section 302(b)(3), (ii) is "substantially disproportionate" with respect to the holder under Code Section 302(b)(2), (iii) is "not essentially equivalent to a dividend" with respect to the holder under Code Section 302(b)(1), or (iv) in the case of a holder who is not a corporation, is in a partial liquidation of the Company under Code Section 302(b)(4). In determining whether any of these tests has been met, shares of stock considered to be owned by the holder (including shares receivable upon conversion of the BA Preferred Stock) by reason of certain constructive ownership rules set forth in Code Section 318, as well as shares actually owned, generally must be taken into account.

     A redemption will be "substantially disproportionate" with respect to a stockholder if the stockholder's percentage interest in all voting and common stock of the corporation (by value) is each reduced by more than 20%, and the stockholder owns less than 50% of the total combined voting power of all classes of stock entitled to vote after the redemption.

     A redemption will be "not essentially equivalent to a dividend" with respect to a stockholder if the stockholder experiences a "meaningful reduction" in his proportionate interest in the corporation. The IRS has ruled that even a small reduction in the proportionate interest of a small minority stockholder who does not exercise any control over company affairs may constitute a "meaningful reduction" in the stockholder's interest in the Company.

     If the redemption satisfies any of the Code Section 302(b) tests, it will be treated as a sale or exchange of the BA Preferred Stock, resulting in capital gain or loss to the extent of the difference between the amount received and the holder's basis for the shares redeemed. Such gain will be a long-term capital gain if the holding period for the redeemed BA Preferred Stock exceeds one year. Any portion of the amount received attributable to accumulated and declared but unpaid dividends will be taxable as ordinary income to the extent of the Company's earnings and profits.

     Each holder is urged to consult his own tax advisor with respect to the question of whether a redemption of BA Preferred Stock will be treated as a sale or exchange under Code Section 302(b).

     If the redemption does not satisfy any of the Code Section 302 tests, it will be treated as a dividend in the amount of the lesser of (x) the amount of cash received and (y) the Company's current and accumulated earnings and profits, as described under "Dividends on BA Preferred Stock," above. If the redemption does not satisfy any of the Code Section 302 tests, and if the holder retains ownership of any type of stock in the Company, the tax basis in the redeemed BA Preferred Stock (reduced, for corporate holders, by any amounts treated as extraordinary dividends, as discussed below, or as a return of capital) would be added to the basis of the retained stock. If the holder does not retain any stock of the Company, the tax basis may be lost or possibly added to the basis of any shares of stock of the Company owned by a related person.

     Under certain limited circumstances, an amount treated as a dividend in the case of a redemption that is not pro-rata as to all shareholders or that is part of a partial liquidation (within the meaning of Code Section 302(e)) of the redeeming corporation may be treated as an "extraordinary dividend" under Code
Section 1059, regardless of the holder's holding period for the redeemed stock or the size of the distribution. See the discussion under "Dividends on BA Preferred Stock," above.

Conversion of BA Preferred Stock Into Common Stock

     In general, no gain or loss will be recognized for federal income tax purposes on conversion of the BA Preferred Stock solely into Common Stock. The tax basis for the Common Stock received upon conversion will be equal to the tax basis of the BA Preferred Stock (reduced by the portion of such basis allocable to any fractional interest exchanged for cash). The holding period of the Common Stock will include the holding period of the BA Preferred Stock converted. Gain or loss may be recognized at the time of the conversion, however, upon the receipt of cash paid in lieu of fractional shares of Common Stock or upon receipt of cash, if any, in respect of dividends declared but not previously included in income.

     The conversion of the BA Preferred Stock into cash, property or securities other than stock of the Company (or stock of a successor to the Company) will be treated as a redemption of the BA Preferred Stock. See the discussion under "Redemption of BA Preferred Stock," above.

Adjustment of Conversion Price

     Treasury Regulations promulgated under Code Section 305 may treat holders of convertible stock as having received a constructive distribution where the conversion ratio of such convertible stock is adjusted if (i) as a result, the proportionate interest of the holders of such convertible stock in the assets or earnings and profits of the issuer is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio is not considered to be made pursuant to such a formula where the adjustment is made to compensate for certain taxable distributions with respect to the stock into which such stock is convertible. Thus, under certain circumstances, a reduction in the conversion price for the BA Preferred Stock is likely to be taxable to the holders thereof as a dividend to the extent of the earnings and profits of the Company. In the case of a corporate holder, it is possible that such a dividend (and other dividends within the applicable 85, and in certain circumstances, 365 day period, including regular quarterly dividends) could be treated as an "extraordinary dividend" under Code Section 1059. See the discussion under "Dividends on BA Preferred Stock," above.

Section 382 Limitation


     As of December 31, 1996, the Company had approximately $1.5 billion of NOL carryforwards available for Federal tax purposes, which can be deducted against future taxable income, and which expire in the years 2006 and 2009. The Company also has available, to reduce future taxes payable, $375 million alternative minimum tax net operating losses expiring in the years 2008 to 2009, $50 million of investment tax credits expiring in 2002 to 2003, and $33 million of alternative minimum tax credits which do not expire. Under Code Section 382, the Company's use of any NOL carryforwards is limited if there is an increase of more than 50 percentage points in the ownership interests of certain current or future shareholders within a three-year period (an "ownership change"). In addition, under Code Section 383, if there is an ownership change, the Company's use of AMT credits would be limited. The Company believes that the sale of BA Preferred Stock should not, by itself or with other increases in the past three years, cause the Section 382 or Section 383 limitations to apply. The sale of BA Preferred Stock, however, when combined with other transactions over which the Company may or may not have control, including the issuance of additional shares of the Company's capital stock in connection with an acquisition or otherwise, may produce an ownership change sufficient to result in the Company's NOL carryforwards and AMT credits becoming subject to the annual limitations of
Section 382 and Section 383.

Backup Withholding and United States Information Reporting

     Certain non-corporate holders of the BA Preferred Stock or Common Stock are subject to information reporting and may be subject to backup withholding at the rate of 31% with respect to dividends on the BA Preferred Stock and Common Stock and certain consideration received upon the conversion or redemption of the BA Preferred Stock. Generally, backup withholding applies only when the taxpayer
(i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments or dividends or interest properly or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report dividends. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

                                 UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement among the Company, BritAir and the Underwriters named below, (the "Underwriting Agreement"), BritAir has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from BritAir, the respective number of Depositary Shares set forth opposite its name below.

                    Series F           Series T-1         Series T-2
    Underwriter     Depositary Shares  Depositary Shares  Depositary Shares*
   -------------    -----------------  -----------------  -----------------



_________________________

  * Until May 14, 1997, the Company has certain rights to purchase the Series T-2 Preferred Stock underlying the Series T-2 Depositary Shares which may be offered hereby. Accordingly, unless and until the Company expressly declines to exercise such rights, or such rights expire unexercised, no Series T-2 Depositary Shares will be issued and no sales of Series T-2 Depositary Shares may be made pursuant hereto.

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Depositary Shares offered hereby, if any are taken (subject to the restriction described in the footnote above).


  The Underwriters propose to offer the Depositary Shares in part directly to the public at the respective initial public offering prices set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $.[ ] per Depositary Share [break-out, if necessary]. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.[ ] per Depositary Share [break-out, if necessary] to certain brokers and dealers. After the Depositary Shares are released for sale to the public, the offering price and the selling terms may from time to time be varied by the Underwriters.

  The Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock, preferred stock or other capital stock of the Company for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriters and British Airways, except for the Depositary Shares offered in connection with the Offering.

  Prior to the Offering, there has been no public market for the BA Preferred Stock or for the Depositary Shares. The initial public offering price was negotiated among BritAir and the Underwriters. Among the factors considered in determining the respective initial public offering prices of the Depositary Shares, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

  Application will be made to list the Depositary Shares on the New York Stock Exchange.


  The Company has agreed to indemnify BritAir, British Airways and the several Underwriters against certain liabilities, including liabilities under the Securities Act.


  In connection with the Offering, the Underwriters may purchase and sell the Depositary Shares or the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Depositary Shares or the Common Stock; and short positions created by the Underwriters involve the sale of a greater number of Depositary Shares than they are required to purchase from BritAir in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offering may be reclaimed by the Underwriters if such Depositary Shares are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the respective market prices of the Depositary Shares and the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

                                 LEGAL MATTERS

  Certain legal matters with respect to the BA Preferred Stock and the Depositary Shares will be passed upon for the Company by Lawrence M. Nagin, Esq., Executive Vice President-Corporate Affairs and General Counsel of the Company, and for the Underwriters by __________.

                                    EXPERTS

  The Consolidated Financial Statements and schedules of the Company and of US Airways as of December 31, 1994, 1995 and 1996 appearing in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                       PAGE
                                                                       ----

US Airways Group, Inc. Audited Consolidated Financial Statements:

     Report of Independent Auditors                                    F-2

     Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996                                  F-3

     Consolidated Balance Sheets as of December 31, 1995 and
     1996                                                              F-4

     Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996                                  F-6

     Consolidated Statements of Changes in Stockholders' Equity
     (Deficit) for the years December 31, 1994, 1995 and 1996          F-8

     Notes to Consolidated Financial Statements                        F-10

US Airways, Inc. Audited Consolidated Financial Statements:

     Report of Independent Auditors                                    F-48

     Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996                                  F-49

     Consolidated Balance Sheets as of December 31, 1995 and
     1996                                                              F-50

     Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996                                  F-52

     Consolidated Statements of Changes in Stockholder's Equity
     (Deficit) for the years December 31, 1994, 1995 and 1996          F-54

     Notes to Consolidated Financial Statements                        F-55

          Consolidated Financial Statements and Supplementary Information for US Airways Group, Inc.


                          Independent Auditors' Report


The Stockholders and Board of Directors
US Airways Group, Inc.:

We have audited the consolidated balance sheets of US Airways Group, Inc. (formerly USAir Group, Inc.) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows, and changes in stockholders' equity (deficit) for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Airways Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





                                                         KPMG Peat Marwick LLP


Washington, D. C.
February 26, 1997, except as to note 4(c) and note 4(d) which are as of March 13, 1997

US Airways Group, Inc.  (Formerly USAir Group, Inc.)
Consolidated Statements of Operations
Years Ended December 31,
--------------------------------------------------------------------------------
(in thousands, except per share amounts)


                                                                    1996             1995             1994
                                                                    ----             ----            -----
Operating Revenues
    Passenger transportation                                    $7,370,888        $6,748,564       $6,357,547
    Cargo and freight                                              162,704           157,262          163,598
    Other                                                          608,821           568,522          476,049
                                                                ----------        ----------       ----------
        Total Operating Revenues                                 8,142,413         7,474,348        6,997,194

Operating Expenses
    Personnel costs                                              3,195,463         2,887,115        2,889,764
    Aviation fuel                                                  824,745           677,621          703,949
    Commissions                                                    586,226           563,037          583,158
    Aircraft rent                                                  436,873           437,649          563,572
    Other rent and landing fees                                    412,275           404,158          436,540
    Aircraft maintenance                                           372,997           346,854          392,181
    Depreciation and amortization                                  316,043           352,447          408,587
    Other, net                                                   1,560,298         1,483,780        1,510,799
                                                                ----------        ----------       ----------
        Total Operating Expenses                                 7,704,920         7,152,661        7,488,550
                                                                ----------        ----------       ----------
        Operating Income (Loss)                                    437,493           321,687         (491,356)
Other Income (Expense)
    Interest income                                                 74,819            51,624           27,088
    Interest expense                                              (267,122)         (302,593)        (284,034)
    Interest capitalized                                             8,398             8,781           13,760
    Equity in earnings (loss) of affiliates                         36,602            34,546           26,535
    Other, net                                                     (14,708)           14,227           23,084
                                                                ----------        ----------       ----------
        Other Income (Expense), Net                               (162,011)         (193,415)        (193,567)
                                                                ----------        ----------       ----------
Income (Loss) Before Taxes                                         275,482           128,272         (684,923)
    Provision (Credit) for Income Taxes                             12,109             8,985                -
                                                                ----------        ----------       ----------
Net Income (Loss)                                                  263,373           119,287         (684,923)
    Preferred Dividend Requirement                                 (88,775)          (84,904)         (78,036)
                                                                ----------        ----------       ----------
Net Income (Loss) Applicable to Common
    Stockholders                                                $  174,598        $   34,383       $ (762,959)
                                                                ==========        ==========       ==========
Income (Loss) per Common Share
    Primary                                                     $     2.69        $     0.55       $   (12.73)
    Fully-diluted                                               $     2.33        $     0.55       $   (12.73)
Shares Used for Computation (000)
    Primary                                                         64,919            62,430           59,915
    Fully-diluted                                                   95,516            62,526           59,915


See accompanying Notes to Consolidated Financial Statements.

US Airways Group, Inc.  (Formerly USAir Group, Inc.)
Consolidated Balance Sheets
December 31,
--------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                                               1996                        1995
                                                                               ----                        ----
                                          ASSETS
Current Assets
    Cash and cash equivalents                                               $    950,966               $    881,854
    Short-term investments                                                       635,839                     19,831
    Receivables, net                                                             337,025                    322,122
    Materials and supplies, net                                                  248,774                    248,144
    Prepaid expenses and other                                                   137,590                    111,131
                                                                             -----------                -----------
        Total Current Assets                                                   2,310,194                  1,583,082
Property and Equipment
    Flight equipment                                                           5,202,057                  5,251,742
    Ground property and equipment                                              1,108,648                  1,073,720
    Less accumulated depreciation and amortization                            (2,470,337)                (2,301,059)
                                                                             -----------                -----------
                                                                               3,840,368                  4,024,403
    Purchase deposits                                                             77,620                     17,026
                                                                             -----------                -----------
        Total Property and Equipment, Net                                      3,917,988                  4,041,429
Other Assets
    Goodwill, net                                                                494,511                    510,562
    Other intangibles, net                                                       283,309                    312,786
    Other assets, net                                                            525,409                    507,149
                                                                             -----------                -----------
        Total Other Assets                                                     1,303,229                  1,330,497
                                                                             -----------                -----------
                                                                             $ 7,531,411                $ 6,955,008
                                                                             ===========                ===========

     LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
    Current maturities of long-term debt                                     $    84,259                $    80,721
    Accounts payable                                                             438,951                    325,330
    Traffic balances payable and unused tickets                                  715,576                    607,170
    Accrued aircraft rent                                                        510,752                    495,489
    Accrued expenses                                                           1,099,181                    975,986
                                                                             -----------                -----------
        Total Current Liabilities                                              2,848,719                  2,484,696
Long-term Debt, Net of Current Maturities                                      2,615,780                  2,717,085
Deferred Credits and Other Liabilities
    Deferred gains, net                                                          359,748                    386,947
    Postretirement benefits other than pensions,
        non-current                                                            1,093,519                  1,015,623
    Non-current employee benefit liabilities and other                           439,308                    427,726
                                                                             -----------                -----------
        Total Deferred Credits and Other Liabilities                           1,892,575                  1,830,296


                            (continued on next page)

US Airways Group, Inc.  (Formerly USAir Group, Inc.)
Consolidated Balance Sheets   (Continued)
December 31,
--------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                                                  1996                        1995
                                                                                  ----                        ----
     LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

Commitments and Contingencies

Redeemable Cumulative Convertible Preferred Stock
    Series A, 358,000 shares issued, no par value                                358,000                    358,000
        (redemption value of $404,675 at December 31, 1996)
    Series F, 30,000 shares issued, no par value                                 300,000                    300,000
        (redemption value of $323,361 at December 31, 1996)
    Series T, 10,000 shares issued, no par value                                 100,719                    100,719
        (redemption value of $107,602 at December 31, 1996)
Stockholders' Equity (Deficit)
    Series B cumulative convertible preferred stock,                             213,128                    213,153
        no par value, 4,263,000 depositary shares
        issued (liquidation preference of $255,088 at
        December 31, 1996)
Common stock, par value $1 per share, authorized                                  64,306                     63,449
    150,000,000 shares, issued and outstanding
    64,306,000 and 63,449,000 shares, respectively
Paid-in capital                                                                1,386,557                  1,362,756
Retained earnings (deficit)                                                   (2,117,838)                (2,298,211)
Common stock held in treasury                                                          -                          -
Deferred compensation                                                            (95,326)                   (98,847)
Adjustment for minimum pension liability                                         (35,209)                   (78,088)
                                                                             -----------                -----------
        Total Stockholders' Equity (Deficit)                                    (584,382)                  (835,788)
                                                                             -----------                -----------
                                                                             $ 7,531,411                $ 6,955,008
                                                                             ===========                ===========


See accompanying Notes to Consolidated Financial Statements.

US Airways Group, Inc.  (Formerly USAir Group, Inc.)
Consolidated Statements of Cash Flows
Years Ended December 31,
--------------------------------------------------------------------------------
(in thousands)

                                                                           1996             1995              1994
                                                                           ----             ----              ----
Cash and cash equivalents beginning of year                            $  881,854          $429,538        $ 368,347
                                                                        ---------           -------         --------
Cash flows from operating activities
    Net income (loss)                                                     263,373           119,287         (684,923)
    Adjustments to reconcile net income (loss) to net
    cash provided by (used for) operating activities
        Depreciation and amortization                                     316,043           352,447          408,587
        Loss (gain) on disposition of property                                748           (17,043)         (24,099)
        Amortization of deferred gains and credits                        (27,668)          (27,817)         (27,396)
        Other                                                              38,048             6,294          (11,605)
        Changes in certain assets and liabilities
           Decrease (increase) in receivables                             (14,903)            2,417           41,101
           Decrease (increase) in materials, supplies,
              prepaid expenses and intangible
              pension assets                                              (45,455)          (74,980)          74,663
           Increase (decrease) in traffic balances
              payable and unused tickets                                  108,406            38,955          (61,932)
           Increase (decrease) in accounts payable, accrued
              aircraft rent and accrued expenses                          315,440           120,422          235,105
           Increase (decrease) in postretirement
              benefits other than pensions, non-current                    77,896            56,667           51,613
                                                                        ---------           -------         --------
              Net cash provided by (used for)
                  operating activities                                  1,031,928           576,649            1,114

Cash flows from investing activities
    Aircraft acquisitions and purchase deposits, net                      (52,854)          (61,689)         (46,022)
    Additions to other property                                          (127,875)          (84,980)        (134,086)
    Proceeds from disposition of property                                  24,903           222,325           75,075
    Decrease (increase) in short-term investments                        (603,593)            2,430          (21,994)
    Decrease (increase) in restricted cash and investments                 11,086            71,980            2,578
    Other                                                                  (5,497)           (1,134)           1,110
                                                                        ---------           -------         --------
               Net cash provided by (used for) investing
                   activities                                            (753,830)          148,932         (123,339)

                            (continued on next page)

US Airways Group, Inc.  (Formerly USAir Group, Inc.)
Consolidated Statements of Cash Flows  (Continued)
Years Ended December 31,
--------------------------------------------------------------------------------
(in thousands)

                                                                           1996              1995              1994
                                                                           ----              ----              ----
Cash flows from financing activities
    Issuance of debt                                                      103,002             1,162          308,856
    Reduction of debt                                                    (235,500)         (283,160)         (87,073)
    Issuance of common stock                                                3,882             8,733               52
    Sale of treasury stock                                                  2,630                 -           11,244
    Dividends paid                                                        (83,000)                -          (49,663)
                                                                        ---------         ---------        ---------
    Net cash provided by (used for) financing
           activities                                                    (208,986)         (273,265)         183,416
                                                                        ---------         ---------        ---------
Net increase (decrease) in cash and cash  equivalents                      69,112           452,316           61,191
                                                                        ---------         ---------        ---------
Cash and cash equivalents end of year                                   $ 950,966         $ 881,854        $ 429,538
                                                                        =========         =========        =========
Noncash investing and financing activities
    Issuance of debt - refinancing of debt secured
        by aircraft                                                     $ 159,998         $       -        $       -
                                                                        =========         =========        =========
    Reduction of debt - refinancing of debt
        secured by aircraft                                             $ 154,422         $       -        $       -
                                                                        =========         =========        =========
    Issuance of debt - aircraft acquisitions                            $  29,155         $ 169,725        $ 224,614
                                                                        =========         =========        =========
    Reduction of debt - aircraft purchase deposits                      $       -         $  70,837        $       -
                                                                        =========         =========        =========
    Underwriter's fees - refinancing of debt
        secured by aircraft                                             $   2,488         $       -        $       -
                                                                        =========         =========        =========
    Treasury stock acquired for tax withholding on
        employee stock grants                                           $   2,630         $       -        $       -
                                                                        =========         =========        =========
Supplemental Information
    Cash paid during the year for interest, net
         of amounts capitalized                                         $ 260,625         $ 299,871        $ 251,943
                                                                        =========         =========        =========
    Net cash received (paid) during the year
        for income taxes                                                $ (12,325)        $  (6,637)       $     317
                                                                        =========         =========        =========


See accompanying Notes to Consolidated Financial Statements.

US Airways Group, Inc.  (Formerly USAir Group, Inc.)
Consolidated Statements of Changes in Stockholders' Equity (Deficit)
Three Years Ended December 31, 1996
--------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                                                                         Adjustment
                                                                                                            For
                                                                   Retained                   Deferred    Minimum
                                 Preferred     Common   Paid In    Earnings       Treasury     Compen-    Pension
                                  Stock B      Stock    Capital    (Deficit)        Stock      sation     Liability       Total
                                 --------      ------   -------    ---------      --------    ---------   ---------       -----
Balance December 31, 1993        $213,153     $61,080  $1,417,346  $(1,682,912)   $(83,891)   $(94,957)    $(42,395)    $(212,576)

Reversion of 4,000 shares of
   restricted stock previously
   granted                              -          (4)        (28)           -           -          58            -            26

Sale of 12,400 shares of
   common stock                         -          12          40            -           -           -            -            52

Exercise of 5,000 options               -           -        (177)           -         225           -            -            48

Sale of 1,859,000 shares of
   treasury stock                       -           -     (72,470)           -      83,666           -            -        11,196

Dividends declared (preferred stock)
   Series A-$46.25 per share            -           -           -      (16,557)          -           -            -       (16,557)
   Series B-$3.28 per depositary share  -           -           -      (13,988)          -           -            -       (13,988)
   Series F-$525 per share              -           -           -      (15,750)          -           -            -       (15,750)
   Series T-$334.38 per share           -           -           -       (3,368)          -           -            -        (3,368)

Amortization of deferred compensation   -           -        (375)           -           -       3,934            -         3,559

Adjustment for minimum pension
   liability                            -           -           -            -           -           -       35,378        35,378

Net loss                                -           -           -     (684,923)          -           -            -      (684,923)
                                 --------     -------  ----------  -----------    --------    --------     --------     ---------

Balance December 31, 1994        $213,153     $61,088  $1,344,336  $(2,417,498)        $ -    $(90,965)    $ (7,017)    $(896,903)

Sale of 1,384,000 shares of
   common stock                         -       1,384       6,929            -           -           -            -         8,313

Grant of 934,600 shares of
   restricted stock                     -         934      10,982            -           -     (11,916)           -             -

Exercise of 42,775 options              -          43         377            -           -           -            -           420

Amortization of deferred compensation   -           -         132            -           -       4,034            -         4,166

Adjustment for minimum
    pension liability                   -           -           -            -           -           -      (71,071)      (71,071)

Net income                              -           -           -      119,287           -           -            -       119,287
                                 --------     -------  ----------  -----------    --------    --------     --------     ---------

Balance December 31, 1995        $213,153     $63,449  $1,362,756  $(2,298,211)        $ -    $(98,847)    $(78,088)    $(835,788)

                           (Continued on next page)

US Airways Group, Inc.  (Formerly USAir Group, Inc.)
Consolidated Statements of Changes in Stockholders' Equity (Deficit) (Continued) Three Years Ended December 31, 1996
--------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                                                                          Adjustment
                                                                                                              For
                                                                    Retained                   Deferred     Minimum
                                 Preferred     Common    Paid In    Earnings       Treasury    Compen-      Pension
                                 Stock  B       Stock    Capital    (Deficit)       Stock       sation     Liability       Total
                                 ---------     -------   -------    ---------      --------    -------    ----------       -----
Balance December 31, 1995        $213,153     $63,449  $1,362,756  $(2,298,211)    $     -    $(98,847)    $(78,088)    $(835,788)

Grant of 635,000 shares of
   restricted stock and 2,415,000
   options                              -         635      20,668            -           -     (21,303)           -             -

Acquisition of 118,156 shares of
   common stock from certain
   employees                            -           -           -            -      (2,630)          -            -        (2,630)

Exercise of 434,876 options             -         317       4,241            -       2,630           -            -         7,188

Conversion of 500 depositary
 shares                               (25)          1          24            -           -           -            -             -

Reversion of 96,310 shares of
   restricted stock previously
   granted                              -         (96)     (1,132)           -           -       1,228            -             -

Dividends declared (preferred
 stock)
   Series A - $133.74 per share         -           -           -      (47,879)          -           -            -       (47,879)
   Series F - $902.14 per share         -           -           -      (27,064)          -           -            -       (27,064)
   Series T - $799.91 per share         -           -           -       (8,057)          -           -            -        (8,057)

Amortization of deferred
 compensation                           -           -           -            -           -      23,596            -        23,596

Adjustment for  minimum
   pension liability                    -           -           -            -           -           -       42,879        42,879

Net income                              -           -           -      263,373           -           -            -       263,373
                                 --------     -------  ----------  -----------     -------    --------     --------     ---------

Balance December 31, 1996        $213,128     $64,306  $1,386,557  $(2,117,838)    $     -    $(95,326)    $(35,209)    $(584,382)
                                 ========     =======  ==========  ===========     =======    ========     ========     =========

See accompanying Notes to Consolidated Financial Statements

                             US Airways Group, Inc.
                   Notes to Consolidated Financial Statements


1.  Summary of Significant Accounting Policies

    (a)  Basis of Presentation and Nature of Operations

    The accompanying Consolidated Financial Statements include the accounts of US Airways Group, Inc. ("US Airways Group" or the "Company") (formerly USAir Group, Inc.) and its wholly-owned subsidiaries US Airways, Inc. ("US Airways") (formerly USAir, Inc.), Piedmont Airlines, Inc. ("Piedmont"), PSA Airlines, Inc. ("PSA") (formerly Jetstream International Airlines, Inc.), Allegheny Airlines, Inc. ("Allegheny"), USAir Leasing and Services, Inc. ("USAir Leasing and Services"), USAir Fuel Corporation ("Fuel Corp."), Material Services Company, Inc. ("MSC") and The OR Group, Inc. ("OR Group"). All significant intercompany accounts and transactions have been eliminated.

    US Airways is the Company's principal subsidiary and accounted for approximately 92% of its operating revenues in 1996. US Airways' results include the results of its wholly-owned subsidiary USAM Corp. ("USAM"). US Airways is a major United States air carrier whose primary business is transporting passengers, property and mail. US Airways enplaned 56.9 million passengers during 1996 and is currently the fifth largest domestic air carrier, as measured by revenue passenger miles ("RPMs"). US Airways operates predominantly in the eastern U.S. with primary hubs at the major airports in Pittsburgh, Pennsylvania, Charlotte, North Carolina, Philadelphia, Pennsylvania and at Baltimore/Washington International Airport. US Airways also maintains significant operations at the major airports in Boston, Massachusetts, New York, New York and Washington, D.C.

    USAM owns 11% of the Galileo International Partnership ("GIP") which owns and operates the Galileo Computer Reservation System ("Galileo CRS"), approximately 11% of the Galileo Japan Partnership ("GJP") which markets the Galileo CRS in Japan, and approximately 21% of the Apollo Travel Services Partnership ("ATS") which markets the Galileo CRS in the U.S. and Mexico. USAM accounts for these investments using the equity method because it is represented on the board of directors of each of the partnerships and therefore participates in policy making processes.

    Piedmont, PSA and Allegheny are regional air carriers that, along with seven non-owned regional airline franchisees, form "US Airways Express" (formerly doing business as "USAir Express"). US Airways Express also has a majority of its operations in the eastern U.S. US Airways Express air carriers enplaned 10.6 million passengers in 1996 (5.6 million passengers enplaned by Piedmont, PSA, and Allegheny), approximately half of whom connected to US Airways flights.

    Fuel Corp. was established in 1987 primarily to serve as a fuel wholesaler to US Airways, in certain circumstances. MSC performs a function similar to Fuel Corp., selling aviation fuel to US Airways Express carriers and also assisting the US Airways Express carriers with major maintenance and procurement contracts. USAir Leasing and Services' main function is remarketing US Airways' surplus or inactive aircraft.

    OR Group was a wholly-owned subsidiary of US Airways Group that was incorporated in February 1996 and dissolved in the fourth quarter of 1996. The OR Group provided resource allocation consulting services and decision-making support systems to US Airways, which assumed these activities upon OR Group's dissolution.

    US Airways terminated its Airline Technical Services, LLC joint venture with a subsidiary of British Airways plc ("British Airways"), effective January 1997. Amounts related to this joint venture (accounted for using the equity method) included in the Company's financial results for the years ended 1996 and 1995 are immaterial and no material charges resulted from its termination.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company's principal operating subsidiary, US Airways, and its three regional airline subsidiaries operate within one industry (air transportation); therefore, no segment information is provided.

    Certain 1995 and 1994 amounts have been reclassified to conform with 1996 classifications.

    (b)  Cash and Cash Equivalents and Short-Term Investments

    For financial statement purposes, the Company considers all highly liquid investments purchased within three months of maturity to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates market value. Short-term investments consist of certificates of deposit and commercial paper purchased with maturities greater than three months but less than one year.

    In 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under this statement, the Company has classified its entire short-term investment portfolio as "available-for-sale." As of December 31, 1996 and 1995, there were no material differences between estimated fair values and carrying amounts for cash equivalents and short-term investments.

    (c)  Materials and Supplies

    Inventories of materials and supplies are valued at the lower of cost or market value. Costs are determined using average costing methods and are charged to operations as consumed. An allowance for obsolescence is provided for flight equipment expendable and repairable parts.

    (d)  Property and Equipment

    Property and equipment is stated at cost or, if acquired under capital leases, at the lower of the present value of minimum lease payments or fair market value at the inception of the lease. Maintenance and repairs, including the overhaul of aircraft components, are charged to operating expense as incurred and costs of major improvements are capitalized for both owned and leased assets. Interest related to deposits on aircraft purchase contracts and facility and equipment construction projects is capitalized as additional cost of the asset or as leasehold improvement if the asset is leased. Depreciation and amortization for principle asset classifications is provided on a straight-line basis to estimated residual values over estimated depreciable lives. Estimated depreciable lives and residual values are periodically reviewed for reasonableness and estimates are revised, if necessary.

                                                         Depreciable                 Residual
             Assets                                         Lives                     Values
             ------                                      -----------                 --------
                                                           (years)                (in millions)
Aircraft
    Boeing 767-200ER                                         20                     $14.0
    Boeing 757-200                                           20                       8.0
    Boeing 737-300/400                                       20                       7.5
    Boeing 737-200                                           5-17                   0.6-5.0
    McDonnell Douglas MD-80                                  20                       7.5
    Douglas DC-9-30                                          17                       3.0
    Fokker 100                                               20                       5.0
    Fokker F28-4000                                           8                       2.0
    Fokker F28-1000                                           6                       1.0
    Turboprop aircraft                                     11-17                    1.2-1.5
    Improvements to leased aircraft                     life of lease                    -
Ground property, equipment and leasehold                    1-10 or
    improvements                                        life of lease                    -
Buildings                                                  25-30                         -

    Property acquired under capital lease is amortized on a straight-line basis over the term of the lease and charged to Depreciation and amortization expense. When property and equipment is sold or retired, the cost and accumulated depreciation is removed from the accounts and any gain or loss recognized as Other, net, a component of Other Income (Expense).

    (e)  Goodwill and Other Intangibles

    Goodwill, the cost in excess of fair value of identified net assets acquired, is being amortized on a straight-line basis over 40 years. The $629.5 million goodwill resulting from the acquisition of Pacific Southwest Airlines ("Pacific Southwest") and Piedmont Aviation, Inc. ("Piedmont Aviation"), both in 1987, is being amortized as Depreciation and amortization expense. As of Dec-ember 31, 1996 and 1995, accumulated amortization related to the Pacific Southwest and Piedmont Aviation acquisitions was $144.1 million and $128.3 million, respectively. The $11.4 million goodwill resulting from USAM's computer reservation system investments is being amortized as a component of Other Income (Expense), consistent with the classification of the related income or loss on the investments. As of December 31, 1996 and 1995, USAM's related accumulated amortization was $2.3 million and $2.0 million, respectively. US Airways periodically evaluates whether goodwill is impaired by comparing the goodwill balances with estimated future undiscounted cash flows which, in US Airways' judgment, are attributable to the goodwill. This analysis is performed separately for the goodwill which resulted from each acquisition.

    Intangible assets consist mainly of purchased operating rights at various airports, purchased route authorities, capitalized software costs and the intangible asset associated with the underfunded amounts of certain pension plans ("Intangible Pension Asset"). The operating rights, route authorities and capitalized software costs are being amortized on a straight-line basis over the expected periods of benefit as Depreciation and amortization expense. The operating rights, valued at purchase cost or appraised value if acquired with Pacific Southwest or Piedmont Aviation, are being amortized over periods ranging from ten to 25 years, the route authorities are being amortized over 25 years and capitalized software costs are being amortized over five years. The Intangible Pension Asset is recognized in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87") (see Note 10(a) for additional information). As of December 31, 1996 and 1995, accumulated amortization related to intangible assets was $129.3 million and $105.0 million, respectively.

    Based on the most recent analyses, US Airways believes that goodwill and other intangible assets were not impaired as of December 31, 1996.

    (f)  Other Assets

    Other Assets consists primarily of non-current pension assets, restricted cash and investments and a long-term receivable from British Airways. Restricted cash and investments are deposits in trust accounts to collateralize letters of credit and workers' compensation policies. The long-term receivable from British Airways resulted from the relinquishment by US Airways of three U.S. to London routes.

    In November 1995, US Airways entered into a five-year transaction with a third party pursuant to which US Airways agreed to pledge to such third party from time to time certain flight equipment and simulators as collateral for up to $70 million aggregate principal amount of letters of credit to be issued by the third party with respect to certain workers' compensation obligations of US Airways. On December 15, 1995, US Airways pledged ten aircraft to the third party, resulting in the release of $67.2 million in cash and securities that had been previously pledged by US Airways to letter of credit providers.

    (g)   Deferred Gains on Sale and Leaseback Transactions

    Gains on aircraft sale and leaseback transactions are deferred and amortized over the term of the leases as a reduction of the related aircraft rent expense.

    (h)  Recognition of Passenger Transportation Revenues

    Passenger ticket sales are recognized as revenue when the transportation service is rendered or the ticket otherwise expires. At the time of sale, a liability is established (Traffic balances payable and unused tickets) and subsequently eliminated either through carriage of the passenger, through billing from another air carrier which renders the service or by refund to the passenger.

    (i)  Frequent Traveler Awards

    US Airways accrues the estimated incremental cost of travel awards earned by participants in its frequent traveler program when requisite mileage award levels are achieved.

    (j)  Investment Tax Credit

    Investment tax credit benefits were recorded using the "flow-through" method as a reduction of the Federal income tax provision. No new investment tax credits were generated during 1996, 1995 or 1994.

    (k)  Advertising Costs

    Advertising costs are expensed when incurred as other operating expense. Advertising expense for 1996, 1995 and 1994 was $51.2 million, $66.6 million and $63.4 million, respectively.

    (l) Income (Loss) Per Common Share

    Primary income (loss) per common share is computed by dividing net income or loss, after deducting all preferred stock dividend requirements, by the weighted average number of shares of US Airways Group, Inc. Common Stock, $1 par value ("Common Stock"), outstanding, after giving effect to dilutive stock option common stock equivalents. The Company uses the treasury stock method to compute dilutive stock option common stock equivalents. Stock option common stock equivalents were dilutive for 1996 and 1995, but were anti-dilutive for 1994. Therefore, stock option common stock equivalents of approximately 898,000 shares and 78,000 shares were added to the weighted average common shares outstanding in the calculation of primary income (loss) per common share calculation for 1996 and 1995, respectively. None of the Company's outstanding preferred stock issuances (see Notes 7 and 8(c)), all of which are convertible under certain conditions into Common Stock, are considered common stock equivalents; accordingly, they were excluded from the Company's primary income (loss) per common share calculations.

    Fully diluted income (loss) per common share reflects the maximum dilution that would result after giving effect to dilutive stock option common stock equivalents and to the assumed conversion of all dilutive convertible preferred stock issuances. Stock option common stock equivalents were dilutive for the years 1996 and 1995, but were anti-dilutive for 1994. Therefore, stock option common stock equivalents of approximately 1,580,000 shares and 174,000 shares were added to the weighted average common shares outstanding in the calculation of fully diluted income (loss) per common share calculation for 1996 and 1995, respectively. The assumed conversions of the Series B, Series F and Series T Preferred Stock had a dilutive effect on fully diluted income (loss) per share for 1996. The income and share effects of these assumed conversions were approximately $48.3 million and 29,915,000 shares, respectively. The assumed conversion of the Series A had an anti-dilutive effect on fully diluted income
(loss) per share for 1996 and was accordingly excluded from the calculation. For 1995 and 1994, the assumed conversions of all preferred stock issuances had an anti-dilutive effect and were accordingly excluded from the fully diluted income
(loss) per share calculations. See Note 9 regarding Common Stock held in trust for US Airways' Employee Stock Ownership Plan ("ESOP").

2.  Financial Instruments

    (a)  Terms of Certain Financial Instruments

    US Airways has entered into hedging arrangements designed to reduce its exposure to fluctuations in the price of aviation fuel. Under these arrangements, US Airways receives or makes payments based on the difference between a fixed price and the market price for specified petroleum products. Net settlements are recorded as adjustments to Aviation fuel expense. The total notional gallons under hedging arrangements were 84 million and 38 million as of December 31, 1996 and 1995, respectively (US Airways entered into arrangements prior to December 31, 1996 which effectively closed certain hedging arrangements covering approximately 22 million gallons). For hedging arrangements open as of December 31, 1996, US Airways will pay fixed prices ranging from $0.553 to $0.700 per notional gallon and receive a floating rate per gallon based on current market prices. The open hedging arrangements, all of which expire during 1997, represent approximately 6% of US Airways' expected 1997 fuel consumption. For arrangements open as of December 31, 1995, US Airways paid fixed prices ranging from $0.499 to $0.548 per notional gallon and received a floating rate based on market prices. Although these hedging arrangements expose the Company to credit loss in the event of non-performance by the other parties to the agreements, the Company does not anticipate such non-performance because of the favorable creditworthiness of the other parties. The Company may continue to enter into such arrangements, depending on market conditions.

    An aggregate of $32 million of future principal payments of US Airways' long-term debt due 1998 through 2000 is payable in Japanese Yen. This foreign currency exposure has been hedged to maturity by US Airways' participation in foreign currency contracts. Net settlements will be recorded as adjustments to Interest expense. Although the Company is exposed to credit loss in the event of non-performance by the counterparty to the contracts, the Company does not anticipate such non-performance because of the favorable creditworthiness of the other party.

    (b)  Fair Value of Financial Instruments

    Unless a quoted market price indicates otherwise, the fair values of short-term investments generally approximates carrying values because of the short maturity of these instruments. The Company has estimated the fair value of long-term debt and the long-term note receivable by discounting future cash flows using current rates offered to the Company for debt and note receivables of similar maturities. The estimated fair values of the Company's outstanding redeemable preferred stock issuances (See Note 7) are obtained from an independent external valuation source. The fair values of energy swap agreements and foreign currency contracts are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate such agreements.

    The estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are summarized as follows (brackets denote a liability):



                                                                            December 31,
                                                  ------------------------------------------------------------
                                                            1996                                1995
                                                 --------------------------          -------------------------
                                                    Carrying      Estimated            Carrying      Estimated
                                                      Amount     Fair Value              Amount     Fair Value
                                                 -----------    -----------          ----------     ----------
                                                                           (in thousands)

Short-term investments                           $   635,839    $   635,605         $    19,831    $    19,822
Restricted cash and investments (1)                   87,783         87,843              98,742         98,539
Long-term note receivable (1)                         40,733         30,080              45,433         33,277
Other long-term investments (1) (2)                   20,606         22,126               4,607          4,008
Long-term debt (excludes
    capital lease obligations)                    (2,650,659)    (2,698,431)         (2,732,310)    (2,543,340)
Redeemable preferred stock                          (758,719)      (894,400)           (758,719)      (604,478)
Energy swap agreements:
    In a net receivable position                           -          3,550                   -          1,845
Foreign currency contracts:
    In a net receivable position                           -            963                   -          4,050

(1)  Amounts included in Other Assets on the Company's Consolidated Balance
     Sheets.

(2)  Classified as "held-to-maturity" under SFAS 115.



                      (this space intentionally left blank)

3.  Long-Term Debt

    Details of long-term debt are as follows:


                                                                                             December 31,
                                                                                    -----------------------------
                                                                                        1996              1995
                                                                                        ----              ----
                                                                                            (in thousands)
Senior Debt:
    10% Senior Notes due 2003                                                       $   300,000       $   300,000
    9 5/8% Senior Notes due 2001                                                        175,000           175,000
    5.7% to 12% Equipment Financing Agreements,
        Installments due 1997 to 2016                                                 2,117,834         2,226,318
    8.6% Airport Facility Revenue Bond due 2022                                          27,620            27,620
    7 1/4% Aircraft Purchase Deposit Financing due 1998*                                 29,155                 -
    Other                                                                                 1,050             3,372
                                                                                    -----------       -----------
                                                                                      2,650,659         2,732,310
Capital Lease Obligations                                                                49,380            65,496
                                                                                    -----------       -----------
    Total                                                                             2,700,039         2,797,806
Less Current Maturities                                                                  84,259            80,721
                                                                                    -----------       -----------
                                                                                    $ 2,615,780       $ 2,717,085
                                                                                    ===========       ===========

* See Note 4(d) for additional information with respect to aircraft US Airways has scheduled for delivery in 1998.

  Maturities of long-term debt and debt under capital leases for the next five years:


                                                (in thousands)
                     1997                         $   84,259
                     1998                            184,788
                     1999                             77,454
                     2000                            122,681
                     2001                            246,494
               Thereafter                          1,984,363

    Interest rates on $242 million principal amount of long-term debt as of December 31, 1996 are subject to adjustment to reflect prime rate and other rate changes.

    Equipment financings totaling $2.2 billion were collateralized by aircraft and engines with a net book value of approximately $2.3 billion as of December 31, 1996.

4.  Commitments and Contingencies

    (a)  Operating Environment

    The Company's improved financial results for 1996 are primarily attributable to favorable capacity and pricing trends in markets served by the Company's airline subsidiaries, continued stable domestic economic conditions and the positive influence of US Airways' revenue enhancement and cost reduction initiatives. However, the Company's financial condition, results of operations and future prospects are more susceptible to an economic downturn and competitive influences than most of its major competitors due to US Airways' high cost structure amid the growing low cost, low fare environment in the domestic airline industry.

     Most of the Company's airline subsidiaries operate in competitive markets, predominantly in the Eastern U.S. In recent years, air carriers with low costs of operations and fare structures have initiated and or expanded into markets served by the Company's airline subsidiaries. In addition, several of the larger, mature air carriers have developed or indicated their intention to develop similar low cost, low fare operations. In an effort to preserve market share, US Airways has typically responded to the entry of a low cost, low fare competitor into its markets by matching fares and increasing the frequency of service in related markets, generally with the result of diluting US Airways' yield in those markets. US Airways' currently has the highest unit operating costs among the major domestic air carriers and the growth and expansion of low cost, low fare air carriers or operations in US Airways' markets has put considerable pressure on US Airways to reduce operating costs in order to maintain competitiveness.

     US Airways was able to reduce certain non-labor related operating costs during 1996 and 1995 through various organizational changes, process reengineering and reducing or eliminating capacity in unprofitable markets; however, US Airways has not been successful to date in achieving meaningful reductions in its largest expense category, Personnel costs. The Company believes that US Airways' long-term financial viability depends on its success in further reducing its cost of operations, including its Personnel costs.

     As of December 31, 1996, the Company's various subsidiaries employed approximately 43,500 full-time equivalent employees. Approximately 28,200, or 65%, of these employees are covered by collective bargaining agreements with various unions, or will be covered by collective bargaining agreements for which initial negotiations are in progress. US Airways' contracts with the International Association of Machinists and Aerospace Workers ("IAM"), which represents US Airways' machinists group, the Air Line Pilots Association ("ALPA"), which represents US Airways' pilots, and the Association of Flight Attendants ("AFA"), which represents US Airways' flight attendants, are open for negotiation and collective bargaining talks are underway. US Airways has not yet reached an initial contract with its fleet service employees, a class of approximately 5,700 employees who are also represented by the IAM. The Company cannot predict the ultimate outcome of its negotiations with US Airways' unions or if the Company will be successful in achieving meaningful wage and benefit concessions from US Airways' employees.

     Although a competitive strength in some regards, the concentration of significant operations in the Eastern U.S. results in US Airways being susceptible to changes in certain regional conditions that may have an adverse effect on the Company's financial condition and results of operations. For example, geographically isolated inclement weather and the partial Federal government shutdowns which both occurred during the first quarter of 1996, adversely affected the Company's operating revenues and expenses to a greater degree than some of the Company's competitors.

     The operations of the Company's airline subsidiaries are dependent on the availability of aviation fuel. The availability and price of aviation fuel is largely determined by the actions of the nations which compose the Organization of Petroleum Exporting Countries ("OPEC") cartel. OPEC, which currently controls a significant amount of the world's known crude oil reserves, can affect the availability and price of aviation fuel through its production and price-targeting actions. In addition, aviation fuel prices are affected by political events, seasonal factors and other factors generally outside of the Company's control. US Airways has a diversified aviation fuel supplier network and participates in fuel hedging transactions (see Note 2) in order to ensure aviation fuel availability and partially protect US Airways from temporary aviation fuel price fluctuations.

     (b)  Leases

     The Company's airline subsidiaries lease certain aircraft, engines, computer and ground equipment, in addition to the majority of their ground facilities. Ground facilities include executive offices, overhaul and maintenance bases and ticket and administrative offices. Public airports are utilized for flight operations under lease arrangements with the municipalities or agencies owning or controlling such airports. Substantially all leases provide that the lessee shall pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property. Some leases also include renewal and purchase options.

     In addition, the Company subleases certain leased aircraft and ground facilities under noncancelable operating leases expiring in various years through 2021.

     The following amounts applicable to capital leases are included in property and equipment:


                                                                         December 31,
                                                                   -----------------------
                                                                   1996              1995
                                                                   ----              -----
                                                                        (in thousands)

Flight equipment                                                  $167,308         $192,775
Ground property and equipment                                          406            4,767
                                                                   -------          -------
                                                                   167,714          197,542
Less accumulated amortization                                      125,568          140,212
                                                                   -------          -------
                                                                  $ 42,146         $ 57,330
                                                                   =======          =======


     As of December 31, 1996, obligations under capital and noncancelable operating leases for future minimum lease payments were as follows:


                                                                    Capital          Operating
                                                                    Leases            Leases
                                                                    -------          ---------
                                                                          (in thousands)

1997                                                               $21,304         $  771,684
1998                                                                10,294            732,658
1999                                                                10,295            686,805
2000                                                                 7,193            664,614
2001                                                                 4,703            659,716
Thereafter                                                          14,109          5,844,431
                                                                    ------          ---------
    Total minimum lease payments                                    67,898          9,359,908
    Less sublease rental receipts                                        -            185,973
                                                                                    ---------
    Total minimum operating lease payments                                         $9,173,935
                                                                                    =========
    Less amount representing interest                               18,518
                                                                    ------
    Present value of future minimum capital lease payments          49,380
    Less current obligations under capital leases                   15,912
                                                                    ------
    Long-term obligations under  capital leases                    $33,468
                                                                    ======

    Rental expense under operating leases for 1996, 1995 and 1994 was $787 million, $773 million and $748 million, respectively. The $787 million rental expense for 1996 excludes a credit of $22.5 million related to US Airways' subleasing of eleven non-operating British Aerospace BAe-146-200 ("BAe-146") aircraft. The $773 million rental expense for 1995 excludes a credit of $4.1 million related to US Airways' subleasing of three non-operating BAe-146 aircraft. The $748 million rental expense for 1994 excludes charges of $103 million related to US Airways' grounded BAe-146 fleet and $13 million primarily related to US Airways' decision to cease operations of its remaining Boeing 727-200 aircraft in 1995. See Note 16 for additional information related to US Airways' non-operating BAe-146 aircraft.

     The Company's airline subsidiaries also lease certain owned aircraft under noncancelable operating leases which expire in various years through the year 2000. The minimum future rentals to be received by the Company on these leases are: $6.6 million - 1997; $2.9 million - 1998; $1.2 million - 1999; and $0.3 million - 2000.

     The following amounts are applicable to aircraft leased under such agreements as reflected in flight equipment:



                                                             December 31,
                                                    -----------------------------
                                                    1996                     1995
                                                    ----                     ----
                                                            (in thousands)
         Flight equipment                          $  49,358             $158,688
         Less accumulated amortization                24,711               64,690
                                                    --------              -------
                                                   $  24,647             $ 93,998
                                                    ========              =======


     (c) Legal Proceedings

     US Airways is involved in legal proceedings arising out of its two aircraft accidents that occurred in July and September 1994 near Charlotte, North Carolina and Pittsburgh, Pennsylvania, respectively. The National Transportation Safety Board ("NTSB") held hearings beginning in September 1994 relating to the July accident and January and November of 1995 relating to the September accident. In April 1995, the NTSB issued its finding of probable causes with respect to the accident near Charlotte. It assigned as probable causes flight crew errors and the failure of air traffic control to convey weather and windshear hazard information. The NTSB has not yet issued its final accident investigation report for the accident near Pittsburgh. The NTSB has indicated that a determination of the cause of the accident is not likely until sometime in 1997. US Airways expects that it will be at least two to three years before the accident litigation and related settlements will be concluded. Litigation resulting from the July 1994 accident in Charlotte was recently tried in U.S. District Court in Columbia, South Carolina. The jury found US Airways was liable for compensatory damages but was not liable for punitive damages. The compensatory damages trials have not been concluded and US Airways cannot estimate possible compensatory damages. However, US Airways believes that it is fully insured with respect to this litigation. Therefore, the Company believes that the litigation will not have a material adverse effect on the Company's financial condition or results of operations.

     On July 30, 1996, the Company and US Airways initiated a lawsuit in U.S. District Court for the Southern District of New York against British Airways, BritAir Acquisition Corp., Inc., American Airlines Inc. ("American") and American's parent company, AMR Corp. The Company and US Airways claim that British Airways, in pursuit of an alliance with American, is responsible for breaches of fiduciary duty to the Company and US Airways and violated certain provisions of the January 21, 1993 Investment Agreement between the Company and British Airways. The lawsuit also claims that the defendants are in violation of U.S. Antitrust laws that prohibit conduct that harms competition. Although the defendants filed motions to dismiss the lawsuit following the filing of the complaint, these motions became superseded on March 5, 1997 when the Company filed an Amended Complaint with the Court based on information gathered in the pre-trial discovery process. The defendants have informed the Company that, in response to the Amended Complaint, they intend to file new motions to dismiss shortly. The Company is unable to predict at this time the ultimate outcome of this lawsuit.

     In December 1995, US Airways received a Civil Investigative Demand ("CID") from the U.S. Department of Justice relating to US Airways' compliance with the terms of a consent decree entered into in December 1992, as amended in September 1994. The consent decree was entered into to resolve litigation concerning US Airways' methods of disseminating fare data to the Airline Tariff Publishing Company. A CID is a request for information in the course of an antitrust investigation and does not constitute the institution of a civil or criminal action. The CID issued in December 1995 seeks information concerning US Airways' use of travel dates in its fare filings, among other things. Although US Airways believes there will be no further action stemming from this CID, the investigation has not been fully closed.

     In February and March 1995, 39 class action lawsuits were filed in various federal district courts by travel agencies and a travel agency trade association alleging that seven of the major U.S. airlines, including US Airways, violated the antitrust laws when they individually capped travel agent base commissions at $50 for round-trip domestic tickets with base fares above $500 and at $25 for one-way domestic tickets with base fares above $250. The lawsuits were consolidated in the federal district of Minnesota. The plaintiffs sought unspecified treble damages for restraint of trade. In September of 1996 the case against US Airways, and subsequently the cases against the other airlines, were settled. While US Airways believes that its actions in establishing a commission cap were in full compliance with the antitrust laws, the uncertainty and expense of litigation prompted a settlement of the claims. US Airways paid $9.5 million, as part of a total settlement of $85.8 million for all of the defendants. US Airways did not admit liability or wrongdoing and the settlement allowed the commission cap to remain in place. The settlement was approved by the court in January of 1997.

     In October 1995, US Airways terminated for cause an agreement with In-Flight Phone Corporation ("IFPC"). IFPC was US Airways' provider of on-board telephone and interactive data systems (the "IFPC System"). The agreement contemplated the eventual installation of the IFPC System on substantially all of US Airways' aircraft. The IFPC System had been installed on approximately 80 aircraft prior to the date of termination of the agreement. On December 6, 1995, IFPC filed suit against US Airways in Illinois state court seeking equitable relief and damages in excess of $186 million. US Airways believes that its termination of its agreement with IFPC was appropriate and that it is owed significant damages from IFPC. On December 7, 1995, US Airways successfully defended IFPC's emergency motion for a temporary restraining order. On December 13, 1995, IFPC's motion for a preliminary injunction was denied and IFPC has relinquished its right to appeal that decision. IFPC's claim for damages remains pending. In June 1996, US Airways filed a counterclaim against IFPC seeking compensatory damages in excess of $25 million and punitive damages in excess of $25 million. In January 1997, IFPC filed for protection from its creditors under Chapter 11 of the Bankruptcy Code. The parties stipulated to lift the automatic stay provided for in the Bankruptcy Code which could allow IFPC's and US Airways' claims to be fully litigated. The Company is unable to predict at this time the ultimate resolution or potential financial impact on the Company's financial condition and results of operations of these proceedings.

     In May 1995, the Company, US Airways and the Retirement Income Plan for Pilots of USAir, Inc. (the "Pilots' Pension Plan") were sued in federal district court for the District of Columbia by 481 active and retired US Airways pilots alleging violations of the Employee Retirement Income Security Act ("ERISA") by erroneously calculating benefits under the Pilots' Pension Plan. The plaintiffs sought, among other things, damages in excess of $70 million. In May 1996, the court issued a decision in the lawsuit granting US Airways' Motion to Dismiss the majority of the complaint for lack of subject matter jurisdiction, deciding that the dispute must be resolved through the arbitration process. The court retained jurisdiction over one count of the complaint alleging a violation of a disclosure requirement of ERISA. There are no significant penalties or damages which can result from this remaining claim. The plaintiffs appealed the court's decision, however, in the opinion of US Airways' counsel, the appeal is unlikely to be successful.

     The Equal Employment Opportunity Commission and various state and local fair employment practices agencies are investigating charges by certain job applicants, employees and former employees of the Company's subsidiaries involving allegations of employment discrimination in violation of Federal and state laws. The plaintiffs in these cases generally seek declaratory and injunctive relief and monetary damages, including back pay. In some instances they also seek classification adjustment, compensatory damages and punitive damages. Such proceedings are in various stages of litigation and investigation, and the outcome of these proceedings is difficult to predict. In the Company's opinion, however, the disposition of these matters is not likely to have a material adverse effect on its financial condition or results of operations.

     (d)  Aircraft Commitments

     In June 1995, US Airways entered into agreements with The Boeing Company ("Boeing") and Rolls Royce plc ("Rolls Royce") deferring the delivery of eight 757-200 aircraft from 1996 to 1998. As part of the agreements, the due dates for progress payments associated with the 1996 deliveries were likewise rescheduled. Accordingly, approximately $71 million of progress payments that had been paid by US Airways were refunded to US Airways in the third quarter of 1995. The related long-term debt which financed the deposits was dissolved.

     The following schedule of US Airways' new aircraft deliveries and scheduled payments as of December 31, 1996 (including progress payments, payments at delivery, buyer furnished equip-ment, spares, and capitalized interest) reflects US Airways' current agreements with Boeing and Rolls Royce as discussed above (dollars in millions):

                                                     Delivery Period - Firm Orders
                            -------------------------------------------------------------------------------
                                                                                         There-
                            1997          1998        1999        2000         2001       after       Total
                            ----          ----        ----        ----         ----       -----       -----
Boeing
    757-200                    -             8           -           -            -           -           8
    737-Series*                -             -           -           -            -          40          40
                            ----           ---      ------      ------         ----       -----       -----
        Total                  -             8           -           -            -          40          48
                            ====           ===      ======      ======         ====       =====       =====

Payments                   $  74          $254     $     -     $     -        $  52      $1,803      $2,183
                            ====           ===      ======      ======         ====       =====       =====

* Purchase agreement includes a provision allowing US Airways to purchase any other Boeing commercial aircraft type in satisfaction of its obligation to purchase forty 737-Series aircraft. Such satisfaction would be accomplished on an "equivalent-seat" basis.

     The above aircraft commitments do not include any amounts related to a contingent contract to acquire up to 400 aircraft from Airbus Industrie. The contract is contingent upon US Airways achieving a competitive cost structure and approval of definitive documentation by US Airways' board of directors.

     During the fourth quarter of 1996, US Airways advised Boeing and Rolls Royce that it does not plan to accept delivery of the eight Boeing 757-200 aircraft that it presently has on firm order and suspended progress payments related to these aircraft. As of December 31, 1996, US Airways had made $58.3 million in progress payments for these aircraft. Subsequently, Boeing alleged, among other things, that US Airways is in default of the 757-200 purchase agreement and that US Airways has also repudiated the purchase agreement related to the 737-Series aircraft scheduled for delivery commencing in 2003. Boeing has purported to terminate both such 757-200 and 737-Series purchase agreements, an action which US Airways believes is not supported by law or the facts, and has claimed almost $450 million as damages for US Airways' alleged breach of such agreements. US Airways subsequently advised Boeing, among other things, that US Airways rejects Boeing's asserted legal basis for termination of such agreements. In addition, US Airways stated that it would hold Boeing responsible for any damages incurred as a result of Boeing's unlawful termination and demanded immediate return of all payments made by US Airways in furtherance of the 737-Series purchase agreement, together with interest from the date of payment. US Airways also expressed its belief that Boeing is legally committed to pursue contract resolutions in good faith. Notwithstanding the formal legal positions of the parties, both sides have expressed a desire to resolve this dispute on a mutually satisfactory basis. US Airways cannot predict whether Boeing will seek to exercise remedies against US Airways and if so, whether the effect on US Airways' financial condition or results of operations would be material.

     US Airways has a commitment to purchase hush kits for certain of its Douglas DC-9-30 and Boeing 737-200 aircraft. The installation of these hush kits will bring the aircraft into compliance with Federal Aviation Administration Stage 3 noise level requirements. The projected payments associated with the purchase of the hush kits are $19.7 million during 1997 and $32.1 million during 1998 and 1999.

     (e)  Concentration of Credit Risk

     The Company invests available cash in money market securities of various banks, commercial paper of financial institutions and other companies with high credit ratings and securities backed by the United States government.

     As of December 31, 1996, most of the Company's receivables related to tickets sold to individual passengers through the use of major credit cards (43%) or to tickets sold by other airlines (17%) and used by passengers on US Airways or the Company's regional airline subsidiaries. These receivables are short-term, generally being settled within 14 days after sale. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts. The Company does not believe it is subject to any significant concentration of credit risk.

     (f)  Guarantees

     US Airways guarantees the payment of principal and interest on special facility revenue bonds issued by certain municipalities to build or improve airport and maintenance facilities. Under related lease arrangements, US Airways is required to make rental payments sufficient to pay maturing principal and interest payments on the bonds. As of December 31, 1996 the principal amount of these bonds outstanding was $77.5 million.

5.   Income Taxes

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 required a change from the deferred method under Accounting Principles Board Opinion No. 11 to the asset and liability method of accounting for income taxes.

     The Company files a consolidated Federal income tax return with its wholly-owned subsidiaries.

     The components of the provision for income taxes are as follows:

                                                            1996               1995              1994
                                                            ----               ----              ----
                                                                         (in thousands)
Current provision:
    Federal                                              $ 6,423            $ 6,081               $ -
    State                                                  3,000                831                 -
                                                           -----               ----                --
        Total current provision                            9,423              6,912                 0
                                                          ------             ------                --
Deferred provision:
    Federal                                                    -                  -                 -
    State                                                  2,686              2,073                 -
                                                          ------             ------                --
        Total deferred provision                           2,686              2,073                 0
                                                          ------             ------                --
Provision for income taxes                               $12,109            $ 8,985               $ 0
                                                          ======             ======                ==

     In 1996, the Company was not subject to regular Federal income tax as a result of using $418 million in Federal net operating loss carryforwards. However, the Company was subject to Federal alternative minimum tax ("AMT"). Approximately $409 million in AMT net operating loss carry-forwards and approximately $151 million in state net operating loss carryforwards were utilized to reduce the Federal and state liabilities.

     The significant components of deferred income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994, are as follows:

                                                                1996               1995                    1994
                                                                ----               ----                    ----
                                                                              (in thousands)
Deferred tax expense (benefit) (exclusive
    of the other components listed below)                   $ 114,906           $ 51,511               $(240,336)
Increase (decrease) for the year in the
    valuation allowance for deferred tax
    assets                                                   (112,220)           (49,438)                240,336
                                                             --------           --------                --------
        Total                                               $   2,686           $  2,073               $       0
                                                             ========           ========               =========



                      (this space intentionally left blank)

     A reconciliation of taxes computed at the statutory Federal tax rate on earnings before income taxes to the provision for income taxes is as follows:

                                                                1996            1995                1994
                                                                ----            ----                ----
                                                                            (in thousands)
Tax provision (credit) computed at Federal
    statutory rate                                             $ 96,419          $ 44,895        $(239,723)
Book expenses not deductible for tax purposes                    17,628            16,064           17,257
Limitation in recognizing unused net operating
    loss/credits                                                      -                 -          222,466
Utilization of Federal net operating loss which
    reduced valuation allowance                                (146,472)          (38,177)               -
State income tax provision, net of Federal
    tax benefit                                                   4,636             1,888                -
Current year temporary differences which
    increased (reduced) valuation allowance                      33,475           (22,492)               -
Alternative minimum tax which increased
    valuation allowance                                           9,097             3,794                -
Other                                                            (2,674)            3,013                -
                                                                -------            ------         --------
Provision for income taxes                                     $ 12,109           $ 8,985        $       0
                                                                =======            ======         ========

Effective tax rate                                                    4%                7%               0%
                                                                =======            ======         ========

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1996, 1995 and 1994 are presented below:

                                                                1996                 1995                  1994
                                                                ----                 ----                  ----
                                                                                 (in thousands)
Deferred tax assets:
    Leasing transactions                                     $  154,732           $  169,840           $  167,772
    Tax benefits purchased/sold                                  43,441               55,284               63,557
    Gain on sale and leaseback transactions                     135,308              147,930              156,127
    Employee benefits                                           608,948              512,568              501,599
    Net operating loss carryforwards                            540,495              685,597              723,275
    Alternative minimum tax credit carryforwards                 33,459               24,940               21,146
    Investment tax credit carryforwards                          49,802               49,802               49,802
    Other deferred tax assets                                    82,744               61,591               67,718
                                                              ---------            ---------            ---------
        Total gross deferred tax assets                       1,648,929            1,707,552            1,750,996
    Less valuation allowance                                   (643,546)            (755,766)            (805,204)
                                                              ---------            ----------           ---------
        Net deferred tax assets                               1,005,383              951,786              945,792
Deferred tax liabilities:
    Equipment depreciation and amortization                     966,874              908,917              909,353
    Other deferred tax liabilities                               45,415               44,942               36,439
                                                              ---------            ---------            ---------
        Total deferred tax liabilities                        1,012,289              953,859              945,792
                                                              ---------            ---------            ---------
        Net deferred tax liabilities                         $    6,906           $    2,073           $        0
                                                              =========            =========            =========

    The valuation allowance for deferred tax assets decreased approximately $112 million in 1996, decreased approximately $49 million in 1995, and increased approximately $240 million in 1994.

     As of December 31, 1996, the Company had unused net operating losses of $1.5 billion for Federal tax purposes, which expire in the years 2006 to 2009. The Company also has available, to reduce future taxes payable, $375 million alternative minimum tax net operating losses expiring in the years 2008 to 2009, $50 million of investment tax credits expiring in 2002 to 2003, and $33 million of alternative minimum tax credits which do not expire. The Federal income tax returns of the Company through 1986 have been examined and settled with the Internal Revenue Service.

6.   British Airways Plc Investment

     On January 21, 1993, US Airways Group and British Airways entered into an investment agreement (the "Investment Agreement") under which a wholly-owned subsidiary of British Airways purchased certain series of redeemable convertible preferred stock during 1993 and British Airways entered into code sharing and wet lease arrangements with US Airways.

     As of December 31, 1996, the preferred stock held by British Airways constituted approximately 23% of the total voting interest in the Company. These holdings included the Company's Series F Cumulative Convertible Senior Preferred Stock, without par value ("Series F Preferred Stock"), the Series T-1 Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series T-1 Preferred Stock"), and the Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series T-2 Preferred Stock"). The Series T-1 Preferred Stock and the Series T-2 Preferred Stock are collectively referred to herein as the "Series T Preferred Stock," and, together with the Series F Preferred Stock, the "BA Preferred Stock." See Notes 7(b) and 7(c) for additional information related to the preferred stock issuances held by British Airways and Note 7(d) for information related to the Company's deferral of dividends on its outstanding preferred stock issuances. To the extent permitted by foreign ownership restrictions which are applicable by statute regulations or interpretation by regulatory authorities, including the United States Department of Transportation ("DOT") ("Foreign Ownership Restrictions"), the preferred stock owned by British Airways votes on all matters presented to the Company's stockholders for a vote and has voting power equal to the underlying shares of Common Stock. Pursuant to the Investment Agreement, on January 21, 1993, British Airways designated three of its officers to serve on the Company's and US Airways' boards of directors.

     On March 15, 1993, the DOT issued an order ("DOT Order") stating, among other things, that British Airways' initial investment of $300 million does not impair the Company's citizenship under current Foreign Ownership Restrictions. However, the DOT instituted a proceeding to consider whether the Company would remain a U.S. citizen if the transactions and acts contemplated by the Investment Agreement, including the possible sale of Series C Cumulative Convertible Senior Preferred Stock, without par value ("Series C Preferred Stock"), and Series E Cumulative Convertible Exchangeable Preferred Stock, without par value ("Series E Preferred Stock") to British Airways, are consummated. The DOT has indefinitely suspended the period for comments from interested parties pending its resolution of requests by other airlines for production of additional documents from US Airways Group. The DOT Order states that the DOT expects and advises the Company and British Airways not to proceed with the closing of the purchase of the Series C Preferred Stock or the Series E Preferred Stock until the DOT has completed its review of the Company's citizenship.

     On March 7, 1994, British Airways announced it would not make any additional investments in the Company until the outcome of measures by the Company to reduce costs and improve financial results was known. Under the terms of the Investment Agreement, assuming the Series F Preferred Stock or any shares issued upon conversion thereof were outstanding and British Airways had not sold any shares of the BA Preferred Stock or any common stock or other securities received upon conversion or exchange of the BA Preferred Stock. British Airways was entitled at its option to elect to purchase, on or prior to January 21, 1996, 50,000 shares of Series C Preferred Stock at a purchase price of $10,000 per share, to be paid by British Airways' surrender of the Series F Preferred Stock and payment of $200 million. The Investment Agreement also provides that, on or prior to January 21, 1998, assuming that British Airways had purchased (or was purchasing simultaneously in accordance with the terms of the Investment Agreement) Series C Preferred Stock, British Airways would have the option to purchase 25,000 shares of Series E Preferred Stock, at a purchase price of $10,000 per share. Because British Airways did not elect to purchase the Series C Preferred Stock on or prior to January 21, 1996, British Airways cannot purchase the Series E Preferred Stock, except that if the DOT approves all the transactions and acts contemplated by the Investment Agreement on or prior to January 21, 1998, British Airways' purchase of the Series C Preferred Stock and Series E Preferred Stock must be consummated under certain circumstances at the election of either British Airways (provided that British Airways had not sold any of the BA Preferred Stock) or the Company (provided that the Company had not repurchased or redeemed any of the BA Preferred Stock). In addition, because British Airways did not elect to purchase the Series C Preferred Stock on or prior to January 21, 1996, the Company has the right to redeem, in whole or in part, Series F Preferred Stock and a like percentage of Series T Preferred Stock at the higher of market value or the price of $10,000 per share, plus accrued dividends. Under Delaware law, the Company may be subject to certain legal restrictions on its ability to repurchase or redeem its own shares of capital stock. Based on British Airways' actions described below, the Company does not expect that the Second Purchase and Final Purchase will be consummated. In addition, assuming British Airways sells the BA Preferred Stock in accordance with the procedures described below, the Company does not expect that it will repurchase or redeem the BA Preferred Stock.

     On July 30, 1996, the Company and US Airways initiated a lawsuit in the U.S. District Court for the Southern District of New York against British Airways, BritAir Acquisition Corp., Inc., American Airlines, Inc. ("American") and American's parent company, AMR Corp. The Company and US Airways claim that British Airways, in pursuit of an alliance with American, is responsible for breaches of fiduciary duty to the Company and US Airways and violated certain provisions of the Investment Agreement. The lawsuit also claims that the defendants are in violation of U.S. antitrust laws that prohibit conduct that harms competition. Although the defendants filed motions to dismiss the lawsuit following the filing of the complaint, these motions became superseded on March 5, 1997 when the Company filed an Amended Complaint with the Court based on information gathered in the pre-trial discovery process. The defendants have informed the Company that, in response to the Amended Complaint, they intend to file new motions to dismiss shortly. See Note 4(c) for additional information related to this lawsuit.

     On October 24, 1996, US Airways notified British Airways that it is terminating the code sharing and frequent traveler agreements between the two companies effective March 29, 1997 following British Airways' decision to enter into an alliance with American. Under the wet lease arrangements, US Airways leased three 767-200ER aircraft, along with cockpit and cabin crews, to British Airways for three routes between the U.S. and London. US Airways terminated the wet lease arrangements with British Airways in a phased approach with one of the three aircraft returned to US Airways in December 1995, a second in February 1996 and the third in May 1996.

     On December 17, 1996, British Airways delivered a notice (the "Sale Notice") to the Company of its intent to sell in one or more underwritten public offerings or privately negotiated transactions, all of the shares of the BA Preferred Stock. Under the Investment Agreement, the Sale Notice triggered (i) a right of first offer of the Company to purchase all (or in certain circumstances, any portion) of such shares at prices set forth in the Sale Notice (the "Right of First Offer") and (ii) a public offering registration procedure (the "Public Offering Registration Procedure"). The Company did not exercise its right to purchase the BA Preferred Stock prior to the expiration of the

Right of First Offer on February 15, 1997.

     Because the Company elected not to exercise the Right of First Offer with respect to the BA Preferred Stock, subject to certain limitations, British Airways is free to complete a sale on terms no less favorable to British Airways than those set forth in the Sale Notice, provided that (i) such sale is closed by August 14, 1997 (or 180 days following the initial filing of the Company's registration statement in conjunction with the Public Offering Registration Procedure), (ii) in the case of a public offering, the sale price may be higher or lower than the price offered in the Sale Notice and (iii) in the case of a privately negotiated transaction, the price must be equal to or higher than the price offered in the Sale Notice.

     In the Sale Notice, British Airways also exercised the Public Offering Registration Procedure under the Investment Agreement to cause the Company to use its "reasonable efforts" to register the BA Preferred Stock for sale in an underwritten public offering at British Airways' request on up to three occasions. The registration procedures provide that the Company shall prepare and file with the U.S. Securities and Exchange Commission and use its reasonable efforts to cause to become effective a registration statement under the Securities Act by April 16, 1997, provided, however, that the Company's obligation may be deferred in certain circumstances for up to 180 days.

     Under the terms of the Investment Agreement, British Airways has a right to maintain its proportionate representation on the Company's board of directors. As of the date of this report, the holders of Series A Preferred Stock and the holders of the Series B Preferred Stock each have the right to elect two additional directors to the Company's board of directors. If the holders of the Series A and Series B Preferred Stock were to exercise their right to elect additional directors, British Airways would have the right to elect an additional director to the Company's board of directors. On January 28, 1997, the Company received notice that British Airways' representatives, Messrs. Ayling, Stevens and Maynard, resigned as directors of US Airways Group and on February 12, 1997, the Company received notice that such individuals resigned as directors of US Airways. In the letter of resignation, British Airways waived its current and future rights under the Investment Agreement to US Airways Group board representation.

     Based on such resignations, British Airways may take the position that British Airways is no longer an affiliate of US Airways Group and, therefore, upon the expiration of the third month following such change in status, is able to sell the BA Preferred Stock without registration under the Securities Act of 1933 in compliance with an exemption thereunder.

      See Note 7(a) and 8(c) for additional information related to the Series A and Series B Preferred Stock, respectively, and Note 7(d) related to the Company's deferral of dividends on its outstanding preferred stock issuances.

     Based on British Airways' announcement that it does not intend to complete the purchase of the Series C Preferred Stock and its actions in connection with its proposed sale of the BA Preferred Stock, the Company does not expect that the sale of Series C and Series E Preferred Stock to British Airways will be consummated. In addition, assuming British Airways continues to pursue the sale of the BA Preferred Stock in accordance with the procedures described above, the Company does not expect that it will address the issue of repurchasing or redeeming the BA Preferred Stock. The Company cannot predict the outcome of its lawsuit against British Airways. As discussed under Note 7(d), the Company may be subject to certain legal restrictions on its ability to repurchase or redeem its own shares of capital stock.

7.   Redeemable Preferred Stock and Deferral of Dividends

     (a)  Series A Preferred Stock

     As of December 31, 1996, the Company had 358,000 shares of its 9 1/4% Series A Cumulative Convertible Redeemable Preferred Stock ("Series A Preferred Stock"), without par value, out-standing which were convertible into 9,239,944 shares of Common Stock at a conversion price of approximately $38.74 per share. The Series A Preferred Stock ranks pari passu with the Series F and Series T Preferred Stock and is senior to the Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"), without par value, and the Common Stock, with respect to dividend payments and the distribution of assets. As of December 31, 1996, each share of Series A Preferred Stock was entitled to approximately
25.8099 votes per share (a total of 9,239,944 votes) and votes together with the Series F Preferred Stock, Series T Preferred Stock and the Common Stock, on all matters submitted to a vote of stockholders of the Company.

     The Series A Preferred Stock is mandatorily redeemable on August 7, 1999 at $1,000 per share, plus accrued dividends. The Company has the right to redeem the stock at a 10% premium plus accrued dividends until that time. The agreement relating to the sale of the Series A Preferred Stock imposes certain restrictions on the purchaser's ability to increase its ownership of, and to transfer, its stock in US Airways Group. In addition, the holders of the Series A Preferred Stock, affiliates of Berkshire Hathaway Inc. ("Berkshire"), can require the Company to redeem the stock if, under certain conditions, a non-affiliated entity purchases fifty percent or more of the combined voting power of the Company's then outstanding voting stock. There have been no changes in the balance sheet value of the Series A Preferred Stock since its issuance in 1989.

     The Company paid dividends of $25.7 million and $22.2 million to the holders of the Series A Preferred Stock during August 1996 and October 1996, respectively. The Company had previously deferred dividend payments on all its outstanding series of preferred stock beginning with payments due September 30, 1994. As of December 31, 1996, deferred dividends and additional dividends (interest) thereon of $46.7 million remained in arrears on the Series A Preferred Stock. On January 31, 1997, the Company paid dividends of $30.4 million to the holders of its Series A Preferred Stock. After this payment, deferred dividends and additional dividends (interest) thereon of $16.8 million remained in arrears on the Series A Preferred Stock and its redemption value was $374.8 million. As long as its dividends are deferred, the Series A Preferred Stock will continue to accumulate dividends at its stated dividend rate of 9.25% plus additional dividends (interest) on the balance of the deferred dividends at the higher of the stated dividend rate or the prime rate plus five percentage points. As of December 31, 1996, the redemption value of the Series A Preferred Stock was $404.7 million (the face amount of the issuance of $358.0 million plus unpaid dividends and additional dividends (interest) thereon of $46.7 million). The annual dividends on the Series A Preferred Stock amount to approximately $33.1 million (exclusive of additional dividends (interest) on deferred dividends).

     Under the terms of the Series A Preferred Stock, Berkshire has the exclusive right to elect two directors to the Company's board of directors after a scheduled dividend payment has not been paid for thirty days. Berkshire has informed the Company that it does not intend to exercise this right at this time.

     See Note 7(d) for additional information with respect to deferred dividends and potential restrictions on the Company's ability to pay dividends on or repurchase or redeem its own shares of capital stock.

     (b)  Series F Preferred Stock

     As of December 31, 1996, the Company had 30,000 shares of its 7% Series F Preferred Stock outstanding which were convertible into 15,458,851 shares of Common Stock at a conversion price of approximately $19.41 per share. The Series F Preferred Stock, owned by an affiliate of British Airways, ranks pari passu
                                                                   ----------
with the Series A and Series T Preferred Stock and is senior to the Series B Preferred Stock and the Common Stock, with respect to dividend payments and the distribution of assets. As of December 31, 1996, each share of Series F Preferred Stock was entitled to 515.295 votes per share (a total of 15,458,851 votes) to the extent permitted by the existing Foreign Ownership Restrictions and votes together with the Series A Preferred Stock, Series T Preferred Stock and Common Stock, on all matters submitted to a vote of stockholders of the Company. Under Foreign Ownership Restrictions, no more than 25% of the Company's voting interest may be held by persons other than U.S. citizens. In accordance with the terms of any BA Preferred Stock, conversion rights and voting rights may not be exercised to the extent that doing so would result in a loss of the Company's or any of its airline subsidiaries' operating certificates or authorities under Foreign Ownership Restrictions, and it is assumed for this purpose that Series F Preferred Stock will be fully converted before any other BA Preferred Stock.

     The Series F Preferred Stock is convertible at the option of the holder at any time on or after January 21, 1997 to the extent that such conversion would not violate Foreign Ownership Restrictions. The Series F Preferred Stock may be converted at the option of the Company at any time after January 21, 1998 if the average composite closing market price of Common Stock during any 30-day calendar period is at least 133% of the conversion price. The Series F Preferred Stock is mandatorily redeemable on January 21, 2008 at $10,000 per share, plus accrued dividends. The deadline for British Airways' election to purchase the Series C Preferred Stock and therefore, to elect to make any further investment in the Company pursuant to the Investment Agreement, was January 21, 1996. Because British Airways declined to exercise its right to purchase the Series C Preferred Stock on or before this date, the Company may at its option redeem, in whole or in part, the Series F Preferred Stock and a like percentage of Series T Preferred Stock at the higher of market value or the price of $10,000 per share, plus accrued dividends. There have been no changes in the balance sheet value of the Series F Preferred Stock since its issuance in 1993.

     The Company paid dividends of $13.3 million and $13.7 million on the Series F Preferred Stock during August 1996 and October 1996, respectively. The Company had previously deferred dividend payments on all its outstanding series of preferred stock beginning with payments due September 30, 1994. As of December 31, 1996, deferred dividends and additional dividends (interest) thereon of $23.4 million remained in arrears on the Series F Preferred Stock. As of December 31, 1996, the redemption value of the Series F Preferred Stock was $323.4 million (the face amount of the issuance of $300.0 million plus unpaid dividends and additional dividends (interest) thereon of $23.4 million).

     On January 31, 1997, the Company paid dividends of $15.2 million to the holder of its Series F Preferred Stock. After this payment, deferred dividends and additional dividends (interest) thereon of $8.3 million remained in arrears on the Series F Preferred Stock and its redemption value was $308.3 million. The annual dividends on the Series F Preferred Stock amount to approximately $21.0 million (exclusive of additional dividends (interest) on deferred dividends). As long as its dividends are deferred, the Series F Preferred Stock will continue to accumulate dividends at its stated dividend rate of 7.0% plus additional dividends (interest) on the balance of the deferred dividends at the stated dividend rate.

     See Note 6 for additional information related to British Airways' investment in US Airways Group and Note 7(d) for additional information with respect to deferred dividends and potential restrictions on the Company's ability to pay dividends on or repurchase or redeem its own shares of capital stock.

     (c)  Series T Preferred Stock

     Under the Investment Agreement, British Airways has preemptive and optional purchase rights to maintain its proportionate ownership of the Company's Common Stock and convertible securities, measured in terms of the British Airways percentage ("BA Percentage"), which approximates British Airways' fully-diluted ownership percentage based on British Airways' current and potential holdings in the Company. The BA Percentage is calculated without regard to Foreign Ownership Restrictions at the time of the calculation. British Airways may exercise such preemptive or optional purchase rights by purchasing, from time to time, a series of Series T Preferred Stock.

     As of December 31, 1996, the Company had two series of the Series T Preferred Stock outstanding. On June 10, 1993, British Airways exercised its preemptive purchase right by purchasing 9,919.8 shares of Series T-2 Preferred Stock for approximately $99.2 million and exercised its optional purchase right by purchasing 152.1 shares of a series of Series T-1 Preferred Stock for approximately $1.5 million. British Airways' preemptive right was triggered by the issuance of Common Stock and British Airways' optional purchase rights were triggered by the Company's issuance of additional shares of Common Stock as a result of option exercises under various employee stock option plans and through the sale of Common Stock to certain defined contribution plans during the period January 21, 1993 to March 31, 1993. British Airways has advised the Company that it will not exercise its optional purchase rights to buy additional series of Series T Preferred Stock triggered by the Company's issuance of Common Stock pursuant to certain employee benefit plans and the exercise of options and grant of restricted Common Stock under various employee stock option and incentive plans that have occurred between March 31, 1993 and March 31, 1996.

     The terms of both outstanding series of Series T Preferred Stock are substantially similar to those of the Series F Preferred Stock, except as noted. Each share of Series T-2 Preferred Stock carries a conversion price of $26.40 and is convertible into approximately 378.7879 shares of Common Stock or Non-Voting Class ET stock. Each share of Series T-1 Preferred Stock has a conversion price of $20.50 and is convertible into approximately 487.8049 shares of Common Stock or Non-Voting Class ET stock. As of December 31, 1996, each share of Series T-2 Preferred Stock was entitled to approximately 378.7879 votes (a total of 3,757,500 votes) and each share of Series T-1 Preferred Stock was entitled to approximately 487.8049 votes (a total of 74,195 votes). Dividends are payable quarterly in arrears, at 50 basis points over the three month LIBOR rate. The Series T Preferred Stock is mandatorily redeemable on June 10, 2008 at $10,000 per share, plus accrued dividends. Any shares of Series T Preferred Stock held by any person other than British Airways or its subsidiaries may be redeemed for cash at any time at the option of the Company at $10,000, plus accrued dividends, plus a redemption premium equal to $700 from the date of issue until the first anniversary thereof and reduced by $46.67 on each anniversary thereafter. There has been no change in the balance sheet value of the Series T Preferred Stock since 1993.

     The Series T Preferred Stock is exchangeable, at the option of the Company, for that principal amount of floating rate convertible subordinated notes of the Company ("T Notes") equal to the redemption value of the shares to be exchanged and bearing interest at the dividend rate. Any accrued dividends on the Series T Preferred Stock to be exchanged will be treated as accrued interest on the T Notes. Each $10,000 aggregate principal amount of such T Notes will be entitled to a number of votes equal to the number of votes to which each share of Series T Preferred Stock was entitled at the time of its exchange for T Notes, subject to adjustment. If issued, T Notes will have terms otherwise consistent with the terms of the Series T Preferred Stock.

     The Company paid dividends of $4.0 million and $4.1 million to the holder of the Series T Preferred Stock during August 1996 and October 1996, respectively. The Company had previously deferred dividend payments on all its outstanding series of preferred stock beginning with payments due September 30, 1994. As of December 31, 1996, deferred dividends and additional dividends (interest) thereon of $6.9 million remained in arrears on the Series T Preferred Stock. As of December 31, 1996, the redemption value of the Series T Preferred Stock was $107.6 million (the face amount of the issuance of $100.7 million plus unpaid dividends and additional dividends (interest) thereon of $6.9 million).

     On January 31, 1997, the Company paid dividends of $4.5 million to the holder of the Series T Preferred Stock. After this payment, deferred dividends and additional dividends (interest) thereon of $2.5 million remained in arrears on the Series T Preferred Stock and its redemption value was $103.2 million. The annual dividends on the Series T Preferred Stock currently amount to approximately $6.0 million. As long as preferred dividends are deferred, the Series T Preferred Stock will continue to accumulate dividends at its dividend rate of the three-month LIBOR rate plus one-half of a percentage point plus additional dividends (interest) on the balance of the deferred dividends at the dividend rate.

     See Notes 6 and 7(b) for additional information related to British Airways' investment in US Airways Group and Note 7(d) for additional information related to deferred dividends and potential restrictions on the Company's ability to pay dividends on or repurchase or redeem its own shares of capital stock.

     (d) Deferral of Dividends on Preferred Stock

     On September 29, 1994, the Company announced that it was deferring the quarterly dividend payment due September 30, 1994 to holders of its Series A Preferred Stock. At that time, the Company, organized under the laws of the State of Delaware, believed that it was legally prohibited from paying dividends on or repurchasing or redeeming its capital stock due to the provisions of Sections 160 and 170 of the Delaware General Corporation Law ("Delaware Law"). Delaware Law requires a company to maintain a capital surplus in order to pay dividends on or repurchase or redeem its capital stock. The Company also deferred quarterly dividend payments to holders of all its other outstanding series of preferred stock, including the Series F and Series T Preferred Stock and the publicly-held Series B Preferred Stock.

     During 1996, the Company's capital surplus position, as calculated under Delaware Law and based on the Company's Consolidated Balance Sheets, improved (became positive) and the Company made two dividend payments totaling $83.0 million to holders of its Senior Preferred Stock. On January 31, 1997, the Company made an additional dividend payment of $50.0 million to holders of its Senior Preferred Stock.

     After the January 31, 1997 dividend payment, deferred dividends remained outstanding on all of the Company's outstanding preferred stock issuances, each of which has a cumulative dividend feature. So long as dividends are deferred, the Series A, Series F, Series T and Series B Preferred Stock will each accumulate dividends at their stated rate. In addition, the Series A, Series F and Series T Preferred Stock accumulate additional dividends (interest) on the balance of any deferred dividends.

     There can be no assurance that the Company will be able to maintain or further increase its capital surplus or when or if the Company will make additional dividend payments on its preferred stock.

     See also Notes 7(a), 7(b), 7(c) and 8(c) for information regarding each of the Company's outstanding preferred stock issuances.

8.   Stockholders' Equity

     (a) Common Stock

     As of December 31, 1996 and 1995, the Company had 150,000,000 authorized shares of Common Stock, par value $1. If British Airways purchases the Series C Preferred Stock the number of authorized shares of various classes of Common Stock will increase to 300,000,000. As discussed in Note 6, British Airways has indicated, however, that it will not make any additional investments in the Company. As of December 31, 1996, approximately 51,073,000 Common Stock shares were reserved for issuance upon the conversion of preferred stock and for offerings under employee stock purchase, stock option, stock incentive and retirement plans.

     The Company has not paid dividends on its Common Stock since the second quarter of 1990. There can be no assurance when or if dividend payments will resume. See discussion of deferred dividends above in Note 7(d).

     (b) Preferred Stock and Senior Preferred Stock

     As of December 31, 1996, the Company had 5,000,000 authorized shares of preferred stock, without nominal or par value, of which 358,000 shares were issued as Series A Preferred Stock, and approximately 43,000 shares were issued as Series B Preferred Stock. Also, as of December 31, 1996, the Company had 3,000,000 authorized shares of Senior Preferred Stock, without nominal or par value, of which 30,000 shares were issued as Series F Preferred Stock and approximately 10,000 shares were issued as Series T Preferred Stock. The terms of the Series F Preferred Stock and the Series T Preferred Stock provide that they rank, with respect to dividends and upon distribution of assets in liquidation, dissolutions or winding-up, pari passu with the Series A Preferred
                                         ----------
Stock.

     The terms of the Series A, Series F, Series T, and Series B Preferred Stock are discussed in Note 7(a), 7(b), 7(c) and 8(c), respectively.

     As of December 31, 1996, dividends remained in arrears on each of the Company's out-standing preferred stock issuances. See Note 7(d).

     (c) Series B Preferred Stock

     As of December 31, 1996, the Company had 4,262,550 Depositary Shares, representing 42,625.5 shares of its $437.50 Series B Preferred Stock outstanding. Each Depositary Share represents 1/100 of a share of the Series B Preferred Stock. The Series B Preferred Stock is convertible at any time, at the option of the holder, at the rate of 249.25 shares of Common Stock of the Company per preferred share, or 2.4925 shares of Common Stock per Depositary Share. The Series B Preferred Stock ranks junior to the Company's Series A, Series F and Series T Preferred

Stock and senior to the Common Stock with respect to dividend payments and the distribution of assets, whether upon liquidation or otherwise. Except under certain circumstances, the holders of Series B Preferred Stock have no voting rights.

     The Series B Preferred Stock is redeemable, at the option of the Company and with consent of the holders of Series F Preferred Stock, (i) in whole but not in part, only in certain circumstances, for so long as any shares of Series A Preferred Stock are outstanding; and (ii) in whole or in part if no shares of Series A Preferred Stock are outstanding, in each case at a redemption price currently equal to approximately $52.19 per Depositary Share and thereafter at prices declining to $50.00 per Depositary Share (equivalent to $5,000 per share of Series B Preferred Stock) on or after May 15, 2001, plus accrued dividends.

     The Company paid dividends totaling $83.0 million to holders of the Company's Senior Preferred Stock during 1996. The Company had previously deferred dividend payments on all outstanding series of preferred stock beginning with payments due September 30, 1994. Because the Series B Preferred Stock is junior to the Company's Senior Preferred Stock, the Company cannot pay dividends on the Series B Preferred Stock until the dividends in arrears on the Senior Preferred Stock are paid in full. As of December 31, 1996, deferred dividends of $77.0 million and $42.0 million remained in arrears on the Company's Senior Preferred Stock and the Series B Preferred Stock, respectively. As long as preferred dividends are deferred, the Series B Preferred Stock will continue to accumulate dividends at its stated dividend rate of 8.75% but is not subject to additional dividends (interest) on the balance of the deferred dividends. As of December 31, 1996, the liquidation preference of the Series B Preferred Stock was $255.1 million (the face amount of the issuance of $213.1 million plus unpaid dividends of $42.0 million). The annual dividends on the Series B Preferred Stock amount to approximately $18.6 million.

     Under the terms of the Series B Preferred Stock, the holders have the right to elect two additional directors to the Company's board of directors if six quarterly dividend payments are not paid. That right became effective on February 15, 1996. The right must be exercised by notice of the holders of record of 20% or more of the Series B Preferred Stock. In April and October 1996, two different groups of shareholders representing more than the 20% of the Series B Preferred Stock shares outstanding notified the Company that they wished to exercise their right to elect additional directors. However, the shareholders in each of these groups subsequently sold their shares prior to fully exercising their rights. There is currently no ongoing effort to elect directors under the terms of the Series B Preferred Stock.

     See Note 7(d) for additional information with respect to deferred dividends and potential restrictions of the Company's ability to pay dividends on or repurchase or redeem its own shares of capital stock.

     (d) Treasury Stock

     In 1989, the Company's board of directors authorized the repurchase from time to time of up to 9.4 million shares of Common Stock in open market transactions. As of December 31, 1996, the Company had repurchased 2.1 million shares since the inception of the program (all the purchases occurred during 1989). The Company held 0.6 million Common Stock shares in treasury as of December 31, 1988.

     The Company sold approximately 1.9 million and 0.5 million treasury stock shares during 1994 and 1993, respectively, and had expended its treasury stock balance prior to December 31, 1994.

     During 1996, certain employees, upon fulfilling the vesting requirements of Common Stock grants, surrendered approximately 0.1 million shares of Common Stock to the Company in lieu of cash payments to satisfy tax withholding requirements. The Company reissued these shares prior to December 31, 1996 upon the exercise of stock options.

     The Company has not repurchased shares of its Common Stock since 1989 and may be subject to certain legal restrictions on its ability to repurchase its Common Stock under Delaware law.

     (e) Stock-Based Compensation

     As of December 31, 1996, approximately 11.0 million shares of Common Stock were reserved for future grants of Common Stock or the possible exercise of stock options and stock appreciation rights ("SARs") issued under the Company's four stock option and incentive plans. The Company accounts for stock-based compensation using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, the Company recognized compensation expense (an element of Personnel costs) related to Common Stock grants of $11.9 million, $0.3 million and $0.2 million in 1996, 1995 and 1994, respectively, and compensation expense related to stock option grants of $7.9 million in 1996 (none for 1995 or 1994). In addition, the Company recognized compensation expenses related to SARs, the Company's only variable stock-based compensation instrument, of $41.6 million in 1996 (none for 1995 or 1994). Deferred compensation related to Common Stock grants was $9.4 million and $11.6 million as of December 31, 1996 and 1995, respectively, and deferred compensation related to stock option grants was $2.4 million as of December 31, 1996 (none as of December 31, 1995).

     The 1996 Stock Incentive Plan ("1996 Plan"), which became effective during May 1996 and encompasses the Company's former 1988 Stock Incentive Plan, provides for the grant of up to 8.4 million shares of Common Stock and stock options to key employees. The 1984 Stock Option and Stock Appreciation Rights Plan ("1984 Plan") originally provided for the grant of up to 0.6 million stock options and SARs to key employees. Common Stock grants, available under the 1996 Plan, are subject to a vesting period of up to four years. The Company granted
0.6 million and 0.9 million shares of Common Stock during 1996 and 1995, respectively (none during 1994). The weighted average fair value per share of Common Stock granted in 1996 and 1995 was $17 and $13, respectively. Both plans provide that options may be granted as either nonqualified or incentive stock options. Stock options awarded under both plans have terms of 10 years and one month. Stock options awarded under either plan prior to 1994, except for those that have been forfeited, have vested. Stock options awarded during 1996, 1995 and 1994 have vesting periods of three to four years. SARs, available under the 1984 Plan, permit the grantee to receive an amount equal to the excess of the fair market value of a share of Common Stock over the SAR's exercise price on the day the SAR is exercised and may be settled in cash or Common Stock, or any combination of the two. No SARs were granted under the 1996 Plan or the 1988 Plan during 1996 or 1995. The 1984 Plan had 24,400 SARs outstanding as of December 31, 1996.

     Under the 1992 Stock Option Plan ("1992 Plan"), US Airways employees whose pay was reduced, generally during a 12 month period in 1992 and 1993, received stock options to purchase 50 shares of Common Stock at a price of $15 per share for each $1,000 of salary reduction. Participating employees have five years from the grant date to exercise such stock options. Effective November 1, 1996, the Company added a SAR feature to the 1992 Plan and granted SARs to stock option holders on a one-for-one basis. For each SAR, the holder is entitled to receive a cash distribution equal to the excess of the fair market value of a share of Common

Stock above $15. The exercise of any SAR cancels its tandem stock option and, conversely, the exercise of any stock option cancels its tandem SAR. The SARs have the same expiration date as the tandem stock options. As of December 31, 1996, all stock options and SARs outstanding under the 1992 Plan were vested and
4.2 million shares of Common Stock remain reserved for the possible conversion of stock options issued and outstanding under this plan (however, the Company expects most plan participants to exercise SARs as opposed to stock options due to lower transaction fees for SAR exercises).

     The Nonemployee Director Stock Incentive Plan ("Director Plan"), which also became effective during May 1996, allows for the grant of up to 70,000 shares of Common Stock to the Company's nonemployee directors. As of December 31, 1996, 15,000 Common Stock shares were reserved for the possible conversion of stock options issued and outstanding under this plan. Common Stock grants under this plan are subject to a one year vesting period.

     The following table summarizes stock option transactions pursuant to the Company's various stock option and incentive plans for the years ended December 31, 1996, 1995 and 1994:

                                       1996                          1995                         1994
                              ---------------------          --------------------         --------------------
                                           Weighted                      Weighted                     Weighted
                                            Average                       Average                      Average
                                           Exercise                      Exercise                     Exercise
                              Shares         Price           Shares        Price          Shares        Price
                              ------       --------          ------      --------         ------      --------
                               (000)                          (000)                        (000)
Stock Options
-------------
Outstanding at
beginning of year              8,426          $17            8,844         $18            9,009          $19
   Granted (1)                    97          $17              155         $ 9              354          $ 9
   Granted (2)                 2,415          $13                -           -                -            -
   Exercised                     435          $15               43         $10                5          $10
   Forfeited (3)                 673          $16              489         $25              504          $24
   Expired                        48          $32               41         $36               10          $23
                               -----                         -----                        -----
Outstanding at
end of year                    9,782          $17            8,426         $17            8,844          $18

Exercisable at
end of year                    7,802                         7,986                        8,237

(1) Exercise price equal to the fair market value of a share of Common Stock at date of grant; 1996 activity includes 20,000 stock options that were repriced.

(2) Exercise price lower than the fair market value of a share of Common Stock at date of grant.

(3) 1996 activity includes cancellation of repriced stock options. See (1) above.

      The weighted average fair value of stock options which had an exercise price equal to the fair market value of a share of Common Stock at date of grant was $12 and $6 for 1996 and 1995, respectively. The weighted average value of stock options which had an exercise price lower than the fair market value of a share of Common Stock at date of grant was $13 for 1996 (no such grants during 1995).

                                                    Stock Options                            Stock Options
                                                     Outstanding                              Exercisable
                                      ------------------------------------------      --------------------------
                                                      Weighted
                                        Number         Average          Weighted                        Weighted
                                       of Shares      Remaining          Average                         Average
   Range of                           Outstanding    Contractual        Exercise         Number         Exercise
Exercise Prices                       at 12/31/96       Life              Price       Exerciseable        Price
---------------                       -----------      ------            -------      ------------       -------
                                         (000)         (years)                            (000)

$ 4.25 to $10.00                           278             7.8             $ 7              145           $ 7
$10.01 to $15.00                         6,845             3.8             $14            5,086           $15
$15.01 to $20.00                           477             5.9             $17              394           $18
$20.01 to $25.00                         1,924             4.3             $22            1,919           $22
$25.01 to $40.00                            51             1.8             $36               51           $36
$40.01 to $46.38                           207             2.1             $46              207           $46

     During 1995, the Financial Accounting Standards Board adopted Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement requires the use of fair value techniques to determine compensation expense associated with stock-based compensation. Although the Company has opted to continue to apply the provisions of APB 25 to determine compensation expense, as permitted under SFAS 123, the Company is obligated to disclose certain information including pro forma net income and earnings per share as if SFAS 123 had been adopted by the Company to measure compensation expense. Had compensation cost been measured in accordance with SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma numbers indicated in the table below. In order to calculate the pro forma net income information presented below, the Company used the Black-Scholes stock option-pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: stock volatility of 50.1% and 48.8%; risk-free interest rates of 6.2% and 6.6%; expected stock option life of 9 years for both years; and no dividend yield (0%) for either year.

                                                                                   1996                       1995
                                                                                   ----                       ----

Net income                                 As reported (000s)                   $263,373                   $119,287
                                           Pro forma (000s)                     $248,204                   $119,074

Net income applicable to                   As reported (000s)                   $174,598                   $ 34,383
   common stockholders                     Pro forma (000s)                     $159,429                   $ 34,170

Primary income per                         As reported                             $2.69                      $0.55
   common share                            Pro forma                               $2.48                      $0.55

Fully-diluted income                       As reported                             $2.33                      $0.55
   per common share                        Pro forma                               $2.18                      $0.55

     Pro forma net income and income per common share information reflect stock options granted in 1996 and 1995 only. Therefore, the full impact of calculating compensation expense for stock options under SFAS 123 is not reflected in the pro forma net income and income per common share amounts above because compensation expense is recognized over the stock option's vesting period and compensation expense for stock options granted prior to January 1, 1995 is not considered. See also Note 1(l).

     (f) Adjustment for Minimum Pension Liability

     The provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"), require the recognition of an additional minimum liability for each defined benefit plan for which the accumulated benefit obligation exceeds plan assets. This amount has been recognized by the Company as a liability with an offsetting intangible asset (see Note 1(e)). Because the intangible asset recognized may not exceed the amount of unrecognized prior service cost on an individual plan basis, the balance is reported as a separate reduction of Stockholders' Equity (Deficit) as of December 31, 1996 and 1995. See also Note 10(a).

9.   Employee Stock Ownership Plan

     In August 1989, US Airways established an Employee Stock Ownership Plan ("ESOP"). US Airways Group sold 2,200,000 shares of its Common Stock to an Employee Stock Ownership Trust (the "Trust") to hold on behalf of US Airways' employees, exclusive of officers, in accordance with the terms of the Trust and the ESOP. The trustee placed those shares in a suspense account pending their release and allocation to employees. US Airways provided financing to the Trust in the form of a 9 3/4% loan for $111.4 million for its purchase of shares and US Airways contributed an additional $2.2 million to the Trust. US Airways makes a yearly contribution to the Trust sufficient to cover the Trust's debt service requirement. The contributions are made in amounts equal to the periodic loan payments as they come due, less dividends available for loan payment. Since the Company did not pay dividends on any shares held by the Trust for the years ended December 31, 1996, 1995 and 1994, the Trust did not utilize dividends to service its debt during those periods. The initial maturity of the loan is 30 years. As the loan is repaid over time, the trustee systematically releases shares of the common stock from the suspense account and allocates them to participating employees. Each participant's allocation is based on the participant's compensation, the total compensation of all ESOP participants and the total number of shares being released. For each year after 1989, a minimum of 71,933 shares are released from the suspense account and allocated to participant accounts. If US Airways Group's return on sales equals or exceeds four percent in a given year, more shares are released and repayment of the loan is accelerated. Annual contributions made by US Airways, and therefore loan repayments made by the Trust, were $11.4 million in each of 1996, 1995 and 1994. The interest portion of these contributions was $10.3 million in 1996, $10.4 million in 1995 and $10.5 million in 1994. Approximately 582,000 shares of Common Stock have been released or committed to be released as of December 31, 1996. US Airways recognized approximately $4 million of compensation expense related to the ESOP in each of 1996, 1995 and 1994 based on shares allocated to employees (the "shares allocated" method). Deferred compensation related to the ESOP amounted to approximately $83.5 million, $87.2 million and $90.9 million as of December 31, 1996, 1995 and 1994, respectively. All shares of Common Stock sold to the Trust are considered issued and outstanding for computing the weighted average common shares outstanding for the income (loss) per common share calculation.

     See also Note 8(e) regarding the Company's accounting treatment for stock-based compensation.

10.  Employee Benefit Plans

     (a) Pension Plans

     The Company's subsidiaries have several pension plans in effect covering substantially all employees. One qualified defined benefit plan covers US Airways' maintenance employees and provides benefits of specified amounts based on periods of service. Qualified defined benefit plans for substantially all other employees provide benefits based on years of service and compensation. The qualified defined benefit plans for domestic employees are funded, on a current basis, to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Liabilities related to pension plans covering foreign employees are calculated in accordance with generally accepted accounting principles and funded in accordance with the laws of the individual country.

     In 1996, US Airways changed the annual measurement date for its pension plan assets and liabilities to September 30 from December 31. The change in measurement date is considered a change in a method of accounting and Accounting Principles Board Opinion No. 20, "Accounting Changes" ("APB 20"), requires that the cumulative effect of such a change be recognized as an adjustment to retained earnings. The change in measurement date had no material cumulative effect on pension expense for prior years and thus no adjustment was recognized. For purposes of determining whether a minimum pension liability existed as of September 30, 1996, plan contributions made in the fourth quarter of 1996 were included in plan assets. The Company's other subsidiaries, which represent less than 1% of the combined ABO, continue to use a December 31 measurement date.


















                      (this space intentionally left blank)

     The funded status of the Company's qualified defined benefit plans:

                                                         1996*                           1995
                                             ---------------------------    ---------------------------
                                                    Plans in Which                  Plans in Which
                                             ---------------------------    ---------------------------
                                                  Plan           ABO             Plan           ABO
                                             Assets Exceed     Exceeds      Assets Exceed     Exceeds
                                                  ABO        Plan Assets         ABO        Plan Assets
                                             -------------   -----------    -------------   -----------
                                                                    (in millions)

Fair value of plan assets                       $ 2,186         $  305          $ 1,009       $ 1,419

Actuarial present value of:
  Vested benefit obligation                       2,062            369              940         1,603
  Nonvested benefit obligation                       24             13               30            22
                                                  -----          -----            -----         -----
    ABO based on salaries to date                 2,086            382              970         1,625
    Additional benefits based on
      estimated future salary levels                665              -              143           598
                                                  -----          -----            -----         -----
Projected benefit obligation ("PBO")              2,751            382            1,113         2,223
                                                  -----          -----            -----         -----

PBO in excess of fair value of plan assets         (565)           (77)            (104)         (804)
Contributions from October 1, 1996
  through December 31, 1996                          45             12                -             -
Unrecognized net transition asset                   (21)            (9)              (2)          (34)
Unrecognized prior service (credit) cost            (13)            75                2            66
Unrecognized net loss                               508             40              317           571
                                                  -----          -----            -----         -----
  Pension (liability) or asset
  before adjustment                                 (46)            41              213          (201)
                                                  -----          -----            -----         -----
Adjustment for minimum
  pension liability **                                -           (106)               -          (149)
                                                  -----          -----            -----         -----
Pension (liability) or asset as
  adjusted and recognized in
  Consolidated Balance Sheets                    $  (46)        $  (65)          $  213        $ (350)
                                                  =====          =====            =====         =====

* See discussion above regarding the measurement dates used by the Company's subsidiaries.
** See Note 8(f).

   The weighted average assumptions used to determine the actuarial present value of the PBO:

                                                                1996*            1995
                                                                ----             ----

Discount rate                                                   8.00%            7.25%
Rate of increase in compensation levels                         3.58%            3.59%
Expected long-term rate of return on plan assets                8.85%            9.32%

Components of plan assets:
Cash equivalents and short-term investments                       10%               7%
Equity investments**                                              28%              26%
Fixed income and other investments                                62%              67%

* See discussion above regarding the measurement dates used by the Company's subsidiaries.
** Plan assets as of December 31, 1995 include 205 shares of US Airways Group
   Common Stock.

     The components of the net periodic pension cost for the qualified defined benefit plans:

                                                                1996          1995          1994
                                                                ----          ----          ----
                                                                          (in millions)

Service cost (benefits earned during the period)               $ 146         $  94         $ 127
Interest cost on PBO                                             251           218           217
Actual return on plan assets                                     (57)         (541)           48
Net amortization and deferral                                   (131)          371          (254)
                                                                ----          ----          ----
Net  periodic pension costs                                    $ 209         $ 142         $ 138
                                                                ====          ====          ====

      Non-qualified supplemental pension plans are established for certain employee groups, which provide incremental pension payments from the Company's funds so that total pension payments equal amounts that would have been payable from the Company's qualified pension plans if it were not for limitations imposed by Federal income tax regulations.

     The status of the Company's non-qualified supplemental plans:


                                                                                1996*             1995
                                                                                ----              ----
                                                                                    (in millions)
Fair value of plan assets                                                      $   -             $   -
Actuarial present value of:
  Vested benefit obligation                                                       32                33
  Nonvested benefit obligation                                                     1                 2
                                                                                ----              ----
    ABO based on salaries to date                                                 33                35
    Additional benefits based on estimated future salary levels                    2                 2
                                                                                ----              ----
    PBO                                                                           35                37
                                                                                ----              ----

PBO in excess of fair value of plan assets                                       (35)              (37)
Contributions for October 1, 1996 to December 31, 1996                             1                 -
Unrecognized net transition asset                                                  -                 -
Unrecognized prior service cost                                                    2                 3
Unrecognized net loss                                                              3                 9
                                                                                ----              ----
Pension (liability) or asset before adjustment                                   (29)              (25)
Adjustment for minimum pension liability **                                       (6)              (11)
                                                                                ----              ----
Unfunded supplemental liability as adjusted and
  recognized in Consolidated Balance Sheets                                    $ (35)            $ (36)
                                                                                ====              ====

* See discussion above regarding the measurement dates used by the Company's subsidiaries.
** See Note 8(f).

   The discount rate used to determine the actuarial present value of the PBO was 8.00% and 7.25% as of September 30, 1996 and December 31, 1995, respectively. Weighted average rates of 6.00% and 5.88% were used to estimate future salary levels in 1996 and 1995, respectively.





                     (this space intentionally left blank)

     The components of net periodic supplemental pension expense for the non-qualified supplemental pension plans:


                                                             1996       1995        1994
                                                             ----       ----        ----
                                                                    (in millions)
Service cost (benefits  earned during the period)             $ 2        $ -         $ -
Interest cost on PBO                                            2          2           3
Actual return on plan assets                                    -          -           -
Net amortization and deferral                                   6         (1)         21
                                                               --        ---         ---
Net periodic supplemental pension cost                      $  10       $  1        $ 24
                                                             ====        ===        ====

     In addition to the qualified and non-qualified defined benefit plans described above, the Company contributes to certain defined contribution plans. The Company's contributions are based on a formula which considers the age and earnings of each employee and the amount of employee contributions. In addition, certain qualified defined contribution plans contain a requirement for profit sharing contributions if the Company achieves a certain pre-tax margin level. The Company's expense related to its defined contribution plans, excluding expenses related to its ESOP (see Note 9), was $61 million, $65 million and $43 million for 1996, 1995 and 1994, respectively. The 1996 expense amount includes $4.8 million related to the profit sharing component of its defined contribution plans. The Company made no contributions to its defined contribution plans related to profit sharing in 1995 and 1994 because it did not achieve the prescribed pre-tax margin level. The 1995 expense amount includes a catch up adjustment of $11.6 million for new employer match contributions for certain collective bargaining groups.

     (b)  Postretirement Benefits Other Than Pensions

     The Company offers medical and life insurance benefits to certain employees who retire, and their eligible dependents. The medical benefits provided by the Company are coordinated with Medicare benefits. Retirees generally contribute amounts towards the cost of their medical expenses based on years of service with the Company. The Company also provides uninsured death benefit payments to survivors of retired employees for stated dollar amounts, or in the case of retired pilot employees, death benefit payments determined by age and level of pension benefit. The plans for postretirement medical and death benefits are funded on a pay-as-you-go basis.

     In 1996, US Airways changed the annual measurement date for postretirement benefit liabilities to September 30 from December 31. The change in measurement date is considered a change in a method of accounting and APB 20 requires that the cumulative effect of such a change be recognized as an adjustment to retained earnings. The change in measurement date had no material cumulative effect on postretirement benefit expenses for prior years and thus no adjustment was recognized. The Company's remaining subsidiaries, which represent less than 1% of the combined accumulated postretirement benefit obligation ("APBO"), continue to use a December 31 measurement date.




                      (this space intentionally left blank)

     The status of the plans:

                                                                                1996*            1995
                                                                               ------           ------
                                                                                     (in millions)
Plan assets at fair value                                                    $      -          $      -
APBO:
    Retirees                                                                      326               338
    Fully eligible active plan participants                                       170               176
    Other plan participants                                                       455               482
                                                                                 ----              ----
        Total APBO                                                                951               996

    APBO in excess of plan assets                                                (951)             (996)
    Contributions from October 1, 1996 through December 31, 1996                    7                 -
    Unrecognized prior service credits                                           (142)             (155)
    Unrecognized net (gain) loss                                                  (34)              112
                                                                                 -----             ----
Accrued postretirement benefit liability                                     $ (1,120)         $ (1,039)
                                                                              ========          ========

     The assumptions used to determine the APBO:

                                                                          1996*                 1995
                                                                          ----                  ----
Discount rate                                                             8.00%                 7.25%
Rate of increase in compensation levels                              3.00% to 6.00%         3.00% to 6.00%
Health care cost trend                                                    7.5%                   8.5%

* See discussion above regarding the measurement dates used by the Company's subsidiaries.

     The components of net periodic postretirement benefit expense:

                                                                          1996       1995        1994
                                                                          ----       ----        ----
                                                                                 (in millions)
Service cost (benefits earned during the period)                         $  44       $ 29        $ 36
Interest cost on APBO                                                       75         65          60
Net amortization and deferral                                              (11)       (15)        (12)
                                                                          ----        ---         ---
Net periodic postretirement benefit cost                                 $ 108       $ 79        $ 84
                                                                          ====        ===         ===

     The assumed health care cost trend rate used in measuring the APBO was 7.5% in 1996, declining by 1% per year after 1996 to an ultimate rate of 4.5%. If the assumed health care cost trend rates were increased by one percentage point, the APBO at September 30, 1996 would be increased by 10% and 1996 periodic postretirement benefit expense would increase 12%.

     (c)   Postemployment Benefits

     The Company provides certain postemployment benefits to all of its employees. In 1993, US Airways adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires the use of an accrual method to recognize postemployment benefits such as severance, disability-related and workers' compensation benefits. The Company records the expense for these benefits once a triggering event occurs.

11.  Profit Sharing

     In exchange for temporary wage and salary reductions and other concessions during a twelve month period in 1992 and 1993, including certain ongoing work rule and medical benefits concessions and the freeze of the defined benefit plan for certain non-contract employees, affected US Airways employees participate in a profit sharing program and were granted stock options to purchase US Airways Group Common Stock (see related discussion under Note 8(e)). This profit sharing program was designed to recompense those US Airways employees whose pay had been reduced in an amount equal to (i) two times salary forgone plus (ii) one time salary forgone (subject to a minimum of $1,000) for the freeze of the defined benefit pension plan for certain non-contract employees. US Airways has recognized charges of $213.5 million, including $121.6 million and $49.7 million in 1996 and 1995, respectively. Cash distributions to participants of $213.5 million have also been made, including $74.9 million and $3.3 million in 1996 and 1995, respectively, and a final cash distribution in the first quarter of 1997 of $129.1 million. After the first quarter 1997 payment, the Company's obligations under this profit sharing program were satisfied and this program ceased.

     US Airways' ESOP and Defined Contribution Retirement Program ("DCRP") each have profit sharing components. Under the ESOP, each eligible US Airways employee receives Common Stock shares based on his or her compensation relative to the total compensation of all participants and the number of Common Stock shares in the allocation pool. When US Airways' return on sales equals or exceeds certain prescribed levels, US Airways increases its contribution, which effectively increases the number of Common Stock shares in the allocation pool (see Note 9). US Airways did not make any provision for profit sharing contributions in connection with the profit sharing component of the ESOP during 1996 or 1995. Under the DCRP, US Airways makes additional contributions to participant accounts when US Airways Group achieves certain prescribed pre-tax margin levels (see Note 10(a)). US Airways' 1996 results of operations reflect a provision of $4.8 million for the profit sharing component of the DCRP. In 1995, US Airways' results did not achieve the prescribed pre-tax margin levels. Accordingly, US Airways made no such provision in 1995 for this program.

12.  Related Party Transactions

     US Airways wet leased Boeing 767-200ER aircraft, including cockpit and cabin crews, to British Airways in order to serve three routes between the U.S. and London beginning June 1993. The final wet lease arrangement expired May 31, 1996. US Airways recognized other operating revenues of approximately $12.6 million, $63.6 million and $60.7 million for the years 1996, 1995 and 1994, respectively, related to the wet lease arrangements. These revenues were offset by an equal amount of other operating expenses.

     US Airways also has various agreements with British Airways for ground handling at certain airports, contract training and other services. US Airways recognized other operating revenues of approximately $5.8 million, $4.9 million and $6.4 million for the years 1996, 1995 and 1994, respectively, related to the services US Airways performed for British Airways.

     US Airways' current receivables from and payables to British Airways were approximately $8.0 million and $5.5 million, respectively, as of December 31, 1996 and $11.5 million and $5.3 million, respectively, as of December 31, 1995.

     US Airways has a long-term receivable from British Airways related to three U.S. to London routes that US Airways relinquished at the time of implementation of a code sharing arrangement with British Airways. US Airways is terminating its code sharing arrangement with British Airways effective March 29, 1997. The balance of the receivable was approximately $40.7 million and $45.4 million as of December 31, 1996 and 1995, respectively. Payments began in December 1995 in conjunction with the termination of the first wet lease arrangement and continue annually for nine years.

     See also Note 6 - British Airways Plc Investment and Note 7 - Redeemable Preferred Stock and Deferral of Dividends.

     During 1996, certain employees, upon fulfilling the vesting requirements of Common Stock grants, surrendered approximately 0.1 million shares of Common Stock to the Company in lieu of cash payments to satisfy tax withholding requirements (see also Note 8(d)).

13.  Select Financial Information - USAM Investments

     USAM's equity in the earnings of ATS, GIP and GJP for the years 1996, 1995 and 1994 was as follows (in thousands):

                                                                          1996             1995              1994
                                                                          ----             ----              ----
Apollo Travel Services Partnership (ATS)                                 $19,188          $20,708           $20,089
Galileo International Partnership (GIP)                                   17,213           13,320             6,081
Galileo Japan Partnership (GJP)                                              201              518               365
                                                                          ------           ------            ------
                                                                         $36,602          $34,546           $26,535
                                                                          ======           ======            ======

     The following is summarized financial information for these partnerships (combined, in millions):

                                                                                            As of December 31,
                                                                                          ----------------------
                                                                                          1996              1995
                                                                                          ----              ----
                                                                                       (Unaudited)
Current assets                                                                              $ 357           $ 405
Noncurrent assets                                                                             480             512
                                                                                             ----            ----
    Total assets                                                                              837             917
                                                                                             ----           -----
Current liabilities                                                                           227             294
Long-Term liabilities                                                                         209             228
                                                                                             ----            ----
    Total liabilities                                                                         436             522
                                                                                             ----            ----
         Net assets                                                                         $ 401           $ 395
                                                                                             ====            ====

                                                                               Years Ended December 31,
                                                                       ---------------------------------------
                                                                       1996             1995              1994
                                                                       ----             ----              ----
                                                                     (Unaudited)
Service revenues                                                          $1,466           $1,327            $1,193
Cost and expenses                                                          1,207            1,103             1,046
                                                                           -----            -----             -----
    Net earnings                                                          $  259           $  224            $  147
                                                                           =====            =====             =====

    USAM received distributions from GIP, GJP and ATS of approximately $4.1 million, $0.1 million and $44.5 million (including a special distribution from ATS of $33.7 million during the second quarter of 1996 which represented a distribution of cash to partners), respectively, during 1996. USAM received distributions from GIP, GJP and ATS of approximately $2.6 million, $0.2 million and $11.2 million, respectively, during 1995.

14.  Selected Quarterly Financial Data (Unaudited)

     The following table presents selected quarterly financial data for 1996 and 1995:

                                                       First           Second             Third           Fourth
                                                      Quarter          Quarter           Quarter          Quarter
                                                      -------          -------           -------          -------
                                                            (in millions except per share amounts)
1996
Operating revenues                                $    1,868       $     2,149       $    2,073       $     2,052
Operating income (loss)                           $       11       $       246       $      131       $        49
Net income (loss)                                 $      (32)      $       201       $       68       $        27
Net income (loss) applicable to
    common stockholders                           $      (55)      $       178       $       45       $         6
Income (loss) per common share
    Primary                                       $    (0.86)      $      2.71       $     0.69       $      0.08
    Fully-diluted                                 $    (0.86)      $      1.91       $     0.60       $      0.08

1995
Operating revenues                                $    1,763       $     1,983       $    1,873       $     1,855
Operating income (loss)                           $      (42)      $       163       $       93       $       108
Net income (loss)                                 $      (97)      $       113       $       43       $        60
Net income (loss) applicable to
    common stockholders                           $     (117)      $        92       $       22       $        38
Income (loss) per common share
    Primary                                       $    (1.91)      $      1.47       $     0.35       $      0.61
    Fully-diluted                                 $    (1.91)      $      1.11       $     0.35       $      0.54

See Note 16 - Non-Recurring and Unusual Items.

Note: The sum of the four quarters may not equal yearly totals due to rounding of quarterly results.

15.  Supplemental Balance Sheet Information

     The components of certain accounts in the accompanying Consolidated Balance Sheets are as follows:

                                                                                             December 31,
                                                                                        ----------------------
                                                                                        1996              1995
                                                                                        ----              ----
                                                                                            (in thousands)
    (a)  Cash and cash equivalents:
         Cash                                                                         $  20,986         $  13,539
         Cash equivalents, at cost which approximates market                            929,980           868,315
                                                                                        -------           -------
                                                                                       $950,966          $881,854
                                                                                        =======           =======


                      (table continued on following page)

                      (table continued from previous page)

    (b)  Receivables, net:
         Accounts receivable                                                           $349,214          $334,462
         Less allowance for doubtful accounts                                            12,189            12,340
                                                                                         ------           -------
                                                                                       $337,025          $322,122
                                                                                        =======           =======
    (c)  Materials and supplies, net:
         Materials and supplies                                                        $395,065          $412,230
         Less allowance for obsolescence                                                146,291           164,086
                                                                                        -------           -------
                                                                                       $248,774          $248,144
                                                                                        =======           =======
    (d)  Accrued expenses:
         Salaries and wages*                                                         $  422,766          $345,710
         All other                                                                      676,415           630,276
                                                                                      ---------          --------
                                                                                     $1,099,181          $975,986
                                                                                      =========           =======

* Includes amounts related to profit sharing. See Note 11 for additional information.

Note: Certain 1995 amounts have been reclassified to conform with 1996 classifications.

16.  Non-Recurring and Unusual Items

     (a)  1996

     The Company's results for 1996 include two non-recurring items recorded by US Airways during the second quarter of 1996 related to US Airways' subleasing of 11 non-operating BAe-146 aircraft (see Note 16 (b) and 16 (c) below). US Airways reversed $22.5 million of previously accrued rent obligations related to these aircraft against Aircraft rent expense and reversed $7.0 million against Aircraft maintenance expense related to previously accrued lease return provisions. US Airways may reverse additional amounts related to the 1994 non-recurring charge in future periods dependent upon its success and the terms at which the remaining non-operating BAe-146 aircraft are subleased or otherwise disposed.

     (b)  1995

     In the fourth quarter of 1995, US Airways reversed $4.1 million of the $132.8 million non-recurring charge related to its grounded BAe-146 fleet that was recorded in the fourth quarter of 1994 (see Note 16 (c) below). The reversal, a credit to Aircraft rent expense, reflects the successful remarketing by US Airways of three of these aircraft.

     (c)  1994

     The Company's results for 1994 include (i) a $132.8 million charge related to US Airways' grounded BAe-146 fleet, recorded in the fourth quarter of 1994 (During 1994, US Airways again evaluated the secondary market for its non-operating BAe-146 aircraft and determined that it was probable that it would not be successful in its efforts to sublease or other wise dispose of these assets (before lease expiry). Considering this analysis, US Airways did not include a provision for any potential subleasing activity in determining the amount of the 1994 charge.); (ii) a $54.0 million charge for obsolete inventory and rotables to reflect market value, recorded in the fourth quarter of 1994;
(iii) a $50.0 million addition to Passenger transportation revenues in the fourth quarter of 1994 to adjust estimates made during the first three quarters of 1994; (iv) a $40.1 million charge primarily related to US Airways' decision to cease operations of its remaining Boeing 727-200 aircraft in 1995, recorded in the third quarter of 1994; (v) a $25.9 million charge related to US Airways' decision to substantially reduce service between Los Angeles and San Francisco and close its San Francisco crew base, recorded in the third quarter of 1994; (vi) a $28.3 million gain resulting from the sale of certain aircraft and assets to Mesa Air Group, Inc. (formerly Mesa Airlines, Inc.) ("Mesa") and the accounting treatment of the hull insurance recovery on the aircraft lost in the September, 1994 accident, recorded in the third quarter of 1994; and (vii) a $1.7 million charge related to the sale of assets to Mesa, recorded in the third quarter of 1994.

          CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION FOR US AIR-WAYS, INC.



                         INDEPENDENT AUDITORS' REPORT



The Stockholder and Board of Directors
US Airways, Inc.:

We have audited the consolidated balance sheets of US Airways, Inc. (formerly USAir, Inc.) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows, and changes in stockholder's equity (deficit) for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Airways, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                           KPMG PEAT MARWICK LLP


Washington, D. C.
February 26, 1997, except as to note 4(c) and note 4(d) which are as of March 13, 1997

US Airways, Inc.   (Formerly USAir, Inc.)
Consolidated Statements of Operations
Years Ended December 31,
------------------------------------------------------------------------------
(in thousands)



                                                   1996         1995         1994
                                                -----------  -----------  -----------
Operating Revenues
  Passenger transportation                      $6,799,420   $6,267,762   $5,922,223
  Cargo and freight                                158,899      153,651      160,364
  US Airways Express transportation revenues       145,118            -            -
  Other                                            600,620      563,463      496,006
                                                ----------   ----------   ----------
    Total Operating Revenues                     7,704,057    6,984,876    6,578,593

Operating Expenses
  Personnel costs                                3,040,682    2,751,437    2,753,269
  Aviation fuel                                    780,597      646,004      672,526
  Commissions                                      547,048      527,058      549,192
  Aircraft rent                                    387,312      398,063      521,395
  Other rent and landing fees                      394,431      388,866      422,190
  Aircraft maintenance                             311,901      295,594      335,791
  Depreciation and amortization                    300,608      337,066      387,211
  US Airways Express capacity purchases             93,042            -            -
  Other, net                                     1,479,768    1,406,137    1,453,991
                                                ----------   ----------   ----------
    Total Operating Expenses                     7,335,389    6,750,225    7,095,565
                                                ----------   ----------   ----------

 Operating Income (Loss)                           368,668      234,651     (516,972)

Other Income (Expense)
  Interest income                                   75,905       51,122       28,044
  Interest expense                                (283,936)    (301,923)    (285,846)
  Interest capitalized                               8,398        8,781       13,760
  Equity in earnings of affiliates                  36,602       34,546       26,535
  Other, net                                       (14,594)      10,221       18,296
                                                ----------   ----------   ----------
    Other Income (Expense), net                   (177,625)    (197,253)    (199,211)
                                                ----------   ----------   ----------

Income (Loss) Before Taxes                         191,043       37,398     (716,183)

Provision For Income Taxes                           7,811        4,408            -
                                                ----------   ----------   ----------
Net Income (Loss)                               $  183,232   $   32,990   $ (716,183)
                                                ==========   ==========   ==========


See accompanying Notes to Consolidated Financial Statements.

US Airways, Inc.  (Formerly USAir, Inc.)
Consolidated Balance Sheets
December 31,
------------------------------------------------------------------------------
(dollars in thousands, except per share amount)

                                                          1996          1995
                                                      ------------  ------------
    ASSETS
Current Assets
 Cash and cash equivalents                            $   950,134   $   879,613
 Short-term investments                                   635,839        19,831
 Receivables, net                                         342,718       321,755
 Materials and supplies, net                              211,184       222,245
 Prepaid expenses and other                               129,380        97,922
                                                      -----------   -----------
   Total Current Assets                                 2,269,255     1,541,366

Property and Equipment
 Flight equipment                                       4,972,873     5,021,520
 Ground property and equipment                          1,087,178     1,052,706
 Less accumulated depreciation and amortization        (2,381,844)   (2,222,814)
                                                      -----------   -----------
                                                        3,678,207     3,851,412
 Purchase deposits                                         77,620        17,026
                                                      -----------   -----------
   Total Property and Equipment, Net                    3,755,827     3,868,438

Other Assets
 Goodwill, net                                            494,511       510,562
 Other intangibles, net                                   283,274       312,539
 Other assets, net                                        606,906       590,622
                                                      -----------   -----------
   Total Other Assets                                   1,384,691     1,413,723
                                                      -----------   -----------
                                                      $ 7,409,773   $ 6,823,527
                                                      ===========   ===========

  LIABILITIES & STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities
 Current maturities of long-term debt                 $    84,171   $    77,496
 Accounts payable                                         472,105       325,079
 Payable to parent company                                159,383       100,344
 Traffic balances payable and unused tickets              715,576       638,019
 Accrued aircraft rent                                    495,662       479,749
 Accrued expenses                                       1,073,773       955,445
                                                      -----------   -----------
   Total Current Liabilities                            3,000,670     2,576,132

Long-term Debt, Net of Current Maturities
 Long-term debt                                         2,614,818     2,674,376
 Note payable - parent company                                  -        67,556
                                                      -----------   -----------
   Total Long-term Debt, Net of Current Maturities      2,614,818     2,741,932



                                  (continued on next page)

US Airways, Inc.  (Formerly USAir, Inc.)
Consolidated Balance Sheets    (Continued)
December 31,
------------------------------------------------------------------------------
(dollars in thousands, except per share amount)


                                                                      1996          1995
                                                                  ------------  ------------

     LIABILITIES & STOCKHOLDER'S EQUITY (DEFICIT)  (Continued)

Deferred Credits and Other Liabilities
  Deferred gains, net                                                 356,583       382,995
  Postretirement benefits other than pensions,
    non-current                                                     1,093,269     1,015,373
  Non-current employee benefit liabilities and other                  429,588       418,268
                                                                  -----------   -----------
    Total Deferred Credits and Other Liabilities                    1,879,440     1,816,636

Commitments and Contingencies

Stockholder's Equity (Deficit)
Common stock, par value $1 per share, authorized
  1,000 shares, issued and outstanding 1,000 shares                         1             1
Paid-in capital                                                     2,416,131     2,416,131
Retained earnings (deficit)                                        (2,466,078)   (2,649,310)
Adjustment for minimum pension liability                              (35,209)      (77,995)
                                                                  -----------   -----------
    Total Stockholder's Equity (Deficit)                              (85,155)     (311,173)
                                                                  -----------   -----------
                                                                  $ 7,409,773   $ 6,823,527
                                                                  ===========   ===========




See accompanying Notes to Consolidated Financial Statements.

US Airways, Inc.  (Formerly USAir, Inc.)
Consolidated Statements of Cash Flows
Years Ended December 31,
------------------------------------------------------------------------------
(in thousands)



                                                               1996        1995        1994
                                                            ----------  ----------  ----------

Cash and cash equivalents beginning of year                 $ 879,613    $428,925   $ 367,835
                                                            ---------    --------   ---------
Cash flows from operating activities
  Net income (loss)                                           183,232      32,990    (716,183)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used for) operating activities
    Depreciation and amortization                             300,608     337,066     387,211
    Loss (gain) on disposition of property                      1,808     (16,654)    (16,671)
    Amortization of deferred gains and credits                (26,412)    (26,411)    (26,382)
    Other                                                      21,524      (4,354)     (8,080)
    Changes in certain assets and liabilities
      Decrease (increase) in receivables                      (20,963)      4,257     127,902
      Decrease (increase) in materials, supplies,
       prepaid expenses and intangible
       pension assets                                         (32,219)    (68,415)     70,750
      Increase (decrease) in traffic balances
       payable and unused tickets                              77,557      46,865     (68,452)
      Increase (decrease) in accounts payable,
       accrued aircraft rent and accrued expenses             326,727     214,707     326,855
      Increase (decrease) in postretirement
       benefits other than pensions, non-current               77,896      56,667      51,613
                                                            ---------    --------   ---------
    Net cash provided by (used for) operating activities      909,758     576,718     128,563

Cash flows from investing activities
  Aircraft acquisitions and purchase deposits, net            (52,854)    (61,689)    (46,022)
  Additions to other property                                (123,575)    (80,644)   (128,874)
  Proceeds from disposition of property                        21,725     219,762      55,540
  Decrease (increase) in short-term investments              (603,593)      2,430     (21,994)
  Decrease (increase) in restricted cash and investments       11,086      71,980       2,578
  Payment of debt for affiliated company                      (42,830)          -           -
  Collection on note receivable from affiliated company        42,830           -           -
  Other                                                        (5,497)        433       1,110
                                                            ---------    --------   ---------
    Net cash provided by (used for) investing activities     (752,708)    152,272    (137,662)




                            (continued on next page)

US Airways, Inc.  (Formerly USAir, Inc.)
Consolidated Statements of Cash Flows (Continued)
Years Ended December 31,
-------------------------------------------------------------------------------
(in thousands)

                                                                 1996        1995        1994
                                                            ---------   ---------   ---------
Cash flows from financing activities
  Issuance of debt                                            103,002           -     172,156
  Reduction of debt                                          (189,531)   (278,302)   (101,967)
                                                            ---------   ---------   ---------
    Net cash provided by (used for)financing activities       (86,529)   (278,302)     70,189
                                                            ---------   ---------   ---------

Net increase (decrease) in cash and cash equivalents           70,521     450,688      61,090
                                                            ---------   ---------   ---------

Cash and cash equivalents end of year                       $ 950,134   $ 879,613   $ 428,925
                                                            =========   =========   =========

Noncash investing and financing activities
  Issuance of debt - refinancing of debt secured
    by aircraft                                             $ 159,998   $       -   $       -
                                                            =========   =========   =========
  Reduction of debt - refinancing of debt secured
    by aircraft                                             $ 154,422   $       -   $       -
                                                            =========   =========   =========
  Issuance of parent company debt - aircraft
    acquisitions                                            $       -   $  68,640   $       -
                                                            =========   =========   =========
  Reduction of parent company debt - aircraft
    acquisitions                                            $  68,640   $       -   $       -
                                                            =========   =========   =========
  Issuance of debt - aircraft acquisitions                  $  29,155   $ 169,725   $ 224,614
                                                            =========   =========   =========
  Reduction of debt - aircraft purchase deposits            $       -   $  70,837   $       -
                                                            =========   =========   =========
  Underwriter's fees - refinancing of debt secured
    by aircraft                                             $   2,488   $       -   $       -
                                                            =========   =========   =========
  Aircraft acquisitions - transfer from affiliated
    company                                                 $       -   $       -   $   3,569
                                                            =========   =========   =========
  Other property acquisitions - transfer from
    affiliated company                                      $       -   $       -   $   7,925
                                                            =========   =========   =========
  Aircraft dispositions - transfer to affiliated
    company                                                 $       -   $       -   $  81,913
                                                            =========   =========   =========

Supplemental Information
  Cash paid during the year for interest, net
    of amounts capitalized                                  $ 257,689   $ 290,560   $ 254,199
                                                            =========   =========   =========
  Cash paid (received) during the year for
    income taxes, net                                       $  11,061   $  (6,329)  $       -
                                                            =========   =========   =========




See accompanying Notes to Consolidated Financial Statements.

US Airways, Inc.  (Formerly USAir, Inc.)
Consolidated Statements of Changes in Stockholder's Equity (Deficit) Three Years Ended December 31, 1996
--------------------------------------------------------------------
(in thousands)


                                                               Adjustment
                                                                  For
                                                   Retained     Minimum
                             Common   Paid-In      Earnings     Pension
                             Stock    Capital     (Deficit)    Liability     Total
                             ------  ----------  ------------  ----------  ----------

Balance December 31, 1993     $   1  $2,416,131  $(1,966,117)   $(41,964)  $ 408,051

Net loss                          -           -     (716,183)          -    (716,183)

Adjustment for minimum
  pension liability               -           -            -      34,947      34,947
                             ------  ----------  -----------    --------   ---------

Balance December 31, 1994         1   2,416,131   (2,682,300)     (7,017)   (273,185)

Net income                        -           -       32,990           -      32,990

Adjustment for minimum
  pension liability               -           -            -     (70,978)    (70,978)
                             ------  ----------  -----------    --------   ---------

Balance December 31, 1995         1   2,416,131   (2,649,310)    (77,995)   (311,173)

Net income                        -           -      183,232           -     183,232

Adjustment for minimum
  pension liability               -           -            -      42,786      42,786
                             ------  ----------  -----------    --------   ---------

Balance December 31, 1996     $   1  $2,416,131  $(2,466,078)   $(35,209)  $ (85,155)
                             ======  ==========  ===========    ========   =========




See accompanying Notes to Consolidated Financial Statements.

                                US AIRWAYS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A)  BASIS OF PRESENTATION AND NATURE OF OPERATIONS

  The accompanying Consolidated Financial Statements include the accounts of US Airways, Inc. ("US Airways") (formerly USAir, Inc.) and its wholly-owned subsidiary USAM Corp. ("USAM"). US Airways is a wholly-owned subsidiary of US Airways Group, Inc. ("US Airways Group" or the "Company") (formerly USAir Group, Inc.). All significant intercompany accounts and transactions have been eliminated. However, as discussed further in Note 10, US Airways' financial results are significantly influenced by related party transactions.

  US Airways is a major United States air carrier whose primary business is transporting passengers, property and mail. US Airways operates predominantly in the eastern U.S. with primary hubs at the major airports in Pittsburgh, Pennsylvania, Charlotte, North Carolina, Philadelphia, Pennsylvania and at Baltimore/Washington International Airport. US Airways also maintains significant operations at the major airports in Boston, Massachusetts, New York, New York and Washington, D.C. US Airways enplaned 56.9 million passengers during 1996 and is currently the fifth largest domestic air carrier, as measured by revenue passenger miles ("RPMs").

  USAM owns 11% of the Galileo International Partnership ("GIP") which owns and operates the Galileo Computer Reservation System ("Galileo CRS"), approximately 11% of the Galileo Japan Partnership ("GJP") which markets the Galileo CRS in Japan and approximately 21% of the Apollo Travel Services Partnership ("ATS") which markets the Galileo CRS in the U.S. and Mexico. USAM accounts for these investments using the equity method because it is represented on the board of directors of each of the partnerships and therefore participates in policy making processes.

  US Airways terminated its Airline Technical Services, LLC joint venture with a subsidiary of British Airways plc ("British Airways"), effective January 1997. Amounts related to this joint venture (accounted for using the equity method) included in US Airways' financial results for the years ended 1996 and 1995 are immaterial and no material charges resulted from its termination.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Certain 1995 and 1994 amounts have been reclassified to conform with 1996 classifications.

  (B)  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  For financial statement purposes, US Airways considers all highly liquid investments purchased within three months of maturity to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates market value. Short-term investments consist of certificates of deposit and commercial paper purchased with maturities greater than three months but less than one year.

  In 1994, US Airways adopted Statement of Financial Accounting Standards No.
115,

"Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under this statement, US Airways has classified its entire short-term investment portfolio as "available-for-sale." As of December 31, 1996 and 1995, there were no material differences between estimated fair values and carrying amounts for cash equivalents and short-term investments.

  (C)  MATERIALS AND SUPPLIES

  Inventories of materials and supplies are valued at the lower of cost or market value. Costs are determined using average costing methods and are charged to operations as consumed. An allowance for obsolescence is provided for flight equipment expendable and repairable parts.

  (D)  PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost or, if acquired under capital leases, at the lower of the present value of minimum lease payments or fair market value at the inception of the lease. Maintenance and repairs, including the overhaul of aircraft components, are charged to operating expense as incurred and costs of major improvements are capitalized for both owned and leased assets. Interest related to deposits on aircraft purchase contracts and facility and equipment construction projects is capitalized as additional cost of the asset or as leasehold improvement if the asset is leased. Depreciation and amortization for principle asset classifications is provided on a straight-line basis to estimated residual values over estimated depreciable lives. US Airways periodically reviews estimated depreciable lives and residual values for reasonableness and revises its estimates, if necessary.

                                             Depreciable
Assets                                          Lives       Residual Values
------------------------------------------  --------------  ----------------
                                               (years)       (in millions)
Aircraft
  Boeing 767-200ER                                20          $   14.0
  Boeing 757-200                                  20               8.0
  Boeing 737-300/400                              20               7.5
  Boeing 737-200                                 5-17            0.6-5.0
  McDonnell Douglas MD-80                         20               7.5
  Douglas DC-9-30                                 17               3.0
  Fokker 100                                      20               5.0
  Fokker F28-4000                                  8               2.0
  Fokker F28-1000                                  6               1.0
  Turboprop aircraft                              15               1.5
  Improvements to leased aircraft           life of lease           -
Ground property, equipment and leasehold       1-10 or
  improvements                              life of lease           -
Buildings                                         30                -

  Property acquired under capital lease is amortized on a straight-line basis over the term of the lease and charged to Depreciation and amortization expense. When property and equipment is sold or retired, the cost and accumulated depreciation is removed from the accounts and any gain or loss recognized as Other, net, a component of Other Income (Expense).

  (E)  GOODWILL AND OTHER INTANGIBLES

  Goodwill, the cost in excess of fair value of identified net assets acquired, is being amortized on a straight-line basis over 40 years. The $629.5 million goodwill resulting from the acquisition of

Pacific Southwest Airlines ("Pacific Southwest") and Piedmont Aviation, Inc. ("Piedmont Aviation"), both in 1987, is being amortized as Depreciation and amortization expense. As of December 31, 1996 and 1995, accumulated amortization related to the Pacific Southwest and Piedmont Aviation acquisitions was $144.1 million and $128.3 million, respectively. The $11.4 million goodwill resulting from USAM's computer reservation system investments is being amortized as a component of Other Income (Expense), consistent with the classification of the related income or loss on the investments. As of December 31, 1996 and 1995, USAM's related accumulated amortization was $2.3 million and $2.0 million, respectively. US Airways periodically evaluates whether goodwill is impaired by comparing the goodwill balances with estimated future undiscounted cash flows which, in US Airways' judgment, are attributable to the goodwill. This analysis is performed separately for the goodwill which resulted from each acquisition.

  Other intangible assets consist mainly of purchased operating rights at various airports, purchased route authorities, capitalized software costs and the intangible asset associated with the underfunded amounts of certain pension plans ("Intangible Pension Asset"). The operating rights, route authorities and capitalized software costs are being amortized on a straight-line basis over the expected periods of benefit as Depreciation and amortization expense. The operating rights, valued at purchase cost or appraised value if acquired with Pacific Southwest or Piedmont Aviation, are being amortized over periods ranging from ten to 25 years, the route authorities are being amortized over 25 years and capitalized software costs are being amortized over five years. The Intangible Pension Asset is recognized in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87") (see Note 8(a)). As of December 31, 1996 and 1995, accumulated amortization related to intangible assets was $128.2 million and $104.0 million, respectively.

  Based on the most recent analyses, US Airways believes that goodwill and other intangible assets were not impaired as of December 31, 1996.

  (F)  OTHER ASSETS

  Other Assets consists primarily of non-current pension assets, the unamortized balance of deferred compensation, restricted cash and investments and a long-term receivable from British Airways. Deferred compensation resulted mainly from US Airways' establishment of an Employee Stock Ownership Plan ("ESOP") in 1989 (see Note 7). Restricted cash and investments are deposits in trust accounts to collateralize letters of credit and workers' compensation policies. The long-term receivable from British Airways resulted from the relinquishment by US Airways of three U.S. to London routes.

  Besides the deferred compensation that arose from the establishment of the ESOP, US Airways accounts for deferred compensation and the related amortization by applying the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, US Airways recognizes deferred compensation equal to the fair market value of US Airways Group common stock for such stock granted to US Airways employees ("Stock Grants") (which is amortized as Personnel costs over the vesting period) but typically records no deferred compensation when options to purchase US Airways Group Common Stock are granted to US Airways employees ("Option Grants") (because, except on limited occasions, there is no difference between the exercise price of the stock options and the fair market value of US Airways Group Common Stock on the date of grant).

  US Airways recognized compensation expense related to Stock Grants of $11.9 million, $0.3 million and $0.2 million in 1996, 1995 and 1994, respectively, and compensation expense related to Option Grants of $7.9 million in 1996 (none for 1995 or 1994). In addition, US Airways recognized compensation expense related to stock appreciation rights tied to the fair market value of US Airways Group common stock ("SARs") of $41.6 million in 1996 (none for 1995 or 1994) as the result of a SAR feature granted to stock option holders under US Airways Group's 1992 Stock Option Plan. Deferred compensation related to Stock Grants was $9.4 million and $11.6 million as of December 31, 1996 and 1995, respectively, and deferred compensation related to Options Grants was $2.4 million as of December 31, 1996 (none as of December 31, 1995).

  The following table summarizes stock option transactions related to US Airways employees pursuant to US Airways Group's various stock option and incentive plans for the years ended December 31, 1996, 1995 and 1994:

                            1996              1995              1994
                     -----------------  -----------------  -----------------
                              Weighted           Weighted           Weighted
                              Average            Average            Average
                              Exercise           Exercise           Exercise
                     Shares    Price    Shares    Price    Shares    Price
                     -------  --------  -------  --------  -------  --------
                       (000)              (000)              (000)
Stock Options
-------------------
Outstanding at
beginning of year     8,426        $17   8,844        $18   9,009      $  19
  Granted (1)            82        $17     155        $ 9     354      $   9
  Granted (2)         2,415        $13       -          -       -          -
  Exercised             435        $15      43        $10       5      $  10
  Forfeited (3)         673        $16     489        $25     504      $  24
  Expired                48        $32      41        $36      10      $  23
                      -----              -----              -----
Outstanding at
end of year           9,767        $17   8,426        $17   8,844      $  18

Exercisable at
end of year           7,802              7,986              8,237

(1) Exercise price equal to the fair market value of a share of US Airways Group common stock at date of grant; 1996 activity includes 20,000 stock options that were repriced.
(2) Exercise price lower than the fair market value of a share of US Airways Group common stock at date of grant.
(3) 1996 activity includes the cancellation of repriced stock options. See (1) above.

  The weighted average fair value of stock options which had an exercise price equal to the fair market value of a share of US Airways Group common stock at date of grant was $11 and $6 for 1996 and 1995, respectively. The weighted average value of stock options which had an exercise price lower than the fair market value of a share of US Airways Group common stock at date of grant was $13 for 1996 (no such grants during 1995).

   During 1995, the Financial Accounting Standards Board adopted Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement requires the use of fair value techniques to determine compensation expense associated with stock-based compensation. As mentioned above, US Airways applies the provisions of APB 25 to determine compensation expense, as permitted under SFAS 123. However, US Airways is obligated to disclose certain information including pro forma net income as if SFAS 123 had been adopted to measure compensation expense. Had compensation cost been measured in accordance with SFAS 123, US Airways estimates that its net income for 1996 would have been reduced from $183.2 million to $168.1 million and its net income for 1995 would have been reduced from $33.0 million to $32.8 million. In order to calculate this pro forma net income information, US Airways used the Black-Scholes stock option-pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: stock volatility of US Airways Group common stock of 50.1% and 48.8%; risk-free interest rates of 6.2% and 6.6%; expected stock option life of 9 years for both years; and no dividend yield (0%) for either year.

  The pro forma net income information reflects Option Grants in 1996 and 1995 only. Therefore, the full impact of calculating compensation expense for stock options under SFAS 123 is not reflected in the pro forma net income amounts above because compensation expense is recognized over the stock option's vesting period and compensation expense for stock options granted prior to January 1, 1995 is not considered.

  In November 1995, US Airways entered into a five-year transaction with a third party pursuant to which US Airways agreed to pledge to such third party from time to time certain flight equipment and simulators as collateral for up to $70 million aggregate principal amount of letters of credit to be issued by the third party with respect to certain workers' compensation obligations of US Airways. On December 15, 1995, US Airways pledged ten aircraft to the third party, resulting in the release of $67.2 million in cash and securities that had been previously pledged by US Airways to letter of credit providers.

  (G)  DEFERRED GAINS ON SALE AND LEASEBACK TRANSACTIONS

  Gains on aircraft sale and leaseback transactions are deferred and amortized over the term of the leases as a reduction of the related aircraft rent expense.

  (H)  RECOGNITION OF PASSENGER TRANSPORTATION REVENUES

  Passenger ticket sales are recognized as Passenger transportation revenues when the transportation service is rendered or the ticket otherwise expires. At the time of sale, a liability is established (Traffic balances payable and unused tickets) and subsequently eliminated through carriage of the passenger, through billing from another air carrier which renders the service or by refund to the passenger.

  Effective October 1, 1996, US Airways began purchasing all of the capacity (available seat miles) generated by US Airways Group's three wholly-owned regional air carriers and, concurrently, recognizing revenues, "US Airways Express transportation revenues," when transportation service is rendered by these affiliated air carriers or the related tickets otherwise expire. Liabilities related to tickets sold for travel on these air carriers are also included in US Airways' Traffic balances payable and unused tickets and are subsequently eliminated in the same manner as described above. See Note 10 for more information related to these capacity purchase arrangements.

  As of December 31, 1995, $30.8 million owed to US Airways Group's three wholly-owned regional airline subsidiaries was included in Traffic balances payable and unused tickets. No such amounts are included as of December 31, 1996 due to the capacity purchase arrangements mentioned above.

  (I)  FREQUENT TRAVELER AWARDS

  US Airways accrues the estimated incremental cost of travel awards earned by participants in its frequent traveler program when requisite mileage award levels are achieved.

  (J)  INVESTMENT TAX CREDIT

  Investment tax credit benefits were recorded using the "flow-through" method as a reduction of the Federal income tax provision.

  (K)  ADVERTISING COSTS

  Advertising costs are expensed when incurred as other operating expense. Advertising expense for 1996, 1995 and 1994 was $51.2 million, $66.6 million and $63.4 million, respectively.

2.  FINANCIAL INSTRUMENTS

  (A)  TERMS OF CERTAIN FINANCIAL INSTRUMENTS

  US Airways has entered into hedging arrangements designed to reduce its exposure to fluctuations in the price of aviation fuel. Under these arrangements, US Airways receives or makes payments based on the difference between a fixed price and the market price for specified petroleum products. Net settlements are recorded as adjustments to Aviation fuel expense. The total notional gallons under hedging arrangements were 84 million and 38 million as of December 31, 1996 and 1995, respectively (US Airways entered into arrangements prior to December 31, 1996 which, effectively closed certain hedging arrangements covering approximately 22 million gallons). For hedging arrangements open as of December 31, 1996, US Airways will pay fixed prices ranging from $0.553 to $0.700 per notional gallon and receive a floating rate per gallon based on current market prices. The open hedging arrangements, all of which expire during 1997, represent approximately 6% of US Airways' expected 1997 fuel consumption. For arrangements open as of December 31, 1995, US Airways paid fixed prices ranging from $0.499 to $0.548 per notional gallon and received a floating rate based on market prices. Although these hedging arrangements expose US Airways to credit loss in the event of non-performance by the other parties to the agreements, US Airways does not anticipate such non-performance because of the favorable creditworthiness of the other parties. US Airways may continue to enter into such arrangements, depending on market conditions.

  An aggregate of $32 million of future principal payments of US Airways' long-term debt due 1998 through 2000 is payable in Japanese Yen. This foreign currency exposure has been hedged to maturity by US Airways' participation in foreign currency contracts. Net settlements will be recorded as adjustments to Interest expense. Although US Airways is exposed to credit loss in the event of non-performance by the counterparty to the contracts, US Airways does not anticipate such non-performance because of the favorable creditworthiness of the other party.

  (B)  FAIR VALUE OF FINANCIAL INSTRUMENTS

  Unless a quoted market price indicates otherwise, the fair values of short-term investments and other investments generally approximates carrying values because of the short maturity of these instruments. US Airways has estimated the fair value of long-term debt and the long-term note receivable by discounting future cash flows using current rates offered to US Airways for debt and note receivables of similar maturities. The fair values of energy swap agreements and foreign currency contracts are obtained from dealer quotes. These values represent the estimated amount US Airways would receive or pay to terminate such agreements.

  The estimated fair values of US Airways' financial instruments, none of which are held for trading purposes, are summarized as follows (brackets denote a liability):

                                                            December 31,
                                       ------------------------------------------------------
                                           1996                                      1995
                                       --------------------------  --------------------------
                                         Carrying     Estimated      Carrying     Estimated
                                          Amount      Fair Value      Amount      Fair Value
                                       ------------  ------------  ------------  ------------
                                                               (in thousands)


Short-term investments                 $   635,839   $   635,605   $    19,831   $    19,822
Restricted cash and investments (1)         87,783        87,843        98,742        98,539
Long-term note receivable (1)               40,733        30,080        45,433        33,277
Other long-term investments (1) (2)         20,606        22,126         4,607         4,008
Long-term debt (excludes
 capital lease obligations)             (2,649,609)   (2,697,422)   (2,753,932)   (2,564,514)
Energy swap agreements:
 In a net receivable position                    -         3,550             -         1,845
Foreign currency contracts:
 In a net receivable position                    -           963             -         4,050

(1)  Amounts included in Other Assets on US Airways' Consolidated Balance
     Sheets.

(2)  Classified as "held-to-maturity" under SFAS 115.

3.  LONG-TERM DEBT

    Details of long-term debt are as follows:
                                                                 December 31,
                                                            -----------------------
                                                                1996        1995
                                                            ----------   ----------
                                                                (in thousands)
Senior Debt:
  10% Senior Notes due 2003                                 $  300,000   $  300,000
  9 5/8% Senior Notes due 2001                                 175,000      175,000
  5.7% to 12% Equipment Financing Agreements,
    Installments  due 1997 to 2016                           2,117,834    2,180,430
  8.4% Intercompany Aircraft Loan with US Airways Group              -       68,640
  8.6% Airport Facility Revenue Bond due 2022                   27,620       27,620
  7 1/4% Aircraft Purchase Deposit Financing due 1998*          29,155            -
  Other                                                              -        2,242
                                                            ----------   ----------
                                                             2,649,609    2,753,932
Capital Lease Obligations                                       49,380       65,496
                                                            ----------   ----------
  Total                                                      2,698,989    2,819,428
Less Current Maturities                                         84,171       77,496
                                                            ----------   ----------
                                                            $2,614,818   $2,741,932
                                                            ==========   ==========

* See Note 4(d) for additional information with respect to aircraft US Airways has scheduled for delivery in 1998.

   Maturities of long-term debt and debt under capital leases for the next five years:


                            (in thousands)
                    1997     $     84,171
                    1998          184,693
                    1999           77,351
                    2000          122,569
                    2001          246,372
              Thereafter        1,983,833

  Interest rates on $242 million principal amount of long-term debt as of December 31, 1996 are subject to adjustment to reflect prime rate and other rate changes.

  Equipment financings totaling $2.2 billion were collateralized by aircraft and engines with a net book value of approximately $2.3 billion as of December 31, 1996.

4.  COMMITMENTS AND CONTINGENCIES

  (A)  OPERATING ENVIRONMENT

  US Airways improved financial results for 1996 are primarily attributable to favorable capacity and pricing trends in markets it operates in, continued stable domestic economic conditions and the positive influence of its revenue enhancement and cost reduction initiatives. However, US Airways' financial condition, results of operations and future prospects are more susceptible to an economic downturn and competitive influences than most of its major competitors due to its high cost structure amid the growing low cost, low fare environment in the domestic airline industry. As discussed in Note 10, US Airways' financial results for the fourth quarter and full-year 1996 were significantly affected by related party transactions.

  Most of US Airways' operations are in competitive markets, predominantly within the Eastern U.S. In recent years, air carriers with low costs of operations and fare structures have initiated and or expanded into markets served by US Airways. In addition, several of the larger, mature air carriers have developed or indicated their intention to develop similar low cost, low fare operations. In an effort to preserve market share, US Airways has typically responded to the entry of a low cost, low fare competitor into its markets by matching fares and increasing the frequency of service in related markets, generally with the result of diluting US Airways' yield in those markets. US Airways' currently has the highest unit operating costs among the major domestic air carriers and the growth and expansion of low cost, low fare air carriers or operations in US Airways' markets has put considerable pressure on US Airways to reduce operating costs in order to maintain competitiveness.

  US Airways was able to reduce certain non-labor related operating costs during 1996 and 1995 through various organizational changes, process reengineering and reducing or eliminating capacity in unprofitable markets; however, US Airways has not been successful to date in achieving meaningful reductions in its largest expense category, Personnel costs. US Airways believes that its long-term financial viability depends on its success in further reducing its cost of operations, including its Personnel costs.

  As of December 31, 1996, US Airways employed approximately 40,160 full-time equivalent employees. Approximately 26,200, or 65%, of these employees are covered by collective bargaining agreements with various unions, or will be covered by collective bargaining agreements for which initial negotiations are in progress. US Airways' contracts with the International Association of Machinists and Aerospace Workers ("IAM"), which represents US Airways' machinists group, the Air Line Pilots Association ("ALPA"), which represents US Airways' pilots, and the Association of Flight Attendants ("AFA"), which represents US Airways' flight attendants, are open for negotiation and collective bargaining talks are underway. US Airways has not yet reached an initial contract with its fleet service employees, a class of approximately 5,700 employees who are also represented by the IAM. US Airways cannot predict the ultimate outcome of these negotiations or if it will be successful in achieving meaningful wage and benefit concessions from its employees.

  Although a competitive strength in some regards, the concentration of significant operations in the Eastern U.S. results in US Airways being susceptible to changes in certain regional conditions that may have an adverse affect on its financial condition and results of operations. For example, geographically isolated inclement weather and the partial Federal government shutdowns which both occurred during the first quarter of 1996, adversely effected operating revenues and expenses to a greater degree than some of its competitors.

  US Airways' operations are dependent on the availability of aviation fuel. The availability and price of aviation fuel is largely determined by the actions of the nations which compose the Organization of Petroleum Exporting Countries ("OPEC") cartel. OPEC, which currently controls a significant amount of the world's known crude oil reserves, can affect the availability and price of aviation fuel through its production and price-targeting actions. In addition, aviation fuel prices are affected by political events, seasonal factors and other factors generally outside of US Airways' control. US Airways has a diversified aviation fuel supplier network and participates in fuel hedging transactions (see Note 2) in order to ensure aviation fuel availability and partially protect US Airways from temporary aviation fuel price fluctuations.

  (B)  LEASES

  US Airways leases certain aircraft, engines, computer and ground equipment, in addition to the majority of its ground facilities. Ground facilities include executive offices, overhaul and maintenance bases and ticket and administrative offices. Public airports are utilized for flight operations under lease arrangements with the municipalities or agencies owning or controlling such airports. Substantially all leases provide that the lessee shall pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property. Some leases also include renewal and purchase options.

  In addition, US Airways subleases certain leased aircraft and ground facilities under noncancelable operating leases expiring in various years through 2021.

  The following amounts applicable to capital leases are included in property and equipment:

                                    December 31,
                                 ------------------
                                   1996      1995
                                 --------  --------
        (in thousands)

Flight equipment                 $167,308  $192,775
Ground property and equipment         406     4,767
                                 --------  --------
                                  167,714   197,542
Less accumulated amortization     125,568   140,212
                                 --------  --------
                                 $ 42,146  $ 57,330
                                 ========  ========

  As of December 31, 1996, obligations under capital and noncancelable operating leases for future minimum lease payments were as follows:

                                                            Capital   Operating
                                                             Leases     Leases
                                                            --------  ----------
                                                               (in thousands)

1997                                                         $21,304  $  704,579
1998                                                          10,294     666,706
1999                                                          10,295     628,959
2000                                                           7,193     623,135
2001                                                           4,703     619,755
Thereafter                                                    14,109   5,788,942
                                                             -------  ----------
  Total minimum lease payments                                67,898   9,032,076
  Less sublease rental receipts                                          174,655
                                                                      ----------
  Total minimum operating lease payments                              $8,857,421
                                                                      ==========
  Less amount representing interest                           18,518
                                                             -------
  Present value of future minimum capital lease payments      49,380
  Less current obligations under capital leases               15,912
                                                             -------
  Long-term obligations under  capital leases                $33,468
                                                             =======

  Rental expense under operating leases for 1996, 1995 and 1994 was $731 million, $738 million and $703 million, respectively. The $731 million rental expense for 1996 excludes a credit of $22.5 million related to the US Airways' subleasing of eleven non-operating British Aerospace BAe-146-200 ("BAe-146") aircraft. The $738 million rental expense for 1995 excludes a credit of $4.1 million related to US Airways' subleasing of three non-operating BAe-146 aircraft. See Note 14 for additional information related to US Airways' non-operating BAe-146 aircraft. The $703 million rental expense for 1994 excludes charges of $103 million related to US Airways' grounded BAe-146 fleet and $13 million primarily related to US Airways' decision to cease operations of its remaining Boeing 727-200 aircraft in 1995.

  US Airways also leases certain owned aircraft under noncancelable operating leases which expire in various years through 2002 to both third and related parties, primarily subsidiaries of US Airways Group. See Note 10 - Related Party Transactions. The minimum future rentals to be received by US Airways on these leases are: $12.7 million - 1997; $7.2 million - 1998; $5.4 million - 1999; $4.6 million - 2000; $4.2 million - 2001; and $1.8 million thereafter. The following amounts are applicable to aircraft leased under such agreements as reflected in flight equipment:

                                     December 31,
                                  ------------------
                                    1996      1995
                                  --------  --------
                                     (in thousands)
 Flight equipment                  $82,868  $192,198
 Less accumulated amortization      36,947    75,089
                                   -------  --------
                                   $45,921  $117,109
                                   =======  ========

(C)  LEGAL PROCEEDINGS

  US Airways is involved in legal proceedings arising out of its two aircraft accidents that occurred in July and September 1994 near Charlotte, North Carolina and Pittsburgh, Pennsylvania, respectively. The National Transportation Safety Board ("NTSB") held hearings beginning in September 1994 relating to the July accident and January and November of 1995 relating to the September accident. In April 1995, the NTSB issued its finding of probable causes with respect to the accident near Charlotte. It assigned as probable causes flight crew errors and the failure of air traffic control to convey weather and windshear hazard information. The NTSB has not yet issued its final accident investigation report for the accident near Pittsburgh. The NTSB has indicated that a determination of the cause of the accident is not likely until sometime in 1997. US Airways expects that it will be at least two to three years before the accident litigation and related settlements will be concluded. Litigation resulting from the July 1994 accident in Charlotte was recently tried in U.S. District Court in Columbia, South Carolina. The jury found US Airways was liable for compensatory damages but was not liable for punitive damages. The compensatory damages trials have not been concluded and US Airways cannot estimate possible compensatory damages. However, US Airways believes that it is fully insured with respect to this litigation. Therefore, US Airways believes that the litigation will not have a material adverse effect on its financial condition or results of operations.

  On July 30, 1996, US Airways Group and US Airways initiated a lawsuit in U.S. District Court for the Southern District of New York against British Airways plc ("British Airways"), BritAir Acquisition Corp., Inc., American Airlines Inc. ("American") and American's parent company, AMR Corp. US Airways Group and US Airways claim that British Airways, in pursuit of an alliance with American, is responsible for breaches of fiduciary duty to US Airways Group and US Airways and violated certain provisions of the January 21, 1993 Investment Agreement between US Airways Group and British Airways. The lawsuit also claims that the defendants are in violation of U.S. Antitrust laws that prohibit conduct that harms competition. Although the defendants filed motions to dismiss the lawsuit following the filing of the complaint, these motions became superseded on March 5, 1997 when US Airways Group filed an Amended Complaint with the Court based on information gathered in the pre-trial discovery process. The defendants have informed US Airways Group that, in response to the Amended Complaint, they intend to file new motions to dismiss shortly. US Airways is unable to predict at this time the ultimate outcome of this lawsuit.

  In December 1995, US Airways received a Civil Investigative Demand ("CID") from the U.S. Department of Justice relating to US Airways' compliance with the terms of a consent decree entered into in December 1992, as amended in September 1994. The consent decree was entered into to resolve litigation concerning US Airways' methods of disseminating fare data to the Airline Tariff Publishing Company. A CID is a request for information in the course of an antitrust investigation and does not constitute the institution of a civil or criminal action. The CID issued in December 1995 seeks information concerning US Airways' use of travel dates in its fare filings, among other things. Although US Airways believes there will be no further action stemming from this CID, the investigation has not been fully closed.

  In February and March 1995, 39 class action lawsuits were filed in various federal district courts by travel agencies and a travel agency trade association alleging that seven of the major U.S. airlines, including US Airways, violated the antitrust laws when they individually capped travel agent base commissions at $50 for round-trip domestic tickets with base fares above $500 and at $25 for one-way domestic tickets with base fares above $250. The lawsuits were consolidated in the federal district of Minnesota. The plaintiffs sought unspecified treble damages for restraint of trade. In September of 1996 the case against US Airways, and subsequently the cases against the other airlines, were settled. While US Airways believes that its actions in establishing a commission cap were in full compliance with the antitrust laws, the uncertainty and expense of litigation prompted a settlement of the claims. US Airways paid $9.5 million, as part of a total settlement of $85.8 million for all of the defendants. US Airways did not admit liability or wrongdoing and the settlement allowed the commission cap to remain in place. The settlement was approved by the court in January of 1997.

  In October 1995, US Airways terminated for cause an agreement with In-Flight Phone Corporation ("IFPC"). IFPC was US Airways' provider of on-board telephone and interactive data systems (the "IFPC System"). The agreement contemplated the eventual installation of the IFPC System on substantially all of US Airways' aircraft. The IFPC System had been installed on approximately 80 aircraft prior to the date of termination of the agreement. On December 6, 1995, IFPC filed suit against US Airways in Illinois state court seeking equitable relief and damages in excess of $186 million. US Airways believes that its termination of its agreement with IFPC was appropriate and that it is owed significant damages from IFPC. On December 7, 1995, US Airways successfully defended IFPC's emergency motion for a temporary restraining order. On December 13, 1995, IFPC's motion for a preliminary injunction was denied and IFPC has relinquished its right to appeal that decision. IFPC's claim for damages remains pending. In June 1996, US Airways filed a counterclaim against IFPC seeking compensatory damages in excess of $25 million and punitive damages in excess of $25 million. In January 1997, IFPC filed for protection from its creditors under Chapter 11 of the Bankruptcy Code. The parties stipulated to lift the automatic stay provided for in the Bankruptcy Code which could allow IFPC's and US Airways' claims to be fully litigated. US Airways is unable to predict at this time the ultimate resolution or potential financial impact on its financial condition and results of operations of these proceedings.

  In May 1995, US Airways Group, US Airways and the Retirement Income Plan for Pilots of USAir, Inc. (the "Pilots' Pension Plan") were sued in federal district court for the District of Columbia by 481 active and retired US Airways pilots alleging violations of the Employee Retirement Income Security Act ("ERISA") by erroneously calculating benefits under the Pilots' Pension Plan. The plaintiffs sought, among other things, damages in excess of $70 million. In May 1996, the court issued a decision in the lawsuit granting US Airways' Motion to Dismiss the majority of the complaint for lack of subject matter jurisdiction, deciding that the dispute must be resolved through the arbitration process. The court retained jurisdiction over one count of the complaint alleging a violation of a disclosure requirement of ERISA. There are no significant penalties or damages which can result from this remaining claim. The plaintiffs appealed the court's decision, however, in the opinion of US Airways' counsel, the appeal is unlikely to be successful.

  The Equal Employment Opportunity Commission and various state and local fair employment practices agencies are investigating charges by certain job applicants, employees and former employees of US Airways involving allegations of employment discrimination in violation of Federal and state laws. The plaintiffs in these cases generally seek declaratory and injunctive relief and monetary damages, including back pay. In some instances they also seek classification adjustment, compensatory damages and punitive damages. Such proceedings are in various stages of litigation and investigation, and the outcome of these proceedings is difficult to predict. In US Airways' opinion, however, the disposition of these matters is not likely to have a material adverse effect on its financial condition or results of operations.

  (D)  AIRCRAFT COMMITMENTS

  In June 1995, US Airways entered into agreements with The Boeing Company ("Boeing") and Rolls Royce plc ("Rolls Royce") deferring the delivery of eight 757-200 aircraft from 1996 to 1998. As part of the agreements, the due dates for progress payments associated with the 1996 deliveries were likewise rescheduled. Accordingly, approximately $71 million of progress payments that had been paid by US Airways were refunded to US Airways in the third quarter of 1995. The related long-term debt which financed the deposits was dissolved.

  The following schedule of US Airways' new aircraft deliveries and scheduled payments as of December 31, 1996 (including progress payments, payments at delivery, buyer furnished equipment, spares, and capitalized interest) reflects US Airways' current agreements with Boeing and Rolls Royce as discussed above (dollars in millions):

                             Delivery Period - Firm Orders
                   -------------------------------------------------
                                                      There-
                    1997   1998   1999   2000   2001   after   Total
                   -----  -----  -----  -----  -----  ------  ------
Boeing
  757-200              -      8      -      -      -       -       8
  737-Series*          -      -      -      -      -      40      40
                   -----  -----  -----  -----  -----  ------  ------
    Total              -      8      -      -      -      40      48
                   =====  =====  =====  =====  =====  ======  ======

Payments           $  74  $ 254  $   -  $   -  $  52  $1,803  $2,183
                   =====  =====  =====  =====  =====  ======  ======

* Purchase agreement includes a provision allowing US Airways to purchase any other Boeing commercial aircraft type in satisfaction of its obligation to purchase forty 737-Series aircraft. Such satisfaction would be accomplished on an "equivalent-seat" basis.

  The above aircraft commitments do not include any amounts related to a contingent contract to acquire up to 400 aircraft from Airbus Industrie. The contract is contingent upon US Airways achieving a competitive cost structure and approval of definitive documentation by US Airways' board of directors.

  During the fourth quarter of 1996, US Airways advised Boeing and Rolls Royce that it does not plan to accept delivery of the eight Boeing 757-200 aircraft that it presently has on firm order and suspended progress payments related to these aircraft. As of December 31, 1996, US Airways had made $58.3 million in progress payments for these aircraft. Subsequently, Boeing alleged, among other things, that US Airways is in default of the 757-200 purchase agreement and that US Airways has also repudiated the purchase agreement related to the 737-Series aircraft scheduled for delivery commencing in 2003. Boeing has purported to terminate both such 757-200 and 737-Series purchase agreements, an action which US Airways believes is not supported by law or the facts, and has claimed almost $450 million as damages for US Airways' alleged breach of such agreements. US Airways subsequently advised Boeing, among other things, that US Airways rejects Boeing's asserted legal basis for termination of such agreements. In addition, US Airways stated that it would hold Boeing responsible for any damages incurred as a result of Boeing's unlawful termination and demanded immediate return of all payments made by US Airways in furtherance of the 737-Series purchase agreement, together with interest from the date of payment. US Airways also expressed its belief that Boeing is legally committed to pursue contract resolutions in good faith. Notwithstanding the formal legal positions of the parties, both sides have expressed a desire to resolve this dispute on a mutually satisfactory basis. US Airways cannot predict whether Boeing will seek to exercise remedies against US Airways and if so, whether the effect on US Airways' financial condition or results of operations would be material.

  US Airways has a commitment to purchase hush kits for certain of its Douglas DC-9-30 and Boeing 737-200 aircraft. The installation of these hush kits will bring the aircraft into compliance with Federal Aviation Administration Stage 3 noise level requirements. The projected payments associated with the purchase of the hush kits are $19.7 million during 1997 and $32.1 million during 1998 and 1999.

  (E)  CONCENTRATION OF CREDIT RISK

  US Airways invests available cash in money market securities of various banks, commercial paper of financial institutions and other companies with high credit ratings and securities backed by the United States government.

  As of December 31, 1996, most of US Airways' receivables related to tickets sold to individual passengers through the use of major credit cards (42%) or to tickets sold by other airlines (17%) and used by passengers on US Airways or its regional airline affiliates. These receivables are short-term, generally being settled within 14 days after sale. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts. US Airways does not believe it is subject to any significant concentration of credit risk.

  (F)  GUARANTEES

  As of December 31, 1996, US Airways guaranteed payments of debt and lease obligations of Piedmont Airlines, Inc. ("Piedmont") and PSA Airlines, Inc. ("PSA"), both wholly-owned subsidiaries of US Airways Group, totaling $83.6 million.

  US Airways also guarantees the payment of principal and interest on special facility revenue bonds issued by certain municipalities to build or improve airport and maintenance facilities. Under related lease arrangements, US Airways is required to make rental payments sufficient to pay maturing principal and interest payments on the bonds. As of December 31, 1996 the principal amount of these bonds outstanding was $77.5 million.

5. INCOME TAXES

  Effective January 1, 1993, US Airways adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 required a change from the deferred method under Accounting Principles Board Opinion No. 11 to the asset and liability method of accounting for income taxes. US Airways files a consolidated Federal income tax return with its parent company, US Airways Group. US Airways Group and its wholly-owned subsidiaries have executed a tax sharing agreement which allocates tax and tax items, such as net operating losses and tax credits between members of the group based on their proportion of taxable income and other items. This tax sharing and allocation impacts the deferred tax assets and liabilities reported by each corporation on a separate company basis. Accordingly, US Airways' tax expense is based on its taxable income (loss), taking into consideration its allocated tax loss carryforwards and tax credit carryforwards.



                              (this space intentionally left blank)

  The components of the provision for income taxes are as follows:

                                 1996    1995   1994
                                ------  ------  -----
                                   (in thousands)
Current provision:
  Federal                       $4,432  $4,107  $
                                                    -
  State                          3,026     301      -
                                ------  ------  -----
    Total current provision      7,458   4,408      0
                                ------  ------  -----
Deferred provision:
  Federal                            -       -      -
  State                            353       -      -
                                ------  ------  -----
    Total deferred provision       353       0      0
                                ------  ------  -----

Provision for income taxes      $7,811  $4,408  $   0
                                ======  ======  =====

  In 1996, US Airways was not subject to regular Federal income tax as a result of using $320 million in Federal net operating loss carryforwards. However, US Airways was subject to Federal alternative minimum tax ("AMT"). Approximately $318 million in AMT net operating loss carry-forwards and approximately $148 million in state net operating loss carryforwards were utilized to reduce the Federal and state tax liabilities.

  The significant components of deferred income tax expense (benefit) for the years ended December 31, 1996, 1995, and 1994, are as follows:

                                                  1996       1995        1994
                                                ---------  ---------  ----------
                                                         (in thousands)
Deferred tax expense (benefit) (exclusive of
  the other components listed below)            $ 90,583   $ 17,779   $(234,269)
Increase (decrease) for the year in the
  valuation allowance for deferred tax
  assets                                         (90,230)   (17,779)    234,269
                                                --------   --------   ---------
    Total                                       $    353   $      0   $       0
                                                ========   ========   =========




                     (this space intentionally left blank)

  A reconciliation of taxes computed at the statutory Federal tax rate on earnings before income taxes to the provision (credit) for income taxes is as follows:

                                                      1996       1995        1994
                                                   ----------  ---------  ----------
                                                            (in thousands)
Tax provision (credit) computed at Federal
   statutory rate                                  $  66,865   $ 13,089   $(250,664)
Book expenses not deductible for tax purposes         16,535     15,088      15,691
Limitation in recognizing tax benefit of net
   operating loss/credits                                  -          -     234,973
Utilization of Federal net operating loss which
   reduced valuation allowance                      (111,920)    (7,778)          -
State income tax provision, net of Federal
   tax benefit                                         2,320        196           -
Current year temporary differences which
   reduced valuation allowance                        29,579    (20,293)          -
Alternative minimum tax which increased
   valuation allowance                                 7,208      3,384           -
Other                                                 (2,776)       722           -
                                                   ---------   --------   ---------
Provision for income taxes                         $   7,811   $  4,408   $       0
                                                   =========   ========   =========

Effective tax rate                                         4%        12%          0%
                                                   =========   ========   =========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1996, 1995 and 1994 are presented below:

                                                     1996         1995         1994
                                                  ----------   ----------   ----------
                                                             (in thousands)
Deferred tax assets:
  Leasing transactions                            $  153,952   $  168,813   $  164,513
  Tax benefits purchased/sold                         54,173       67,348       76,784
  Gain on sale and leaseback transactions            134,090      146,387      154,246
  Employee benefits                                  606,213      510,213      498,710
  Net operating loss carryforwards                   473,918      627,357      657,870
  Alternative minimum tax credit carryforwards        32,681       25,819       20,881
  Investment tax credit carryforwards                 48,720       48,720       47,880
  Other deferred tax assets                          156,811       95,358       85,005
                                                  ----------   ----------   ----------
    Total gross deferred tax assets                1,660,558    1,690,015    1,705,889
  Less valuation allowance                          (695,076)    (785,306)    (803,085)
                                                  ----------   ----------   ----------
    Net deferred tax assets                          965,482      904,709      902,804
Deferred tax liabilities:
  Equipment depreciation and amortization            927,442      871,056      866,356
  Other deferred tax liabilities                      38,393       33,653       36,448
                                                  ----------   ----------   ----------
    Total deferred tax liabilities                   965,835      904,709      902,804
                                                  ----------   ----------   ----------
    Net deferred tax liabilities                  $      353   $        0   $        0
                                                  ==========   ==========   ==========

  Included in "Other Deferred Tax Assets" above for 1996, 1995 and 1994 are approximately $79 million, $38 million and $16 million, respectively, of tax assets which originate from subsidiaries of US Airways Group in accordance with US Airways' Tax Sharing Agreement.

  The valuation allowance for deferred tax assets decreased approximately $90 million in 1996, decreased approximately $18 million in 1995, and increased approximately $234 million in 1994.

  As of December 31, 1996, US Airways had unused net operating losses of $1.4 billion for Federal tax purposes, which expire in the years 2006 to 2009. US Airways also has available, to reduce future taxes payable, $251 million alternative minimum tax net operating losses expiring in the year 2009, $49 million of investment tax credits expiring in the years 2002 to 2003, and $33 million of alternative minimum tax credits which do not expire. The Federal income tax returns of US Airways through 1986 have been examined and settled with the Internal Revenue Service.

6.  STOCKHOLDER'S EQUITY AND DIVIDEND RESTRICTIONS

  US Airways Group owns all of the outstanding common stock of US Airways. US Airways' board of directors has not authorized the payment of dividends to US Airways Group since 1988. In addition, US Airways, organized under the laws of the State of Delaware, may be subject to certain legal restrictions on its ability to pay dividends on or repurchase or redeem its own shares of capital stock. Covenants related to US Airways' 10% and 9 5/8% Senior Unsecured Notes currently do not permit the payment of dividends by US Airways to US Airways Group. However, these covenants do not restrict US Airways from loaning or advancing funds to US Airways Group.

  The provisions of Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions," require the recognition of a minimum liability for each defined benefit plan for which the accumulated benefit obligation exceeds plan assets. This amount has been recognized by US Airways as a liability with an offsetting intangible asset (see Note 1(e)). Because the intangible asset recognized may not exceed the amount of unrecognized prior service cost on an individual plan basis, the balance is reported as a separate reduction of Stockholder's Equity (Deficit) as of December 31, 1996 and 1995. See also
Note 9.

7.  EMPLOYEE STOCK OWNERSHIP PLAN

  In August 1989, US Airways established an ESOP. US Airways Group sold 2,200,000 shares of its Common Stock to an Employee Stock Ownership Trust (the "Trust") to hold on behalf of US Airways' employees, exclusive of officers, in accordance with the terms of the Trust and the ESOP. The trustee placed those shares in a suspense account pending their release and allocation to employees. US Airways provided financing to the Trust in the form of a 9 3/4% loan for $111.4 million for its purchase of shares and US Airways contributed an additional $2.2 million to the Trust. US Airways makes a yearly contribution to the Trust sufficient to cover the Trust's debt service requirement. The contributions are made in amounts equal to the periodic loan payments as they come due, less dividends available for loan payment. Since the Company did not pay dividends on any shares held by the Trust for the years ended December 31, 1996, 1995 and 1994, the Trust did not utilize dividends to service its debt during those periods. The initial maturity of the loan is 30 years. As the loan is repaid over time, the trustee systematically releases shares of the common stock from the suspense account and allocates them to participating employees. Each participant's allocation is based on the participant's compensation, the total compensation of all ESOP participants and the total number of shares being released. For each year after 1989, a minimum of 71,933 shares are released from the suspense account and allocated to participant accounts. If US Airways Group's return on sales equals or exceeds four percent in a given year, more shares are released and repayment of the loan is accelerated. Annual contributions made by US Airways, and therefore loan repayments made by the Trust, were $11.4 million in each of 1996, 1995 and 1994. The interest portion of these contributions was $10.3 million in 1996, $10.4 million in 1995 and $10.5 million in 1994. Approximately 582,000 shares of Common Stock have been released or committed to be released as of December 31, 1996. US Airways recognized approximately $4 million of compensation expense related to the ESOP in each of 1996, 1995 and 1994 based on shares allocated to employees (the "shares allocated" method). Deferred compensation related to the ESOP amounted to approximately $83.5 million, $87.2 million and $90.9 million as of December 31, 1996, 1995 and 1994, respectively.

8.  EMPLOYEE BENEFIT PLANS

  (A)  PENSION PLANS

  US Airways has several pension plans in effect covering substantially all of its employees. One qualified defined benefit plan covers US Airways' maintenance employees and provides benefits of specified amounts based on periods of service. Qualified defined benefit plans for substantially all other employees provide benefits based on years of service and compensation. The qualified defined benefit plans for domestic employees are funded, on a current basis, to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Liabilities related to pension plans covering foreign employees are calculated in accordance with generally accepted accounting principles and funded in accordance with the laws of the individual country.

  In 1996, US Airways changed the annual measurement date for its pension plan assets and liabilities to September 30 from December 31. The change in measurement date is considered a change in a method of accounting and Accounting Principles Board Opinion No. 20, "Accounting Changes" ("APB 20"), requires that the cumulative effect of such a change be recognized as an adjustment to retained earnings. The change in measurement date had no material cumulative effect on pension expense for prior years and thus no adjustment was recognized. For purposes of determining whether a minimum pension liability existed as of September 30, 1996, plan contributions made in the fourth quarter of 1996 were included in plan assets.



                     (this space intentionally left blank)

  The funded status of US Airways' qualified defined benefit plans:

                                                                                  1996                          1995
                                                                      ----------------------------  -------------------------------
                                                                              Plans in Which                Plans in Which
                                                                      ----------------------------  -------------------------------
                                                                           Plan           ABO            Plan             ABO
                                                                      Assets Exceed     Exceeds     Assets Exceed       Exceeds
                                                                           ABO        Plan Assets        ABO          Plan Assets
                                                                      --------------  ------------  --------------  ---------------
                                                                                             (in millions)

Fair value of plan assets                                                    $2,168         $ 305          $  993           $1,419

Actuarial present value of:
 Vested benefit obligation                                                    2,050           369             929            1,603
 Nonvested benefit obligation                                                    23            13              29               22
                                                                             ------         -----          ------           ------
   ABO based on salaries to date                                              2,073           382             958            1,625
   Additional benefits based on
    estimated future salary levels                                              653             -             130              598
                                                                             ------         -----          ------           ------
Projected benefit obligation ("PBO")                                          2,726           382           1,088            2,223

PBO in excess of fair value of plan assets                                     (558)          (77)            (95)            (804)
Contributions from October 1, 1996
  through December 31, 1996                                                      45            12               -                -
Unrecognized net transition asset                                               (22)           (9)             (2)             (34)
Unrecognized prior service (credit) cost                                        (13)           75               -               66
Unrecognized net loss                                                           506            40             312              571
                                                                             ------         -----          ------           ------
 Pension (liability) or asset
   before adjustment                                                            (42)           41             215             (201)
                                                                             ------         -----          ------           ------
Adjustment for minimum
 pension liability *                                                              -          (106)              -             (149)
                                                                             ------         -----          ------           ------
Pension (liability) or asset as
 adjusted and recognized in
 Consolidated Balance Sheets                                                 $  (42)        $ (65)         $  215           $ (350)
                                                                             ======         =====          ======           ======

* See Note 8(f).

  The weighted average assumptions used to determine the actuarial present value of the PBO:


                                                                                             1996            1995
                                                                                             -----           -----
Discount rate                                                                                8.00%           7.25%
Rate of increase in compensation levels                                                      3.52%           3.54%
Expected long-term rate of return on plan assets                                             8.84%           9.33%

Components of plan assets:
Cash equivalents and short-term investments                                                    11%              7%
Equity investments*                                                                            27%             26%
Fixed income and other investments                                                             62%             67%

* Plan assets as of December 31, 1995 include 205 shares of US Airways Group Common Stock.

  The components of the net periodic pension cost for the qualified defined benefit plans:

                                                     1996    1995    1994
                                                     -----   -----   -----
                                                        (in millions)

Service cost (benefits earned during the period)    $ 143   $  92   $ 124
Interest cost on PBO                                  250     216     216
Actual return on plan assets                          (55)   (539)     48
Net amortization and deferral                        (132)    371    (254)
                                                    -----   -----   -----
Net periodic pension cost                           $ 206   $ 140   $ 134
                                                    =====   =====   =====

   Non-qualified supplemental pension plans are established for certain employee groups, which provide incremental pension payments from US Airways' funds so that total pension payments equal amounts that would have been payable from US Airways' qualified pension plans if it were not for limitations imposed by Federal income tax regulations.

  The status of US Airways' non-qualified supplemental plans:

                                                                    1996    1995
                                                                   ------  ------
                                                                   (in millions)

Fair value of plan assets                                          $   -   $   -
Actuarial present value of:
  Vested benefit obligation                                           31      30
  Nonvested benefit obligation                                         1       2
                                                                   -----   -----
    ABO based on salaries to date                                     32      32
    Additional benefits based on estimated future salary levels        1       2
                                                                   -----   -----
    PBO                                                               33      34
                                                                   -----   -----

PBO in excess of fair value of plan assets                           (33)    (34)
Contributions from October 1, 1996 through December 31, 1996           1       -
Unrecognized net transition asset                                      -       -
Unrecognized prior service cost                                        2       3
Unrecognized net loss                                                  3       8
                                                                   -----   -----
Pension (liability) or asset before adjustment                       (27)    (23)
Adjustment for minimum pension liability *                            (7)    (11)
                                                                   -----   -----
Unfunded supplemental liability as adjusted and
  recognized in Consolidated Balance Sheets                        $ (34)  $ (34)
                                                                   =====   =====

* See Note 8(f).

  The discount rate used to determine the actuarial present value of the PBO was 8.00% and 7.25% as of September 30, 1996 and December 31, 1995, respectively. A rate of 6% was used to estimate future salary levels in 1996 and 1995.



                          (this space intentionally left blank)

  The components of net periodic supplemental pension expense for the non-qualified supplemental pension plans:

                                                     1996    1995   1994
                                                     -----  ------  -----
                                                        (in millions)

Service cost (benefits  earned during the period)    $   2  $   -   $   -
Interest cost on PBO                                     2      2       2
Actual return on plan assets                             -      -       -
Net amortization and deferral                            6     (1)     21
                                                     -----  -----   -----
Net periodic supplemental pension cost               $  10  $   1   $  23
                                                     =====  =====   =====

  In addition to the qualified and non-qualified defined benefit plans described above, US Airways also contributes to certain defined contribution plans. US Airways' contributions are based on a formula which considers the age and earnings of each employee and the amount of employee contributions. In addition, certain qualified defined contribution plans contain a requirement for profit sharing contributions if US Airways Group achieves a certain pre-tax margin level. US Airways' expense related to its defined contribution plans, excluding expenses related to its ESOP (see Note 7), was $59 million, $64 million and $43 million for 1996, 1995 and 1994, respectively. The 1996 expense amount includes $4.8 million related to the profit sharing component of its defined contribution plan. US Airways made no contributions related to the profit sharing component of its defined contribution plans in 1995 or 1994 because US Airways Group did not achieve the prescribed pre-tax margin level. The 1995 expense amount includes a catch up adjustment of $11.6 million for new employer match contributions for certain collective bargaining groups.

  (B)  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  US Airways offers medical and life insurance benefits to certain employees who retire from US Airways and their eligible dependents. The medical benefits provided by US Airways are coordinated with Medicare benefits. Retirees generally contribute amounts towards the cost of their medical expenses based on years of service with US Airways. US Airways provides uninsured death benefit payments to survivors of retired employees for stated dollar amounts, or in the case of retired pilot employees, death benefit payments determined by age and level of pension benefit. The plans for postretirement medical and death benefits are funded on a pay-as-you-go basis.

  In 1996, US Airways changed the annual measurement date for postretirement benefit liabilities to September 30 from December 31. The change in measurement date is considered a change in a method of accounting and APB 20 requires that the cumulative effect of such a change be recognized as an adjustment to retained earnings. The change in measurement date had no material effect on postretirement benefit expenses for prior years and thus no adjustment was recognized.



                     (this space intentionally left blank)



The status of the plans:
                                                                                            1996         1995
                                                                                       --------------  --------
                                                                                            (in millions)

Plan assets at fair value                                                                 $     -      $     -

Accumulated Postretirement Benefit Obligation ("APBO"):
  Retirees                                                                                       326       338
  Fully eligible active plan participants                                                        170       176
  Other plan participants                                                                        454       482
                                                                                             -------   -------
    Total APBO                                                                                   950       996

APBO in excess of plan assets                                                                   (950)     (996)

  Contributions from October 1, 1996 through December 31, 1996                                     7         -
  Unrecognized prior service credits                                                            (143)     (155)
  Unrecognized net (gain) loss                                                                   (34)      112
                                                                                             -------   -------
Accrued postretirement benefit liability                                                     $(1,120)  $(1,039)
                                                                                             =======   =======


     The assumptions used to determine the APBO:
                                                                           1996            1995
                                                                           ----            ----
Discount rate                                                                   8.00%           7.25%
Rate of increase in compensation levels                                3.00% to 6.00%  3.00% to 6.00%
Health care cost trend                                                          7.50%           8.50%

     The components of net periodic postretirement benefit expense:

                                                                               1996          1995        1994
                                                                             --------     ---------    --------
                                                                                        (in millions)
Service cost (benefits earned during the period)                               $  44       $    29     $    36
Interest cost on APBO                                                             74            65          60
Net amortization and deferral                                                    (11)          (15)        (12)
                                                                               -----       -------     -------
Net periodic postretirement benefit expense                                    $ 107       $    79     $    84
                                                                               =====       =======     =======

  The assumed health care cost trend rate used in measuring the APBO was 7.5% in 1996, declining by 1% per year after 1996 to an ultimate rate of 4.5%. If the assumed health care cost trend rates were increased by one percentage point, the APBO at September 30, 1996 would be increased by 10% and 1996 periodic postretirement benefit expense would increase 12%.

  (C)    POSTEMPLOYMENT BENEFITS

  US Airways provides certain postemployment benefits to all of its employees. In 1993, US Airways adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires the use of an accrual method to recognize postemployment benefits such as severance, disability-related and workers' compensation benefits. US Airways records the expense for these benefits once a triggering event occurs.

9.  PROFIT SHARING

  In exchange for temporary wage and salary reductions and other concessions during a twelve month period in 1992 and 1993, including certain ongoing work rule and medical benefits concessions and the freeze of the defined benefit plan for certain non-contract employees, affected US Airways employees participate in a profit sharing program and were granted stock options to purchase US Airways Group Common Stock (see related discussion under Note 1(f)). This profit sharing program was designed to recompense those US Airways employees whose pay had been reduced in an amount equal to (i) two times salary forgone plus (ii) one time salary forgone (subject to a minimum of $1,000) for the freeze of the defined benefit pension plan for certain non-contract employees. US Airways has recognized charges of $213.5 million, including $121.6 million and $49.7 million in 1996 and 1995, respectively. Cash distributions to participants of $213.5 million have also been made, including $74.9 million and $3.3 million in 1996 and 1995, respectively, and a final cash distribution in the first quarter of 1997 of $129.1 million. After the first quarter 1997 payment, US Airways' obligations under this profit sharing program were satisfied and this program ceased.

  US Airways' ESOP and Defined Contribution Retirement Program ("DCRP") each have profit sharing components. Under the ESOP, each eligible US Airways employee receives Common Stock shares based on his or her compensation relative to the total compensation of all participants and the number of Common Stock shares in the allocation pool. When US Airways' return on sales equals or exceeds certain prescribed levels, US Airways increases its contribution, which effectively increases the number of Common Stock shares in the allocation pool (see Note 7). US Airways did not make any provision for profit sharing contributions in connection with the profit sharing component of the ESOP during 1996 or 1995. Under the DCRP, US Airways makes additional contributions to participant accounts when US Airways Group achieves certain prescribed pre-tax margin levels (see Note 8(a)). US Airways' 1996 results of operations reflect a provision of $4.8 million for the profit sharing component of the DCRP. In 1995, US Airways' results did not achieve the prescribed pre-tax margin levels. Accordingly, US Airways made no such provision in 1995 for this program.

10.  RELATED PARTY TRANSACTIONS

  (A)    PARENT COMPANY

  US Airways' balance sheet line item, Payable to parent company, includes intercompany loans from US Airways Group which arise in the normal course of business. These loans bear interest at market rates which are reset quarterly.

  As of December 31, 1995, US Airways had a $68.6 million 8.4% note payable to US Airways Group related to US Airways Group's purchase of aircraft-secured debt obligations of US Airways. US Airways repaid the note in February 1996.

  Net interest expense related to the notes payable and intercompany loans was $19.7 million, $7.8 million and $11.3 million for the years 1996, 1995 and 1994, respectively.

  (B)  REGIONAL AIRLINE SUBSIDIARIES OF US AIRWAYS GROUP

  Effective October 1, 1996, US Airways began purchasing all of the capacity (available seat miles or "ASMs") generated by US Airways Group's three wholly-owned regional airline subsidiaries, Allegheny Airlines, Inc. ("Allegheny"), Piedmont and PSA, at a rate per ASM that is determined by US Airways on a monthly basis and, concurrently, recognizing revenues that result from passengers being carried by these affiliated companies. The rate per ASM that US Airways pays is based on estimates of the costs incurred to produce the capacity. During the fourth quarter of 1996, US Airways recorded US Airways Express transportation revenues of $145.1 million and US Airways Express capacity purchases (expenses) of $93.0 million related to this program. The revenues and expenses recognized by US Airways during the fourth quarter of 1996 related to this program may not be indicative of future revenues and expenses associated with this program. The revenues and expenses associated with this program are eliminated during the consolidation of US Airways Group's results of operations.

  US Airways provides various services including passenger handling, contract training and catering. US Airways recognized other operating revenues of approximately $63.5 million, $46.5 million and $43.5 million related to these services for the years 1996, 1995 and 1994, respectively. These regional airlines also perform passenger and ground handling for US Airways at certain airports for which US Airways recognized other operating expenses of approximately $18.7 million, $21.0 million and $15.3 million for the years 1996, 1995 and 1994 respectively.

  US Airways also leases or subleases certain turboprop aircraft to these regional airline subsidiaries. US Airways recognized other operating revenues related to these arrangements of approximately $14.4 million, $18.7 million and $22.0 million for the years 1996, 1995 and 1994, respectively. US Airways entered into a sale-leaseback arrangement with Allegheny during 1994 involving certain turboprop aircraft (in return, US Airways subleases these same aircraft back to Allegheny). This arrangement was terminated in September 1996. US Airways recognized other operating expenses related to the lease of these aircraft from Allegheny of approximately $6.0 million, $9.8 million and $3.1 million for 1996, 1995 and 1994, respectively.

  US Airways' receivables from and payables to these regional airlines were approximately $17.3 million and $34.1 million, respectively, as of December 31, 1996 and $9.6 million and $1.6 million, respectively, as of December 31, 1995. As a result of the capacity purchase program discussed above, liabilities related to tickets sold for travel on the regional airline subsidiaries are included in the US Airways' Traffic balances payable and unused tickets. As of December 31, 1995 US Airways' Traffic balances payable and unused tickets included $30.8 million owed to the regional airline subsidiaries for passengers flown by the regional airline subsidiaries on behalf of US Airways during the month of December 1995.

  (C)  OTHER US AIRWAYS GROUP SUBSIDIARIES

  US Airways leases certain aircraft to US Airways Group's wholly-owned subsidiary USAir Leasing and Services, Inc. ("USAir Leasing and Services"). USAir Leasing and Services subleases these aircraft to third parties. US Airways recognized other operating revenues related to these arrangements of approximately $4.3 million, $4.6 million and $2.2 million for the years 1996, 1995 and 1994, respectively.

  US Airways purchases a portion of its aviation fuel from US Airways Group's wholly-owned subsidiary USAir Fuel Corporation ("Fuel Corp."), which acts as a fuel wholesaler to US Airways in certain circumstances. US Airways' aviation fuel purchases were approximately $205.9 million, $104.9 million and $57.8 million for the years 1996, 1995 and 1994, respectively. US Airways' accounts payable to Fuel Corp. was $17.4 million and $20.7 million as of December 31, 1996 and 1995, respectively.

  The OR Group, Inc. (the "OR Group") was a wholly-owned subsidiary of US Airways Group incorporated in February 1996 and dissolved in the fourth quarter of 1996. OR Group provided resource allocation consulting services and decision-making support systems to US Airways, which assumed these activities upon OR Group's dissolution. US Airways recorded other operating expenses of $6.1 million for the year 1996 related to these services.

  (D)  BRITISH AIRWAYS

  On January 21, 1993, US Airways Group and British Airways entered into an Investment Agreement under which a wholly-owned subsidiary of British Airways purchased certain series of convertible preferred stock and British Airways entered into code sharing and wet lease arrangements with US Airways. US Airways is terminating its code sharing arrangement with British Airways effective March 29, 1997 and the final wet lease arrangement expired May 31, 1996. As of December 31, 1996, British Airways' total voting interest in US Airways Group was approximately 23%.

  US Airways wet leased Boeing 767-200ER aircraft, including cockpit and cabin crews, to British Airways in order to serve three routes between the U.S. and London beginning June 1993. US Airways recognized other operating revenues of approximately $12.6 million, $63.6 million and $60.7 million for the years 1996, 1995 and 1994, respectively, related to the wet lease arrangements. These revenues were offset by an equal amount of other operating expenses.

  US Airways also has various agreements with British Airways for ground handling at certain airports, contract training and other services. US Airways recognized other operating revenues of approximately $5.8 million, $4.9 million and $6.4 million for the years 1996, 1995 and 1994, respectively, related to the services US Airways performed for British Airways.

  US Airways' current receivables from and payables to British Airways were approximately $8.0 million and $5.5 million, respectively, as of December 31, 1996 and $11.5 million and $5.3 million, respectively, as of December 31, 1995.

  US Airways has a long-term receivable from British Airways related to three U.S. to London routes that US Airways relinquished at the time of implementation of a code sharing arrangement with British Airways. The balance of the receivable was approximately $40.7 million and $45.4 million as of December 31, 1996 and 1995, respectively. Payments began in December 1995 in conjunction with the termination of the first wet lease arrangement and continue annually for nine years.

11.  SELECT FINANCIAL INFORMATION - USAM INVESTMENTS

  USAM's equity in the earnings of ATS, GIP and GJP for the years 1996, 1995 and 1994 was as follows (in thousands):

                                             1996     1995     1994
                                            -------  -------  -------

Apollo Travel Services Partnership (ATS)    $19,188  $20,708  $20,089
Galileo International Partnership (GIP)      17,213   13,320    6,081
Galileo Japan Partnership (GJP)                 201      518      365
                                            -------  -------  -------
                                            $36,602  $34,546  $26,535
                                            =======  =======  =======


  The following is summarized financial information for these partnerships (combined, in millions):

                                        As of December 31,
                                       ------------------
                                          1996       1995
                                         ------     ------
                                      (Unaudited)

Current assets                           $  357     $  405
Noncurrent assets                           480        512
                                         ------     ------
 Total assets                               837        917
                                         ------     ------
Current liabilities                         227        294
Long-Term liabilities                       209        228
                                         ------     ------
 Total liabilities                          436        522
                                         ------     ------
  Net assets                             $  401     $  395
                                         ======     ======

                               Years Ended December 31,
                              --------------------------
                                 1996     1995     1994
                                ------   ------  ------
                             (Unaudited)
Service revenues                $1,466   $1,327  $1,193
Cost and expenses                1,207    1,103   1,046
                                ------   ------  ------
 Net earnings                   $  259   $  224  $  147
                                ======   ======  ======

  USAM received distributions from GIP, GJP and ATS of approximately $4.1 million, $0.1 million and $44.5 million (including a special distribution from ATS of $33.7 million during the second quarter of 1996 which represented a distribution of cash to partners), respectively, during 1996. USAM received distributions from GIP, GJP and ATS of approximately $2.6 million, $0.2 million and $11.2 million, respectively, during 1995.

12.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following table presents selected quarterly financial data for 1996 and 1995:

                            First    Second    Third   Fourth
                           Quarter   Quarter  Quarter  Quarter
                           --------  -------  -------  -------
                                      (in millions)
1996
Operating revenues          $1,740    $1,994   $1,924   $2,047
Operating income (loss)     $   (9)   $  207   $   97   $   74
Net income (loss)           $  (55)   $  161   $   28   $   50

1995
Operating revenues          $1,664    $1,852   $1,743   $1,725
Operating income (loss)     $  (50)   $  135   $   66   $   84
Net income (loss)           $ (102)   $   85   $   17   $   34

See Note 14 - Non-Recurring and Unusual Items.

See Note 10(b) with respect to US Airways' capacity purchase arrangements with US Airways Group's regional airline subsidiaries implemented during the fourth quarter of 1996.

Note: The sum of the four quarters may not equal yearly totals due to rounding of quarterly results.

13.  SUPPLEMENTAL BALANCE SHEET INFORMATION

  The components of certain accounts in the accompanying Consolidated Balance Sheets are as follows:

                                                                                     December 31,
                                                                           --------------------------------
                                                                               1996               1995
                                                                           ---------------------------------
                                                                                    (in thousands)
  (a) Cash and cash equivalents:
      Cash                                                                  $   20,154         $ 11,298
      Cash equivalents, at cost which approximates market                      929,980          868,315
                                                                            ----------         --------
                                                                            $  950,134         $879,613
                                                                            ==========         ========
  (b) Receivables, net:
      Accounts receivable                                                   $  354,671         $333,859
      Less allowance for doubtful accounts                                      11,953           12,104
                                                                            ----------         --------
                                                                            $  342,718         $321,755
                                                                            ==========         ========
  (c) Materials and supplies, net:
      Materials and supplies                                                $  353,994         $383,910
      Less allowance for obsolescence                                          142,810          161,665
                                                                            ----------         --------
                                                                            $  211,184         $222,245
                                                                            ==========         ========
  (d) Accrued expenses:
      Salaries and wages*                                                   $  419,688         $342,391
      All other                                                                654,085          613,054
                                                                            ----------         --------
                                                                            $1,073,773         $955,445
                                                                            ==========         ========

* Includes amounts related to profit sharing. See Note 9 for additional information.

Note: Certain 1995 amounts have been reclassified to conform with 1996 classifications.

14.  NON-RECURRING AND UNUSUAL ITEMS

     (A)  1996

  US Airways' results for 1996 include two non-recurring items recorded during the second quarter of 1996 related to its subleasing of 11 non-operating BAe-146 aircraft (see Note 14 (b) and 14 (c) below). US Airways reversed $22.5 million of previously accrued rent obligations related to these aircraft against Aircraft rent expense and reversed $7.0 million against Aircraft maintenance expense related to previously accrued lease return provisions. US Airways may reverse additional amounts related to the 1994 non-recurring charge in future periods dependent upon its success and the terms at which the remaining five grounded BAe-146 aircraft are subleased or otherwise disposed.

     (B)  1995

  In the fourth quarter of 1995, US Airways reversed $4.1 million of the $132.8 million non-recurring charge related to its grounded BAe-146 fleet that was recorded in the fourth quarter of 1994 (see Note 14 (c) below). The reversal, a credit to Aircraft rent expense, reflects the successful remarketing by US Airways of three of these aircraft.

    (C)    1994

  US Airways' results for 1994 include (i) a $132.8 million charge related to its grounded BAe-146 fleet, recorded in the fourth quarter of 1994 (During 1994, US Airways again evaluated the secondary market for its non-operating BAe-146 aircraft and determined that it was probable that it would not be successful in its efforts to sublease or otherwise dispose of these assets (before lease expiry). Considering this analysis, US Airways did not include a provision for any potential subleasing activity in determining the amount of the 1994 charge.); (ii) a $54.0 million charge for obsolete inventory and rotables to reflect market value, recorded in the fourth quarter of 1994; (iii) a $50.0 million addition to Passenger Transportation revenues in the fourth quarter of 1994 to adjust estimates made during the first three quarters of 1994; (iv) a $40.1 million charge primarily related to US Airways' decision to cease operations of its remaining Boeing 727-200 aircraft in 1995, recorded in the third quarter of 1994; (v) a $25.9 million charge related to US Airways' decision to substantially reduce service between Los Angeles and San Francisco and close its San Francisco crew base, recorded in the third quarter of 1994; and (vi) an $18.6 million gain resulting from the accounting treatment of the hull insurance recovery on the aircraft lost in the September, 1994 accident, recorded in the third quarter of 1994.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.



                     (this space intentionally left blank)

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:


Securities and Exchange Commission Registration Fee               $160,755
National Association of Securities Dealers                            *
New York Stock Exchange                                               *
Blue Sky Fees                                                         *
Printing and Engraving Expenses                                       *
Legal Fees and Expenses                                               *
Accounting Fees and Expenses                                          *
Transfer Agent and Registrar Fees                                     *
Miscellaneous                                                         *

  Total                                                               *

  -------------------------
       * To be provided by amendment


Item 14. Indemnification of Directors and Officers.

  The Registrant is empowered by Delaware Law, subject to the procedures and limitations therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Registrant provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by Delaware Law. In addition, the Company has entered into Indemnity Agreements with each of the officers and directors of the Company providing, in each case, for the indemnification by the Company of such individuals for all losses and related expenses (subject to certain limitations) incurred by them arising out of the discharge of their respective duties as directors and/or officers of the Company.

  The foregoing statements are subject to the detailed provisions of Delaware Law, the Registrant's Amended and Restated Certificate of Incorporation and the Registrant's Amended and Restated By-laws.

  Pursuant to Delaware Law, Article Eighth of the Amended and Restated Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) in connection with the unlawful payment of dividends or an unlawful stock purchase or redemption under Delaware Law, or
(4) for any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities.

  There have been no sales of unregistered securities by the Registrant within the past three years.

Item 16. Exhibits and Schedules.


  (a)  Exhibits

Designation           Description

1.1       Form of Underwriting Agreement.*

3.1 Restated Certificate of Incorporation of US Airways Group, Inc. ("US Airways Group") (incorporated by reference to Exhibit 3.1 to US Airways Group's Registration Statement on Form 8-B dated January 27,
          1983), including the Certificate of Amendment dated May 13, 1987 (incorporated by reference to Exhibit 3.1 to US Airways Group's and US Airways, Inc.'s ("US Airways") Quarterly Report on Form 10-Q for the quarter ended March 31, 1987), the Certificate of Increase dated June 30, 1987 (incorporated by reference to Exhibit 3 to US Airways Group's and US Airways' Quarterly Report on Form 10-Q for the quarter ended June 30, 1987), the Certificate of Increase dated October 16, 1987 (incorporated by reference to Exhibit 3.1 to US Airways Group's and US Airways' Quarterly Report on Form 10-Q for the quarter ended September 30, 1987), the Certificate of Increase dated August 7, 1989 (incorporated by reference to Exhibit 3.1 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1989), the Certificate of Increase dated April 9, 1992 (incorporated by reference to Exhibit 3.1 to US Airways Group's and US Airways' Annual Report on Form 10-K for the year ended December 31, 1992), the Certificate of Increase dated January 21, 1993 (incorporated by reference to US Airways Group's and US Airways' Annual Report on Form 10-K for the year ended December 31, 1992), and the Certificate of Amendment dated May 26, 1993 (incorporated by reference to Appendix II to US Airways Group's Proxy Statement dated April 26, 1993); and the Certificate of Ownership and Merger merging Nameco, Inc. into USAir Group, Inc. dated February 17, 1997 (incorporated by reference to Exhibit 3.1 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1996).

3.2 By-Laws of US Airways Group (incorporated by reference to Exhibit 3.2 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1996).

4.1 Certificate of Designation of Series A Cumulative Convertible Preferred Stock of US Airways Group (incorporated by reference to
          Exhibit 4(b) to US Airways Group's Current Report on Form 8-K dated August 11, 1989).

4.2 Certificate of Designation of Series B Cumulative Convertible Preferred Stock of US Airways Group (incorporated by reference to
          Exhibit 3.3 to Amendment No. 4 to US Airways Group's Registration Statement on Form S-3 (Registration No. 33-39540) dated May 17, 1991).

4.3 Agreement between US Airways Group and Berkshire Hathaway Inc. dated August 7, 1989 (incorporated by reference to Exhibit 4(a) to US Airways Group's Current Report on Form 8-K dated August 11, 1989).

4.4 Certificate of Designation of Series F Cumulative Convertible Senior Preferred Stock of US Airways Group (incorporated by reference to
          Exhibit 28.2 to US Airways Group's Current Report on Form 8-K dated January 21, 1993).

4.5 Form of Certificate of Designation of Series T Cumulative Exchangeable Convertible Senior Preferred Stock of US Airways Group (incorporated by reference to Appendix VII to US Airways Group's Proxy Statement dated April 26, 1993). Neither US Airways Group nor US Airways is filing any instrument (with the exception of holders of exhibits 10.1(a-c)) defining the rights of holders of long-term debt because the total amount of securities authorized under each such instrument does not exceed ten percent of the total assets of US Airways. Copies of such instruments will be furnished to the Securities and Exchange Commission upon request.

4.6 Deposit Agreement relating to the Series B Depositary Shares dated as of May 24, 1991 by and among the Company, The Chase Manhattan Bank, N.A. as depositary, and the holders from time to time of depositary receipts issued thereunder (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to US Airways Group's Registration Statement on Form S-3 (Registration No. 33-39540) dated May 17, 1991).

4.7 Form of Depositary Agreement relating to the Series F, T-1 and T-2 Depositary Shares between the Company and ____________________ as Depositary and the holders from time to time of depositary shares receipts issued thereunder.*

4.8 Form of Depositary Receipt and Depositary Share relating to the Series F, T-1 and T-2 Depositary Shares (included in Exhibit 4.7).*

5.1       Opinion of Lawrence M. Nagin.*

8.1       Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

10.1(a) Supplemental Agreement No. 16, dated July 19, 1990, to Purchase Agreement No. 1102 between US Airways and The Boeing Company (incorporated by reference to Exhibit 10.2(a) to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1990).

10.1(b) Supplemental Agreement No. 17, dated November 28, 1990, to Purchase Agreement No. 1102 between US Airways and The Boeing Company (incorporated by reference to Exhibit 10.2(b) to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1990).

10.1(c) Supplemental Agreement No. 18, dated December 23, 1991, to Purchase Agreement No. 1102 between US Airways and The Boeing Company (incorporated by reference to Exhibit 10.2(c) to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1991).

10.2 Purchase Agreement No. 1725 dated December 23, 1991 between US Airways and The Boeing Company (incorporated by reference to Exhibit 10.3 to US Airways Group's and US Airways' Annual Report on Form 10-K for the year ended December 31, 1991).

10.3 Incentive Compensation Plan of US Airways Group, Inc. as amended and restated January 1, 1996 (incorporated by reference to Exhibit 10.3 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1996).

10.4 US Airways, Inc. Supplementary Retirement Benefit Plan (incorporated by reference to Exhibit 10.5 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1989).

10.5 US Airways, Inc. Supplemental Executive Defined Contribution Plan (incorporated by reference to Exhibit 10.6 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1994).

10.6 US Airways Group's 1984 Stock Option and Stock Appreciation Rights Plan (incorporated by reference to Exhibit A to US Airways Group's Proxy Statement dated March 30, 1984).

10.7 US Airways Group's 1992 Stock Option Plan (incorporated by reference to Exhibit A to US Airways Group's Proxy Statement dated March 31,
          1992).

10.8 US Airways Group's 1996 Stock Incentive Plan (incorporated by reference to Exhibit A to US Airways Group's Proxy Statement dated April 15, 1996).

10.9 Employment Agreement between US Airways and its Chief Executive Officer. (incorporated by reference to Exhibit 10.11 to US Airways Group's Annual Report on Form 10-K for the year ended December 31,
          1995).

10.10 Employment Agreement between US Airways and its President and Chief Operating Officer (incorporated by reference to Exhibit 10.12 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.11 Employment Agreement between US Airways and its Executive Vice President -Corporate Affairs and General Counsel (incorporated by reference to Exhibit 10.13 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.12 Agreement between US Airways and its Chief Executive Officer with respect to certain employment arrangements (incorporated by reference to Exhibit 10.14 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.13 Agreement between US Airways and its President and Chief Operating Officer with respect to certain employment arrangements (incorporated by reference to Exhibit 10.15 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.14 Agreement between US Airways and its Executive Vice President - Corporate Affairs and General Counsel with respect to certain employment arrangements (incorporated by reference to Exhibit 10.16 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.15 Employment Agreement between US Airways and its former Chief Executive Officer as amended by a severance agreement (incorporated by reference to Exhibit 10.17 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.16 Employment Agreement between US Airways and its former Executive Vice President - Marketing (incorporated by reference to Exhibit 10.20 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.17 Trust Agreement dated as of April 1, 1992 between US Airways and Wachovia Bank of North Carolina, N.A. providing for certain compensation arrangements for US Airways' former Executive Vice President-Marketing (incorporated by reference to Exhibit 10.21 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.18 Employment Agreement between US Airways and its Executive Vice President -Human Resources (incorporated by reference to Exhibit 10.22 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.19 Agreement between US Airways and its Chief Executive Officer providing supplemental retirement benefits (incorporated by reference to Exhibit
          10.23 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.20 Agreement between US Airways and its President and Chief Operating Officer providing supplemental retirement benefits (incorporated by reference to Exhibit 10.24 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.21 Agreement between US Airways and its Executive Vice President - Corporate Affairs and General Counsel providing supplemental retirement benefits (incorporated by reference to Exhibit 10.25 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.22 Agreement between US Airways and its former Chief Executive Officer providing supplemental retirement benefits (incorporated by reference to Exhibit 10.26 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.23 Agreement between US Airways and its former Executive Vice President-Marketing providing supplemental retirement benefits (incorporated by reference to Exhibit 10.29 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.24 Employment Agreement between US Airways and its Executive Vice President -Human Resources providing retirement benefits (incorporated by reference to Exhibit 10.30 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1995).

10.25 Agreement between US Airways and its former Executive Vice President-Marketing providing for supplemental severance benefits (incorporated by reference to Exhibit 10.25 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1996).

10.26 Investment Agreement dated as of January 21, 1993 by and between US Airways Group and British Airways (incorporated by reference to
          Exhibit 28.1 to US Airways Group's Current Report on Form 8-K filed on January 28, 1993, as amended by Amendment No. 1 on Form 8 filed on April 13, 1993), as amended by Amendment dated February 21, 1994 (incorporated by reference to Exhibit 10.13(a) to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1993).

11 Computation of primary and fully diluted earnings per share of US Airways Group for the three years ended December 31, 1996 (incorporated by reference to Exhibit 11 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1996).

12 Computation of ratio of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 1996, 1995, 1994, 1993 and 1992.**

21 Subsidiaries of US Airways Group and US Airways (incorporated by reference to Exhibit 21 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1996).

23.1      Consent of the Auditors of US Airways Group.**

23.2      Consent of the Auditors of US Airways.**

23.3      Consent of Lawrence M. Nagin (included in the opinion filed as Exhibit
          5.1 hereto).*

23.4 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8.1 hereto).*

24.1      Powers of Attorney signed by the directors of US Airways Group.**

99.1 Financial Statement Schedule -- US Airways Group (incorporated by reference to Exhibit 27.1 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1996).

99.2 Financial Statement Schedule -- US Airways (incorporated by reference to Exhibit 27.2 to US Airways Group's Annual Report on Form 10-K for the year ended December 31, 1996).
________________

* To be filed by amendment.
**  Filed herewith.


Item 17. Undertakings.

  The undersigned Registrant hereby undertakes that:

  (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Virginia, on April 28, 1997.

                                         US AIRWAYS GROUP, INC.

                                         By: /s/Stephen M. Wolf
                                            _________________________________
                                            Stephen M. Wolf
                                            Chairman and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 28th day of April, 1997.

                 Signature                             Title
                 ---------                             -----

                     *
         ________________________                    Director
              Robert W. Bogle

                     *
         ________________________                    Director
              Edwin I. Colodny

                     *
         ________________________                    Director
             Mathias J. DeVito

                     *
         ________________________             Director; President and
              Rakesh Gangwal                  Chief Operating Officer

                     *
         ________________________                    Director
            George J.W. Goodman

            /s/John W. Harper
         ________________________          Senior Vice President-Finance
              John W. Harper                and Chief Financial Officer

                     *
         ________________________                    Director
              John W. Harris

           /s/James A. Hultquist
         ________________________            Chief Accounting Officer
              James A. Hultquist

                     *
         ________________________                    Director
          Edward A. Horrigan, Jr.

                     *
         ________________________                    Director
               Robert LeBuhn

                     *
         ________________________                    Director
            John G. Medlin, Jr.

                     *
         ________________________                    Director
            Hanne M. Merriman

                     *
         ________________________                    Director
            Raymond W. Smith

            /s/Stephen M. Wolf
         ________________________         Director; Chairman of the Board
            Stephen M. Wolf                 and Chief Executive Officer

           /s/Lawrence M. Nagin
       * By__________________________
            Lawrence M. Nagin
            Attorney-in-Fact